    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 14, 1997

                                                      REGISTRATION NO. 333-17065
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                                AMERIPATH, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                           8099                          65-0642485
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)          Identification No.)

                             ---------------------
                          7289 GARDEN ROAD, SUITE 200
                          RIVIERA BEACH, FLORIDA 33404
                                 (561) 845-1850
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                             ---------------------
                                  JAMES C. NEW
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                AMERIPATH, INC.
                          7289 GARDEN ROAD, SUITE 200
                          RIVIERA BEACH, FLORIDA 33404
                                 (561) 845-1850
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------
                          COPIES OF COMMUNICATIONS TO:

              DANIEL H. ARONSON, ESQ.                        JOHN J. HUBER, ESQ.
           GREENBERG, TRAURIG, HOFFMAN,                       LATHAM & WATKINS
           LIPOFF, ROSEN & QUENTEL, P.A.                  1001 PENNSYLVANIA AVENUE
       515 E. LAS OLAS BOULEVARD, SUITE 1500                     SUITE 1300
          FORT LAUDERDALE, FLORIDA 33301                    WASHINGTON, DC 20004
                  (954) 765-0500                               (202) 637-2200

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ______

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


SUBJECT TO COMPLETION


Dated January 14, 1997

                                6,200,000 SHARES
                                AMERIPATH, INC.


                                     [LOGO]


                                  COMMON STOCK
                             ---------------------

Of the 6,200,000 shares of Common Stock offered hereby (the "Shares"), 5,700,000 shares are being offered by AmeriPath, Inc. (the "Company") and 500,000 shares are being offered by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." Prior to this offering, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be $14.00 per share. See
    "Underwriting." The Company has applied to have the Shares approved for quotation on the Nasdaq National Market under the symbol "PATH."
                             ---------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN INFORMATION
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                             ---------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
                                              UNDERWRITING                         PROCEEDS
                                  PRICE TO   DISCOUNTS AND    PROCEEDS TO         TO SELLING
                                   PUBLIC    COMMISSIONS(1)   COMPANY(2)        STOCKHOLDERS(3)
---------------------------------------------------------------------------------------------------
PER SHARE                         $             $               $                   $
TOTAL(3)                          $             $               $                   $
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $2,500,000.


(3) The Company, the Selling Stockholders and certain other stockholders have granted the several Underwriters 30-day options to purchase up to an additional 160,000 shares, 450,000 shares and 320,000 shares, respectively, of Common Stock to cover over-allotments, if any. If all such shares are purchased, the total price to public, underwriting discounts and commissions, proceeds to Company and proceeds to Selling Stockholders will
    be $          , $          , $          and $          , respectively. See
    "Underwriting."

                             ---------------------

     The Shares are offered by the several Underwriters named herein when, as and if received and accepted by them, subject to their right to reject any order in whole or in part and subject to certain other conditions. It is expected that delivery of the Shares will be made in New York, New York, on or about
            , 1997.
                             ---------------------

DEAN WITTER REYNOLDS INC.
                   HAMBRECHT & QUIST
                                  PIPER JAFFRAY INC.
                                                           THE ROBINSON-HUMPHREY
                                                                COMPANY, INC.
            , 1997

  [PICTURES, DIAGRAM AND CORRESPONDING TEXT DESCRIBING THE STEPS LEADING TO AN
                      ANATOMIC PATHOLOGY TEST AND REVIEW]



     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                             ---------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         -----
Prospectus Summary.....................      1
Risk Factors...........................      6
The Company............................     13
Use of Proceeds........................     15
Dividend Policy........................     15
Dilution...............................     16
Capitalization.........................     17
Selected Consolidated Financial Data...     19
Unaudited Pro Forma Consolidated
  Financial Data.......................     21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................     26

                                         PAGE
                                         -----
Business...............................     36
Management.............................     48
Certain Transactions...................     54
Principal and Selling Stockholders.....     56
Description of Capital Stock...........     57
Shares Eligible for Future Sale........     59
Underwriting...........................     61
Legal Matters..........................     62
Experts................................     62
Additional Information.................     63
Index to Consolidated Financial
  Statements...........................    F-1



                             ---------------------


     UNTIL             , 1997 (25 DAYS FROM THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             ---------------------


     The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by its independent public accountants and with quarterly reports for each of the first three quarters of each fiscal year containing unaudited consolidated financial information.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including the Consolidated Financial Statements and related notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. Unless the context otherwise requires, references to: (a) the Company or AmeriPath include AmeriPath, Inc., its predecessor, its subsidiaries and the professional association and professional corporations (collectively, the "PA Contractors") which are separate legal entities that contract with the Company to provide pathology services in certain states; (b) AmPath mean only AmeriPath, Inc.; (c) Affiliated Physicians mean physicians employed by subsidiaries of AmPath or by the PA Contractors; and (d) the Practices mean AmPath's subsidiaries and the PA Contractors, collectively.


     AmeriPath is the leading physician practice management company focused on anatomic pathology services. AmeriPath provides practice management services to pathologists in both outpatient and hospital inpatient laboratories, enabling the pathologists to concentrate on the practice of medicine. Through its 12 Practices, the Company, as of December 31, 1996, had 81 pathologists and employed a total of 585 people. The pathologists provide services in 12 outpatient pathology laboratories, 46 hospital inpatient laboratories and 17 outpatient surgery centers in five states. Of these pathologists, 77 are board certified and four are board eligible in anatomic pathology. Thirty-nine of the pathologists are also board certified in a subspecialty of anatomic pathology, including dermatopathology (diseases of the skin), hematopathology (diseases of the blood) and cytopathology (diseases of the cells).


     The practice of pathology includes anatomic pathology, which involves the diagnosis of diseases through examination of tissues and cells, and clinical pathology, which involves the chemical testing and analysis of body fluids, such as blood and urine. Clinical pathology involves an interpretation of standardized laboratory test results, a process which is frequently automated, while anatomic pathology typically requires the involvement of a pathologist in making a specific diagnosis. Anatomic pathologists do not treat patients but rather assist physicians by establishing a definitive diagnosis. In addition, anatomic pathologists may consult with attending physicians regarding treatment plans. In these capacities, the anatomic pathologist serves as the "physician's physician," creating what is often a long-term relationship. Attending physicians remove specimens which are then transported to a laboratory, either by courier or by overnight delivery service. Once received at the laboratory, a specimen is processed and mounted onto a slide by a laboratory technician for examination by a pathologist.

     Based on information published by the American Medical Association, there are 14,000 practicing pathologists in the United States. According to the American Society of Dermatopathology, in 1994 approximately 900 practicing pathologists specialized in dermatopathology. The Company expects the provision of anatomic pathology services to continue to grow primarily due to the aging of the United States population, increased incidence of cancer and medical advancements that allow for earlier diagnosis and treatment of diseases.


     During 1996, the Company acquired 11 anatomic pathology practices (the "Recent Acquisitions") in five states: six practices in Florida, two practices in Ohio and one practice in each of Alabama, Kentucky and Texas. The Company and its Affiliated Physicians provide management and physician services in the Company's outpatient laboratories and in inpatient laboratories owned by hospitals. Eight Practices have exclusive contracts with a total of 46 hospitals to manage their inpatient laboratories and provide professional pathology services. Four of these eight Practices also have established outpatient laboratories that focus on outpatient referral sources. Generally under a hospital contract, the Practice provides the medical director for the hospital's laboratory who is responsible for the laboratory's anatomic and clinical pathology operations. Through their relationships with the medical staff of the hospitals and the local medical community, inpatient based Practices also provide anatomic pathology services to office based physicians, thereby capitalizing on the trend towards more procedures being performed in an outpatient setting. Since a Practice's profitability is largely based upon test volume, increased outpatient test volume enhances the productivity of the Affiliated Physicians and leverages the existing fixed cost structure of the inpatient laboratories. The four other Practices operate exclusively in outpatient laboratories and provide services to attending physicians, national clinical laboratories and managed care organizations. The outpatient pathology services provided by the Practices are focused primarily on dermatopathology, which relates to the examination of skin biopsies. In February 1994, the Company's predecessor consummated a recapitalization in order to capitalize the Company and diversify its stockholder base. In February 1996, AmPath was formed as a holding company in a share exchange. AmPath is a holding company that manages pathology practices through five wholly-owned subsidiaries, two of which have long-term management contracts with the three PA contractors. See "The Company."

     The Company's objective is to enhance its position as the leading provider of anatomic pathology practice management services through the following strategies:

     - Focus on Anatomic Pathology. The Company believes that its focus on anatomic pathology provides it with a competitive advantage in the acquisition of anatomic pathology practices and that a significant opportunity exists to acquire anatomic pathology practices that are seeking to affiliate with a physician practice management company with experienced management and access to capital. As a result of the Company's focus on anatomic pathology, the Affiliated Physicians are able to form an internal network for consultations and to offer specialized services to their clients. The Company believes that its focus allows it to develop expertise in managing both inpatient and outpatient pathology practices.

     - Acquire Leading Practices. The Company expects to increase its share in existing markets and enter into new markets through acquisitions. The Company's acquisition criteria include market demographics, size, profitability, local prominence, payor relationships and opportunities for growth of the acquired practice. The Company intends to continue to source acquisitions by capitalizing on the professional reputations of the Practices and the Affiliated Physicians, the Company's management experience and the benefits of being part of a public company, including increased resources and improved access to capital. In existing markets, the Company targets acquisitions that can expand its presence, add new services, such as dermatopathology, and provide operational efficiencies for the Practices in that market. In new markets, the Company seeks to acquire prominent practices to serve as a platform for expansion.

     - Expand Sales and Marketing Efforts. The Company focuses on generating internal growth for the Practices by augmenting their existing physician and contractual relationships with a professional sales and marketing program. Since specimens can be transported, the Company's sales and marketing efforts focus on expanding the geographic scope of the Practices. The Company is seeking to extend its existing contracts with national clinical laboratories to include multiple Practices that cover a broad geographic area. The Company believes that its regional business model can offer national clinical laboratories and managed care organizations a convenient single source for anatomic pathology services.

     - Increase Contracts with Hospitals. The Company seeks to gain additional exclusive hospital contracts through acquisitions of anatomic pathology practices, as well as through expansion of the Company's existing relationships with multi-hospital systems. The Company believes that multi-hospital systems will benefit from contracting with a single provider of pathology services in a geographic region. The Company's management of inpatient laboratories can also facilitate the growth of the Company's outpatient services in the same region.

     - Achieve Operational Efficiencies. The Company intends to achieve operational efficiencies by centralizing certain functions, enhancing Practice efficiency and utilization and using its size to negotiate discounts on equipment, supplies and services. The Company intends to centralize financial reporting, payroll and benefits administration and regulatory compliance. The Company plans to introduce "bench-marking" programs to enhance the efficiency of the Practices. In certain markets, the Company intends to develop a regional business model with centralized administrative functions, common marketing plans and integrated courier systems.

     Through the implementation of these strategies, the Company intends to develop integrated networks of anatomic pathology practices on a regional basis. The Company is currently developing a regional business model in Florida, where it owns seven anatomic pathology practices that extend from Miami to Orlando and from Fort Myers to Tampa. Together, these Practices employ 62 Affiliated Physicians, have contracts with 29 hospitals and 17 outpatient surgery centers and operate six outpatient laboratories. The Company's Vice President of Sales supervises ten professional sales personnel who focus their efforts on sales to direct referral sources at the local level. The Company has centralized its marketing efforts for managed care organizations, multi-hospital systems and national clinical laboratories. The Company intends to leverage its size and geographic coverage to expand its contracts with national clinical laboratories and managed care organizations from a local to regional basis. The Company's contract with a national clinical laboratory for the exclusive provision of anatomic pathology services in five Florida counties was expanded in November 1996 to include 59 of Florida's 67 counties. During 1997, the Company plans to install a management information system that is designed to expand and enhance the financial reporting capabilities of the Practices.

                                  THE OFFERING

Common Stock Offered by the
Company.............................     5,700,000 shares

Common Stock Offered by the Selling
  Stockholders......................     500,000 shares(1)


Common Stock Outstanding After the
Offering............................     17,051,356 shares(1)



Use of Proceeds by the Company......     Net proceeds of $71.7 million to the
                                         Company will be used: (i) to repay the
                                         outstanding principal amount of and
                                         accrued interest on the Company's 10%
                                         Junior Subordinated Notes due December
                                         31, 2001 (the "Junior Notes"); (ii) to
                                         repay the outstanding principal amount
                                         of and accrued interest on the
                                         Company's 8% Senior Subordinated Notes
                                         due December 31, 1998 (the "Senior
                                         Notes"); (iii) to pay accrued and
                                         unpaid dividends on the Convertible
                                         Preferred Stock; and (iv) the balance
                                         to repay a portion of the outstanding
                                         indebtedness under the Company's
                                         revolving credit facility (the "Credit
                                         Facility"). See "Use of Proceeds."


Proposed Nasdaq National Market
Symbol..............................     "PATH"
---------------


(1) The number of shares outstanding after the offering and the information set forth in this Prospectus, unless otherwise indicated: (i) reflects a 40 for one stock split effected as of August 1, 1994 and a 1.8 for one stock split effected as of January 13, 1997, each by means of a stock dividend; (ii) assumes the conversion of the Company's Series A 6% redeemable cumulative convertible preferred stock (the "Convertible Preferred Stock") into shares of Common Stock immediately prior to the consummation of this offering;
     (iii) includes 1,833,433 shares of Common Stock (the "Restricted Stock") issued during November 1996 pursuant to the Stock Rights Surrender & Restricted Stock Grant Agreements (collectively, the "Restricted Stock Agreements") which resulted in the surrender of contingent rights to receive Common Stock (the "Contingent Shares") that had been granted to the sellers of nine Practices in connection with the Recent Acquisitions (see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Acquisitions"); (iv) excludes 1,620,000 shares of Common Stock reserved for issuance under the Company's Amended and Restated 1996 Stock Option Plan (the "Option Plan"), of which options to purchase 972,011 shares of Common Stock have been granted and options to purchase 97,200 shares of Common Stock were exercisable at December 31, 1996 (See "Management -- Option Plan"); and (v) excludes 180,000 shares of Common Stock reserved for issuance under the Company's 1996 Director Stock Option Plan (the "Director Option Plan"), of which no options have been granted. See "Management -- Director Option Plan."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)


                                                                                             NINE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,                             SEPTEMBER 30,
                            ------------------------------------------------------   ----------------------------------
                                                                    1995                                 1996
                                                          ------------------------             ------------------------
                                                                      PRO FORMA                            PRO FORMA
                             1992      1993     1994(1)   ACTUAL    AS ADJUSTED(2)    1995     ACTUAL    AS ADJUSTED(2)
                            -------   -------   -------   -------   --------------   -------   -------   --------------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Net revenue...............  $11,443   $13,419   $14,461   $16,024      $ 82,281      $12,176   $20,840      $ 63,316
Operating costs:
  Cost of services........    8,791    10,803     6,780     8,271        37,760        6,147    10,234        28,952
  Selling, general and
    administrative
    expense...............    1,696     1,634     2,287     2,644        12,733        1,931     4,026        10,657
  Provision for doubtful
    accounts..............      787       953     1,003     1,161         7,702          910     1,655         5,804
  Amortization expense....       --        --        --        --         4,536           --       357         3,386
                            --------  --------  --------  --------    ---------      --------  --------    ---------

         Total operating
           costs..........   11,274    13,390    10,070    12,076        62,731        8,988    16,272        48,799
                            --------  --------  --------  --------    ---------      --------  --------    ---------


Income from operations....      169        29     4,391     3,948        19,550        3,188     4,568        14,517
Interest expense..........      (62)      (48)   (1,584)   (1,504)       (2,664)      (1,151)   (1,637)       (1,757)
Other income (expense),
  net.....................       10         9       (46)      (46)           42          (13)     (143)          (44)
                            --------  --------  --------  --------    ---------      --------  --------    ---------


Income (loss) before
  income taxes............      117       (10)    2,761     2,398        16,928        2,024     2,788        12,716
Provision for income
  taxes(3)................       --        --       696       900         7,122          759     1,075         5,331
                            --------  --------  --------  --------    ---------      --------  --------    ---------

Net income (loss).........  $   117   $   (10)  $ 2,065   $ 1,498      $  9,806      $ 1,265   $ 1,713      $  7,385
                            ========= ========= ========= =========   =========      ========= =========   =========
Supplemental pro forma
  data:(4)
  Pro forma net income per
    share.................                                $   .19      $    .55      $   .16   $   .20      $    .42
                                                          =========   =========      ========= =========   =========
  Pro forma weighted
    average shares
    outstanding...........                                  8,085        17,742        8,085     8,555        17,742
                                                          =========   =========      ========= =========   =========
OPERATING DATA(5):
Pathologists..............        5         5         6         6            75            6        55            80
Hospital contracts........       --        --        --        --            43           --        34            46
Outpatient laboratories...        1         1         1         1            15            1         9            15



                                                                                            SEPTEMBER 30, 1996
                                                                                   -------------------------------------
                                                                                                 PRO        PRO FORMA
                                                                                    ACTUAL    FORMA(6)    AS ADJUSTED(7)
                                                                                   --------   ---------   --------------
CONSOLIDATED BALANCE SHEET
DATA:
Cash and cash equivalents.......................................................   $    193    $ 4,008       $  4,008
Total assets....................................................................     50,793    143,147        143,147
Long term debt, including current portion.......................................     44,684     96,031         25,242
Convertible Preferred Stock(8)..................................................      6,123      6,123             --
Stockholders' equity (deficit)(1)...............................................     (9,416)    14,549         91,461

 (1) In connection with a recapitalization consummated on February 14, 1994 (the "Recapitalization"), the Company: (i) issued 3,208,120 shares of Convertible Preferred Stock for $5.5 million; (ii) issued to the purchasers of Convertible Preferred Stock $7.5 million principal amount of the Junior Notes; (iii) issued 1,425,600 shares of Common Stock for $1.0 million; (iv) issued to the purchasers of Common Stock (a) $3.5 million principal amount of the Senior Notes and (b) $2.5 million principal amount of 8% non-negotiable subordinated contingent notes (the "ALA Contingent Notes"); and (v) made cash distributions to the purchasers of Common Stock of approximately $20.5 million, financed partially by borrowings under the Company's line of credit with the First National Bank of Boston. The Company recorded a charge of approximately $24.0 million to retained earnings as a distribution to the holders of Common Stock. Cost of services includes $3.1 million and $4.4 million in 1992 and 1993, respectively, representing compensation paid to stockholders in excess of the compensation of such stockholders following the Recapitalization. Net income for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1995 and 1996 does not reflect dividends payable on the Convertible Preferred Stock. See "Certain Transactions -- Recapitalization" and Note 1 to Consolidated Financial Statements.

 (2) Reflects (i) the Recent Acquisitions, and (ii) the sale of the Shares offered by the Company hereby, at an assumed initial public offering price of $14.00 per share, and the application of the estimated net proceeds therefrom, as if such transactions had been effected on January 1, 1995. The Recent Acquisitions were financed in part by borrowings of $78.6 million under the Credit Facility, which replaced the Company's line of credit, and involved the issuance of 2,037,308 shares of Common Stock and the 1,833,433 shares of Restricted Stock subsequent to September 30, 1996.

 (3) Prior to the Recapitalization, the Company elected to be taxed as a Subchapter S corporation for federal income tax purposes and, accordingly, consolidated statements of operations in 1992 and 1993 and a portion of 1994 do not include a provision for income taxes.
 (4) For all periods presented, pro forma net income per share is computed on the basis of the weighted average number of shares of common stock and common stock equivalents, including (i) the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock; (ii) Common Stock issued by the Company during the 12 months immediately preceding the date of this Prospectus; (iii) with respect to the "Actual" columns above, the Restricted Stock issued in connection with the Recent Acquisitions completed prior to September 30, 1996 and with respect to "Pro Forma" columns above, the Restricted Stock issued in connection with all of the Recent Acquisitions; and (iv) shares of Common Stock which become issuable pursuant to the grant of Common Stock options, using the treasury stock method and an assumed initial public offering price of $14.00 per share.
 (5) Operating data is measured as of the end of the period indicated.

 (6) Pro forma to reflect (i) six Recent Acquisitions which were completed in the fourth quarter of 1996 (the "Fourth Quarter Recent Acquisitions"); and
     (ii) the issuance of (a) the 1,833,433 shares of Restricted Stock and (b) 85,999 shares of Common Stock for loan fees related to the Credit Facility (collectively, the "Fourth Quarter Stock Issuances"), as if each such transaction had occurred on September 30, 1996.

 (7) Pro forma as adjusted to reflect the conversion of the Convertible Preferred Stock and the sale of the Shares offered by the Company hereby at an assumed initial public offering price of $14.00 per share, and the application of the estimated net proceeds therefrom, as if both transactions had occurred as of September 30, 1996.
 (8) Includes Convertible Preferred Stock of $5.2 million plus accrued and unpaid dividends of $925,000 at September 30, 1996.

                                  RISK FACTORS


     Reliance upon Government Programs. The Company derived 55.9%, 55.8% and 34.9% of its net collections for the year ended December 31, 1995, the nine months ended September 30, 1996 and on a pro forma basis the nine months ended September 30, 1996, respectively, from payments made by government sponsored healthcare programs (principally Medicare and Medicaid). Regulatory changes or enactment of legislation, including legislation to balance the federal budget, can result in reduction in reimbursement rates, limitations in reimbursement, program reductions or elimination of coverage for certain individuals under the programs. Such regulatory changes or legislation could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Introduction." Legislation could also result in a reduction of Medicare and Medicaid funding or an increase in state discretion over the funding of Medicaid, or a combination thereof. Increased state discretion in Medicare and Medicaid funding, coupled with the fact that such expenditures comprise a substantial and growing share of state budgets, could lead to significant reductions in reimbursement. Since these programs generally reimburse on a fee schedule basis, rather than a charge-related basis, the Company generally cannot increase its revenue by increasing the amount it charges for services provided. To the extent the Company's costs increase, the Company may not be able to recover such cost increases from government payors. In addition, because of cost containment measures and market changes in non-governmental payors, the Company may not be able to shift cost increases to, or recover them from, non-governmental payors. Future increases in services provided by health maintenance organizations ("HMOs") and other managed care organizations to Medicare, Medicaid and other government program beneficiaries will result in a change in referral practices, and may result in the elimination or reduction of referrals or payments to providers, such as the Company. Some states have recently enacted legislation to require that all Medicaid patients be treated by HMOs, and similar legislation may be enacted in other states, which could result in the redirection of certain referrals away from the Company or reduce reimbursement for services provided for such patients. Funds received under these programs are subject to audit with respect to the proper billing for laboratory and physician services and, accordingly, retroactive adjustments of revenue from these programs may occur. Government sponsored healthcare program changes which result in the Company being unable to recover cost increases through price increases or otherwise, could have a material adverse effect on the Company's financial condition and results of operations. See
"Business -- Government Regulation."


     Risks Relating to Acquisition Strategy. The Company's strategy includes growth through acquisitions of practices that provide anatomic pathology services. The Recent Acquisitions were the Company's first actions in implementing this strategy as well as its first purchases of pathology practices. In implementing its acquisition strategy, the Company will compete with other potential acquirors, some of which may have greater financial resources than the Company. Competition for acquisitions may intensify due to ongoing consolidation in the healthcare industry, which may increase the costs of capitalizing on acquisition opportunities. Several companies, both publicly traded and privately held, which may have greater resources than the Company are pursuing the acquisition of practices. In addition, companies in other healthcare segments such as hospitals and managed care organizations, many of which have greater financial and other resources than the Company, may pursue the acquisition of practices. While the Company believes that it will be able to compete for acquisitions, particularly in an environment of reduced reimbursement rates, there can be no assurance that new competitors will not enter the market, the Company will be able to identify and complete future acquisitions or competitors will not make it more difficult for the Company to complete acquisitions on favorable terms. While the Company routinely evaluates acquisition candidates and is continually engaged in on going discussions, at present the Company is not involved in negotiations with any such candidate, nor has it reached any agreement or understanding with respect to any future acquisition. In pursuing its acquisition strategy, the Company intends to expand its presence in areas where the Company currently operates as well as in new markets. Although the Company believes that it is in compliance with applicable anti-trust laws, there can be no assurance that governmental authorities would not view the Company as being dominant in a particular market and, therefore, cause the Company to divest itself of any particular practice. Acquisitions involve numerous short and long term risks, including diversion of management's attention, failure to retain key personnel and contracts of the acquired practices, government investigations of the activities of practices prior to being acquired, inability to integrate acquired businesses without material disruption, amortization of acquired intangible assets and the effects of contingent purchase price payments and one-time acquisition expenses. There can be no assurance that the Recent Acquisitions or any future acquisition will be successfully integrated into the Company's operations or that practices, once acquired, will grow. Consummation of acquisitions could result in the incurrence or assumption by the Company of additional indebtedness, including contingent indebtedness, or the issuance of additional equity. The issuance of shares of Common Stock to make an acquisition may result in dilution to the Company's stockholders. There can be no assurance that the Company will be able to implement its acquisition strategy, or that this strategy will ultimately be successful. See "Use of Proceeds," and "Business -- Business Strategy."

     Risks Relating to Growth. In addition to acquisitions, the Company intends to continue to grow through internal expansion. The Company's growth strategy requires: (i) capital investment; (ii) compliance with present or future laws and regulations that may differ from those pursuant to which the Company currently operates; (iii) further development of the Company's corporate management and operational, financial and accounting resources to accommodate and manage growth; and (iv) the ability to expand the Affiliated Physician and employee base and to train, motivate and manage its employees. While the Company is in the process of integrating the marketing activities, courier networks and management information systems of the Practices and of implementing consistent billing systems, accounting policies and internal control procedures in each Practice, delays in completing or the inability to successfully complete such processes could have a material adverse effect on the Company's financial condition and results of operations. Although the Company is taking steps to manage rapid growth, there can be no assurance that the Company will be able to do so efficiently or that the Company's growth rate will continue in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Physician, PA Contractor and Other Contractual Relationships" and "Business -- Government Regulation."

     Dependence on Pathologists. The Company's business is dependent upon recruiting and retaining pathologists, particularly those with subspecialties, such as dermatopathology. While the Company has been able to recruit and retain the Affiliated Physicians, no assurance can be given that the Company will be able to continue to do so on terms similar to its current arrangements. The relationship between the pathologists and their respective local medical communities is important to the profitability of the Practices. In the event that a significant number of Affiliated Physicians terminate their relationships with the Company or the PA Contractors or become unable or unwilling to continue their employment, the Company's business would be materially adversely affected. See "Business -- Physician, PA Contractor and Other Contractual Relationships" and "Business -- Affiliation Structure."

     Reimbursement Risks. Virtually all of the Company's net revenue in 1995, the nine months ended September 30, 1996 and on a pro forma basis the nine months ended September 30, 1996 was derived from charging for services on a fee-for-service basis. Accordingly, the Company assumes the financial risk related to collection, including the potential uncollectibility of accounts, long collection cycles for accounts receivable and delays attendant to reimbursement by third party payors, such as governmental programs, private insurance plans and managed care organizations. Increases in write-offs of doubtful accounts, delays in receiving reimbursement or potential retroactive adjustments resulting from audits by government payors may require the Company to borrow funds to meet its current obligations. The Company's financial condition and results of operations would be adversely affected if it were unable to borrow funds on terms acceptable to the Company. See
"Business -- Government Regulation."

     Cancellation or Non-renewal of Hospital Contracts; Dependence on Hospital Contracts. Hospital contracts maintained by the Company's subsidiaries and the PA Contractors generally have terms of one to five years and are cancelable by the hospital upon notice of 30 to 180 days. While the Practices have been able to successfully negotiate renewal of such contracts in the past, no assurance can be given that such contracts with hospitals will not be canceled or will be renewed in the future. Loss of any particular hospital contract would result in a loss of net revenue from that contract as well as from outpatient net revenue that may be derived from the relationship with a hospital and its medical staff. In addition, consolidation in the hospital industry may result in fewer hospitals or fewer laboratories as hospitals move to combine their operations. At

December 31, 1996, the Company's subsidiaries and the PA Contractors had 46 hospital contracts, 20 of which were with hospitals owned by Columbia/HCA Healthcare Corporation ("Columbia/HCA"). For the nine months ended September 30, 1996 and on a pro forma basis for the same period, 15.9% and 22.1%, respectively, of net revenue was generated directly from contracts with hospitals owned by Columbia/HCA. If the Company's hospital contracts are canceled, not renewed or not replaced with other contracts on at least as favorable terms, the Company's financial condition and results of operations would be materially adversely affected. See "Business -- Physician, PA Contractor and Other Contractual Relationships."



     Unpaid Contingent Acquisition Consideration. In connection with the Recent Acquisitions, the Company has agreed to pay to sellers of ten Practices additional consideration in the form of debt obligations (the "Contingent Notes"), payment of which is contingent upon the Practice achieving its specified profitability criteria over periods ranging from three to five years from the date of acquisition. The principal amount of Contingent Notes to be paid cannot be determined until the contingency periods terminate and achievement of the profitability criteria is determined. If the maximum criteria for the contingency payments with respect to each Recent Acquisition are achieved, the Company will be obligated to make cash payments of $30.4 million between December 31, 1996 and September 30, 2001. Lesser amounts of cash will be paid if the maximum financial criteria are not met. Payments pursuant to the Contingent Notes will result in an increase to the purchase price for such Practice and an adjustment to goodwill attributable to such Practice. Although the Company believes that it will be able to make such cash payments from internally generated funds or proceeds of future borrowings, there can be no assurance that the Company will be able to do so. The Contingent Notes are payable annually only if the Practice attains its specified profitability criteria. To the extent profitability goals are met, the incremental cash generated from operations would exceed the cash required to satisfy the Company's contingent obligations in any one year in which a payment is to be made. Since the profitability criteria are calculated on a cumulative basis over the period of the Contingent Notes, the performance of a Practice in one year may affect the payment of the Contingent Notes in another year. In the event the profitability criteria for a Practice are not met in a particular year, the shortfall in that year may be satisfied by excess profitability in a later year, in which event a payment would be made in that later year. To the extent that the maximum profitability criteria are exceeded in any particular year, the amount of the excess will be carried backward to a prior year when the profitability criteria were not satisfied or forward to a subsequent year in determining whether the profitability criteria for such year have been met. This cumulative effect may cause contingent payments to be made with respect to a year in which profitability criteria would not have been met if such year was evaluated separately, and could cause contingent payments with respect to multiple years to become due in a single or later year. Payments of Contingent Notes will affect the Company's earnings per share and may cause volatility in the market price of the Common Stock. While the Company has discontinued the use of Contingent Shares, the Company expects to continue to use Contingent Notes as partial consideration for acquisitions. While the Company believes that the Contingent Notes do not violate federal or state "anti-kickback" or "self-referral" statutes, there can be no assurance that such arrangements will not be challenged by regulatory authorities seeking to enforce such laws. See "Business -- Government Regulation," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 3 to the Consolidated Financial Statements.



     Risks Related to Intangible Assets. The Recent Acquisitions resulted in significant increases in net identifiable intangible assets and goodwill. Net identifiable intangible assets, which include hospital contracts, physician referral lists and laboratory contracts acquired in the Recent Acquisitions were approximately $26.7 million at September 30, 1996 and $59.9 million on a pro forma basis at September 30, 1996 representing approximately 52.6% and 41.9%, respectively, of the Company's total assets. Net identifiable intangible assets are recorded at fair value on the date of acquisition and are being amortized over periods ranging from 10 to 40 years, or a weighted average of 27.0 years. Goodwill, which relates to the excess of cost over the fair value of net assets of businesses acquired, was approximately $10.1 million at September 30, 1996 and $58.5 million on a pro forma basis at September 30, 1996 representing approximately 19.8% and 40.9%, respectively, of the Company's total assets. The Company amortizes goodwill on a straight line basis over periods ranging from 15 to 35 years, or a weighted average of 34.2 years. There can be no assurance that the value of intangible assets will ever be realized by the Company. On an ongoing basis, the Company makes an evaluation based on undiscounted cash flows, whether events and circumstances indicate that all or a portion of the carrying value of intangible assets may no longer be recoverable, in which case an additional charge to earnings may be necessary. Although at September 30, 1996 the net amortized balance of intangible assets is not considered to be impaired, any future determination requiring the write off of a significant portion of unamortized intangible assets could have a material adverse effect on the Company's financial condition and results of operations. See Notes 2 and 6 to the Consolidated Financial Statements.

     Possible Reform of Healthcare Industry. Federal and state governments have recently focused significant attention on healthcare reform. It is not possible to predict which, if any, proposal that has been or will be considered will be adopted. There can be no assurance that the healthcare regulatory environment will not change so as to restrict the Company's existing operations, impose additional requirements on the Company or limit the expansion of the Company's business. Costs of compliance with changes in government regulations may not be subject to recovery by the Company through price increases. Some of the proposals under consideration, or others which may be introduced, could, if adopted, have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Government Regulation."

     Competition. The healthcare industry generally, and physician practice management specifically, is highly competitive and has been subject to continual changes in the method in which healthcare services are provided and the manner in which healthcare providers are selected and compensated. The Company believes that private and public reforms in the healthcare industry emphasizing cost containment and accountability have resulted in increased competition and will result in an increasing shift of hospital and related medical facilities from individual or small practices to large practices and physician practice management companies. The Company also competes and will continue to compete with independent and national clinical laboratories and anatomic pathology practices. In addition, some hospitals, clinics, healthcare companies, managed care organizations and insurance companies provide services similar to those provided by the Company. Companies in other healthcare industry segments, such as managers of other hospital-based specialties or large physician practices, some of which have financial and other resources greater than those of the Company, may become competitors in providing pathology services. There can be no assurance that the Company will be able to compete effectively or that additional competitors will not enter the market. See "Business -- Competition."

     State Laws Regarding Prohibition of Corporate Practice of Medicine. The laws of many states prohibit business corporations, such as AmPath and its subsidiaries, from exercising control over the medical judgments or decisions of physicians and from engaging in certain financial arrangements, such as fee splitting with physicians. These laws and their interpretations vary from state to state and are enforced by both the courts and regulatory authorities, each with broad discretion. Expansion of the operations of the Company to certain jurisdictions may require structural and organizational modifications of the Company's form of relationship with practices. Wherever possible, AmPath has, and will continue to establish, wholly-owned subsidiaries incorporated in the respective state that will own and operate practices in that state. In states with laws that prohibit such structure, AmPath will establish its relationships through long term management services agreements with professional corporations. In Texas and Ohio, a subsidiary of AmPath contracts with the PA Contractors (each of which is owned by an Affiliated Physician or a trust of which AmPath is the sole beneficiary), which in turn employ or contract with physicians to provide necessary physician services to facilities for which the Company provides practice management services. AmPath plans to organize a controlled non-profit corporate subsidiary in Texas by June 1997 which will assume the management contract from the PA Contractor organized in Texas (the "Texas PA"). In Texas and Ohio, a wholly-owned subsidiary of AmPath performs only laboratory, technical and non-medical administrative services and does not exercise influence or control over the practice of medicine by the physicians employed by the PA Contractors nor does the subsidiary practice medicine or represent such to the public or to clients. Although the Company believes that it is in compliance and that the Texas non-profit corporate subsidiary will comply with applicable state laws and regulations relating to the corporate practice of medicine, there can be no assurance that regulatory authorities or other parties will not assert that AmPath or a subsidiary is engaged in the corporate practice of medicine in such states or that the management and administration fees paid to the Company by the PA Contractors constitute fee splitting or the corporate practice of medicine. If such a claim was successfully asserted, AmPath could be subject to civil and criminal penalties and could be required to restructure its contractual arrangements. Such results or the inability of AmPath to successfully restructure its relationships to comply with such statutes could have a material adverse effect on the Company's financial condition and results of operations. See
"Business -- Affiliation Structure" and " -- Physician, PA Contractor and Other Contractual Relationships."


Effect of Government Regulation. The Company's business is subject to extensive and increasing regulation by federal and state governments. Laws and regulations governing the Company's activities include anti-kickback and self-referral laws, fraud and abuse statutes and licensing requirements. These laws and regulations are enforced by various federal and state regulatory agencies, including the Office of the Inspector General ("OIG") of the Department of Health and Human Services ("HHS"). The Health Insurance Portability and Accountability Act of 1996 has strengthened the powers of the OIG and increased the funding for healthcare fraud investigations. As a result, the OIG is currently expanding the scope of its healthcare fraud investigations. In addition, federal and certain state laws provide individuals (so-called "whistle-blowers") with a right to bring claims on behalf of federal and state government agencies, and with a significant economic incentive to the whistle-blower in the event a claim produces monetary recovery. These actions are becoming increasingly prevalent in the healthcare industry, and have resulted in increased scrutiny of healthcare providers. Federal anti-kickback laws and regulations prohibit any knowing and willful offer, payment, solicitation or receipt of any form of remuneration, either directly or indirectly, in return for, or to induce: (i) the referral of an individual for a service for which payment may be made by Medicare and Medicaid or certain other federal healthcare programs; or (ii) the purchasing, leasing, ordering or arranging for, or recommending the purchase, lease or order of, any service or item for which payment may be made by Medicare, Medicaid or certain other federal healthcare programs. Violations of federal anti-kickback rules are punishable by monetary fines, civil and criminal penalties and exclusion from participation in Medicare and Medicaid programs. The Company relies upon referrals of patient tests from physicians. Subject to certain exceptions, laws known as "Stark I" and "Stark II" prohibit Medicare or Medicaid payments for certain services furnished by an entity pursuant to referrals by a physician who has a financial relationship with the entity through ownership, investment or a compensation arrangement. This prohibition is broad and extends to immediate family members of the physician and to the other physicians in a group practice. See "Business -- Government Regulation." Possible sanctions against the Company and the physician for violation of these laws include civil monetary penalties, exclusion from Medicare and Medicaid programs and forfeiture of amounts collected in violation of such prohibitions. The Company will notify physicians of the restrictions on referrals by physicians who own capital stock of the Company and will seek a certification of compliance from all physicians who refer tests to the Company. Each of the states in which the Company does business, except Alabama, has similar anti-kickback, anti-fee splitting and self-referral laws, which apply to all payors and impose substantial penalties for violations. Certain of these laws contain exceptions for relationships with pathologists and group practices. Many of the Affiliated Physicians have a financial interest in the Company as a result of the acquisition of their respective practices. These interests include Contingent Notes and Common Stock which have been used by AmPath to purchase at fair market value the assets or stock of the Practices. While the Company believes that it has structured its current operations and transactions to comply with existing laws and regulations, the federal and state self-referral and fraud and abuse laws and regulations are broadly written, and the possibility exists that the Company's current operations or transactions may be deemed to violate the federal or state fraud and abuse or self-referral prohibitions. Further, there can be no assurance that physicians who own capital stock of the Company will not violate these laws or that the Company will have knowledge of the identity of all beneficial owners of its capital stock. In connection with the Recent Acquisitions, the Company reviewed the Practices' compliance with federal and state healthcare laws and regulations and revised certain policies and procedures with respect to certain of the Practices. While the Company believes that the operations of the Practices prior to their acquisition were generally in compliance with such laws and regulations, there can be no assurance that the prior operations of the Practices, if reviewed, would be found to be in full compliance with such laws, as such laws may be ultimately interpreted. A violation of such laws by a Practice prior to its acquisition could result in civil penalties and criminal penalties, exclusion from participation in Medicare and Medicaid programs and/or loss of a physician's license to practice medicine. The Company's relationships, including fee payments, among the PA Contractors, hospital clients and physicians have not been examined by federal or state authorities under these laws and regulations. The Medicare and Medicaid fraud and abuse provisions apply to laboratories participating in such programs. These provisions include prohibitions of improper and unnecessary billing for tests under these programs. Penalties for violations of these federal laws include exclusion from participation in Medicare and Medicaid programs, asset forfeitures and civil and criminal penalties. Although the Company believes it is in compliance with these laws and regulations, there can be no assurance that federal or state regulatory authorities will not challenge the Company's current or future activities under these laws. See "Business -- Government Regulation."


     Professional Liability and Insurance. The Company's business entails an inherent risk of claims of liability for acts of Affiliated Physicians and laboratory technicians. The Company periodically becomes involved as a defendant in medical malpractice lawsuits, some of which are currently ongoing, and is subject to the attendant risk of substantial damage awards. See
"Business -- Legal Proceedings." Certain of the Company's contracts with hospitals require the Company to indemnify certain parties for losses resulting from the negligence of Affiliated Physicians. The Company maintains malpractice insurance coverage for the Affiliated Physicians, including coverage for prior acts, with primary limits of $1.0 million per occurrence and $5.0 million in the annual aggregate, as well as surplus coverage shared with the Company for up to $15.0 million per occurrence and $20.0 million in the aggregate. While the Company believes it has adequate professional liability insurance coverage for itself and each of the Affiliated Physicians, there can be no assurance that a future claim or claims will not be successful or if successful will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs and on favorable terms. See
"Business -- Insurance." A malpractice claim asserted against the Company could, if the outcome were adverse to the Company, have a material adverse effect on the Company's financial condition and results of operations.



     Dependence on Key Personnel. The success of the Company is dependent upon the efforts and abilities of its key management personnel, particularly the President and Chief Executive Officer, James C. New, and Executive Vice President and Chief Financial Officer, Robert P. Wynn. The loss of service of one or both of these persons could have a material adverse effect on the Company's financial condition and results of operations. See
"Management -- Employment Agreements."



     Control by Current Stockholders. Upon completion of this offering, Summit Ventures III, L.P., Summit Subordinated Debt Fund, L.P. and Summit Investors II, L.P. (collectively, "Summit") will beneficially own an aggregate of approximately 28.5% of the outstanding shares of Common Stock and the Company's Chief Executive Officer, Chief Financial Officer and Affiliated Physicians will beneficially own an aggregate of approximately 33.8% of the outstanding shares of Common Stock. Accordingly, Summit, Schroder, such executive officers and Affiliated Physicians will be able, if acting together, to elect all of the Company's directors, determine the outcome of all corporate actions requiring approval of the Board of Directors or stockholders and to control the business affairs and policies of the Company. Such control may also have the effect of delaying or preventing a change in control of the Company and consequently may adversely affect the market price of the Common Stock. See "Management" and "Principal and Selling Stockholders."


     No Prior Market; Volatility of Stock Price. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price will be determined by negotiation among the Company, the Selling Stockholders and the representatives of the Underwriters. See "Underwriting." There has been significant volatility in the market price of securities of healthcare companies that often has been unrelated to the operating performance of such companies. The Company believes that various factors, such as legislative and regulatory developments, quarterly variations in the actual or anticipated results of operations of the Company, and lower revenues or earnings than those anticipated by securities analysts in the financial results of the Company, the overall economy and the financial markets, could cause the price of the Common Stock to fluctuate substantially.


     Immediate and Substantial Dilution. The purchasers of the Shares will experience immediate and substantial dilution in net tangible book value of approximately $14.49 per share of Common Stock as a result of the sale of 5,700,000 shares of Common Stock offered by the Company hereby. See "Dilution."

     Shares Eligible for Future Sale. After consummation of this offering, 10,851,356 shares, representing 63.6% of the outstanding shares of Common Stock, will be eligible for future sale in the public market at prescribed times pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Of such shares, 6,678,609 shares are subject to registration rights and all shares are subject to lock-up agreements for a period of 180 days following the date of this Prospectus. Sales of such shares in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock or impair the Company's ability to raise additional capital in the future through the sale of equity securities. See "Dilution," "Shares Eligible for Future Sale" and "Underwriting."


     Anti-Takeover Provisions; Possible Issuance of Preferred Stock. Certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Restated Bylaws (the "Bylaws") may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder might consider in its best interest. Such provisions of the Certificate of Incorporation and Bylaws: (i) divide the Company's Board of Directors into three classes, each of which will serve for different three-year periods; (ii) provide that the stockholders may not take action by written consent, but only at duly called annual or special meetings of stockholders; (iii) provide that special meetings of the stockholders may be called only by the Chairman of the Board of Directors, a majority of the entire Board of Directors or the Chief Executive Officer; and (iv) establish certain advance notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at annual stockholders' meetings. The Certificate of Incorporation also authorizes the Board of Directors to determine the rights, preferences, privileges and restrictions of unissued series of the Company's authorized preferred stock (the "Preferred Stock") and to fix the number of shares and the designation of any such series, without any vote or action by stockholders. Thus, the Board of Directors can authorize and issue shares of Preferred Stock with voting or conversion rights that could adversely affect the voting or other rights of holders of the Common Stock. Further, certain provisions of the Delaware General Corporation Law ("DGCL") may have the effect of delaying, deferring or preventing a change in control of the Company. See "Description of Capital Stock -- Anti-takeover Effects of Certain Provisions of Delaware Law and the Certificate of Incorporation and Bylaws."

                                  THE COMPANY


     AmeriPath is the leading physician practice management company focused on anatomic pathology services. AmeriPath provides practice management services to pathologists in both outpatient and hospital inpatient laboratories, enabling the pathologists to concentrate on the practice of medicine. Through the Practices, the Company, as of December 31, 1996, employed or had contracts with PA Contractors that employed 81 pathologists and employed 585 people. The Affiliated Physicians provide services in 12 outpatient laboratories owned and operated by the Company, 46 hospital inpatient laboratories and 17 outpatient surgery centers in five states. Of these pathologists, 77 are board certified and four are board eligible in anatomic pathology. Thirty-nine of the Affiliated Physicians are also board certified in a subspecialty of anatomic pathology, including dermatopathology, hematopathology and cytopathology.



     The Company completed the Recapitalization in 1994 pursuant to which the Company's predecessor, ALA, (i) acquired the assets of E. G. Poulos, M.D., M. J. Demaray, M.D. and A. P. Kowalczyk, M.D., P.A. ("PDK"), an outpatient pathology practice formed in 1982 in Ft. Lauderdale, Florida; (ii) issued shares of Convertible Preferred Stock to Summit and Schroder; and (iii) issued common stock to the former owners of PDK. The Recapitalization resulted in a more diversified stockholder base with the investment by Summit and Schroder. In February 1996, AmPath was formed as a holding company (the "Share Exchange") and acquired the practice of Demaray and Poulos, P.A. ("D&P"), an inpatient practice based in Fort Lauderdale, Florida, that provides pathology services to three hospitals. The acquisition of D&P expanded the Company's presence in Broward County, Florida. See "Certain Transactions -- Recapitalization."


     The Company's principal executive offices are located at 7289 Garden Road, Suite 200, Riviera Beach, Florida 33404 and its telephone number is (561) 845-1850.

RECENT ACQUISITIONS

     In January 1996, with the appointment of James C. New as the Company's President and Chief Executive Officer, the Company accelerated the acquisition program it initiated in 1995. Since June 1996, the Company has completed ten acquisitions of anatomic pathology practices in the following five states: five practices in Florida, one practice in Alabama, one practice in Kentucky, two practices in Ohio and one practice in Texas. The Recent Acquisitions, which include the ten acquisitions and the acquisition of D&P, established the Company as the leading physician practice management company focused on anatomic pathology.


     In acquiring an anatomic pathology practice, the Company generally acquires (to the extent permitted by applicable state law) all of the assets of that practice, including, but not limited to, its fixed assets (including laboratory and testing equipment), referral base, customer lists, contract rights, accounts receivable and goodwill and other identified intangibles. The Recent Acquisitions were funded with various combinations of cash, Common Stock, debt and contingent consideration. The aggregate non-contingent purchase price paid for the Recent Acquisitions was approximately $108.0 million. For additional detail regarding the consideration paid in the Recent Acquisitions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Acquisitions" and Note 3 to the Consolidated Financial Statements. All references below to numbers of facilities, contracts and employees, including pathologists, are as of December 31, 1996.


FLORIDA

     Since June 1996, AmeriPath completed five acquisitions in Florida which, together with the prior acquisitions of PDK and D&P, established the Company as the leading provider of anatomic pathology services in Florida and established the Company's model for growth.


     Derrick and Associates Pathology, Inc. ("Derrick") was acquired in June 1996. Based in Orlando and founded in 1975, Derrick employs 148 people, including 24 pathologists and provides a broad range of pathology subspecialties, including dermatopathology. Derrick provides anatomic pathology services at 14 hospitals and 13 outpatient surgery centers throughout Central and Southern Florida and operates one of the largest outpatient anatomic pathology laboratories in Florida. The acquisition of Derrick established the Company's presence in Central Florida.

     Amazon and Rosen, M.D., Inc. d/b/a Florida Pathology Associates ("FPA") was also acquired in June 1996. Based in Miami and founded in 1988, FPA employs 14 people, including two pathologists, and operates the pathology laboratory in the Columbia Miami Heart Institute, a Columbia/HCA hospital. The acquisition of FPA established the Company's presence in Dade County.


     Volusia Pathology Group, M.D., Inc. ("Volusia") was acquired in October 1996. Based in Ormond Beach and founded in 1970, Volusia employs 34 people, including seven pathologists. Volusia's operations are primarily hospital based, with three hospital contracts in the Daytona area. Volusia also operates an outpatient anatomic pathology laboratory.



     Drs. Seidenstein, Levine & Associates, Inc. ("Seidenstein") was also acquired in October 1996. Based in Ft. Myers and founded in 1983, Seidenstein employs 40 people, including nine pathologists who provide anatomic pathology services at five hospitals and three outpatient surgery centers owned by Columbia/HCA. Seidenstein also manages an outpatient anatomic pathology laboratory and an outpatient clinical laboratory owned by Columbia/HCA.


     Gulf Coast Pathology Associates, Inc. ("Gulf Coast") was acquired in November 1996. Based in Cape Coral and founded in 1986, Gulf Coast employs 31 people, including five pathologists, and has contracts with three hospitals and four outpatient surgery centers. Gulf Coast also operates two outpatient clinical laboratories. Together with the acquisition of Seidenstein, Gulf Coast provides the Company strategic, marketing and other operational synergies on the West Coast of Florida.

  ALABAMA


     SkinPath, P.C. ("SkinPath") was acquired in August 1996. Based in Birmingham and founded in 1995, SkinPath employs 22 people, including three pathologists, and operates an outpatient dermatopathology laboratory. SkinPath represented the Company's first entry into a market outside Florida and established its presence in Alabama.


  KENTUCKY


     Pathology Associates, P.S.C. and Technical Pathology Services,
Inc. (collectively, "Pathology Associates") was acquired in August 1996. Based in Lexington and founded in 1988, Pathology Associates employs 57 people, including eight pathologists. Pathology Associates operates two outpatient cytology laboratories and an outpatient histology laboratory and has contracts with 16 hospitals. The acquisition of Pathology Associates represented the Company's initial acquisition in the Midwest and established the Company's presence in Kentucky.


  OHIO


     Beno Michel, M.D., Inc. d/b/a Cutaneous Pathology & Immunofluorescense Laboratory ("CPI") was acquired in October 1996. Based in Cleveland and founded in 1976, CPI employs 15 people, including three pathologists who each specialize in dermatopathology. CPI operates an outpatient dermatopathology laboratory and a dermatology practice.


     David R. Barron, M.D., Inc. d/b/a Richfield Laboratory of Dermatopathology ("Richfield Labs") was also acquired in October 1996. Richfield Labs, founded in 1968, employs 32 people, including three pathologists, and operates the largest outpatient dermatopathology laboratory in Cincinnati. Together with CPI, Richfield Labs established the Company as the leading provider of practice management services for outpatient anatomic pathology services in Ohio.

  TEXAS

     Freeman-Cockerell Laboratories, Inc. ("Freeman") was acquired and entered into a long-term management agreement with the Texas PA in October 1996. Based in Dallas and founded in 1994, Freeman employs 40 people and the Texas PA, also based in Dallas and founded in 1993, employs one pathologist who operates an outpatient dermatopathology laboratory. The acquisition of Freeman and the affiliation with the Texas PA established the Company's presence in Texas.

                                USE OF PROCEEDS


     The net proceeds to be received by the Company from the sale of 5,700,000 shares of Common Stock offered by the Company hereby, based upon an assumed initial public offering price of $14.00 per share, are estimated to be approximately $71.7 million ($73.9 million if the Underwriters exercise the over-allotment option in full).



     The Company intends to apply the net proceeds from this offering as follows: (i) approximately $7.5 million to repay the outstanding principal amount of and accrued interest on the Junior Notes; (ii) approximately $3.5 million to repay the outstanding principal amount of and accrued interest on the Senior Notes; (iii) approximately $1.1 million to pay the accrued and unpaid dividends on the Convertible Preferred Stock; and (iv) to repay approximately $59.6 million of the outstanding balance at December 31, 1996 of approximately $81.7 million of indebtedness under the Credit Facility.


     The Junior Notes, which are held by Summit and Schroder, mature on December 31, 2001, and bear interest at an annual rate of 10%. The Senior Notes, which are held by Drs. Poulos, Demaray and Kowalczyk, mature on December 31, 1998 and bear interest at an annual rate of 8%. See "Certain Transactions."


     The Company currently maintains an $85.0 million Credit Facility for acquisition and working capital purposes with a syndicate of banks (the "Banks") led by The First National Bank of Boston, as agent (the "Agent"). The Credit Facility provides for borrowings of up to $85.0 million: (i) for working capital in an amount limited to a maximum of 80% of the Company's eligible accounts receivable; and (ii) to fund acquisitions, which borrowings may be made up to $85.0 million if borrowings are not otherwise used for working capital purposes. The Credit Facility requires the Company to make quarterly payments of an annual commitment fee equal to 0.375% of the unused portion of the commitment. All outstanding advances are due and payable on December 31, 1998. The Company has pledged its assets, including the capital stock of its subsidiaries, as collateral. The Credit Facility bears interest at variable interest rates based, at the Company's option, on the Agent's base rate or the Eurodollar rate plus 2.50%. As of December 31, 1996, $81.7 million was outstanding under the Credit Facility at an annual effective interest rate of 8.25%. The Credit Facility provides that the Company may reborrow funds which it has previously borrowed and repaid. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     In the event the Underwriters exercise their over-allotment option, net proceeds to the Company from such exercise will be applied to reduce the remaining outstanding balance under the Credit Facility.

     The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

                                DIVIDEND POLICY


     Other than the Company's stock dividends declared in connection with (i) the 40 for one stock split effected as of August 1, 1994 and (ii) the 1.8 for one stock split effected as of January 13, 1997, the Company has not declared or paid, nor does it currently intend to declare or pay, any dividends on its Common Stock. The Company intends to retain all earnings for the operation and expansion of its business. The declaration and payment of future dividends will be at the discretion of the Board of Directors, subject to such factors as the Board of Directors may deem relevant, including future earnings, results of operations, capital requirements, the general financial condition of the Company, general business conditions and contractual restrictions, as well as such other factors as the Board of Directors may deem relevant. In addition, the Credit Facility prohibits the payment of dividends by the Company without the consent of the Agent. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     Prior to the Recapitalization, the Company's predecessor elected to be treated as a Subchapter S corporation under Section 1361(a) of the Internal Revenue Code of 1986, as amended. The aggregate amount of the shareholders' compensation and distributions were $4.2 million in 1992 and $5.5 million in 1993. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                    DILUTION


     The net tangible book value (deficit) of the Company at September 30, 1996, was approximately $(37.2) million, or $(12.75) per share of Common Stock. Net tangible book value (deficit) per share represents the amount of total assets of the Company, less: (i) goodwill and identifiable intangible assets; (ii) total liabilities (not including the deferred income tax liability recorded in accordance with SFAS 109, Accounting for Income Taxes, for differences between the assigned values and the tax bases of the indentifiable intangible assets recognized in purchase business combinations); and (iii) Convertible Preferred Stock, divided by the number of outstanding shares of Common Stock. The increase in net tangible book value (deficit) per share of $9.38 attributable to the Fourth Quarter Recent Acquisitions assumes those transactions were completed as of September 30, 1996. The decrease in net tangible book value (deficit) per share of $7.11 attributable to the issuance of the Restricted Stock in November 1996 assumes those issuances were made at September 30, 1996. The decrease in net tangible book value (deficit) per share of $0.30 resulted from the issuance of shares of Common Stock for loan fees related to the Credit Facility. The decrease in net tangible book value (deficit) per share of $7.67 attributable to the conversion of the Convertible Preferred Stock assumes the conversion of 3,088,116 shares of the Convertible Preferred Stock using a conversion rate of
1.8 for one, into Common Stock immediately prior to the consummation of this offering. After giving effect to the sale of 5,700,000 shares offered by the Company hereby at an assumed initial public offering price of $14.00 per share, and the application of estimated net proceeds therefrom, the pro forma net tangible book value (deficit) of the Company at September 30, 1996 would have been approximately $(8.3) million, or $(0.49) per share. This represents an immediate decrease in net tangible book value (deficit) of $6.56 per share to existing stockholders and an immediate dilution of $14.49 per share to new investors. The following table illustrates the per share dilution:



    Assumed initial public offering price per share..............................            $ 14.00
    Net tangible book value (deficit) per share at September 30, 1996............  $(12.75)
    Pro Forma (increase) decrease in net tangible book value (deficit)
      attributable to:
      Fourth Quarter Recent Acquisitions.........................................    (9.38)
      Issuance of Restricted Stock...............................................     7.11
      Issuance of Common Stock for loan fees.....................................     0.30
      Conversion of Convertible Preferred Stock..................................     7.67
      New investors..............................................................     6.56
                                                                                   -------
    Pro forma net tangible book value (deficit) per share after the offering.....              (0.49)
                                                                                              ------
    Dilution per share to new investors..........................................            $ 14.49
                                                                                              ======



     The pro forma net tangible book value (deficit) per share after this offering would be further decreased by ($1.09), in the event the deferred income tax liabilities related to the Recent Acquisitions were deducted from total assets, resulting in an immediate dilution of $15.58 per share to new investors.


     The following table sets forth, on a pro forma basis, at September 30, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing holders of Common Stock and by new investors purchasing shares of Common Stock offered hereby:


                                                 SHARES PURCHASED        TOTAL CONSIDERATION        AVERAGE
                                               --------------------     ----------------------       PRICE
                                                 NUMBER     PERCENT        AMOUNT      PERCENT     PER SHARE
                                               ----------   -------     ------------   -------     ---------
    Existing stockholders(1).................  11,351,356     66.6%     $ 31,809,300     28.5%      $  2.80
    New investors(1).........................   5,700,000     33.4        79,800,000     71.5         14.00
                                               ----------     ----       -----------     ----
             Total...........................  17,051,356    100.0%     $111,609,300    100.0%
                                               ==========     ====       ===========     ====


---------------


(1) Includes 5,558,609 shares of Common Stock that will be issued upon conversion of the Convertible Preferred Stock, 957,299 shares issued in connection with the Fourth Quarter Recent Acquisitions, 1,833,433 Restricted Shares issued pursuant to the Restricted Stock Agreements and 85,999 shares issued for loan fees related to the Credit Facility. See "Certain Transactions -- Recapitalization," and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Acquisitions." The sale of Common Stock by the Selling Stockholders in this offering will reduce the number of shares held by the existing stockholders to 10,851,356, or 63.6% of the total number of shares of Common Stock to be outstanding after this offering, and will increase the number of shares to be purchased by new investors to 6,200,000 or 36.4% of the total shares of Common Stock to be outstanding after this offering. See "Principal and Selling Stockholders."



     The foregoing tables assume no exercise of outstanding options. At September 30, 1996, there were outstanding options to purchase 912,611 shares of Common Stock at a weighted average exercise price of $3.85 per share. Options to purchase 90,000 shares are exercisable at September 30, 1996. See
"Management -- Option Plan" and Note 11 of Notes to Consolidated Financial Statements.

                                 CAPITALIZATION


     The following table sets forth the consolidated capitalization of the Company as of September 30, 1996, (i) on an actual basis (ii) on a pro forma basis assuming the Fourth Quarter Recent Acquisitions and the Fourth Quarter Stock Issuances had been consummated on September 30, 1996 and (iii) on a pro forma basis, as adjusted to give effect to the conversion of the Convertible Preferred Stock and the sale of the Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Unaudited Pro Forma Consolidated Financial Data, the Consolidated Financial Statements and related notes thereto and the other financial information included elsewhere in this Prospectus.



                                                                        SEPTEMBER 30, 1996
                                                                ----------------------------------
                                                                                        PRO FORMA
                                                                 ACTUAL    PRO FORMA   AS ADJUSTED
                                                                --------   ---------   -----------
                                                                (IN THOUSANDS, EXCEPT SHARE DATA)
Credit Facility(1)............................................  $ 30,844   $  80,241    $  20,452
Senior Notes(1)...............................................     3,500       3,500           --
Junior Notes(1)...............................................     7,500       7,500           --
Subordinated Notes(2).........................................     2,840       4,677        4,677
Note payable(3)...............................................        --         113          113
Convertible Preferred Stock:
  Series A 6% redeemable cumulative convertible preferred
     stock, $.01 par value, 5,000,000 shares authorized;
     3,088,116 shares issued and outstanding at September 30,
     1996(4)(5)...............................................     6,123       6,123           --
Common stockholders' equity (deficit):
  Common stock, $.01 par value, 8,000,000 shares authorized;
     2,916,016 issued and outstanding; 5,792,747 shares issued
     and outstanding, pro forma and 17,051,356 shares issued
     and outstanding pro forma as adjusted(5)(6)..............        29          58          171
  Additional paid-in capital -- accumulated deficit remaining from conversion from Subchapter S corporation tax
     status(8)................................................   (13,253)     10,683       87,482
  Note receivable from executive officer(7)...................      (270)       (270)        (270)
  Retained earnings(8)........................................     4,078       4,078        4,078
                                                                --------    --------      -------
          Total common stockholders' equity (deficit).........    (9,416)     14,549       91,461
                                                                --------    --------      -------
          Total capitalization................................  $ 41,391   $ 116,703    $ 116,703
                                                                ========    ========      =======


---------------


(1) The increase of $49.4 million in the Credit Facility between Actual and Pro Forma relates to borrowings under the Credit Facility in connection with the Fourth Quarter Recent Acquisitions. The decrease in the Credit Facility and Senior and Junior Notes from the Pro Forma to the Pro Forma As Adjusted, results from the application of the estimated net proceeds of the offering to the Company. See "Use of Proceeds."


(2) Includes current maturities of $782,000 actual and $1.1 million pro forma.


(3) Represents a note assumed in connection with the acquisition of Gulf Coast. See Notes 7 and 9 to the financial statements of Fernandez and Kalemeris, P.A. d/b/a Gulf Coast Pathology Associates.


(4) Prior to the consummation of this offering, the holders of the Convertible Preferred Stock will convert the shares of Convertible Preferred Stock into 5,558,609 shares of Common Stock. See "Principal and Selling Stockholders" and "Certain Transactions -- Preferred Stockholders."


(5) Immediately prior to the consummation of this offering, the Company will amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock to 30,000,000 and to provide for 2,000,000 shares of Preferred Stock. See "Description of Capital Stock."


(6) Excludes (i) 1,620,000 shares of Common Stock reserved for issuance under the Option Plan, of which options to purchase 912,611 shares and 972,011 shares of Common Stock have been granted at

     September 30, 1996 and September 30, 1996 on a pro forma basis, respectively, and options to purchase 90,000 shares of Common Stock were exercisable at September 30, 1996 and (ii) 180,000 shares of Common Stock reserved for issuance under the Director Option Plan, of which no options have been granted. See "Management -- Option Plan" and "-- Director Option Plan." Includes 1,833,433 shares of Common Stock issued in November 1996 pursuant to the Restricted Stock Agreements that resulted in the surrender of contingent rights to receive Contingent Shares. See "Management's Discussion and Analysis of Financial Condition and Results of
     Operations -- Recent Acquisitions."


(7) Represents a loan to the Chief Executive Officer in connection with his purchase of Common Stock. See "Certain Transactions."


(8) The Recapitalization resulted in a charge of approximately $24.0 million to retained earnings as a distribution to the common stockholders at that time. The remaining deficit was transferred to additional paid-in capital upon conversion from Subchapter S corporation tax status in 1994. See Note 1 to the Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The Selected Consolidated Financial Data set forth below as of and for each of the four years in the period ended December 31, 1995 and as of and for the nine months ended September 30, 1996, have been derived from the Company's consolidated financial statements, audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are included in this Prospectus and elsewhere in the Registration Statement. The Selected Consolidated Financial Data of the Company as of and for the year ended December 31, 1991 and as of and for the nine months ended September 30, 1995 have been derived from the unaudited consolidated financial statements of the Company which, in the opinion of the Company, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results for any other interim period or full year. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Unaudited Pro Forma Condensed Consolidated Financial Data, the Consolidated Financial Statements and the related notes thereto and the other financial information included elsewhere in this Prospectus.


                                                                                              NINE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                             ----------------------------------------------   -----------------
                                              1991     1992      1993     1994(1)    1995      1995      1996
                                             ------   -------   -------   -------   -------   -------   -------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenue................................  $8,070   $11,443   $13,419   $14,461   $16,024   $12,176   $20,840
Operating costs:
  Cost of services.........................   4,800     8,791    10,803     6,780     8,271     6,147    10,234
  Selling, general and administrative
    expense................................   1,640     1,696     1,634     2,287     2,644     1,931     4,026
  Provision for doubtful accounts..........     234       787       953     1,003     1,161       910     1,655
  Amortization expense.....................      --        --        --        --        --        --       357
                                             ------   -------   -------   -------   -------   -------   -------
         Total operating costs.............   6,674    11,274    13,390    10,070    12,076     8,988    16,272
                                             ------   -------   -------   -------   -------   -------   -------
Income from operations.....................   1,396       169        29     4,391     3,948     3,188     4,568
Interest expense...........................    (121)      (62)      (48)   (1,584)   (1,504)   (1,151)   (1,637)
Other income (expense), net................      (2)       10         9       (46)      (46)      (13)     (143)
                                             ------   -------   -------   -------   -------   -------   -------
Income (loss) before income taxes..........   1,273       117       (10)    2,761     2,398     2,024     2,788
Provision for income taxes(2)..............      --        --        --       696       900       759     1,075
                                             ------   -------   -------   -------   -------   -------   -------
Net income (loss)..........................  $1,273   $   117   $   (10)  $ 2,065   $ 1,498   $ 1,265   $ 1,713
                                             ======   =======   =======   =======   =======   =======   =======
Supplemental pro forma data:(3)
  Pro forma net income per share...........                                         $   .19   $   .16   $   .20
                                                                                    =======   =======   =======
  Pro forma weighted average shares
    outstanding............................                                           8,085     8,085     8,555
                                                                                    =======   =======   =======


                                                               DECEMBER 31,
                                              ----------------------------------------------       SEPTEMBER 30,
                                               1991     1992     1993    1994(1)      1995             1996
                                              ------   ------   ------   --------   --------       -------------
                                                                        (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................  $   99   $  113   $  322   $    103   $     58          $   193
Total assets................................   2,116    2,437    2,676     10,264      9,992           50,793
Long term debt, including current portion...     826      752      513     17,005     15,146           44,684
Convertible Preferred Stock(4)..............      --       --       --      5,735      6,085            6,123
Stockholders' equity (deficit)(1)...........   1,052    1,169      913    (13,281)   (12,133)          (9,416)

(1) In connection with the Recapitalization, the Company: (i) issued 3,208,120 shares of Convertible Preferred Stock for $5.5 million; (ii) issued to the purchasers of Convertible Preferred Stock $7.5 million principal amount of the Junior Notes; (iii) issued 1,425,600 shares of Common Stock for $1.0 million; (iv) issued to the purchasers of Common Stock (a) $3.5 million principal amount of the Senior Notes and (b) $2.5 million principal amount of ALA Contingent Notes; and (v) made cash distributions to the purchasers of Common Stock of approximately $20.5 million financed partially by borrowings under the line of credit with the First National Bank of Boston. The Company recorded a charge of approximately $24.0 million to retained earnings as a distribution to the holders of Common Stock. Cost of services includes $2.1 million, $3.1 million and $4.4 million in 1991, 1992 and 1993, respectively, representing compensation paid to stockholders in excess of the compensation of such stockholders following the Recapitalization. Net income for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1995 and 1996 does not reflect dividends payable on the Convertible Preferred Stock. See "Certain Transactions -- Recapitalization" and Note 1 to Consolidated Financial Statements.
(2) Prior to the Recapitalization, the Company elected to be taxed as a Subchapter S corporation for federal income tax purposes and, accordingly, the consolidated statements of operations in 1992 and 1993 and a portion of 1994 do not include a provision for income taxes.
(3) For all periods presented, pro forma net income per share is computed on the basis of the weighted average number of shares of common stock and common stock equivalents, including (i) the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock; (ii) Common Stock issued by the Company during the 12 months immediately preceding the date of this Prospectus; (iii) the Restricted Stock issued in connection with the five Recent Acquisitions completed prior to September 30, 1996; and (iv) shares of Common Stock which become issuable pursuant to the grant of Common Stock options, using the treasury stock method and an assumed initial public offering price of $14.00 per share.
(4) Includes Convertible Preferred Stock of $5.2 million plus accrued and unpaid dividends of $925,000 at September 30, 1996.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA


    The following Unaudited Pro Forma Consolidated Balance Sheet at September 30, 1996 and the Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 1995 and the nine months ended September 30, 1996 give effect to: (i) the Recent Acquisitions, including the acquisitions of D&P, Derrick, FPA, Volusia, Seidenstein, Gulf Cost, SkinPath Pathology Associates, CPI, Richfield Labs and Freeman; and (ii) the consummation of this offering and the application of the estimated net proceeds therefrom as if these transactions had occurred at January 1, 1995 with respect to the consolidated statements of operations and as if the Fourth Quarter Recent Acquisitions had been completed on September 30, 1996 with respect to the Pro Forma Consolidated Balance Sheet. See "The Company -- Recent Acquisitions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Acquisitions." The Unaudited Pro Forma Consolidated Financial Data should be read in conjunction with the Consolidated Financial Statements and related notes thereto.


    Three Recent Acquisitions are PA Contractors. The financial statements of these Practices will be consolidated with the Company because AmeriPath has unilateral control over the assets and operations of the PA Contractors. Notwithstanding the lack of voting control by AmeriPath, consolidation is necessary to present fairly the financial position and results of operations of the Company because of the existence of a parent-subsidiary relationship by means other than record ownership of the PA Contractors' voting stock. Control of the PA Contractors is permanent, rather than temporary, under the terms of purchase agreements, management agreements, trust agreements and other agreements executed in connection with the acquisition transactions. See Note 2 to the Consolidated Financial Statements.

    The Unaudited Pro Forma Consolidated Data has been prepared by the Company based, in part, on the financial statements of the Recent Acquisitions which financial statements are included elsewhere in the Prospectus, adjusted where necessary to the Company's basis of accounting policies used in the Consolidated Financial Statements. The Unaudited Pro Forma Consolidated Data is not intended to be indicative of the results that would have occurred if the Recent Acquisitions had occurred on the dates indicated or which may be realized in the future.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1996
                                 (IN THOUSANDS)


                                                     FOURTH         ACQUISITION
                                                     QUARTER         PRO FORMA      PRO FORMA      OFFERING       PRO FORMA
                                    HISTORICAL   ACQUISITIONS(A)   ADJUSTMENTS(B)     TOTAL     ADJUSTMENTS(C)   AS ADJUSTED
                                    ----------   ---------------   --------------   ---------   --------------   -----------
ASSETS
Current Assets:
  Cash and cash equivalents.......   $    193        $ 3,815          $     --      $  4,008       $     --       $   4,008
  Accounts receivable, net........      7,944          5,438                --        13,382             --          13,382
  Inventories.....................        142             --                --           142             --             142
  Other current assets............        840            252                --         1,092             --           1,092
                                      -------        -------           -------      --------       --------        --------
        Total current assets......      9,119          9,505                --        18,624             --          18,624
Property and equipment, net.......      3,055            887                --         3,942             --           3,942
Goodwill, net.....................     10,068            345            48,084        58,497             --          58,497
Identifiable intangibles, net.....     26,726             --            33,200        59,926             --          59,926
Other.............................      1,825            113               220(d)      2,158             --           2,158
                                      -------        -------           -------      --------       --------        --------
        Total assets..............   $ 50,793        $10,850          $ 81,504      $143,147       $     --       $ 143,147
                                      =======        =======           =======      ========       ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Accounts payable and accrued
    expenses......................   $  4,406        $ 4,695          $    939(d)   $ 10,040       $     --       $  10,040
  Current portion of long-term
    debt..........................        782            300                --         1,082             --           1,082
  Deferred tax liability..........      1,152            496                --         1,648             --           1,648
  Other current liabilities.......        109             --             1,326         1,435             --           1,435
                                      -------        -------           -------      --------       --------        --------
        Total current
          liabilities.............      6,449          5,491             2,265        14,205             --          14,205
                                      -------        -------           -------      --------       --------        --------
Credit Facility...................     30,844             --            49,397        80,241         59,789          20,452
Senior Notes......................      3,500             --                --         3,500         (3,500)             --
Junior Notes......................      7,500             --                --         7,500         (7,500)             --
Subordinated Notes................      2,058            397             1,140         3,595             --           3,595
Note payable......................         --            113                --           113             --             113
Deferred tax liability............      3,735             --             9,586        13,321             --          13,321
                                      -------        -------           -------      --------       --------        --------
        Total long-term
          liabilities.............     47,637            510            60,123       108,270        (70,789)         37,481
                                      -------        -------           -------      --------       --------        --------
Convertible Preferred Stock.......      6,123             --                --         6,123         (6,123)             --
Total common stockholders' equity
  (deficit).......................     (9,416)         4,849            19,116        14,549         76,912          91,461
                                      -------        -------           -------      --------       --------        --------
        Total liabilities and
          stockholders' equity
          (deficit)...............   $ 50,793        $10,850          $ 81,504      $143,147       $     --       $ 143,147
                                      =======        =======           =======      ========       ========        ========


   See accompanying notes to unaudited pro forma consolidated financial data.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                          YEAR ENDED DECEMBER 31, 1995
                           -------------------------------------------------------------------------------------------
                                            RECENT          PRO FORMA                       OFFERING        PRO FORMA
                           HISTORICAL   ACQUISITIONS(E)   ADJUSTMENTS(F)       PRO FORMA   ADJUSTMENTS     AS ADJUSTED
                           ----------   ---------------   --------------       ---------   -----------     -----------
Net revenue..............   $ 16,024        $68,042          $ (1,785)          $82,281      $    --         $82,281
Operating costs:
  Cost of services.......      8,271         46,011           (16,522)           37,760           --          37,760
  Selling, general and
    administrative
    expense..............      2,644         10,773              (684)           12,733           --          12,733
  Provision for doubtful
    accounts.............      1,161          6,634               (93)            7,702           --           7,702
  Amortization expense...                                       4,536(g)          4,536           --           4,536
                             -------        -------          --------           -------       ------         -------
         Total operating
           costs.........     12,076         63,418           (12,763)           62,731           --          62,731
                             -------        -------          --------           -------       ------         -------
Income from operations...      3,948          4,624            10,978            19,550           --          19,550
Interest expense.........     (1,504)          (126)           (7,146)(h)        (8,776)       6,112(k)       (2,664)
Other income (expense),
  net....................        (46)           185              (116)(i)            23           19(l)           42
                             -------        -------          --------           -------       ------         -------
Income before income
  taxes..................      2,398          4,683             3,716            10,797        6,131          16,928
Provision for income
  taxes..................        900            476             3,355(j)          4,731        2,391(j)        7,122
                             -------        -------          --------           -------       ------         -------
Net income...............   $  1,498        $ 4,207          $    361           $ 6,066      $ 3,740         $ 9,806
                             =======        =======          ========           =======       ======         =======
Supplemental pro forma
  data:
  Pro forma net income
    per share............   $    .19                                            $   .50                      $   .55
                             =======                                            =======                      =======
  Pro forma weighted
    average shares
    outstanding(m).......      8,085                                             12,042                       17,742
                             =======                                            =======                      =======



                                                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                           -------------------------------------------------------------------------------------------
                                            RECENT          PRO FORMA                       OFFERING        PRO FORMA
                           HISTORICAL   ACQUISITIONS(E)   ADJUSTMENTS(F)       PRO FORMA   ADJUSTMENTS     AS ADJUSTED
                           ----------   ---------------   --------------       ---------   -----------     -----------
Net revenue..............   $ 20,840        $43,487          $ (1,011)          $63,316      $    --         $63,316
Operating costs:
  Cost of services.......     10,234         29,683           (10,965)           28,952           --          28,952
  Selling, general and
    administrative
    expense..............      4,026          7,772            (1,141)           10,657           --          10,657
  Provision for doubtful
    accounts.............      1,655          4,149                --             5,804           --           5,804
  Amortization expense...        357             20             3,009(g)          3,386           --           3,386
                             -------        -------          --------           -------       ------         -------
         Total operating
           costs.........     16,272         41,624            (9,097)           48,799           --          48,799
                             -------        -------          --------           -------       ------         -------
Income from operations...      4,568          1,863             8,086            14,517           --          14,517
Interest expense.........     (1,637)           (71)           (4,521)(h)        (6,229)       4,472(k)       (1,757)
Other income (expense),
  net....................       (143)            27                58(i)            (58)          14(l)          (44)
                             -------        -------          --------           -------       ------         -------
Income before income
  taxes..................      2,788          1,819             3,623             8,230        4,486          12,716
Provision for income
  taxes..................      1,075            259             2,247(j)          3,581        1,750(j)        5,331
                             -------        -------          --------           -------       ------         -------
Net income...............   $  1,713        $ 1,560          $  1,376           $ 4,649      $ 2,736         $ 7,385
                             =======        =======          ========           =======       ======         =======
Supplemental pro forma
  data:
  Pro forma net income
    per share............   $    .20                                            $   .39                      $   .42
                             =======                                            =======                      =======
  Pro forma weighted
    average shares
    outstanding(m).......      8,555                                             12,042                       17,742
                             =======                                            =======                      =======


   See accompanying notes to unaudited pro forma consolidated financial data.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA


(a)  Represents the historical balance sheets of the Fourth Quarter Recent Acquisitions as if the transactions had occurred as of September 30, 1996.
(b)  Reflects the total estimated costs of $72.2 million for the Fourth Quarter Recent
     Acquisitions consisting of (i) $49.4 million in cash, (ii) $1.5 million principal amount of Subordinated Notes, (iii) $9.2 million of Common Stock (957,299 shares); (iv)
     $10.9 million of Restricted Stock (1,399,036 shares) pursuant to the Restricted Stock
     Agreements; and (v) $1.2 million of estimated transaction costs. The aggregate purchase price has been allocated, on a preliminary basis, to the net assets acquired based on their estimated fair market value and to identifiable intangible assets based on reports of independent consultants. The allocation of the purchase price is preliminary, while the Company continues to obtain the information to determine the fair value of the assets acquired and liabilities assumed. The identifiable intangible assets relate to hospital contracts, physician referral lists and laboratory contracts acquired in the Recent Acquisitions. The remaining $48.4 million of the unallocated purchase price has been recorded as goodwill. The Company expects to perform a final analysis of the purchase price and does not anticipate material changes to the preliminary allocation. In addition, the Company issued $3.4 million of additional
     Restricted Stock (434,398 shares) related to the five Recent Acquisitions completed prior to September 30, 1996 pursuant to the Restricted Stock Agreements. The following summarizes the acquisition pro forma adjustments related to the above transactions (in thousands):
    Total estimated costs for the Fourth Quarter Recent
      Acquisitions............................................                      $ 72,239
    Add: additional Restricted Stock..........................                         3,379
    Net assets of Fourth Quarter Recent Acquisitions..........        4,849
    Net assets distributable to former owners.................       (1,326)
    Repayment of Fourth Quarter Recent Acquisition debt.......          397
    Goodwill recorded in the historical financial statements
      of Fourth Quarter Recent Acquisitions...................         (345)
                                                                   --------
    Less: net tangible assets acquired........................                         3,575
                                                                                    --------
    Net intangible assets acquired............................                        72,043
    Add: deferred tax liability recorded on identifiable
      intangibles.............................................                         9,586
                                                                                    --------
    Total intangible assets...................................                        81,629
    Less identifiable intangible assets.......................                        33,200
                                                                                    --------
    Estimated goodwill........................................                        48,429
    Less: goodwill recorded in the historical financial
      statements of Fourth Quarter Recent Acquisitions........                           345
                                                                                    --------
    Adjustment to increase goodwill...........................                      $ 48,084
                                                                                    ========
     In connection with certain Fourth Quarter Recent Acquisitions, net assets of $1.3 million included in the historical financial statements of those acquired Practices are distributable to the sellers of such Practices, in accordance with the acquisition agreements.
(c)  Reflects the conversion of the Convertible Preferred Stock and the sale of the Shares offered by the Company hereby, at an assumed initial public offering price of $14.00 per share, and the application of the estimated net proceeds therefrom, as if both transactions had occurred on September 30, 1996.



                                                                             (IN THOUSANDS)
                                                                             --------------
    Gross proceeds from this offering......................................     $ 79,800
    Underwriting discounts and commissions.................................       (5,586)
    Estimated expenses of this offering....................................       (2,500)
                                                                                --------
              Net proceeds.................................................       71,714
    Repayment of Junior Notes..............................................       (7,500)
    Repayment of Senior Notes..............................................       (3,500)
    Payment of Convertible Preferred Stock cumulative dividends............         (925)
    Repayment of Credit Facility...........................................      (59,789)
                                                                                --------
              Net increase in cash and cash equivalents....................     $     --
                                                                                ========
(d)  Included is the $1.2 million of transaction costs (Note b) and the effect of the issuance of 85,999 shares of Common Stock for loan fees related to the Credit Facility of $480,000, of which $260,000 reduced accounts payable and accrued expenses and
     $220,000 increased deferred debt issue costs included in other assets. Such shares have been recorded at their estimated fair market value at the date of the respective credit facility agreement and amendments thereto. See "Management's Discussion and Analysis of
     Financial Condition and Results of Operations -- Liquidity and Capital Resources."

(e)  With respect to the year ended December 31, 1995, represents the historical results of operations of the Recent Acquisitions as if these transactions occurred at January 1,
     1995; with respect to the nine months ended September 30, 1996, represents the historical results of operations of the Recent Acquisitions from January 1, 1996 through the date of acquisition for the five Recent Acquisitions completed prior to
     September 30, 1996 and through September 30, 1996 for the Fourth Quarter Recent
     Acquisitions.
(f)  The pro forma adjustments to net revenue, cost of services, selling, general and administrative expense and the provision for doubtful accounts include adjustments to:
     (1) exclude the net revenue and related expenses attributable to an inpatient laboratory in a hospital that was closed (the "Closed Hospital") prior to the date of acquisition of Derrick; (2) eliminate the net revenue and related expenses attributable to the dermatology practice of Beno Michel, M.D. (the "Derm Practice") that were included in the historical financial statements of CPI, but will not be included in the operations of the Company; (3) eliminate certain non recurring expenses directly related to the Recent Acquisitions and related transactions ("Non Recurring"); and (4)
     reduce cost of services to reflect the reduction in physician compensation, including bonuses and other compensation, to the amounts that will be paid to the Affiliated
     Physicians after the acquisition of the Practices in accordance with their employment agreements with the Company ("Physician Compensation"). The following table summarizes these adjustments:


                                                   CLOSED                                     PHYSICIAN
                 DECEMBER 31, 1995                HOSPITAL   DERM PRACTICE   NON RECURRING   COMPENSATION    TOTAL
    --------------------------------------------  --------   -------------   -------------   ------------   --------
                                                                           (IN THOUSANDS)
    Net revenue.................................   $ (551)      $(1,234)        $    --        $     --     $ (1,785)
    Cost of services............................       --          (906)             --         (15,616)     (16,522)
    Selling, general and administrative
      expense...................................      (41)         (151)           (492)             --         (684)
    Provision for doubtful accounts.............      (93)           --              --              --          (93)
    SEPTEMBER 30, 1996
    Net revenue.................................   $   --       $(1,011)        $    --        $     --     $ (1,011)
    Cost of services............................       --          (775)             --         (10,190)     (10,965)
    Selling, general and administrative
      expense...................................       --          (125)         (1,016)             --       (1,141)
(g)  Represents the amortization expense for both net identifiable intangible assets and goodwill. The net identifiable intangible assets total approximately $59.9 million and are being amortized over periods ranging from 10 to 40 years. The amortization periods of identifiable intangible assets were estimated by the Company based on reports of independent consultants. In determining amortization periods the Company considered each Practice's operating history, contract renewals, stability of physician referral lists and industry statistics. The values were determined using a discounted cash flow valuation model. The goodwill is approximately $58.5 million and is being amortized over periods ranging from 15 to 35 years. The amortization periods for goodwill were determined by the Company with consideration given to the lives assigned to the identifiable intangible assets, the reputation of each Practice, the length of each
     Practice's operating history, and the potential of the market in which the acquired
     Practice is located. In addition, the adjustment includes the estimated amortization of goodwill related to the Contingent Notes which would have been payable based on the
     Recent Acquisitions' pro forma profitability. The following table summarizes the values assigned to each of the identifiable intangible assets and goodwill and the related weighted average amortization periods.




                                                                              WEIGHTED
                                                                              AVERAGE
                                                                            AMORTIZATION
                                                               VALUE           PERIOD
                                                           --------------   ------------
                                                           (IN THOUSANDS)
      Hospital contracts.................................     $ 28,950          36.5
      Physician referral lists...........................       28,931          18.7
      Laboratory contracts...............................        2,300          10.0
      Goodwill...........................................       58,575          34.2
                                                           --------------
                Total....................................     $118,756
                                                           ==============

(h)  Represents interest expense related to amounts borrowed to finance the Recent
     Acquisitions as if such borrowings had occurred as of the beginning of the periods presented. The amount of the outstanding borrowings under the Credit Facility represents cash of approximately $78.6 million for the purchase prices of the Recent
     Acquisitions and related transaction fees at an interest rate of 8.5% and 8.25% for
     1995 and for the nine months ended September 30, 1996, respectively. In addition, the adjustment includes interest expense in connection with the Subordinated Notes.
(i)  Represents an adjustment to record the amortization of deferred debt issuance costs as if the current Credit Facility was in place from the beginning of the periods presented.
(j)  Represents the incremental tax effect of the pro forma and offering adjustments related to the Recent Acquisitions and the provision for income taxes related to three Recent
     Acquisitions for the year ended December 31, 1995 and two Recent Acquisitions for the nine months ended September 30, 1996, none of which provided for such taxes in their historical financial statements because of the election by such entities to be taxed as
     Subchapter S corporations for federal income tax purposes.
(k)  Reflects a reduction in interest expense in connection with the repayment of certain outstanding debt of the Company with the estimated net proceeds of this offering as described under "Use of Proceeds," as if the transactions had occurred as of the beginning of the periods presented.
(l)  Reflects the elimination of the amortization of deferred debt issuance costs related to the repayment of the principal amounts of the Junior Notes and Senior Notes with a portion of the estimated net proceeds of this offering.
(m)  For all periods presented, pro forma net income per share is computed based on the weighted average numbers of shares of common stock and common stock equivalents, including (i) the number of shares of Common Stock issuable upon conversion of the
     Convertible Preferred Stock; (ii) Common Stock issued by the Company during the 12 months immediately preceding the date of this Prospectus; (iii) the Restricted Stock;
     and (iv) shares of Common Stock which become issuable pursuant to the grant of Common
     Stock options, using the treasury stock method and an assumed initial public offering price of $14.00 per share.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion of the Company's results of operations and financial condition should be read in conjunction with the Unaudited Pro Forma Consolidated Financial Data, the Consolidated Financial Statements and related notes thereto and other financial information included elsewhere in this Prospectus.

INTRODUCTION

     Prior to implementing the acquisition program, the Company's operations consisted of providing outpatient anatomic pathology services, principally dermatopathology. With the Recent Acquisitions, the Company acquired three Practices that provide exclusively outpatient anatomic pathology services and eight Practices that provide both inpatient anatomic pathology services under exclusive contracts with hospitals as well as outpatient anatomic pathology services. The Company intends to pursue acquisitions of inpatient and outpatient anatomic pathology practices.

     The Company provides anatomic pathology and related histological services with particular emphasis on dermatopathology (diseases of the skin), hematopathology (diseases of the blood), and cytopathology (diseases of the cells), as well as surgical pathology (diagnostic services in connection with surgical procedures).

     Outpatient pathology services are performed in free-standing, independent pathology laboratories owned and operated by the Company or in hospital-owned laboratories operated by the Company. Services performed are billed to patients, Medicare, Medicaid, other third party payors, national clinical laboratories and attending physicians on a fee-for-service basis, which cover both the professional and technical components of such services.

     Inpatient pathology services are performed pursuant to exclusive contractual arrangements with hospitals. Net revenue for inpatient pathology services is dependent in large part on the level of inpatient admissions at the hospitals. Generally, such arrangements provide that a pathologist will provide diagnostic pathology services for the hospital's staff physicians and serve as the medical director of the hospital's laboratory with responsibility for the clinical laboratory and histology departments, as well as the hospital's blood bank and microbiology services. In exchange for these services, the Company bills patients, Medicare, Medicaid and other third party payors for the professional component of the services provided by the pathologists on a fee-for-service basis. In certain cases, the Company is paid an annual fee for an Affiliated Physician to serve as the medical director of the laboratory. Currently, the aggregate annual amount of such fees is approximately $1.9 million.

     The Company typically bills government programs (principally Medicare and Medicaid), indemnity insurance companies, managed care organizations, national clinical laboratories, physicians and patients. Net revenue differs from amounts billed for services due to: (i) Medicare and Medicaid reimbursements at annually established rates; (ii) payments from managed care organizations at discounted fee-for-service rates; (iii) negotiated reimbursement rates with other third party payors; (iv) rates negotiated under sub-contracts with national clinical laboratories for the provision of anatomic pathology services; and (v) discounted and uncollectible amounts, principally from private pay patients.

     In recent years, there has been a shift away from traditional indemnity insurance companies to managed care as employers and other payors move their participants into lower cost plans. The Company benefits more from patients covered by Medicare and traditional indemnity insurance than managed care organizations and national clinical laboratories, many of whom contract with managed care organizations to provide anatomic pathology services. The Company has contracts with managed care organizations and national clinical laboratories and is attempting to increase the number of such contracts in an attempt to increase test volume. Since the majority of the Company's operating costs are fixed, increases in volume resulting from contracts at discounted rates enhance the Company's profitability. Historically, net revenue from capitated contracts has represented an insignificant amount of net revenue. See "Risk
Factors -- Reliance upon Government Programs."

     The Company estimates that, on a pro forma basis for the nine months ended September 30, 1996, approximately one-third of net revenue was attributable to government sponsored healthcare programs (principally Medicare and Medicaid). The federal government sets reimbursement rates for services performed for patients covered by Medicare on an annual basis. Medicare reimbursement rates may also impact Medicaid and other reimbursement rates. From 1993 through 1996, Medicare rates for the Company's primary reimbursement code in Florida increased, on average, 4.0% per year. Effective January 1, 1997, the same Medicare reimbursement rate is scheduled to decrease by 5.3% to 6.0% in Florida, where a majority of the Company's net revenue from Medicare is derived. The Company plans to mitigate the adverse effects of the reimbursement reduction on net revenue and earnings through implementation of its strategy, specifically
(i) increasing marketing efforts to expand referral services and (ii) reducing costs through implementation of operating and production efficiencies. While the Company cannot predict future Medicare reimbursement rates, the Company believes it will be able to offset any future reimbursement rate decreases by increasing net revenue and maintaining profitability of the Practices through implementation of its strategies. No assurance can be given that the Company will be able to maintain or increase its net revenue or profitability.

     Prior to the Recapitalization, the Company elected to be treated as a Subchapter S corporation for federal income tax purposes and accordingly was not subject to federal and certain state income taxes during such period. During 1996 the Company ceased the unprofitable operation of a clinical laboratory and acquired one Practice whose operations include two outpatient clinical laboratories. Many anatomic pathology practices operate clinical pathology laboratories incidental to their businesses. In implementing its acquisition strategy, the Company may acquire other practices that provide outpatient clinical pathology services. The Company believes that operating clinical laboratories will continue to be incidental to its business. See "Business -- Government Regulation."

RECENT ACQUISITIONS


     The Recent Acquisitions were funded with various combinations of cash, Common Stock, debt and contingent consideration. The aggregate non-contingent purchase price paid for the Recent Acquisitions was approximately $108.0 million, $78.6 million of which was paid in cash, $4.5 million of which was paid in Subordinated Notes and $24.9 million of which was paid in shares of Common Stock, at a weighted average price of $6.41 per share. The cash portion of the purchase prices was financed with borrowings under the Credit Facility. The Contingent Notes are payable based upon the Practices' achievement of specified profitability objectives over periods ranging from 1996 to 2001. The contingent payments vary in duration of payment and the minimum and maximum amounts to be paid upon the achievement of profitability objectives relating to the Practice. Generally, the amount of the contingent consideration to be paid cannot be determined until the earlier of the termination of the contingency period or until a profitability objective has been met. If the Practices achieve minimum specified profitability objectives, the Company would be obligated to make aggregate contingent payments of at least $12.2 million between 1997 and 2001. No amounts would be paid if the minimum profitability objectives are not met. If the Practices achieve the maximum profitability objectives, the Company would make aggregate contingent payments of $30.4 million between 1997 and 2001. Since the profitability criteria are calculated on a cumulative basis over the period of the Contingent Notes, the performance of a Practice in one year may affect the payment of the Contingent Notes in another year. In the event the profitability criteria for a Practice are not met in a particular year, the shortfall in that year may be satisfied by excess profitability in a later year in which event a payment would be made in that later year. To the extent that the maximum profitability criteria are exceeded in any particular year, the amount of the excess will be carried backward to a prior year when the profitability criteria were not satisfied or forward to a subsequent year in determining whether the profitability criteria for such year have been met. This cumulative effect may cause contingent payments to be made with respect to a year in which profitability criteria would not have been met if such year was evaluated separately, and could cause contingent payments with respect to multiple years to become due in a single or later year. Additional consideration, if any, paid in cash under these contingent arrangements will be accounted for as an additional purchase price for the Practice. The Company believes that the incremental cash generated from operations will be sufficient to satisfy the payment, if any, of the contingent obligations in any one year period. See "Risk Factors -- Unpaid Contingent Acquisition Consideration." Such payments, if any, will result in a corresponding increase in goodwill and the related amount of amortization thereof in periods following the payment.

     AmeriPath has management agreements with three PA Contractors in Texas and Ohio (the "PA Management Agreements"). In Texas, the Texas PA is owned by an Affiliated Physician. In Ohio, the PA Contractors are owned by a trust, of which AmPath is the sole beneficiary. Under the PA Management Agreements, the Company has control over all non-medical functions of the PA Contractors, including all administrative, management, billing and support functions. The PA Contractors pay AmeriPath a management fee for its services. In Ohio, the fee is equal to the net revenue of the pathology practice. In Texas, the management fee consists of a flat base fee, which is determined on an annual basis according to the operating plan of the Practice, and a performance-based percentage fee, which may be paid if the performance of the Practice exceeds budgeted targets. The management fee may be adjusted from time to time. Each of the PA Management Agreements have terms of 40 years and are subject to renegotiation at the end of such term. See "Business -- Government Regulation," "Risk Factors -- Government Regulation" and "Risk Factors -- Dependence on Pathologists."



     Other than the acquisition of the assets of D&P, each of the Recent Acquisitions represented the purchase of all of the outstanding capital stock of the acquired entity. See "Business-Affiliation Structure." Each of the Recent Acquisitions was accounted for as a purchase of the underlying net assets. The Recent Acquisitions have resulted in a significant increase in intangible assets. At September 30, 1996, net intangible assets were $36.8 million, including $26.7 million of net identifiable intangible assets and $10.1 million of goodwill, principally due to the Recent Acquisitions completed in the nine months ended September 30, 1996. Virtually all of the aggregate purchase price of approximately $108.0 million was recorded as either net identifiable intangible assets or goodwill. For a discussion of the preliminary allocation of the purchase price in the Recent Acquisitions, see Note 3 to the Consolidated Financial Statements. At September 30, 1996, on a pro forma basis, approximately $59.9 million represents net identifiable intangible assets and $58.5 million represents goodwill. Net identifiable intangible assets include hospital contracts, physician referral lists and laboratory contracts acquired in connection with the Recent Acquisitions and will be amortized on a straight line basis over periods ranging from 10 to 40 years. For the year ended December 31, 1995, and the nine months ended September 30, 1996, amortization of net identifiable intangible assets on a pro forma basis for the Recent Acquisitions was $2.6 million and $2.0 million, respectively. Goodwill represents the excess of cost over the fair value of the net assets of the Recent Acquisitions and will be amortized on a straight line basis over periods ranging from 15 to 35 years. For the year ended December 31, 1995, and the nine months ended September 30, 1996 amortization of goodwill on a pro forma basis for the Recent Acquisitions was $1.9 million and $1.4 million, respectively. These amortization amounts will increase on an annual basis in the event that the contingent payments are made pursuant to the Contingent Notes. There can be no assurance that the value of the intangible assets will ever be realized by the Company. The Company will evaluate the carrying values attributed to intangible assets on an on-going basis. In the event of an impairment of the values attributed to goodwill or identifiable intangible assets, there would be a charge to earnings that could have a material adverse effect on the Company's financial condition and results of operations. See "Risk Factors -- Risks Related to Intangible Assets."



     To date, the Company has integrated certain aspects of the billing, sales and marketing, accounting, purchasing, insurance and courier functions of certain of the Practices. Integration of such functions has resulted in, among other things, greater efficiency in negotiating insurance coverage and effective marketing of the Practices to national clinical laboratories. In addition, the Company has taken steps to consolidate the accounting procedures and financial reporting systems of the Practices and is implementing cash management and other fiscal control programs. See "Business -- Regional Business Model" and
"Business -- Affiliation Structure."

PRACTICES


     As of December 31, 1996, the Company provides pathology services through 12
Practices:



                                                   AFFILIATED               HOSPITAL    OUTPATIENT      1995
         PRACTICE                 LOCATION         PHYSICIANS   PERSONNEL   CONTRACTS   LABORATORY   NET REVENUE
---------------------------  -------------------   ----------   ---------   ---------   ----------   -----------
                                                                                                         (IN
                                                                                                     THOUSANDS)


American Laboratory          Fort Lauderdale, FL     6           121          --          X            $16,024
  Associates
Cutaneous Pathology &        Beachwood, OH           3            15          --          X            $ 3,798
  Immunofluorescence
  Laboratory(1)
D&P Pathology                Fort Lauderdale, FL     9            9           3                        $ 2,548
Derrick and Associates       Orlando, FL             24          148          14          X            $21,706
  Pathology
Florida Pathology            Miami Beach, FL         2            14          1                        $ 3,055
  Associates
Freeman-Cockerell            Dallas, TX              2            40          --          X            $ 3,160
  Laboratories
Gulf Coast Pathology         Cape Coral, FL          5            31          3           X            $ 8,786
  Associates
Pathology Associates         Lexington, KY           8            57          16                       $ 4,934
Richfield Laboratory of      Cincinnati, OH          3            32          --          X            $ 6,202
  Dermatopathology
Drs. Seidenstein, Levine &   Fort Myers, FL          9            40          5                        $ 6,181
  Associates
SkinPath                     Birmingham, AL          3            22          1           X            $ 1,847
Volusia Pathology Group      Ormond Beach, FL        7            34          3           X            $ 5,825
                                                     --          ---          --                     -----------
          Totals                                     81          563  (2)     46                       $84,066
                                                   =======      =======     =======                  =========


---------------

(1) The net revenue of the dermatology practice ($1.2 million for 1995) less operating expenses is paid to the seller of this Practice.

(2) Does not include 22 administrative and executive personnel of AmPath.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain consolidated financial data as a percentage of net revenue (patient billings net of contractual allowances).

                                                               PERCENTAGE OF NET REVENUE
                                                     ---------------------------------------------
                                                                                     NINE MONTHS
                                                            YEAR ENDED             ENDED SEPTEMBER
                                                           DECEMBER 31,                  30,
                                                     -------------------------     ---------------
                                                     1993      1994      1995      1995      1996
                                                     -----     -----     -----     -----     -----
Net revenue........................................  100.0%    100.0%    100.0%    100.0%    100.0%
Operating costs:
  Cost of services.................................   80.5      46.9      51.6      50.5      49.1
  Selling, general and administrative expense......   12.2      15.8      16.5      15.9      19.3
  Provision for doubtful accounts..................    7.1       6.9       7.2       7.5       7.9
  Amortization expense.............................     --        --        --        --       1.7
                                                     -----     -----     -----     -----     -----
          Total operating costs....................   99.8      69.6      75.3      73.9      78.0
                                                     -----     -----     -----     -----     -----
Income (loss) from operations......................    0.2      30.4      24.7      26.1      22.0
Interest expense...................................   (0.4)    (11.0)     (9.4)     (9.4)     (7.9)
Other income (expense), net........................    0.1      (0.3)     (0.3)     (0.1)     (0.7)
                                                     -----     -----     -----     -----     -----
Income (loss) before income taxes..................   (0.1)     19.1      15.0      16.6      13.4
Provision for income taxes.........................     --       4.8       5.6       6.2       5.2
                                                     -----     -----     -----     -----     -----
Net income (loss)..................................   (0.1)%    14.3%      9.4%     10.4%      8.2%
                                                     =====     =====     =====     =====     =====

 Nine Months Ended September 30, 1996 as Compared to Nine Months Ended September 30, 1995

     The Company completed the acquisition of five Practices in the first nine months of 1996, the results of which are included in the Company's operating results from the date of acquisition. Changes in operations between the nine months ended September 30, 1995 and the nine months ended September 30, 1996 were primarily due to these acquisitions.


     Net revenue increased by $8.7 million, or 71.2%, to $20.8 million for the nine months ended September 30, 1996 from $12.2 million for the nine months ended September 30, 1995. The increase was attributable to $8.9 million from the five Recent Acquisitions, and $633,000 from same practice growth, offset by the decline in net revenue of $892,000 from the Company's clinical laboratory which ceased operations on May 31, 1996. Same practice net revenue increased $633,000, compared to the same period in 1995, due to an increase in test volume and an increase in the Medicare reimbursement rate for surgical biopsies of 2.6% which became effective on January 1, 1996. References to same practice mean Practices at which the Company provided services for the entire period for which the amount is calculated and the entire prior comparable period.


     Cost of services increased by $4.1 million, or 66.5%, to $10.2 million for the nine months ended September 30, 1996 from $6.1 million for the nine months ended September 30, 1995. The increase was attributable primarily to $4.8 million from the five Recent Acquisitions and a decrease of $690,000 attributable to the Company's clinical laboratory which ceased operations on May 31, 1996. Same practice cost of services decreased by $74,000 for the nine months ended September 30, 1996 compared to the same period in 1995 due to increased productivity by the Affiliated Physicians.


     Selling, general and administrative expense increased by $2.1 million, or 108.5%, to $4.0 million for the nine months ended September 30, 1996 from $1.9 million for the nine months ended September 30, 1995. Of this increase, $1.2 million, or 57.1%, was attributable to the Practices acquired during the nine months ended September 30, 1996. The remaining increase was due to the appointment of a Chief Executive Officer, as of January 1, 1996, increased staffing levels in marketing, billing and accounting and costs incurred to expand the Company's administrative support infrastructure and complete the transition to an upgraded billing system.

     Provision for doubtful accounts increased by $745,000, or 81.9%, to $1.7 million for the nine months ended September 30, 1996 from $910,000 for the nine months ended September 30, 1995. This increase was primarily attributable to the Practices acquired in the nine months ended September 30, 1996. The provision for doubtful accounts as a percentage of net revenue was 7.9% and 7.5% for the nine months ended September 30, 1996 and 1995, respectively. The provision for doubtful accounts as a percentage of net revenue is higher for inpatient services than for outpatient services due primarily to a larger concentration of indigent and private pay patients and longer billing and collection cycles for inpatient services.


     Amortization expense of $357,000 for the nine months ended September 30, 1996 was attributable to amortization of goodwill and net identifiable intangible assets from acquired Practices. There was no amortization expense during the nine months ended September 30, 1995. In light of the identifiable intangibles and goodwill arising in the Recent Acquisitions, these amortization amounts will increase on an annual basis in connection with the Company's future acquisitions and in the event that contingent payments are made pursuant to the Contingent Notes. Additionally, the Company will evaluate the carrying values attributed to identifiable intangible assets and goodwill on an on-going basis. In the event of an impairment of the values attributed to goodwill or identifiable intangible assets, there would be a charge to earnings that could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Acquisitions."


     Interest expense increased by $486,000, or 42.2%, to $1.6 million for the nine months ended September 30, 1996 from $1.2 million for the nine months ended September 30, 1995. This increase was attributable to indebtedness incurred to finance the acquisition of five Practices.

     The effective income tax rate was approximately 38.6% for the nine months ended September 30, 1996 as compared to 37.5% for the nine months ended September 30, 1995. The Company anticipates an increase in its effective tax rate due to the non-deductibility of amortization expense relating to intangible assets resulting from certain of the Recent Acquisitions.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Net revenue increased by $1.5 million, or 10.8%, to $16.0 million for the year ended December 31, 1995 from $14.5 million for the year ended December 31, 1994. Of this increase, $891,000 was attributable to an increase in outpatient net revenue resulting from volume and price increases implemented for certain services during 1994. The remaining $673,000 was attributable to an increase in net revenue from the Company's clinical laboratory.

     Cost of services increased by $1.5 million, or 22.0%, to $8.3 million for the year ended December 31, 1995 from $6.8 million for the year ended December 31, 1994. Of this increase, $800,000 was due to the addition of two Affiliated Physicians, additional non-physician personnel and increased variable operating costs for anatomic pathology services and $700,000 was due to increased variable operating costs, additional non-physician personnel and overtime costs and allocation of additional overhead for the Company's clinical laboratory. As a percentage of net revenue, cost of services increased to 51.6% in 1995 from 46.9% in 1994.

     Selling, general and administrative expense increased by $357,000, or 15.6%, to $2.6 million for the year ended December 31, in 1995, from $2.3 million for the year ended December 31, 1994. This increase was primarily attributable to an increase in marketing costs, including the employment of two additional full-time marketing representatives, and the addition of billing personnel as the Company began a conversion and upgrade of its billing system.

     Provision for doubtful accounts increased by $158,000, or 15.8%, to $1.2 million for the year ended December 31, 1995 from $1.0 million for the year ended December 31, 1994. This increase was attributable to increases in net revenue. Provision for doubtful accounts, as a percentage of net revenue, increased from 6.9% to 7.2% due to the increase in the Company's clinical laboratory operations which typically have a higher level of doubtful accounts due to smaller per patient billings and a greater concentration of private pay patients.

     Interest expense decreased by $80,000, or 5.1%, to $1.5 million for the year ended December 31, 1995 from $1.6 million in 1994. This decrease was attributable to a reduction in the amount of outstanding indebtedness and a reduction in interest rates to 8.5% from 9.5% on the line of credit.


     The effective income tax rate was approximately 37.5% for the year ended December 31, 1995 compared to 25.2% for the year ended December 31, 1994, due to the Company's conversion from Subchapter S tax status as of February 14, 1994. Taxable income for the period January 1, 1994 to February 14, 1994 was attributable to the shareholders prior to the Recapitalization.

  Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

     The Company completed the Recapitalization on February 14, 1994.

     Net revenue increased by $1.0 million, or 7.8%, to $14.5 million for the year ended December 31, 1994, as compared to $13.4 million for the year ended December 31, 1993. This increase was primarily attributable to an increase in test volume and an increase in the Medicare reimbursement rates for surgical pathology services by 3.6%, effective January 1, 1994.


     Cost of services decreased by $4.0 million, or 37.2%, to $6.8 million for the year ended December 31, 1994 from $10.8 million for the year ended December 31, 1993. Prior to the Recapitalization, the Company elected to be taxed as a Subchapter S corporation for federal income tax purposes and all the net income therefrom was distributed to the principal shareholders as additional compensation. Subsequent to the Recapitalization, the compensation of the principal stockholders was reduced, resulting in a $4.0 million reduction in compensation expense and cost of services, in 1994.



     Selling, general and administrative expense increased by $653,000, or 40.0%, to $2.3 million for the year ended December 31, 1994 from $1.6 million for the year ended December 31, 1993. Of this increase, $515,000 was attributable to the addition of marketing and management personnel.


     Provision for doubtful accounts increased by $50,000, to $1.0 million for the year ended December 31, 1994 from $950,000 for the year ended December 31, 1993. This increase was attributable to increases in net revenue. Provision for doubtful accounts, as a percentage of net revenue, decreased from 7.1% to 6.9% of net revenue for the years ended December 31, 1993 and 1994, respectively.

     Interest expense increased by $1.5 million to $1.6 million for the year ended December 31, 1994 from $48,000 for the year ended December 31, 1993 primarily due to interest on the line of credit and the Senior Notes and Junior Notes issued in connection with the Recapitalization.

     The effective income tax rate was approximately 25.2% for the year ended December 31, 1994 due to the fact that the Company's taxable income for the period January 1, 1994 to February 14, 1994 was included in the income tax returns of the shareholders prior to the Recapitalization. In 1993, the Company elected to be taxed as a Subchapter S corporation for federal income tax purposes and the taxation of the earnings thereof was the responsibility of the individual shareholders. Therefore no provision was made for federal or state income taxes in 1993.

QUARTERLY RESULTS

     The following table presents certain unaudited quarterly financial data for each of the quarters in the years ended December 31, 1994 and 1995 and the quarters ended March 31, June 30 and September 30, 1996. This information has been prepared on the same basis as the Consolidated Financial Statements appearing elsewhere in this Prospectus and include, in the opinion of the Company, all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the quarterly results when read in conjunction with the Consolidated Financial Statements and related notes thereto. The Company has historically experienced fluctuations in its third quarter results due to seasonal population variations in Florida. The addition of Practices in the Midwest is expected to reduce this seasonal fluctuation. The operating results for any quarter are not necessarily indicative of results for any future period or for the full year.

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS


                                    1994 CALENDAR QUARTERS              1995 CALENDAR QUARTERS          1996 CALENDAR QUARTERS
                               ---------------------------------   ---------------------------------   -------------------------
                               FIRST    SECOND   THIRD    FOURTH   FIRST    SECOND   THIRD    FOURTH   FIRST    SECOND    THIRD
                               ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   -------
                                                                        (IN THOUSANDS)
Net revenue................... $3,491   $3,672   $3,442  $3,856    $3,929  $4,267    $3,980  $3,848    $4,853  $4,837    $11,150
Operating costs:
  Cost of services............  1,534    1,696    1,748   1,802     1,968   2,130     2,049   2,124     2,403   2,141      5,690
  Selling, general and
    administrative expense....    524      573      518     672       631     663       637     713       924     898      2,204
  Provision for doubtful
    accounts..................    259      229      228     287       290     303       317     251       309     336      1,010
  Amortization Expense........                                                                                               357
                               ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   -------
        Total operating
          costs...............  2,317    2,498    2,494   2,761     2,889   3,096     3,003   3,088     3,636   3,375      9,261
                               ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   -------
Income from operations........  1,174    1,174      948   1,095     1,040   1,171       977     760     1,217   1,462      1,889
Interest expense..............   (380)    (355)    (402)   (447)     (401)   (384)     (366)   (353)     (374)   (393)      (870)
Other income (expense), net...    (14)     (14)     (13)     (5)      (21)     27       (19)    (33)       (2)   (199)        58
                               ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   -------
Income before income taxes....    780      805      533     643       618     814       592     374       841     870      1,077
Provision for income taxes....    197      203      134     162       231     305       223     141       317     290        468
                               ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   -------
        Net income............ $  583   $  602   $  399   $ 481    $  387   $ 509    $  369   $ 233    $  524   $ 580    $   609
                               ======   ======   ======   ======   ======   ======   ======   ======   ======   ======   =======


LIQUIDITY AND CAPITAL RESOURCES


     Prior to the Recapitalization, the Company's principal cash requirements were to fund working capital in order to support growth of net revenue and to fund compensation and distributions to the shareholders. Prior to the Recapitalization the Company elected to be treated as a Subchapter S corporation. The Company funded such requirements principally with cash generated from operations. Cash flows generated from operations were $424,000 for the year ended December 31, 1993 and $2.3 million for each of the years ended December 31, 1994 and 1995. For the nine months ended September 30, 1996, cash flows generated from operations were $2.2 million.



     Pursuant to the Recapitalization, the Company acquired the assets and assumed the liabilities of PDK for consideration consisting of $20.5 million in cash, $3.5 million principal amount of Senior Notes and $2.5 million principal amount of ALA Contingent Notes. In the Recapitalization, the Company issued an aggregate of $5.5 million of Convertible Preferred Stock and issued the Junior Notes in the aggregate principal amount of $7.5 million. ALA also issued an aggregate of 1,425,600 shares of common stock to the owners of PDK for an aggregate purchase price of $1.0 million. In the Recapitalization, the Company also entered into the line of credit and borrowed $7.5 million thereunder. See "Certain Transactions." The Recapitalization resulted in a significant increase in the Company's interest expense beginning in the first three months of 1994. In April 1996, the ALA Contingent Note obligations were satisfied by the issuance of 194,400 shares of Common Stock.



     Following the Recapitalization, the Company's principal cash requirements have been to fund acquisitions and debt service and provide working capital to support the growth of net revenue. The Company funded these requirements with cash generated from operations and with borrowings under the line of credit and the Credit Facility. The Credit Facility replaced the line of credit in May 1996. In connection with the Recent Acquisitions, the Company borrowed $78.6 million under the Credit Facility. At September 30, 1996 and

December 31, 1995, the Company had working capital of $2.7 million and $1.6 million, respectively, including $193,000 and $58,000, respectively, in cash and cash equivalents. In addition, practices acquired by the Company are typically required to have working capital at closing sufficient to fund one month of operations or one payroll period.

     Accounts receivable are primarily derived from fees due from patients and other third party payors. These receivables are presented in the Consolidated Financial Statements net of allowances for contractual adjustments and doubtful accounts. The provision for uncollectible accounts, which is charged to operations, is based on an evaluation of expected collections, based on an analysis of current and past due accounts, historical collections experience in relation to amounts billed and other relevant information. Contractual adjustments result from the difference between the Company's scheduled rates for services performed and the amount of reimbursement from government and other third party payors for such services. See Note 4 to the Consolidated Financial Statements.


     At December 31, 1996 and September 30, 1996, of the $85.0 million available under the Credit Facility, $81.7 million and $30.8 million, respectively, was outstanding. Borrowings under the Credit Facility bear interest, at the Company's option, at the Agent's base rate (8.25% at December 31, 1996) or the Eurodollar rate plus 2.50%. At December 31, 1996, amounts outstanding under the Credit Facility had an effective interest rate of 8.25%. The Credit Facility provides for up to $85.0 million through two lines of credit: (i) a revolving working capital line of credit in an amount equal to a maximum of 80% of the Company's eligible accounts receivable, which at September 30, 1996 amounted to available funds of $5.5 million, of which $4.2 million was outstanding; and (ii) as a revolving line of credit available to fund acquisitions and which may be up to $85.0 million if borrowings are not otherwise used for working capital purposes. During the nine months ended September 30, 1996, the Company received advances under the Credit Facility of $34.6 million and repaid $7.9 million, primarily from cash available from operations. Pursuant to the Credit Facility, the Company has pledged its assets, including the stock of the subsidiaries, as security. The Credit Facility also contains covenants which require the Company to maintain certain financial ratios (including minimum net income and operating cash flow to total debt service), limit the amount of additional indebtedness and annual capital expenditures the Company can incur, prohibit the payment of dividends and specify restrictions on investments, mergers and sales of assets. Additionally, the Company is required to obtain the consent of the Banks for individual acquisitions utilizing bank debt in excess of $10.0 million. At December 31, 1996, the Company was in compliance with the covenants in the Credit Facility. See Note 8 to the Consolidated Financial Statements.



     Historically, the Company's capital expenditures have been primarily for laboratory equipment, management information systems and leasehold improvements. Total capital expenditures were $488,000, $492,400 and $582,000 in 1994, 1995 and for the nine months ended September 30, 1996, respectively. The Company has been assessing, and will continue to assess, the capabilities of the various systems acquired in connection with each of the Recent Acquisitions, and is in the process of replacing, upgrading and integrating the systems into a single network. See "Business -- Management Information Systems." Priority has been given to enhancements in billing and information systems. Planned capital expenditures are expected to be between $1.7 million and $2.0 million in 1997.



     The net proceeds of this offering, estimated to be $71.7 million, will be used to repay the outstanding principal amount and accrued interest on the Junior Notes and the Senior Notes, the accrued dividends on the Convertible Preferred Stock and a portion of the outstanding indebtedness under the Credit Facility. See "Use of Proceeds." As a result, after giving effect to this offering and the application of the net proceeds therefrom, the Company will have reduced its aggregate indebtedness from $96.0 million to $25.2 million. The Company may reborrow under the Credit Facility to fund future acquisitions, working capital and for general corporate purposes. In connection with the prepayment of the Junior Notes and Senior Notes, the Company will write-off approximately $90,000 of deferred financing costs associated with the incurrence of these obligations which write-off will be reflected in the first quarter of 1997.



     The Company anticipates that its outstanding indebtedness following the consummation of this offering will be $25.2 million under the Credit Facility and the Contingent Notes and Subordinated Notes issued in connection with the Recent Acquisitions. The Company expects to make further borrowings under the Credit Facility in the short term to fund acquisitions. The Company anticipates that funds generated by operations and funds available under the Credit Facility will be sufficient to meet working capital requirements and finance capital expenditures and, together with the issuance of shares of Common Stock and Contingent Notes, acquisitions for the short term. Further, in the event payments under the Contingent Notes become due, the Company believes that the incremental cash generated from operations would exceed the cash required to satisfy the Company's payment, if any, of the contingent obligations in any one year period. Such payments, if any, will result in a corresponding increase in goodwill and the related amount of amortization thereof in periods following the payment. Historically, the Practices funded their capital expenditures with cash flows from operations. For the year ended December 31, 1995, capital expenditures of the Practices approximated 2.2% of net revenue. The Company plans to integrate its laboratory information, billing and collections systems, which may result in an increase in the percentage of capital expenditures to net revenues. The Company believes, however, that such information systems enhancements will result in cost efficiencies that may enable the Company to continue to fund its capital expenditures with cash flows from operations. See "Business -- Management Information Systems." Funds generated from operations and funds available under the Credit Facility, along with the issuance of equity and debt securities, may not be sufficient to implement the Company's growth strategy in the long term. The Company may be required to seek additional financing through increases to this Credit Facility, negotiation of credit facilities with other banks or public or private placements of equity or debt securities. No assurance can be given that the Company will be able to extend the Credit Facility, secure additional bank borrowings or complete additional debt or equity financings on terms favorable to the Company.

                                    BUSINESS

GENERAL


     AmeriPath is the leading physician practice management company focused on anatomic pathology services. AmeriPath provides practice management services to pathologists in both outpatient and hospital inpatient laboratories, enabling the pathologists to concentrate on the practice of medicine. Through its 12 Practices, the Company, as of December 31, 1996, had 81 pathologists and employed a total of 585 people. The pathologists provide services in 12 outpatient pathology laboratories owned and operated by the Company, 46 hospital inpatient laboratories and 17 outpatient surgery centers in five states. Of these pathologists, 77 are board certified and four are board eligible in anatomic pathology. Thirty-nine of the pathologists are also board certified in a subspecialty of anatomic pathology, including dermatopathology, hematopathology and cytopathology.


     The Company and its Affiliated Physicians provide practice management and physician services in outpatient laboratories, owned by the Company, and in inpatient laboratories, owned by a hospital. Eight practices have exclusive contracts with a total of 46 hospitals to manage their inpatient laboratories and provide professional pathology services. Four of these eight Practices have established outpatient laboratories that focus upon outpatient referral sources. Generally under these contracts, the Company provides the medical director for the hospital laboratory, who is responsible for the laboratory's operations, including anatomic and clinical pathology, as well as the hospital's blood bank and microbiology services. These Practices capitalize on their relationships with the medical staff of the hospitals and the local medical community to expand their provision of anatomic pathology services to office based physicians. By offering services to office based physicians, the Practices capitalize on the trend towards more procedures being performed in an outpatient setting. Since a Practice's profitability is largely based upon test volume, increased outpatient test volumes enhance the productivity of the Physicians and leverage the existing fixed cost structure of the inpatient laboratories. The four other Practices operate in outpatient laboratories and provide services to attending physicians, national clinical laboratories and managed care organizations. The outpatient pathology services provided by the Practices are focused primarily on dermatopathology, which relates to the examination of skin biopsies.

ANATOMIC PATHOLOGY

     The practice of pathology includes anatomic pathology, which involves the diagnosis of diseases through examination of tissues and cells, and clinical pathology, which involves the chemical testing and analysis of body fluids, such as blood and urine. Clinical pathology involves an interpretation of standardized laboratory test results, a process which is frequently automated, while anatomic pathology typically requires the involvement of a pathologist in making a specific diagnosis. Anatomic pathologists do not treat patients, but rather assist physicians by establishing a definitive diagnosis for many diseases. In addition, anatomic pathologists may consult with attending physicians regarding treatment plans. In these capacities, the anatomic pathologist serves as the "physician's physician," creating what is often a long-term relationship. Attending physicians remove specimens which are then transported to a laboratory, either by courier or by overnight delivery service. Once received at the laboratory, a specimen is processed and mounted onto a slide by a laboratory technician for examination by a pathologist. Since specimens may be transported, samples can be diagnosed by a pathologist from a remote location. Therefore, pathologists are generally not needed "on-site" to make a diagnosis, which enhances utilization of available capacity in outpatient and inpatient laboratories and allows the Practice to service a wider geographic area.

     An anatomic pathologist must have an understanding of a broad range of medical specialties. Subspecialities within anatomic pathology include the examination and diagnosis of skin biopsies taken by a dermatologist (dermatopathology), of tissue samples, such as prostate or breast, taken during a surgical procedure (surgical pathology), diagnostic analysis of diseases and disorders in blood, bone marrow and lymph nodes (hematopathology) and interpretation of pap smears, fine needle aspiration, biopsies, washings and brushings and body fluids (cytopathology). While physical examination or radiology procedures may suggest a diagnosis for many diseases, the definitive diagnosis is generally established by the anatomic pathologist.

     Based on information published by the American Medical Association, the number of practicing pathologists in the United States is approximately 14,000. According to the American Society of Dermatopathology, approximately 900 practicing pathologists specialized in dermatopathology in 1994. The Company has targeted outpatient pathology services and inpatient pathology services at hospitals with 400 or fewer beds. Based on a study prepared for the Company, the Company believes that the domestic market as of 1995 for non-hospital pathology services (approximately 3,300 outpatient laboratories) was approximately $2.1 billion and inpatient pathology services at hospitals with 400 or fewer beds was approximately $1.1 billion. The Company expects the provision of anatomic pathology services to grow primarily due to the aging of the United States population, increased incidence of cancer and medical advancements that allow for earlier diagnosis and treatment of diseases. As an example, according to The Journal of the American Academy of Dermatology, the number of new cases of non-melanoma skin cancer diagnosed in 1977 was 480,000 as compared to over 900,000 new cases diagnosed in 1994. As an example estimates published by The American Cancer Society in 1996 indicate that 50% of the U.S. population who live to age 65 or older will develop some form of skin cancer during their lifetimes.

     Most hospitals operate a pathology laboratory to provide urgent anatomic pathology services, as well as more routine testing, for the physicians on staff. Laboratories operated by a hospital or by a single independent pathology practice are limited in the range of specialty services that they can provide and in their available referral sources for utilization of the pathologists, and are often constrained by time and expense associated with administrative functions. Cost containment pressures and medical advancements are expected to decrease the number of tests being performed in hospitals and increase the number of procedures that will be performed by a physician in an outpatient setting. Further, as hospitals consolidate their operations and increase the outsourcing of certain services, the Company expects growth in outpatient pathology services to continue to outpace the growth in inpatient pathology services. As a result of these trends, the Company believes that there will be greater utilization of outpatient pathology laboratories, such as those operated by the Company.

     Cost containment pressures are also causing hospitals to increase their utilization of outside contract management companies to manage specialized functions, improve physician utilization and reduce the hospital's responsibility for certain administrative duties. Physician practice management companies, such as the Company, can provide a hospital with professional management of its pathology laboratory staff, including recruiting and scheduling, as well as the assumption of certain financial risks and administrative duties associated with physician billing and collections, utilization and outcome data and payment of physician malpractice insurance premiums.

     Although the selection of a pathologist is primarily made by individual physicians, a trend is evolving toward decisions being made by managed care organizations and other insurance plans. While the majority of referrals by managed care organizations for outpatient anatomic pathology services are made directly to pathology practices on a local basis, in certain cases managed care organizations contract with national clinical laboratories. Generally, national clinical laboratories subcontract anatomic pathology services to large practices that can provide a comprehensive range of anatomic pathology services. The Company believes that hospitals, managed care organizations and national clinical laboratories will continue to contract for the provision of anatomic pathology services.

     Historically, the anatomic pathology industry has been highly fragmented, with the majority of the services being provided by relatively small practices. There is an evolving trend among pathologists to form larger practices that can provide a broad range of outpatient and inpatient services and enhance the utilization of the pathologists. The Company believes this trend can be attributed to several factors, including cost containment pressures by government and other third-party payors, increased competition and rising costs of operating a medical practice. In addition, given the current trends of increasing outpatient services and outsourcing and consolidation by hospitals, pathologists are seeking to align themselves with larger practices and physician practice management companies that can assist providers in the evolving healthcare environment. Larger practices and physician practice management companies can also offer physicians certain advantages, such as negotiating contracts with hospitals, managed care providers and national clinical laboratories, marketing of professional services, providing continuing education and career advancement opportunities, making available a broad range of specialists with whom to consult, providing access to capital and business experience, establishing and implementing billing and collection procedures and expanding the Practice's geographic coverage area. Each of these factors support the pathologists in the efficient management of the complex and time-consuming, non-medical aspects of their practice.

BUSINESS STRATEGY

     The Company's objective is to enhance its position as the leading provider of anatomic pathology practice management services by implementing the following strategies:

          Focus on Anatomic Pathology. The Company believes that its focus on anatomic pathology provides it with a competitive advantage in the acquisition of anatomic pathology practices and that a significant opportunity exists to acquire pathology practices that are seeking to affiliate with a physician practice management company with experienced management and access to capital. As a result of the Company's focus on anatomic pathology, the Affiliated Physicians are able to form an internal network for consultations and to offer specialized services to their clients. The Company believes that its focus allows it to develop expertise in managing both inpatient and outpatient pathology practices.

          Acquire Leading Practices. The Company expects to increase its share in existing markets and enter additional markets through acquisitions. The Company's acquisition criteria include market demographics, size, profitability, local prominence, payor relationships and opportunities for growth of the acquired Practice. The Company intends to continue to source acquisitions by capitalizing on the professional reputations of the Practices and the Affiliated Physicians, the Company's management experience and the benefits of being part of a public company, including increased resources and improved access to capital. In existing markets, the Company targets acquisitions that can expand its presence, add new services, such as dermatopathology, and provide operational efficiencies for the Practices in that market. In new markets, the Company seeks to acquire prominent practices to serve as a platform for expansion.

          Expand Sales and Marketing Efforts. The Company focuses on generating internal growth by augmenting the Practices' existing physician and contractual relationships with a professional sales and marketing program. The Company's marketing program is designed to (i) increase relationships with physicians over a broader geographic region, (ii) expand contracts with national clinical laboratories, and (iii) capitalize on existing managed care relationships. Since specimens can be transported, the Company's sales and marketing efforts focus on expanding the geographic scope of the Practices. Four Practices contract with national clinical laboratories to provide outpatient anatomic pathology services. These contracts generally are exclusive to the individual Practice and are limited to the local area. The Company is seeking to extend its existing contracts with national clinical laboratories to include multiple Practices that cover a broad geographic region. The Company believes that this regional business model can offer national clinical laboratories a convenient single source alternative for anatomic pathology services. The Company also intends to apply its regional business model in obtaining managed care contracts.

          Increase Contracts with Hospitals. The Company seeks to gain additional exclusive hospital contracts through acquisitions of anatomic pathology practices, as well as through the expansion of the Company's existing relationships with multi-hospital systems. The Company believes that multi-hospital systems will benefit from contracting with a single provider of pathology services in a geographic region. The Company's management of inpatient laboratories also facilitates the growth of the Company's outpatient services in the same region.


          Achieve Operational Efficiencies. The Company believes that the Practices will benefit from the management and administrative support the Company provides. To maximize operational efficiencies, the Company is implementing systems in which a small corporate staff develops policies that are implemented by the Practices locally, on a day-to-day basis. The corporate staff will also provide oversight, centralize reporting and other administrative functions. The Company intends to achieve operational efficiencies by centralizing certain functions, enhancing Practice efficiency and utilizing its size to negotiate discounts on laboratory equipment, other medical supplies and health and malpractice insurance. The Company intends to centralize financial reporting, payroll and benefits administration, and regulatory compliance. Prior to being acquired by the Company, the Practices either managed their billing and collections inhouse or outsourced these functions. In September 1996, the Company entered into a contract with Medaphis Physician Services Corporation ("Medaphis") to provide inpatient billing services for 20 of the Company's hospital contracts, with rates under the contract tied to billing volume. In addition, the Company's Fort Lauderdale administrative office has assumed the outpatient billing for two of the acquired Practices. The Company will continue to evaluate billing and collections systems at the Practices and may centralize such functions for other Practices or newly acquired Practices in the future. The Company plans to introduce "bench-marking" programs to enhance the efficiency of the Practices. In certain markets, the Company intends to develop a regional business model with centralized administrative functions, common marketing plans, and integrated courier systems.


REGIONAL BUSINESS MODEL


     Through the implementation of its strategies, the Company intends to develop integrated networks of anatomic pathology practices on a regional basis. These networks will consist of a number of practices that together, (i) have a substantial market presence; (ii) offer a broad range of services; (iii) have an extensive referral base; and (iv) possess complementary strengths and offer operating efficiencies. The Company is currently developing its regional business model in Florida. The Company believes that Florida represents an attractive market due to its population demographics, including the growth of the general population and a large population of senior citizens, as well as the Company's familiarity and understanding of the anatomic pathology market in Florida. The Company owns seven anatomic pathology practices in Florida that extend from Miami to Orlando and from Fort Myers to Tampa. Together, these Practices employ a total of 363 persons, including 62 Affiliated Physicians, have contracts with 29 hospitals and 16 outpatient surgery centers and operate six outpatient laboratories. In addition, five of the Affiliated Physicians maintain faculty affiliations at medical schools in Florida, including the University of Miami and the University of Florida, which positions enhance their relationships with the medical community in Florida. The Company's contract with SmithKline Beecham PLC ("SmithKline"), a national clinical laboratory, to provide anatomic pathology services, on an exclusive basis, in seven counties in Florida was expanded in November 1996 to include 59 of Florida's 67 counties.


     The Company believes that this regional business model offers short and long term benefits to the Company, attending physicians, third party payors and patients. The Company is integrating the administrative functions, including the billing and collection function, of three Practices and expects such integration to result in enhanced operational efficiencies. The Company has consolidated outpatient billing for two Practices at the Company's Fort Lauderdale administrative office. The Company's courier system for transporting specimens enables the Practices to penetrate areas outside their current markets and enhance the utilization of their laboratory facilities. The Company is also integrating and coordinating the marketing personnel of the Practices to effectively promote the Practices to physicians, hospitals, managed care organizations and national clinical laboratories to enhance the growth of the Company. This marketing effort is based upon promoting the broad geographic coverage and extensive professional services the Company offers. The Company's strategy is to leverage its size to extend contracts with national clinical laboratories to all of the Practices in Florida. The Company intends to market its services under the name "AmeriPath" to develop a branded set of products and services to payors and other clients. The Company plans to integrate the Practices' management information systems into a single system that will expand the financial and clinical reporting capabilities of each of the Practices. The Company believes that implementation of this regional model will increase the revenues of the Practices in the region. The Company plans to apply this regional business model to Practices in other states.

AFFILIATION STRUCTURE


     AmPath is a holding company that manages pathology practices through five wholly-owned subsidiaries and long-term contracts with the three PA Contractors. Each Practice is either a subsidiary, a division of a subsidiary or a PA Contractor. AmPath controls all non-medical functions of the Practices, including financial reporting, human resources, payroll, billing, employee benefits and accounting. In Texas and Ohio, the Affiliated Physicians are employed by the PA Contractors. In Florida, Alabama and Kentucky, the Affiliated Physicians are employed by AmPath subsidiaries. The subsidiaries and PA Contractors also own and operate the outpatient laboratories. See
" -- Physician, PA Contractor and Other Contractual Relationships."



     In Texas and Ohio, states that prohibit the corporate practice of medicine, a subsidiary of the Company has entered into a 40 year management contract with each PA Contractor. Pursuant to the terms of these contracts, the Company provides laboratory support services and all non-medical administrative support functions to the PA Contractor. See "-- Physician, PA Contractors and Other Contractual Relationships."


     The Board of Directors and management formulate strategies and policies which are implemented locally on a day-to-day basis by each Practice. Each Practice has a Managing Director who reports to the Company's Chief Operating Officer. Management, particularly the Company's Medical Director and Chief Operating Officer, develop and review standards for the Affiliated Physicians and their medical practices. The Chief Operating Officer supervises all employment matters with respect to Affiliated Physicians and staffing decisions at the Practices. The Company coordinates marketing activities, negotiates managed care and national clinical laboratory contracts and creates and supervises the implementation of budgeting, accounting, billing, finance, personnel and administrative policies. The Company is currently consolidating the accounting procedures and financial reporting systems of the Practices and is implementing cash management and other fiscal control programs. The Company is also developing personnel policies and uniform benefit plans for all employees of the Company.


     The Company employs, or has long-term contracts with PA Contractors who employ, 81 pathologists, 77 of whom are board certified and four of whom are board eligible in anatomic pathology. Thirty-nine of the pathologists have additional subspecialty board certifications in such areas as dermatopathology, hematopathology and cytopathology. The experience and certification of the Affiliated Physicians provide opportunities for immediate consultation in complex cases among the internal network of Affiliated Physicians. Pathology is a specialized field of medicine and is a core requirement in a dermatologist's training. Through teaching at medical institutions, an Affiliated Physician has an opportunity to develop a reputation and following among residents and practicing physicians. Eleven Affiliated Physicians have teaching positions with a university or an affiliation with another institution for training and continuing medical education of physicians, particularly dermatologists. In addition to salary and bonuses, the Company provides Affiliated Physicians with benefit plans, group health insurance and physician malpractice insurance. See "-- Insurance" and "-- Physician, PA Contractor and Other Contractual Relationships."


     The Company owns and operates 12 outpatient laboratories that provide pathology services for dermatologists, gynecologists, gastroenterologists, hematologists and surgeons, among other medical specialists. The Company is responsible for (i) recruiting, training, employing and managing the technical and support staff of the Practices; (ii) establishing and maintaining courier services to transport specimens; (iii) negotiating and maintaining leases for the outpatient facilities; (iv) providing clerical, accounting, purchasing, payroll, legal and bookkeeping and computer services and personnel of the Practices; and (v) complying with applicable laws and regulations. All of the Company's outpatient laboratories are licensed under the guidelines established by the federal Clinical Laboratory Improvement Act ("CLIA") and applicable state statutes and are managed by the medical director of the laboratory. Seven outpatient laboratories are accredited by the College of American Pathology. The Company's quality assurance and quality improvement programs are designed to assure that all laboratories are in compliance with applicable law. Each of the Company's laboratories has a management information system and modern laboratory instrumentation that enables laboratory personnel to track, process, report and archive biopsies and other specimens.

     The Practices contract with hospitals to provide pathology services. The Company staffs each hospital with at least one pathologist who generally serves as the medical director of the laboratory, which facilitates the hospital's compliance with licensing requirements. The Company is responsible for recruiting, staffing and scheduling the Affiliated Physicians in the hospital's inpatient laboratories. In addition to providing pathology services, the medical director of the laboratory is responsible for (i) the overall management of the laboratory, including quality of care, professional discipline, and utilization review; (ii) serving as a liaison to the hospital administrators and medical staff; and (iii) maintaining professional and public relations in the hospital and the community. Three Practices have both outpatient laboratories and hospital contracts which allow outpatient specimens to be processed and examined in inpatient laboratories, which enhances utilization of Affiliated Physicians in inpatient facilities. In 42 hospital contracts, technical personnel are employed by the hospital, rather than by the Company. In three Practices, the Company has a centralized histology laboratories which serves the needs of multiple hospitals.

MANAGEMENT INFORMATION SYSTEMS

     The Company believes that the integration of its laboratory information, billing and collections and financial reporting systems will enable it to cost effectively monitor the operations of the Practices, enhance utilization of the Affiliated Physicians, develop practice protocols and archives and provide the Company with a competitive advantage in negotiating national clinical laboratory and managed care contracts. Each of the Company's laboratories has a management information system and modern laboratory instrumentation that enables laboratory personnel to track, process, report and archive biopsies and other specimens. In 1995, the Company acquired an outpatient billing and collections software program and upgraded its computer hardware to increase operating efficiency and storage capacity at its Fort Lauderdale administrative office. The Company is in the process of installing a complete general ledger and financial reporting system to handle the accounting for the Practices and facilitate the consolidation of billing and financial information.


     Historically, the Company and three of the Practices have outsourced their inpatient billing and collections functions to Medaphis Physician Services Corporation ("Medaphis"), a national provider of physician billing services. The Company entered into a new contract with Medaphis in September 1996 to provide inpatient billing services for 20 hospital contracts with rates tied to billing volume. Prior to their acquisition, the Practices either managed their billing and collections in house or outsourced those functions. In the course of acquiring the Practices, the Company analyzed and evaluated each of the billing and collections systems. Based on such evaluations, the Company assumed outpatient billing for two Practices at the Company's centralized billing operation at its Fort Lauderdale administrative office and may transfer additional inpatient billing for two Practices to Medaphis. The Company invested $332,000 and $302,000 in information systems in 1995 and for the nine months ended September 30, 1996, respectively, and plans to invest approximately $1.7 million in 1997 to increase the capacity of its centralized outpatient billing system and laboratory information systems at its Fort Lauderdale administrative office. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." In 1997, the Company expects to complete the integration of its management information system that electronically links the accounting, billing and collection systems of the Practices. While no assurance can be given, the Company intends to complete an integrated management information system that electronically links the laboratory information systems of its existing Practices in 1998.


MARKETING

     The Company's marketing efforts are focused on physicians, hospital and outpatient surgery center administrators, national clinical laboratories and managed care organizations. Prior to being acquired by the Company, the Practices' marketing efforts were primarily based upon the professional reputations and individual efforts of the pathologists. The Company believes that there is an opportunity to capitalize on the professional reputations of the Affiliated Physicians by hiring experienced personnel and applying professional sales and marketing techniques to the Practices. Historically, the Practices marketed outpatient services primarily to dermatologists. The Company intends to increase its volume of business by also directing its marketing efforts to other medical specialists, including gynecologists, urologists and gastroenterologists. Since specimens may be sent by courier service or overnight delivery, the Company will utilize its sales professionals to expand the potential geographic market for each Practice beyond its local physician community. Several of the Practices currently market their outpatient services to a broad geographic area including neighboring states. The Company intends to augment its 14 person sales force with additional sales personnel. These representatives will report to the Company's Vice President of Sales, who assists in the development of the Company's marketing strategies and is responsible for their implementation.

     The Company has contracts with 46 hospitals, 20 of which are owned by Columbia/HCA, the country's largest publicly-owned hospital company. The Company plans to dedicate members of its professional sales force to meet the needs of multi-hospital systems with facilities of 400 or fewer beds. The Company believes it can assist multi-hospital systems which currently have numerous contracts for pathology services by serving as a single source provider of pathology services. The Company's marketing effort will be directed toward consolidating the various contracts of multi-hospital systems on a regional basis and thus facilitating more efficient operation of multiple laboratories owned by such systems. See "-- Regional Business Model."

     Four Practices have an aggregate of six contracts with two national clinical laboratories, SmithKline and Laboratory Corporation of America Holdings ("LabCorp"), on a local basis. The Company is directing marketing efforts to national clinical laboratories to expand these contracts on a regional basis to additional Practices as well as to enter into new contracts. In addition, the Company is seeking to secure new contracts and expand existing contracts with managed care organizations for the provision of anatomic pathology services. The Company is prepared to enter into flexible arrangements with managed care organizations, including on a discounted fee-for-service or capitated contract basis. The Company does not believe that contracting directly with managed care organizations will adversely affect the Company's relationships with national clinical laboratories because anatomic pathology services are not part of a national clinical laboratory's core business.

CLIENT AND PAYOR RELATIONSHIPS

     The Company provides services to a wide variety of healthcare providers and payors including physicians, government programs, indemnity insurance companies, managed care organizations and national clinical laboratories. Physicians that are not affiliated with a hospital or managed care organization are a principal source of the Company's business. Fees for anatomic pathology services rendered to the physicians are billed either to the physicians, the patient, or the patient's third party payor. The Company's hospital contracts grant it the exclusive right and responsibility to manage the pathology services at the hospital. In this capacity, the Practices provide pathology services to staff physicians and support personnel and administrative services for the laboratory, as well as an Affiliated Physician who serves as the medical director of the laboratory. Upon initiation, the contracts typically have terms of one to five years. Thereafter, the contracts typically renew for additional terms of one year unless otherwise terminated by either party. Since most of the contracts have passed their initial term, 35 hospital contracts are currently subject to renewal on an annual basis. One of the 11 remaining contracts is subject to renewal in 1997. The contracts typically provide that the hospital may terminate the agreement prior to the expiration of the initial or renewal term. With respect to 42 hospital contracts, technical laboratory support personnel are employed by the hospital, rather than by the Company. The Company is responsible for the training and supervision of technical personnel who are employed by the hospitals. As the medical director of the laboratory, the Affiliated Physician may be responsible for hiring and terminating laboratory personnel. Neither the Company nor any Practice prior to its acquisition has lost a contract in a hospital with ongoing operations.

     The national clinical laboratories that contract with managed care organizations perform clinical laboratory services and generally subcontract anatomic pathology services to large practices. Under these contracts, the practices bill national clinical laboratories on a fee schedule basis. The Company's contracts with national clinical laboratories provide for the exclusive subcontracting of anatomic pathology services for clients of the national clinical laboratories in a defined geographic area. These contracts have terms of one to three years and generally provide for automatic renewal for additional one to three year terms. The Company's relationships with managed care organizations typically provide for the provision of services to their participants on the basis of an agreed upon fee schedule.

PHYSICIAN, PA CONTRACTOR AND OTHER CONTRACTUAL RELATIONSHIPS

     The Company employs pathologists, or contracts with the PA Contractors who employ pathologists, to provide medical services in hospitals and in other inpatient and outpatient laboratories. The employment agreements typically have terms of five years and generally can be terminated at any time upon 60 to 180 days' notice. The Affiliated Physicians generally receive a base salary and a performance bonus. The Affiliated Physicians are required to hold a valid license to practice medicine in the jurisdiction in which the pathologist practices and, with respect to inpatient services, to become a member of the medical staff at the contracting hospital with privileges in pathology. The Company is responsible for billing patients, physicians and third party payors for services rendered by the Affiliated Physicians. Substantially all of the Affiliated Physicians have agreed, for a period of one to two years after termination of employment, not to compete with AmeriPath or the PA Contractor within a defined geographic area and not to solicit Affiliated Physicians, other employees or certain clients of the Company. See "Risk Factors -- Professional Liability and Insurance."

     AmeriPath has management agreements with three PA Contractors in Texas and Ohio (the "PA Management Agreements"). In Texas, the Texas PA is owned by an Affiliated Physician, who is licensed in the state of Texas and is also an officer of the PA Contractor. In Ohio, the PA Contractors are owned by a trust, of which AmPath is the sole beneficiary. Under the PA Management Agreements, the Company has control over all non-medical functions of the PA Contractors, including all administrative, management, billing and support functions. The PA Contractors pay AmeriPath a management fee for its services. In Ohio, the fee is equal to the net revenue of the pathology practice. In Texas, the management fee consists of a flat base fee, which is determined on an annual basis according to the operating plan of the Practice, and a performance-based percentage fee, which may be paid if the performance of the Practice exceeds budgeted targets. The management fee may be adjusted from time to time to reflect industry standards, the range of services provided by the PA Contractor and the level of performance of AmeriPath. Each of the PA Management Agreements have terms of 40 years and are subject to renegotiation at the end of such term. See "Risk Factors -- Government Regulation" and "Risk Factors -- Dependence on Pathologists."

     Acquisition Management Services, Inc. ("AMS") has served as the Company's consultant in implementing its acquisition program. AMS has assisted the Company with matters relating to human resources, due diligence, financial analyses, valuations, projections, strategic analyses and negotiation of the Recent Acquisitions. AMS performs its services for the Company on a non-exclusive, independent contractor basis and is indemnified by the Company for actions other than fraud, gross neglect or willful misconduct. Since the Company believes that AMS's services have increased the efficiency of the Company's acquisition process, the Company expects to continue to use AMS's services in the near term.

GOVERNMENT REGULATION


     The Company's operations and relationships are subject to a variety of governmental and regulatory requirements relating to the conduct of its business. The Company is also subject to laws and regulations which relate to business corporations in general. The Company believes that it exercises care in an effort to structure its practices and arrangements with hospitals and physicians to comply with relevant federal and state law and believes that such current arrangements and practices comply with all applicable statutes and regulations. In connection with the Recent Acquisitions, the Company reviewed the Practices' compliance with federal and state healthcare laws and regulations and revised certain policies and procedures with respect to certain of the Practices. While the Company believes that the operations of the Practices prior to their acquisition were generally in compliance with such laws and regulations, there can be no assurance that the prior operations of the Practices, if reviewed, would be found to be in full compliance with such laws, as such laws may be ultimately interpreted. A violation of such laws by a Practice prior to its acquisition could result in civil penalties and criminal penalties, exclusion from participation in Medicare and Medicaid programs and/or loss of a physician's license to practice medicine.


     The Company derived 55.9%, 55.8% and 34.9% of its net collections for the year ended December 31, 1995 and the nine months ended September 30, 1996 and on a pro forma basis for the nine months ended September 30, 1996, respectively, from payments made by government-sponsored healthcare programs

(principally Medicare and Medicaid). The decrease in the percentage of net revenue is attributable to government sponsored healthcare programs resulting primarily from the acquisition of Practices outside Florida. These programs are subject to substantial regulation by the federal and state governments. Any change in reimbursement regulations, policies, practices, interpretations or statutes that places substantial limitations on reimbursement amounts or practices could adversely affect the Company's financial condition and results of operations. Increasing budgetary pressures at both the federal and state level and the rapidly escalating costs of healthcare and reimbursement programs have led, and may continue to lead, to significant reductions in government reimbursements for certain medical charges and elimination of coverage for certain individuals under these programs. Federal legislation could result in a reduction of Medicare and Medicaid funding or an increase in state discretionary Medicaid funding, or a combination thereof. Particularly in view of the fact that Medicaid is a substantial and growing portion of state budgets, increases in state discretion could result in payment reductions. Although governmental payment reductions have not materially affected the Company in the past, it is possible that changes in the future could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Introduction." In addition, Medicare, Medicaid and other government sponsored healthcare programs are increasingly shifting to managed care. Some states have recently enacted legislation to require that all Medicaid patients be treated by managed care organizations, and similar legislation may be enacted in other states, which could result in reduced payments to the Company for such patients. Funds received under these programs are subject to audit with respect to the proper billing for physician services and, accordingly, retroactive adjustments of revenue from these programs may occur. The Company expects that there will continue to be proposals to reduce or limit Medicare and Medicaid reimbursements. The Company cannot predict at this time whether or when any of such proposals will be adopted or, if adopted and implemented, what effect such proposals would have on the Company. There can be no assurance that payments under government sponsored healthcare programs will remain at levels comparable to present levels. See "Risk Factors -- Reliance Upon Government Programs" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Introduction."

     Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration intended to compensate for the referral of Medicare, Medicaid and certain other federal health program patients or patient care opportunities, or in return for the purchase, lease or order of items or services that are covered by Medicare, Medicaid or certain other government health programs. In addition, absent an applicable exception, federal law prohibits the referral of Medicare or Medicaid patients for designated health services, which include laboratory services, to entities which have specific types of financial relationships with the referring physician. One of the relationships that results in a prohibition of referrals is ownership of certain securities. Although there is an exception in the law for the ownership of certain publicly held securities, the Common Stock does not currently qualify for this exception. Consequently, no physician owning Common Stock will be able to make referrals to the Company. The Company intends to notify referring physicians of this prohibition. Violation of these laws can result in substantial penalties and exclusion from the Medicare and Medicaid programs. Each of the states in which the Company does business, except Alabama, have anti-kickback, anti-fee splitting and self-referral laws that are similar to the federal laws, apply to all payors and impose substantial penalties for violations. Certain of these laws contain exceptions for relationships with pathologists and group practices. Although the Company believes that its operations do not violate these federal or state laws, which are commonly known as the "anti-kickback" and "self-referral" statutes, there can be no assurance that its activities will not be challenged by regulatory authorities seeking to enforce these laws. See "Risk Factors -- Effect of Government Regulation."

     Business corporations are generally not permitted under state law to practice medicine, exercise control over the medical judgments or decisions of physicians, or engage in certain practices such as fee-splitting with physicians. In states where the Company is not permitted to practice medicine, the Company performs only non-medical administrative services, does not represent to the public or its clients that it offers medical services and does not exercise influence or control over the practice of medicine by the PA Contractors or the Affiliated Physicians employed by the PA Contractors. Accordingly, the Company believes it is not in violation of applicable state laws relating to the practice of medicine. In states where judicial or governmental interpretations exist that may prohibit the corporate practice of medicine, the Company contracts with the PA

Contractors (which are owned by a licensed physician employed by the respective PA Contractor), which in turn employ or contract with physicians to provide necessary physician services. There can be no assurance that regulatory authorities or other parties will not assert that the Company is engaged in the corporate practice of medicine. If such a claim were successfully asserted in any jurisdiction, AmeriPath could be subject to civil and criminal penalties under such jurisdiction's laws and could be required to restructure its contractual arrangements. In addition, expansion of the operations of the Company to other "corporate practice" states will require similar structural and organizational modification of the Company's form of relationship with PA Contractors or hospitals. Such results or the inability to successfully restructure contractual arrangements could have a material adverse effect on the Company's financial condition and results of operations. See "Risk
Factors -- State Laws Regarding Prohibition of Corporate Practice of Medicine."

     The Medicare and Medicaid fraud and abuse provisions apply to laboratories participating in such programs. These provisions include prohibitions of improper and unnecessary billing for tests under these programs. Penalties for violations of these federal laws include exclusion from participation in Medicare and Medicaid programs, asset forfeitures and civil and criminal penalties.


     In addition to current regulation, state and federal government sponsored continue to focus significant attention on reforming the healthcare system in the United States. A broad range of healthcare reform measures have been introduced in Congress and in certain state legislatures. The Health Insurance Portability and Accountability Act of 1996 has strengthened the powers of the OIG and increased the funding for healthcare fraud investigations. As a result, the OIG is currently expanding the scope of its healthcare fraud investigations. In addition, federal and certain state laws provide individuals (so-called "whistle-blowers") with a right to bring claims on behalf of federal and state government agencies, and with a significant economic incentive to the whistle-blower in the event a claim produces monetary recovery. These actions are becoming increasingly prevalent in the healthcare industry, and have resulted in increased scrutiny of healthcare providers. In addition, the U.S. Congress is considering major reductions in the rate of increase of Medicare and Medicaid spending as part of efforts to balance the budget of the United States. Although the Company cannot predict whether these or other reductions in the Medicare or Medicaid programs will be adopted, the adoption of such proposals could have a material adverse effect on the Company's business. There can be no assurance that any proposed or future healthcare legislation or other changes in the administration, interpretation or enforcement of government sponsored healthcare programs will not have an adverse effect on the financial condition and results or operations of the Company. Concern about such proposals has been reflected in the volatility of the stock prices of companies in healthcare and related industries. See "Risk Factors -- Possible Reform of Healthcare Industry" and "-- No Prior Market; Volatility of Stock Price."



     CLIA extends federal oversight to virtually all laboratories by requiring that laboratories be certified by the government. Many laboratories must also meet governmental quality and personnel standards, undergo proficiency testing and be subject to biennial inspection. Rather than focusing on location, size or type of laboratory, this extended oversight is based on the complexity of the test performed by the laboratory. In 1992, HHS published regulations implementing CLIA. The quality standards and enforcement procedure regulations became effective in 1992. The quality standards regulations divide all tests into three categories (waivered, moderate complexity and high complexity) and establish varying requirements depending upon the complexity of the test performed. A laboratory that performs high complexity tests must meet more stringent requirements than a laboratory that performs only moderate complexity tests, while those that perform only one or more of eight routine "waivered" tests may apply for a waiver from most requirements of CLIA. The Company's outpatient laboratories are certified by CLIA to perform high complexity testing. Generally, the HHS regulations require laboratories that perform high complexity or moderate complexity tests, to implement systems that ensure the accurate performance and reporting of tests results, establish quality control systems and have proficiency testing conducted by approved agencies, and biennial inspections. The sanction for failure to comply with these regulations may be suspension, revocation or limitation of a laboratory's CLIA certificate necessary to conduct business, significant fines and criminal penalties. The loss of a license, imposition of a fine or future changes in such federal, state and local laws and regulations (or in the interpretation of current laws and regulations) could have a material adverse effect on the Company's financial condition and results of operations. The Company is also subject to state regulation. CLIA provides that a state may adopt more stringent regulations than federal law. For example, state law may require that laboratory personnel meet certain qualifications, specify certain quality controls, maintain certain records and undergo proficiency testing.

     In addition, the Company is subject to licensing and regulation under federal, state and local laws relating to the handling and disposal of medical specimens, infectious and hazardous waste and radioactive materials as well as to the safety and health of laboratory employees. All Company laboratories are operated in accordance with applicable federal and state laws and regulations relating to the disposal of all laboratory specimens and other biohazardous waste and the Company utilizes licensed vendors for disposal of such specimens. Although the Company believes that it is currently in compliance with such federal, state and local laws, failure to comply could subject the Company to denial of the right to conduct business, fines, criminal penalties or other enforcement actions.

     In addition to its comprehensive regulation of safety in the workplace, the federal Occupational Safety and Health Administration ("OSHA") has established extensive requirements relating to workplace safety for healthcare employers, including clinical laboratories, whose workers may be exposed to blood-borne pathogens, such as HIV and the hepatitis B virus. These regulations require work practice controls, protective clothing and equipments, training, medical follow-up, vaccinations and other measures designed to minimize exposure to, and transmission of, blood-borne pathogens. Regulations of the Department of Transportation, the Public Health Services and the U.S. Postal Service also apply to the transportation of laboratory specimens.

INSURANCE

     The Company's business entails an inherent risk of claims of physician professional liability. Prior to the Recent Acquisitions, the Practices had coverages ranging from $500,000 to $5.0 million per occurrence, and $1.0 million to $8.0 million in the annual aggregate. In October 1996, the Company consolidated its medical liability coverages with Steadfast Insurance Company (Zurich-American), whereby each of the Affiliated Physicians is insured with primary limits of $1.0 million per occurrence and $5.0 million in the annual aggregate, and share with the Company in surplus coverage of up to $15 million per occurrence, and $20.0 million in the aggregate. The policy also provides prior acts coverage for each of the Affiliated Physicians with respect to the Practices prior to the their acquisition by the Company. Pursuant to the terms of the purchase agreements for the Recent Acquisitions, the Company has certain limited rights of indemnification from the sellers of the Practices. The Company also maintains property and umbrella liability insurance policies. While the Company believes that its insurance is adequate for the Company's business, there can be no assurance that a future successful claim will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs and on favorable terms. See "Risk
Factors -- Professional Liability and Insurance" and "-- Legal Proceedings."

COMPETITION

     The Company is under competitive pressures for the acquisition of pathology practices. Several companies, both publicly traded and privately held and which may have greater resources than the Company, are pursuing the acquisition of practices. In addition, companies in other healthcare segments, such as hospitals and HMOs, many of which have greater financial and other resources than the Company, may pursue the acquisition of practices. There can be no assurance that new competitors will not enter the market, or that such competition will not make it more difficult for the Company to acquire practices on favorable terms. The Company competes for acquisitions on the basis of the reputation of the Practices, its management experience and its focus on anatomic pathology.

     The Company also competes and will continue to compete with independent national clinical laboratories and anatomic pathology practices. In addition, some hospitals, clinics, healthcare companies, managed care organizations and insurance companies provide services similar to those provided by the Company. Companies in other healthcare industry segments such as managers of other hospital-based specialties or large physician group practices, some of which have financial and other resources greater than those of the Company, may become competitors in providing pathology services. The Company believes that the professional reputation of the pathologist, the price charged for pathology services, the scope of services offered, the ability to operate laboratories and geographic coverage are the principal competitive factors in selecting a provider of pathology services. In several markets, the Company believes it has a competitive advantage due to its size and ability to provide services over a broad geographic area.

SERVICE MARKS

     The Company has registered the service mark "AmeriPath" and "Ameripath -- Integrated Pathology Services" with the United States Patent and Trademark Office, and has also filed applications for registration of the Company's name and logo.

EMPLOYEES


     At December 31, 1996, there were 585 persons, including 81 Affiliated Physicians, employed by or under contract with the Company. Of the Affiliated Physicians, 73 are employed by subsidiaries of the Company and eight are employed by PA Contractors. The Company's employees include 244 laboratory technicians, 59 couriers, 201 billing, marketing and administrative staff, of which 22 personnel are located at the Company's executive offices. None of the Company's employees are subject to collective bargaining agreements. The Company believes that its relations with its employees are good.


PROPERTIES

     The Company leases its executive offices located in Riviera Beach, Florida (approximately 4,000 square feet), its billing and administrative office in Fort Lauderdale, Florida (approximately 3,500 square feet) and leases 16 other facilities: ten in Florida, one in Alabama, two in Kentucky, two in Ohio and one in Texas. See "Certain Transactions." These facilities are used for laboratory operations, administrative and billing and collections operations and storage space. The 16 facilities encompass an aggregate of approximately 71,000 square feet, have an aggregate annual rent of approximately $742,000 and have lease terms expiring from 1997 to 2006. As laboratory leases are scheduled to expire, the Company will consider whether to extend or renegotiate the existing lease or move the facility to another location within the defined geographic area of the Practice.

LEGAL PROCEEDINGS

     During the ordinary course of business, the Company has become and may in the future be subject to pending and threatened legal actions and proceedings. The Company may have liability with respect to its own employees as well as with respect to hospital employees who are under the supervision of Affiliated Physicians. The majority of the pending legal proceedings involve claims of medical malpractice, particularly cytology, and are generally covered by insurance. Based upon the investigations conducted to date, the Company believes that the outcome of such legal actions and proceedings, individually or in the aggregate, will not have a material adverse effect on the Company's financial condition, results of operations or liquidity. If liability results from medical malpractice claims, there can be no assurance that the Company's medical malpractice insurance coverage will be adequate to cover liabilities arising out of such proceedings. See "Risk Factors -- Professional Liability and Insurance."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

                     NAME                    AGE          POSITION WITH THE COMPANY
    ---------------------------------------  ---   ---------------------------------------
    James C. New(1)(2).....................  51    President, Chief Executive Officer and
                                                     Director
    Alan Levin, M.D........................  45    Chief Operating Officer and Director
    Robert P. Wynn.........................  50    Executive Vice President and Chief
                                                     Financial Officer
    Michael J. Demaray, M.D................  51    Executive Vice President, Medical
                                                   Director and Director
    Annette L. Bell........................  38    Vice President of Sales
    Stephen V. Fuller......................  41    Vice President of Human Resources
    Thomas S. Roberts(1)(2)(3).............  33    Chairman of the Board
    Timothy Kilpatrick, M.D................  41    Director and Managing Director of
                                                   Derrick
    E. Roe Stamps, IV(3)...................  51    Director

---------------

(1) Member of Acquisition Review Committee.
(2) Member of Audit Committee.
(3) Member of Compensation Committee.

     The Company's Board of Directors intends to appoint at least two additional directors who are not affiliated with the Company within 90 days of the consummation of this offering. The additional directors will serve on the Compensation Committee and the Audit Committee and have not been identified as of the date of this Prospectus.

     James C. New has been the President, Chief Executive Officer and a director of AmeriPath since January 1996. Prior to joining AmeriPath, Mr. New served as President and as a director of RehabClinics, Inc., one of the largest outpatient rehabilitation companies in the country, which he formed in 1991. RehabClinics completed its initial public offering in June 1992 and merged with NovaCare, Inc. in February 1994. Mr. New was President of NovaCare, Inc.'s Outpatient Division from 1994 to 1995. Prior to founding RehabClinics, Inc., he served as President of Greater Atlantic Health Service and Physicians Choice of Southeastern Pennsylvania, a start-up HMO. From 1993 through 1996, Mr. New was the Chairman of the Acquisition Committee of the Board of Directors of Pet Practice, Inc. From 1978 to 1985, Mr. New served in various executive positions at Textron, Inc. and Emerson Electric, Inc.

     Alan Levin, M.D. has been Chief Operating Officer since September 1996. He became a director and an Affiliated Physician in June 1996 after the Company acquired Derrick. Prior to that, he served on the Board of Directors of Derrick since 1987, as Treasurer from 1990 to 1994, and President from 1994 until the acquisition of Derrick. Dr. Levin has 14 years experience as a pathologist and is board certified in anatomic and clinical pathology. He serves as the medical director of the inpatient pathology laboratory at Columbia Medical Center, Port St. Lucie, Florida, and as a member of that hospital's Board of Trustees. Since 1990, he has served as an advisor to Florida's State Agency for Healthcare Administration. Dr. Levin received his B.A. from Emory University and his M.D. from the University of Miami Medical School. He performed his medical oncology internship at Jackson Memorial Hospital and completed his anatomic and clinical pathology residency at Mount Sinai Medical Center in Miami, Florida.

     Robert P. Wynn has served as the Executive Vice President and Chief Financial Officer since February 1996. He served as Vice President and Chief Operating Officer of ALA from August 1993 to 1996. Mr. Wynn was Vice President and Chief Financial Officer of International Magnetic Imaging, Inc. ("IMI"), from May

1991 until August 1993. Prior to joining IMI, Mr. Wynn, a certified public accountant, was an audit partner with Deloitte, Haskins & Sells (predecessor to Deloitte & Touche LLP). Mr. Wynn has over 26 years of experience in finance and accounting. Mr. Wynn received his B.S. in Accounting from King's College in Pennsylvania.

     Michael J. Demaray, M.D. has been a director and the Medical Director of AmeriPath since the Share Exchange in 1996 and was a director of ALA from the Recapitalization to 1996. Dr. Demaray is also an Affiliated Physician. Along with Dr. Poulos, he founded ALA in 1982 and was Vice President of that entity until February 1996. He has 20 years experience as a pathologist and is board-certified in anatomic and clinical pathology, as well as in dermatopathology. He serves as Director of Pathology at each of Columbia Northwest Regional Hospital in Margate, Florida and Columbia Pompano Beach Medical Center in Pompano Beach, Florida. In addition, Dr. Demaray is an Associate Pathologist at North Ridge Medical Center in Fort Lauderdale, Florida. Dr. Demaray received his B.A. from DePauw University and his M.D. from Michigan State University. He completed his residency in pathology at Jackson Memorial Hospital at the University of Miami.

     Annette L. Bell has been Vice President of Sales since September 1996. She was Director of Sales and Marketing for ALA from 1990 to 1996 and for AmeriPath since February 1996. From 1987 to 1989, Ms. Bell held various positions with HSN Health Services, Inc., a subsidiary of Home Shopping Network, Inc., including District Sales Manager. Ms. Bell has over 15 years experience in sales and marketing. She attended Purdue University and Pensacola Christian College.

     Stephen V. Fuller has been Vice President of Human Resources since November 1996. From 1993 to 1996, he served as Vice President, Human Resources for Columbia Miami Heart Institute, a 315-bed full service hospital. From 1991 to 1993, Mr. Fuller served as Director, Human Resources for Delray Community Hospital, an acute care trauma hospital with over 200 beds and 1,400 employees. From 1990 to 1991, he served as Vice President, Human Resources for Hialeah Hospital, a 411-bed hospital with 1,250 employees. Mr. Fuller is a Certified Senior Professional in Human Resources with over 15 years experience in healthcare human resources. He received his Bachelor of Science in Personnel Management and Industrial Relations from Auburn University and his Masters of Business Administration from Nova Southeastern University.


     Thomas S. Roberts has been a director of the Company since the Share Exchange in 1996 and was a director of ALA from the Recapitalization to 1996. Mr. Roberts is a General Partner of Summit Partners, a general partnership venture capital firm which is the general partner of various venture capital funds (including Summit Ventures III, L.P. and Summit Investors II, L.P., and Summit Subordinated Debt Fund, L.P., stockholders of the Company). Mr. Roberts has been employed with Summit Partners in various positions since 1989. Mr. Roberts is also a director of AMX Corporation, Intelligroup, Inc. and PowerCerv Corporation, as well as several privately held companies.


     Timothy Kilpatrick, M.D. has been a director of the Company and an Affiliated Physician since June 1996 when the Company acquired Derrick. He has also been Managing Director of Derrick since October 1996. Dr. Kilpatrick was a shareholder and employee of Derrick since 1986. From 1995 until June 1996, Dr. Kilpatrick was Vice President of Derrick and from 1992 until June 1996, Chairman of its Strategic Planning Committee. He has 11 years experience as a pathologist and is board certified in anatomic and clinical pathology, as well as in Dermatopathology. Dr. Kilpatrick received his B.S. from the University of Florida and his M.D. from the University of Florida, College of Medicine. He completed his residency in pathology at Bowman Gray School of Medicine.

     E. Roe Stamps, IV has been a director of the Company since the Share Exchange in 1996 and was a director of ALA from the Recapitalization to 1996. Mr. Stamps has more than 22 years experience in venture capital investing and is the Managing General Partner of Summit Partners. He has served on the board of numerous private and public companies. Mr. Stamps is currently the Chairman of the Board of Boca Research, Inc. and is a director of Pediatrix Medical Group, Inc.

     After this offering, the Company expects that it will pay each director who is neither an employee nor associated with one of the Company's principal stockholders a $1,000 fee for each meeting of the Board of

Directors attended in person by such director, $500 for each meeting of a committee of the Board of Directors attended in person, which meeting is not held in conjunction with a regular Board of Directors meeting, and fees of $500 and $250 for each Board of Directors meeting and committee meeting, respectively attended by telephone conference. The Company expects that outside directors will also be eligible to receive options to purchase shares of Common Stock pursuant to the Directors Option Plan. The Company also reimburses all directors for out-of-pocket expenses incurred in connection with the rendering of services as a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1996, the Board of Directors established a Compensation Committee to administer the Option Plan consisting of Messrs. Roberts and Stamps. All compensation decisions affecting Mr. New were approved by the Company's directors, exclusive of Mr. New.


     Pursuant to the Recapitalization, Summit, with which Messrs. Roberts and Stamps are affiliated, purchased 3,084,730 shares of the Convertible Preferred Stock for $5.5 million. Additionally, the Company issued an aggregate $7.5 million principal amount of Junior Notes to Summit. A financing fee of $190,000 was paid to Summit in connection with these transactions. Summit will convert its shares of Convertible Preferred Stock into 2,969,342 shares of Common Stock prior to consummation of this offering. In connection with the formation of AmPath in February 1996, Summit exchanged its holdings of Junior Notes and Convertible Preferred Stock of ALA for the same number and type of debt and equity securities of the Company. In February 1996, Summit converted 120,004 shares of the Convertible Preferred Stock into 216,007 shares of Common Stock and then sold such shares to Mr. New for consideration of $450,000 pursuant to the terms of Mr. New's employment agreement. The consideration paid approximated the fair value of such shares.


EXECUTIVE COMPENSATION


     Summary Compensation Table. The following table sets forth the total compensation paid or accrued by the Company, for services rendered during 1996, to the Company's Chief Executive Officer and certain other officers whose total 1996 salary and bonus exceeded $100,000 (collectively the "Named Officers").



                                                                        ANNUAL COMPENSATION(1)
                                                                     -----------------------------
                                                                     FISCAL
                    NAME AND PRINCIPAL POSITION                       YEAR    SALARY($)   BONUS($)
-------------------------------------------------------------------  ------   ---------   --------
James C. New.......................................................   1996    $ 213,942   $ 50,000
  President and Chief Executive Officer
Alan Levin, M.D.(2)................................................   1996      127,500    100,000
  Chief Operating Officer
Michael J. Demaray, M.D.(3)........................................   1996      349,820
  Executive Vice President and Medical Director
Robert P. Wynn.....................................................   1996      138,993
  Executive Vice President and Chief Financial Officer
Annette L. Bell(4).................................................   1996      110,028     10,423
  Vice President of Sales


---------------

(1) The column for "Other Annual Compensation" has been omitted because there is no compensation required to be reported in such columns. The aggregate amount of perquisites and other personal benefits provided to each Named Officer is less than 10% of the total annual salary and bonus of such officer.

(2) Dr. Levin was employed by Derrick during the first six months of 1996. His employment with the Company commenced in June 1996 in connection with the acquisition of Derrick. As of September 1996, Dr. Levin became the Chief Operating Officer of AmPath. See "-- Employment Agreements" for a description of Dr. Levin's current compensation.


(3) Dr. Demaray is currently employed as an Affiliated Physician and is also employed by AmPath as its Medical Director.


(4) Bonus amounts paid to Ms. Bell include commissions.

OPTIONS


     The following table sets forth the options granted to the Named Officers during the year ended December 31, 1996.



                                                                                           POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED ANNUAL
                      NUMBER OF                                                            RATES OF STOCK PRICE
                      SECURITIES    PERCENT OF TOTAL                                     APPRECIATION FOR OPTION
                      UNDERLYING   OPTIONS GRANTED TO    EXERCISE OR BASE                          TERM
                       OPTIONS     EMPLOYEES IN FISCAL      PRICE PER       EXPIRATION   ------------------------
                      GRANTED(1)          YEAR             SHARE(1),(2)        DATE          5%           10%
                      ----------   -------------------   ----------------   ----------   ----------   -----------
James C. New........    360,011             50%               $ 1.67           1/1/06    $6,888,104   $10,469,602
Alan Levin, M.D.....     36,000              5%               $10.00          9/26/06       231,768       365,010
Annette, L. Bell....     18,000              2%               $10.00          9/26/06       115,884       182,505


---------------


(1) After giving effect to the Company's 1.8 for 1 split of its Common Stock on January 13, 1997.


(2) All options were granted at exercise prices greater than the fair market value of the Common Stock on the date of the grant.


(3) Potential realizable value is based on the difference between the option exercise price and the initial public offering price of the Common Stock (based upon an assumed initial public offering price of $14.00 per share) multiplied by the number of shares of Common Stock underlying the option. These assumed annual rates of appreciation were used in compliance with the rules of the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Common Stock or to take into account the immediate increase in potential realizable value that will occur. The actual value realized from the options could be higher or lower than the values reported above, depending on the future appreciation or depreciation of the Common Stock during the option period and the timing of exercise of the options.



     Year End Option Table. The following table sets forth information regarding exercise of options and the number and value of options held at December 31, 1996 by each of the Named Officers. No options were exercised during 1996 by such executives.


            AGGREGATE UNEXERCISED OPTIONS AND YEAR-END OPTION VALUES


                                                                                   VALUE OF UNEXERCISED
                                                     NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                                    OPTIONS AT YEAR END(#)           AT YEAR END($)(1)
                                                  ---------------------------   ---------------------------
                      NAME                        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------------------------  -----------   -------------   -----------   -------------
James C. New....................................         --         360,011              --    $ 4,438,933
Alan Levin, M.D.................................         --          36,000                        144,000
Michael J. Demaray, M.D.........................         --              --              --             --
Robert P. Wynn..................................     86,400         129,600     $ 1,113,696      1,670,544
Annette L. Bell.................................         --          18,000                         72,000


---------------


(1) The value of the options is based on the difference between the option exercise price of $1.67, $10.00, $1.11 and $10.00 with respect to Mr. New, Dr. Levin, Mr. Wynn and Ms. Bell, respectively, and the initial public offering price of the Common Stock (based upon an assumed initial public offering price of $14.00) multiplied by the number of shares of Common Stock underlying the option. No market existed for the Common Stock prior to this offering.



EMPLOYMENT AGREEMENTS


     The Company entered into an employment agreement with Mr. New effective January 1, 1996. The agreement provides that Mr. New will receive a base salary of $275,000 per year. In addition, for the year ending December 31, 1996 Mr. New will receive a bonus equal to 25% of his base salary and up to an additional 25% of his base salary upon attaining mutually agreed upon objectives relating to the Company's performance. Upon termination of his employment by the Company for reasons other than disability, death or cause, Mr. New will receive his base salary and benefits for a period of 12 months. In connection with his employment, Mr. New purchased 216,007 shares of Common Stock of the Company from Summit and Schroder, and the Company granted him an option to purchase 360,011 shares of Common Stock.

     In connection with the Recapitalization, the Company assumed ALA's employment agreement with Mr. Wynn. The agreement, as amended, provides that Mr. Wynn shall receive a base salary of $142,000 per year and may receive a discretionary bonus based on his performance. In addition, for the year ended December 31, 1996, Mr. Wynn shall receive a bonus equal to 35% of his base salary upon attaining mutually agreed upon objectives relating to the Company's performance. Upon termination of his employment without cause, Mr. Wynn shall receive his base salary for a period of twelve months.

     The Company entered into an employment with Dr. Levin as an Affiliated Physician as of June 30, 1996 in connection with the acquisition of Derrick. Effective October 1, 1996, the Company entered into an additional agreement with Dr. Levin pursuant to which Dr. Levin became Chief Operating Officer of AmPath and amended his employment agreement with AmeriPath Florida, Inc., the Florida subsidiary of AmPath. The agreements provide for an annual salary of $255,000, $155,000 of which is paid by AmPath and $100,000 of which is paid by AmeriPath Florida, Inc. Beginning in 1997, Dr. Levin will be eligible to receive a bonus of up to $25,000 per year, subject to achievement of performance objectives of the Company. Upon termination by the Company other than for cause, Dr. Levin will receive his annual salary for one year. In connection with his employment as Chief Operating Officer, the Company granted options to purchase 36,000 shares of Common Stock.

     In addition to their roles as executive officers and directors of the Company, Drs. Levin, Demaray and Kilpatrick are also Affiliated Physicians and have entered into separate employment agreements with the Company that govern their relationship with the Company as an Affiliated Physician. These agreements have terms of five years and provide for annual base salaries of $255,000, $350,000 and $255,000, respectively. Each employment agreement provides for a covenant not to compete during such Affiliated Physicians' employment with a subsidiary of AmeriPath and thereafter, for a period of two years with respect to Drs. Levin and Kilpatrick and 18 months with respect to Dr. Demaray.

     Pursuant to their respective employment agreements, Drs. Levin, Demaray and Kilpatrick have agreed to devote their full business time to providing services to the Company. The Company expects that Dr. Levin will devote approximately 80% of his professional time to his responsibilities as Chief Operating Officer, with the balance of his professional time being devoted to his activities as an Affiliated Physician. The Company expects that Dr. Demaray will devote approximately 30% of his professional time to his responsibilities as Executive Vice President and Medical Director, with the balance of his professional time being devoted to his activities as an Affiliated Physician.

     Certain executive officers hold options to purchase Common Stock granted under the Option Plan. Such options may be terminated by the Compensation Committee of the Board of Directors upon: (i) a merger, consolidation or similar corporate transaction in which ownership of more than 50% of the voting power of the Company's voting stock is transferred; or (ii) a sale or other disposition of all or substantially all of the Company's assets.

EMPLOYEE BENEFIT PLAN

     The Company established a 401(k) retirement plan (the "401(k) Plan"), which covers substantially all eligible employees who have reached age 21 and have completed one year of service (as defined in the 401(k) Plan). Under the terms of the 401k Plan, employees may contribute up to 15% of their compensation, as defined. Employer contributions are discretionary. During 1994, 1995 and the first nine months of 1996, the Company elected not to make a contribution to the 401k Plan.

OPTION PLAN

     Under the Option Plan, 1,620,000 shares of Common Stock are reserved for issuance upon exercise of stock options. The Option Plan is designed to retain and motivate key employees and consultants or advisors who have an opportunity to contribute to the success of the Company. After this offering, the Compensation Committee will administer and interpret the Option Plan and be authorized to grant options thereunder to all eligible employees of and consultants or advisors to the Company, except that no incentive stock options (as defined in Section 422 of the Internal Revenue Code) may be granted to a consultant or advisor who is not also an employee of the Company or a subsidiary.

     The Option Plan provides for the granting of both incentive stock options and nonqualified stock options. Options are granted under the Option Plan on such terms and at such prices as determined by the Compensation Committee, except that the per share exercise price of incentive stock options cannot be less than the fair market value of the Common Stock on the date of grant. Each option is exercisable after the period or periods specified in the option agreement, but no option may be exercisable after the expiration of ten years from the date of grant. Options granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company or its subsidiary must have an exercise price of at least 110% of the fair market value of the Common Stock on the date of grant and a term of no more than five years. Incentive stock options granted under the Option Plan are not transferable other than by will or by the laws of descent and distribution. Nonqualified options granted under the Option Plan may be transferred with the consent of the Compensation Committee, which consent may be given at the time such options are granted. Unless otherwise determined by the Compensation Committee, individuals holding options may exercise such options by delivering cash or Common Stock pursuant to the cashless exercise procedures. The Option Plan also authorizes the Company to make or guarantee loans to optionees to enable them to exercise their options. Such loans must: (i) provide for recourse to the optionee; (ii) bear interest at a rate no less than the prime rate of interest of the Company's principal lender; and (iii) be secured by the shares of Common Stock purchased. The Board of Directors and the Compensation Committee the authority to amend or terminate the Option Plan, provided that no such action may impair the rights of the holder of any outstanding option without the written consent of such holder, and provided further that certain amendments of the Option Plan are subject to stockholder approval. Unless terminated sooner, the Option Plan will continue in effect until all options granted thereunder have expired or been exercised, provided that no incentive stock options may be granted ten years after the effective date of the Option Plan, which is February 15, 1996.


     As of December 31, 1996, the Company has outstanding options to purchase an aggregate of 972,011 shares of Common Stock under the Option Plan at a weighted average exercise price of $4.13 per share, of which options, to purchase 97,200 shares of Common Stock are currently exercisable at December 31, 1996.


DIRECTOR OPTION PLAN

     Under the Director Option Plan, 180,000 shares of Common Stock are reserved for issuance upon exercise of stock options granted thereunder. The purpose of the Director Option Plan is to attract and retain qualified and competent persons to serve as members of the Board of Directors and to provide such directors with additional incentive to contribute to the success of the Company by providing them with an opportunity to have an equity interest in the Company.

     The Board of Directors or a committee thereof administering the Director Option Plan, (the "Administrator") is authorized to grant options ("Director Options") thereunder and to determine the terms and conditions applicable to such Director Options. Directors who are not employees of the Company are eligible to receive Director Options. Directors receive an initial grant of an option to purchase 5,000 shares of Common Stock upon their initial election to the Board of Directors. Each Director Option is exercisable during the period specified in the agreement evidencing the grant of such Director Option, but no option may be exercisable ten years after the day of grant. The Board of Directors and the Administrator have the authority to amend or terminate the Director Option Plan without the consent of such optionholder, and provided further that certain amendments of the Director Option Plan are subject to stockholder approval. Unless terminated sooner, the Director Option Plan will continue in effect until all Director Options granted thereunder have expired or been exercised, provided that no options may be granted ten years after the effective date of the Director Option Plan, which, subject to stockholder approval, is November 21, 1996.

     No Director Options have been granted as of the date hereof.

                              CERTAIN TRANSACTIONS

RECAPITALIZATION


     Pursuant to the Recapitalization: (i) ALA acquired substantially all of the assets and assumed substantially all of the liabilities of PDK for $20.5 million in cash, $3.5 million principal amount of Senior Notes and $2.5 million principal amount of Contingent Notes; (ii) Summit and Schroder Incorporated, Schroder Ventures Limited Partnership and Schroder Ventures U.S. Trust (collectively, "Schroder") purchased 3,088,116 shares of the Convertible Preferred Stock for $5.5 million; and (iii) ALA issued an aggregate of 1,425,600 shares of common stock to Drs. Demaray, Poulos and Kowalczyk, the owners of PDK, for an aggregate purchase price of $1.0 million. Prior to, and immediately following the Recapitalization, Drs. Demaray, Poulos and Kowalczyk owned 100% of the then issued and outstanding shares of common stock of ALA. Additionally, the Company issued an aggregate $7.5 million principal amount of Junior Notes to Summit and Schroder and borrowed $7.5 million under its line of credit to finance a portion of the acquisition of the net assets from PDK. A financing fee of $190,000 was paid to Summit in connection with these transactions. Summit and Schroder will convert their shares of Convertible Preferred Stock into an aggregate of 5,558,609 shares of Common Stock prior to consummation of this offering. The Company has reserved 5,558,609 shares of Common Stock for the conversion of the Convertible Preferred Stock.



     In the Recapitalization, each of Drs. Demaray, Poulos and Kowalczyk received the following from the Company: (i) a cash distribution of $6.8 million; (ii) Senior Notes in the principal amounts of $1.2 million; and (iii) Contingent Notes in the principal amounts of $833,000. The Contingent Notes were payable in annual installments of $500,000, plus interest thereon, in years 1994 through 1998, if operating earnings exceeded a specified annual level. If the specified operating earnings levels were not achieved, the amounts payable for that year, including the related accrued interest, were to be canceled. The specified levels of operating earnings for the years ended December 31, 1995 and 1994 were not achieved; therefore, $500,000 of the principal amount of the Contingent Notes for each such year and related accrued interest were canceled. In April 1996, the remaining obligations under the Contingent Notes were canceled in exchange for an aggregate of 194,400 shares of Common Stock (64,800 shares to each of Drs. Demaray, Poulos and Kowalczyk) with an aggregate fair value of $242,000. In connection with the termination in January 1996 by the Company of the D&P Option and the acquisition by the Company of substantially all of the assets of D&P, the Company paid $851,684 to each of Drs. Demaray and Poulos.


     In connection with the formation of AmPath in February 1996, each of Summit, Schroder and Dr. Demaray, Poulos and Kowalczyk exchanged their respective holdings of Junior Notes, Senior Notes, Convertible Preferred Stock and Common Stock of ALA for the same number and type of debt and equity securities of the Company.


     In February 1996, Summit and Schroder converted, in the aggregate, 120,004 shares of the Convertible Preferred Stock to 216,007 shares of Common Stock and then sold such shares to Mr. New for an aggregate consideration of $450,000 pursuant to the terms of Mr. New's employment agreement. The consideration paid approximated the fair value of such shares. In connection with his purchase of 216,007 shares of Common Stock from Summit and Schroder, Mr. New borrowed $270,000 from the Company, payable in full on January 1, 2001, with interest accruing at 8% and payable currently. The loan is secured by a pledge of 126,000 shares of the Common Stock.


AGREEMENTS WITH CERTAIN STOCKHOLDERS

     The Company leases an outpatient laboratory in Fort Lauderdale, Florida from an entity owned by the spouses of Drs. Demaray, Poulos and Kowalczyk. The lease expires on March 31, 1998 and contains options to renew for two additional five-year periods. The lease requires monthly rental payments of $10,973, plus sales taxes, property taxes, insurance, utilities and maintenance costs. Rent paid under this lease was $139,583 in

1995 and $104,687 for the nine months ended September 30, 1996. The Company believes that the terms of the lease are comparable to those which would be available to an unaffiliated entity on the basis of an arms-length negotiation. Certain of the Company's subsidiaries have entered into other leases with certain of the sellers of the Practices pursuant to the terms of the purchase agreements for certain of the Recent Acquisitions. Such sellers are Affiliated Physicians who are not executive officers or directors of the Company. The Company believes that such leases are on terms comparable to those which would be available to an unaffiliated entity on the basis of an arms-length negotiation.

     Prior to the acquisition of D&P from Drs. Demaray and Poulos, ALA had entered into certain transactions with D&P. ALA paid D&P a fee for the staffing of three D&P frozen section laboratories. Such fee paid to the Company was $120,300 during the year ended December 31, 1995. The Company also provided certain administrative support services to D&P for which the Company was paid $2,400 for the year ended December 31, 1995.

SHAREHOLDERS' AGREEMENT

     Certain of the current directors were elected to the Board of Directors pursuant to the terms of a shareholders' agreement among the Company's stockholders (the "Shareholders' Agreement"). Effective upon the consummation of this offering, the Shareholders' Agreement will terminate and will no longer control the selection of the Board of Directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth information with respect to the beneficial ownership of the Company's outstanding Common Stock as of December 31, 1996 and as adjusted to reflect the sale of the Common Stock offered hereby by: (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; (ii) each director and Named Officer of the Company; (iii) each Selling Stockholder; and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent such power may be shared with a spouse.



                                                                                         SHARES BENEFICIALLY
                                                     SHARES BENEFICIALLY                   OWNED AFTER THE
                                                           OWNED(2)          NUMBER OF       OFFERING(2)
                                                    ----------------------    SHARES     -------------------
           NAME OF BENEFICIAL OWNER(1)               NUMBER     PERCENT(3)    OFFERED     NUMBER     PERCENT
--------------------------------------------------  ---------   ----------   ---------   ---------   -------
Summit(4).........................................  5,344,816      47.1%      481,000    4,863,816     28.5%
Schroder(5).......................................    213,792       1.9        19,000      194,792      1.1
James C. New(6)...................................    288,009       2.5            --      288,009      1.7
Alan Levin, M.D...................................     78,925      *               --       78,925     *
Michael J. Demaray, M.D.(7).......................    540,000       4.8            --      540,000      3.2
Robert P. Wynn(8).................................     86,400      *               --       86,400     *
Annette L. Bell...................................         --        --            --           --       --
Timothy M. Kilpatrick, M.D........................     78,925      *               --       78,925     *
Thomas S. Roberts(4)..............................  5,344,816      47.1            --    4,863,816     28.5
E. Roe Stamps, IV(4)..............................  5,344,816      47.1            --    4,863,816     28.5
All directors and executive officers as a group
  (9 persons)(4)(6)(8)............................  6,417,075      55.8                  5,936,073     34.5


---------------
  * Less than one percent.
(1) Unless otherwise indicated, the address of each of the beneficial owners identified is 7289 Garden Road, Suite 200, Riviera Beach, Florida 33404.

(2) Based on 11,351,354 shares of Common Stock outstanding prior to this offering and 17,051,356 shares of Common Stock outstanding immediately after this offering. Pursuant to the rules of the Commission, shares of the Common Stock which a person has the right to acquire within 60 days of the date hereof pursuant to the exercise of stock options or the conversion of a convertible security are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3) Percentages reflect the conversion by Summit and Schroder of an aggregate of 3,088,116 shares of Convertible Preferred Stock into an aggregate of 5,558,609 shares of Common Stock prior to the consummation of this offering. See "Certain Transactions."

(4) Includes 2,086,029.2, 19,823.6 and 863,490.2 shares of Convertible Preferred Stock held by Summit Ventures III, L.P., Summit Investors II, L.P. and Summit Subordinated Debt Fund, L.P., respectively, each of which is a limited partnership, the general partner of which is Summit Partners, a general partnership. These shares of Convertible Preferred Stock will be converted into 5,344,816 shares of Common Stock prior to the consummation of this offering. In the event the over-allotment option is exercised in full, Summit will sell an additional 432,900 shares of Common Stock and will own 4,430,916 shares of Common Stock, or 25.7%, after the offering. Thomas S. Roberts is a director of the Company and is a General Partner of Summit Partners. E. Roe Stamps is a director of the Company and is Managing General Partner of Summit Partners. Mr. Roberts and Mr. Stamps both disclaim beneficial ownership of the shares of Convertible Preferred Stock and Common Stock. The address of Summit and Messrs. Roberts and Stamps is 600 Atlantic Avenue, Suite 2800, Boston, Massachusetts 02210-2227.


(5) Includes 47,509, 57,011 and 14,253 shares of Convertible Preferred Stock held by Schroders Incorporated, Schroders Ventures, L.P., and Schroders Ventures U.S. Trust, respectively. These shares of Convertible Preferred Stock will be converted into 213,792 shares of Common Stock prior to consummation of this offering. In the event the over-allotment option is exercised in full, Schroder will sell an additional 17,100 shares of Common Stock and will own 177,692 shares of Common Stock, or 1%, after the offering.


(6) Includes 72,000 shares subject to stock options exercisable within 60 days. Excludes 288,011 shares subject to unexercisable options. In the event the over-allotment option is exercised in full, Mr. New will sell 80,000 shares of Common Stock and will beneficially own 208,011 shares, or 1.2%, after the offering.


(7) In the event the over-allotment option is exercised in full, Dr. Demaray will sell 80,000 shares of Common Stock and will own 460,000 shares, or 2.7%, after the offering.


(8) Includes 86,400 shares subject to stock options exercisable within 60 days. Excludes 129,600 shares subject to unexercisable options.

                          DESCRIPTION OF CAPITAL STOCK


     The Company's authorized capital stock consists of 8,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Convertible Preferred Stock, par value $.01 per share. As of December 31, 1996, an aggregate of 5,792,747 shares of Common Stock were outstanding and held of record by 47 stockholders and 3,088,116 shares of Convertible Preferred Stock were outstanding and held of record by Summit and Schroder. Summit and Schroder are expected to convert all of the shares of Convertible Preferred Stock into shares of Common Stock on a 1.8 for one basis prior to the consummation of this offering. Prior to the consummation of this offering and subsequent to the conversion by Summit and Schroder of the shares of Convertible Preferred Stock into Common Stock, the Certificate of Incorporation will be amended to provide authorized capital of 30,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. Copies of the Certificate of Incorporation and Bylaws have been filed as exhibits to the Registration Statement of which this Prospectus is a part and are incorporated herein by reference.


COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Since the Common Stock does not have cumulative voting rights, the holders of a majority of the outstanding shares voting for election of directors can elect all members of the Board of Directors. A majority vote is also sufficient for other actions that require the vote or concurrence of stockholders. Dividends may be paid to holders of Common Stock when and if declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon liquidation or dissolution of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company legally available for distribution to stockholders in the event of liquidation or dissolution.

     The holders of Common Stock have no preemptive or conversion rights. The shares of Common Stock offered hereby will be, when issued and paid for, fully paid and not liable to further call or assessment.

PREFERRED STOCK

     The Convertible Preferred Stock will be converted by Summit and Schroder into shares of Common Stock on a 1.8 for one basis prior to consummation of this Offering. Upon any conversion of the Convertible Preferred Stock, all accumulated and unpaid dividends on the Convertible Preferred Stock, whether or not declared, since the date of issue up to and including the date of conversion thereof will become due and payable. See "Use of Proceeds."

     Although the Company has no present plans to issue shares of Preferred Stock, Preferred Stock may be issued from time to time in one or more classes or series with such designations, powers, preferences, rights, qualifications, limitations and restrictions as may be fixed by the Board of Directors. The Board of Directors, without obtaining stockholder approval, could issue the Preferred Stock with voting and/or conversion rights and thereby dilute the voting power and equity of the holders of Common Stock and adversely affect the market price of such stock. See "Risk Factors -- Anti-Takeover Provisions; Possible Issuance of Preferred Stock."

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

     The Company is subject to the provisions of Section 203 of the DGCL. Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Board of Directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other attempts to takeover or change control of the Company and, accordingly, may discourage attempts to acquire the Company.

     In addition, certain provisions of the Certificate of Incorporation and Bylaws, which will be in effect upon the consummation of this offering and are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Common Stock.

     Classified Board of Directors. The Board of Directors will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. These provisions, when coupled with the provision of the Certificate of Incorporation authorizing only the Board of Directors to fill vacant directorships or increase the size of the Board of Directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

     Stockholder Action; Special Meeting of Stockholders. The Certificate of Incorporation provides that stockholders may not take action by written consent, but only at duly called annual or special meetings of stockholders. The Certificate of Incorporation further provides that special meetings of stockholders of the Company be called only by the Chairman of the Board of Directors, a majority of the Board of Directors or the President of the Company.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 120 days nor more than 150 days prior to the first anniversary of the date of the Company's notice of annual meeting provided with respect to the previous year's annual meeting; provided, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed to be more than 30 calendar days earlier than or 60 calendar days after such anniversary, notice by the stockholder, to be timely, must be so received not more than 90 days nor later than the later of (i) 60 days prior to the annual meeting or (ii) the close of business on the tenth day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever first occurs. The Bylaws also specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude stockholders from bringing matters before the stockholders at an annual meeting or from making nominations for directors at an annual meeting.

     Authorized But Unissued Shares. The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby discourage or prevent a change of control of the Company.

     The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The Certificate requires the affirmative vote of the holders of at least 80% of the combined voting power of the outstanding shares of capital stock of the Company entitled to vote for the election of directors to amend or repeal any of the Certificate of Incorporation provisions discussed above. Such 80% vote is also required to amend or repeal any of the Bylaws provisions discussed above, although such Bylaws provisions may also be amended or repealed by a majority vote of the entire Board of Directors. Such 80% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any Preferred Stock that might be outstanding at the time any such amendments are submitted to stockholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Certificate of Incorporation also contains provisions indemnifying the directors and officers of the Company to the fullest extent permitted by the DGCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT

     The transfer agent and registrar of the Common Stock is American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that market sales of shares or the availability of such shares for sale will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of Common Stock in the public market may have an adverse impact of such market price.


     Upon consummation of this offering, the Company will have 17,051,356 shares of Common Stock outstanding, based upon the number of shares outstanding as of December 31, 1996. Of these shares, the 6,200,000 shares sold in this offering (7,130,000 shares if the Underwriters over-allotment is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates").


SALES OF RESTRICTED SHARES


     There are 10,851,356 outstanding shares of Common Stock (the "Restricted Shares") which are deemed "restricted securities" under Rule 144 and may not be sold unless they are registered under the Securities Act or unless an exemption, such as the exemption provided by Rule 144, is available. All of the Restricted Shares are subject to the lock-up agreements described below (the "Lock-up Agreements"). All of these shares may be eligible for sale in the public market in accordance with Rule 144 under the Securities Act, subject to the terms of the Lock-up Agreements. Certain security holders have the right to have their Restricted Shares registered by the Company under the Securities Act as described below.



     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned Restricted Shares for at least two years, is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of
(i) one percent of the then outstanding shares of Common Stock (approximately 170,513 shares after this offering) or (ii) the average weekly trading volume in the Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed with the Commission. In addition, under Rule 144(k), a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned the Restricted Shares for at least three years may resell such shares without compliance with the foregoing requirements. In meeting the two and three year holding periods, a holder of Restricted Shares can include the holding periods of a prior owner who was not an Affiliate. The Commission has proposed to amend the holding periods under Rule 144 by reducing the two year period to one year and the three year period to two years. The proposed amendments have not yet been adopted by the Commission.


OPTIONS


     As of December 31, 1996, options to purchase a total of 972,011 shares of Common Stock were outstanding. All of these shares are subject to the Lock-up Agreements. The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock subject to outstanding stock options and Common Stock issuable pursuant to the Option Plan. The Company expects to file these registration statements promptly following the consummation of this offering, and such registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to the Lock-up Agreements, to the extent applicable.

LOCKUP AGREEMENTS


     The Company and holders of 10,851,356 shares of Common Stock outstanding immediately prior to this offering and options to purchase an aggregate of 972,011 shares of Common Stock have agreed not to, directly or indirectly, without the prior written consent of Dean Witter Reynolds Inc., offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock, or any securities exercisable for or convertible into Common Stock for a period of 180 days following the date of consummation of this Offering. See "Underwriting."


REGISTRATION RIGHTS


     Following the consummation of this offering, Summit and Schroder will be entitled to require the Company to register under the Securities Act a total of 5,058,609 shares of outstanding Common Stock (the "Registrable Shares"). Under certain circumstances and subject to certain limitations, Summit and Schroder may require the Company, on two occasions, to file a registration statement under the Securities Act with respect to the Registrable Shares and the Company must use all commercially reasonable efforts to effect such registration. In addition, in the event the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of a security holder, Summit and Schroder may be entitled to include the Registrable Shares in such registration, subject to certain limitations on the number of shares to be included in the registration by the underwriter of such offering.


     Following the consummation of this offering, Drs. Demaray, Poulos and Kowalczyk will also have the right, under certain circumstances and subject to certain limitations, to require the Company to register up to an aggregate 1,425,600 shares of Common Stock under the Securities Act. In addition, in the event the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of a security holder, these persons may be entitled to include their shares in such registration, subject to certain limitations on the number of shares to be included in the registration by the underwriter of such offering. Furthermore, in the event the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of a security holder, the Banks may be entitled to include up to 85,999 shares of Common Stock in such registration, subject to certain limitations on the number of shares to be included in the registration by the underwriter of such offering.

                                  UNDERWRITING

     The Underwriters named below, for whom Dean Witter Reynolds Inc., Hambrecht & Quist, Piper Jaffray Inc. and The Robinson-Humphrey Company Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement (a copy of which has been filed as an exhibit to the Registration Statement), to purchase from the Company and the Selling Stockholders the number of shares of Common Stock set forth opposite their respective names in the table below:

                                                                                 NUMBER
                                      NAME                                     OF SHARES
    -------------------------------------------------------------------------  ----------
    Dean Witter Reynolds Inc.................................................
    Hambrecht & Quist........................................................
    Piper Jaffray Inc........................................................
    The Robinson-Humphrey Company Inc........................................

                                                                               ----------
              Total..........................................................   6,200,000
                                                                               ==========

     The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligation is such that they must purchase all of the shares (other than those subject to the over-allotment option) if any are purchased.

     Prior to this offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined through negotiations between the Company, the Selling Stockholders and the Representatives. Among the factors to be considered in making such determination are prevailing market conditions and general economic conditions, the market capitalization of publicly traded companies which the Company, the Selling Stockholders and the Representatives believe to be comparable to the Company, the revenues and earnings of the Company in recent periods, the experience of the Company's management, the economic characteristics of the business in which the Company competes, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

     The Underwriters have advised the Company and the Selling Stockholders that they propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such public offering
price less a concession not to exceed $          per share. Such dealers may
reallow a concession not to exceed $          per share to other dealers. After
the initial public offering, the public offering price may be reduced and concessions and reallowances to dealers may be changed by the Underwriters. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority. The Representatives intend to make a market in the Common Stock after completion of this offering.

     The Company and the Selling Stockholders have granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an additional 930,000 shares of Common Stock at the initial public offering price, less underwriting discounts and commissions to cover over-allotments, if any. After commencement of this offering, the Underwriters may confirm sales subject to the over-allotment option.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Company, the officers and directors of the Company, the Selling Stockholders and certain other stockholders have agreed that they will not, during the period commencing on the date hereof and ending 180 days after the date of this Prospectus, without the prior written consent of Dean Witter Reynolds Inc. (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock (whether such shares or such securities are now owned by such officers, directors, Selling Stockholders or stockholders or are hereafter acquired); (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of Common Stock whether any transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Common Stock or other securities, in cash or otherwise.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., Miami, Florida. Certain legal matters will be passed upon for the Underwriters by Latham & Watkins, Washington, D.C.

                                    EXPERTS

     The consolidated financial statements and the related consolidated financial statement schedule of AmeriPath, Inc. as of December 31, 1994 and 1995 and September 30, 1996 and for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1996, included in this prospectus and elsewhere in the registration statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The combined financial statements of Clay J. Cockerell, M.D., P.A. and Freeman-Cockerell Laboratories, Inc. as of December 31, 1994 and 1995 and September 30, 1996 and for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, and of Pathology Associates P.S.C. and Technical Pathology Services, Inc. as of December 31, 1994 and 1995 and July 31, 1996 and for the years ended December 31, 1994 and 1995 and the seven months ended July 31, 1996, included in this prospectus, have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


     The financial statements of Beno Michel, M.D., Inc., Drs. Seidenstein, Levine & Associates, P.A. and Volusia Pathology Group, M.D., P.A. as of December 31, 1994 and 1995 and September 30, 1996 and for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, of David R. Barron, M.D., Inc. and Fernandez and Kalemeris, P.A. as of December 31, 1995 and September 30, 1996 and for the year ended December 31, 1995 and the nine months ended September 30, 1996, of SkinPath P.C. as of December 31, 1995 and July 31, 1996 and for the period ended December 31, 1995 and the seven months ended July 31, 1996, of Derrick and Associates Pathology, Inc. and Amazon and Rosen, M.D., P.A. as of December 31, 1994 and 1995 and June 30, 1996 and for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996, and of Demaray and Poulos, P.A. for the years ended December 31, 1994 and 1995, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement and incorporated by reference herein. Copies of the Registration Statement may be obtained from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the public reference section of the Commission at its Washington office upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission, or accessed through the Commission's Internet address at http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                       ------
                                       THE REGISTRANT
AMERIPATH, INC. AND SUBSIDIARIES
Independent Auditors' Report.........................................................     F-4
Consolidated Balance Sheets as of December 31, 1994 and 1995 and September 30, 1996
  and Pro Forma September 30, 1996 (Unaudited).......................................     F-5
Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and
  1995 and the Nine Months Ended September 30, 1995 (Unaudited) and 1996.............     F-6
Consolidated Statements of Convertible Preferred Stock and Common Stockholders'
  Equity (Deficit) for the years ended December 31, 1993, 1994 and 1995 and the Nine
  Months Ended September 30, 1996....................................................     F-7
Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and
  1995 and the Nine Months Ended September 30, 1995 (Unaudited) and 1996.............     F-8
Notes to Consolidated Financial Statements...........................................     F-9
                                     ACQUIRED BUSINESSES
DEMARAY AND POULOS, P.A.
Independent Auditors' Report.........................................................    F-26
Balance Sheets as of December 31, 1994 and 1995......................................    F-27
Statements of Operations and Retained Earnings for the years ended December 31, 1994
  and 1995...........................................................................    F-28
Statements of Cash Flows for the years ended December 31, 1994 and 1995..............    F-29
Notes to Financial Statements........................................................    F-30
AMAZON AND ROSEN, M.D., P.A. D/B/A FLORIDA PATHOLOGY ASSOCIATES
Independent Auditors' Report.........................................................    F-33
Balance Sheets as of December 31, 1994 and 1995 and June 30, 1996....................    F-34
Statements of Operations and Retained Earnings for the years ended December 31, 1994
  and 1995 and the Six Months Ended June 30, 1995 (Unaudited) and 1996...............    F-35
Statements of Cash Flows for the years ended December 31, 1994 and 1995 and the Six
  Months Ended June 30, 1995 (Unaudited) and 1996....................................    F-36
Notes to Financial Statements........................................................    F-37
DERRICK AND ASSOCIATES PATHOLOGY, INC.
Independent Auditors' Report.........................................................    F-41
Balance Sheets as of December 31, 1994 and 1995 and June 30, 1996....................    F-42
Statements of Operations for the years ended December 31, 1994 and 1995 and the Six
  Months Ended June 30, 1995 (Unaudited) and 1996....................................    F-43
Statements of Shareholders' Equity for the years ended December 31, 1994 and 1995 and
  the Six Months Ended June 30, 1996.................................................    F-44
Statements of Cash Flows for the years ended December 31, 1994 and 1995 and the Six
  Months Ended June 30, 1995 (Unaudited) and 1996....................................    F-45
Notes to Financial Statements........................................................    F-46
SKINPATH, P.C.
Independent Auditors' Report.........................................................    F-52
Balance Sheets as of December 31, 1995 and July 31, 1996.............................    F-53
Statements of Operations and Retained Earnings for the Period from January 5, 1995
  (Inception) through December 31, 1995 and Seven Months Ended July 31, 1996.........    F-54
Statements of Cash Flows for the Period from January 5, 1995 (Inception) through
  December 31, 1995 and the Seven Months Ended July 31, 1996.........................    F-55
Notes to Financial Statements........................................................    F-56

                                                                                        PAGE
                                                                                       ------
PATHOLOGY ASSOCIATES, P.S.C. AND TECHNICAL PATHOLOGY SERVICES, INC.
Independent Auditors' Report.........................................................    F-60
Combined Balance Sheets as of December 31, 1994 and 1995 and July 31, 1996...........    F-61
Combined Statements of Operations for the years ended December 31, 1994 and 1995 and
  the Seven Months Ended July 31, 1995 (Unaudited) and July 31, 1996.................    F-62
Combined Statements of Stockholders' Equity for the year ended December 31, 1994 and
  1995 and the Seven Months Ended July 31, 1996......................................    F-63
Combined Statements of Cash Flows for the years ended December 31, 1994 and 1995 and
  the Seven Months Ended July 31, 1995 (Unaudited) and July 31, 1996.................    F-64
Notes to Combined Financial Statements...............................................    F-65
VOLUSIA PATHOLOGY GROUP, M.D., P.A.
Independent Auditors' Report.........................................................    F-70
Balance Sheets as of December 31, 1994 and 1995 and September 30, 1996...............    F-71
Statements of Operations for the years ended December 31, 1994 and 1995 and the Nine
  Months Ended September 30, 1995 (Unaudited) and 1996...............................    F-72
Statements of Shareholders' Equity for the years ended December 31, 1994 and 1995 and
  the Nine Months Ended September 30, 1996...........................................    F-73
Statements of Cash Flows for the years ended December 31, 1994 and 1995 and the Nine
  Months Ended September 30, 1995 (Unaudited) and 1996...............................    F-74
Notes to Financial Statements........................................................    F-75
DAVID R. BARRON, M.D., INC. D/B/A RICHFIELD LABORATORY OF DERMATOPATHOLOGY
Independent Auditors' Report.........................................................    F-79
Balance Sheets as of December 31, 1995 and September 30, 1996........................    F-80
Statements of Operations for the year ended December 31, 1995 and the Nine Months
  Ended September 30, 1995 (Unaudited) and 1996......................................    F-81
Statements of Stockholders' Equity for the year ended December 31, 1995 and the Nine
  Months Ended September 30, 1996....................................................    F-82
Statements of Cash Flows for the year ended December 31, 1995 and the Nine Months
  Ended September 30, 1995 (Unaudited) and 1996......................................    F-83
Notes to Financial Statements........................................................    F-84
BENO MICHEL, M.D., INC. D/B/A CUTANEOUS PATHOLOGY & IMMUNOFLUORESCENSE LABORATORY
Independent Auditors' Report.........................................................    F-87
Balance Sheets as of December 31, 1994 and 1995 and September 30, 1996...............    F-88
Statements of Operations for the years ended December 31, 1994 and 1995 and the Nine
  Months Ended September 30, 1995 (Unaudited) and 1996...............................    F-89
Statements of Stockholders' Equity for the years ended December 31, 1994 and 1995 and
  the Nine Months Ended September 30, 1996...........................................    F-90
Statements of Cash Flows for the years ended December 31, 1994 and 1995 and the Nine
  Months Ended September 30, 1995 (Unaudited) and 1996...............................    F-91
Notes to Financial Statements........................................................    F-92
DRS. SEIDENSTEIN, LEVINE & ASSOCIATES, P.A.
Independent Auditors' Report.........................................................    F-95
Balance Sheets as of December 31, 1994 and 1995 and September 30, 1996...............    F-96
Statements of Operations and Retained Earnings for the years ended December 31, 1994
  and 1995 and the Nine Months Ended September 30, 1995 (Unaudited) and 1996.........    F-97
Statements of Cash Flows for the years ended December 31, 1994 and 1995 and the Nine
  Months Ended September 30, 1995 (Unaudited) and 1996...............................    F-98
Notes to Financial Statements........................................................    F-99

                                                                                        PAGE
                                                                                       ------
CLAY J. COCKERELL, M.D., P.A. AND FREEMAN-COCKERELL LABORATORIES, INC.
Independent Auditors' Report.........................................................   F-103
Combined Balance Sheets as of December 31, 1994 and 1995 and September 30, 1996......   F-104
Combined Statements of Income and Retained Earnings for the years ended December 31,
  1994 and 1995 and the Nine Months Ended September 30, 1995 (Unaudited) and 1996....   F-105
Combined Statements of Cash Flows for the years ended December 31, 1994 and 1995 and
  the Nine Months Ended September 30, 1995 (Unaudited) and 1996......................   F-106
Notes to Combined Financial Statements...............................................   F-107
FERNANDEZ AND KALEMERIS, P.A. D/B/A GULF COAST PATHOLOGY ASSOCIATES
Independent Auditors' Report.........................................................   F-111
Balance Sheets as of December 31, 1995 and September 30, 1996........................   F-112
Statements of Operations and Retained Earnings for the year ended December 31, 1995
  and the Nine Months Ended September 30, 1995 (Unaudited) and 1996..................   F-113
Statements of Cash Flows for the year ended December 31, 1995 and the Nine Months
  Ended September 30, 1995 (Unaudited) and 1996......................................   F-114
Notes to Financial Statements........................................................   F-115

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of AmeriPath, Inc.:

We have audited the accompanying consolidated balance sheets of AmeriPath, Inc. and Subsidiaries (the "Company") as of December 31, 1994 and 1995 and September 30, 1996 and the related consolidated statements of operations, convertible preferred stock and common stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1995 and the nine months ended September 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1994 and 1995 and September 30, 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 and the nine months ended September 30, 1996 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Certified Public Accountants
Fort Lauderdale, Florida


November 19, 1996 (January 13, 1997, as to the effects of


                the 1.8 for 1 stock split discussed in Note 1)

                        AMERIPATH, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                              DECEMBER 31,                         PRO FORMA
                                                           -------------------   SEPTEMBER 30,   SEPTEMBER 30,
                                                             1994       1995         1996            1996
                                                           --------   --------   -------------   -------------
                                                                                                  (UNAUDITED)
                                                                                                   (NOTE 2)
                                                    ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..............................  $    103   $     58     $     193       $     193
  Accounts receivable, net...............................     1,741      2,114         7,944           7,944
  Inventories............................................       168        162           142             142
  Other current assets...................................       195        130           840             840
                                                           --------   --------      --------        --------
         Total current assets............................     2,207      2,464         9,119           9,119
                                                           --------   --------      --------        --------
PROPERTY AND EQUIPMENT, NET..............................     1,011      1,214         3,055           3,055
                                                           --------   --------      --------        --------
OTHER ASSETS:
  Deferred tax asset.....................................     6,654      6,018
  Goodwill, net..........................................                             10,068          10,068
  Identifiable intangibles, net..........................                             26,726          26,726
  Other..................................................       392        296         1,825           1,825
                                                           --------   --------      --------        --------
         Total other assets..............................     7,046      6,314        38,619          38,619
                                                           --------   --------      --------        --------
         TOTAL ASSETS....................................  $ 10,264   $  9,992     $  50,793       $  50,793
                                                           ========   ========      ========        ========
                                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable and accrued expenses..................  $    805   $    894     $   4,515       $   4,515
  Current portion of long-term debt......................                                782             782
  Deferred tax liability.................................                              1,152           1,152
                                                           --------   --------      --------        --------
         Total current liabilities.......................       805        894         6,449           6,449
                                                           --------   --------      --------        --------
LONG-TERM DEBT:
  Credit Facility........................................     6,005      4,146        30,844          30,844
  Senior Notes due to common stockholders................     3,500      3,500         3,500           3,500
  Junior Notes due to preferred stockholders.............     7,500      7,500         7,500           7,500
  Subordinated Notes.....................................                              2,058           2,058
DIVIDEND PAYABLE -- CONVERTIBLE PREFERRED STOCK..........                                                925
DEFERRED TAX LIABILITY...................................                              3,735           3,735
COMMITMENTS AND CONTINGENCIES (Notes 10, 13 and 14)
CONVERTIBLE PREFERRED STOCK
  Series A 6% Redeemable Cumulative Convertible Preferred
    Stock -- $.01 par value, 5,000 shares authorized;
    3,208, 3,208 and 3,088 shares issued and outstanding
    at December 31, 1994 and 1995, and September 30,
    1996, respectively; $6.2 million minimum aggregate
    liquidation preference at September 30, 1996.........     5,735      6,085         6,123
                                                           --------   --------      --------        --------
COMMON STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock, $.01 par value, 8,000 shares authorized,
    792, 792, 2,916 and 8,475 shares issued and
    outstanding at December 31, 1994 and 1995, September
    30, 1996 and pro forma (unaudited), respectively.....         8          8            29              85
  Additional paid-in capital -- Accumulated deficit
    remaining from conversion from Subchapter S
    corporation tax status...............................   (15,024)   (15,024)      (13,253)         (8,111)
  Note receivable from officer...........................                               (270)           (270)
  Retained earnings......................................     1,735      2,883         4,078           4,078
                                                           --------   --------      --------        --------
         Total common stockholders' deficit..............   (13,281)   (12,133)       (9,416)         (4,218)
                                                           --------   --------      --------        --------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT..............  $ 10,264   $  9,992     $  50,793       $  50,793
                                                           ========   ========      ========        ========


          See accompanying notes to consolidated financial statements.

                        AMERIPATH, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                    NINE MONTHS
                                                  YEARS ENDED DECEMBER 31,      ENDED SEPTEMBER 30,
                                                 ---------------------------   ---------------------
                                                  1993      1994      1995        1995        1996
                                                 -------   -------   -------   -----------   -------
                                                                               (UNAUDITED)
Net revenue....................................  $13,419   $14,461   $16,024     $12,176     $20,840
Operating costs:
  Cost of services.............................   10,803     6,780     8,271       6,147      10,234
  Selling, general and administrative
     expense...................................    1,634     2,287     2,644       1,931       4,026
  Provision for doubtful accounts..............      953     1,003     1,161         910       1,655
  Amortization expense.........................                                                  357
                                                 -------   -------   -------     -------     -------
          Total operating costs................   13,390    10,070    12,076       8,988      16,272
                                                 -------   -------   -------     -------     -------
Income from operations.........................       29     4,391     3,948       3,188       4,568
Interest expense...............................      (48)   (1,584)   (1,504)     (1,151)     (1,637)
Other income (expense), net....................        9       (46)      (46)        (13)       (143)
                                                 -------   -------   -------     -------     -------
Income (loss) before income taxes..............      (10)    2,761     2,398       2,024       2,788
Provision for income taxes.....................                696       900         759       1,075
                                                 -------   -------   -------     -------     -------
Net income (loss)..............................  $   (10)  $ 2,065   $ 1,498     $ 1,265     $ 1,713
                                                 =======   =======   =======     =======     =======

Pro forma net income per share information (unaudited) (Note 18):
  Pro forma net income per share...............                      $   .19     $   .16     $   .20
                                                                     =======     =======     =======
  Pro forma common and common equivalent shares
     outstanding...............................                        8,085       8,085       8,555
                                                                     =======     =======     =======


          See accompanying notes to consolidated financial statements.

                        AMERIPATH, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK
                   AND COMMON STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)


                                                                                                  ADDITIONAL
                                            CONVERTIBLE                                        PAID-IN-CAPITAL--
                                          PREFERRED STOCK                     COMMON          ACCUMULATED DEFICIT
                            -------------------------------------------       STOCK        REMAINING FROM CONVERSION  RETAINED
                                                  ADDITIONAL             ----------------      FROM SUBCHAPTER S      EARNINGS
                            SHARES     AMOUNT   PAID-IN-CAPITAL  TOTAL   SHARES    AMOUNT   CORPORATION TAX STATUS    (DEFICIT)
                            -------    -------  ---------------  ------  ------    ------  -------------------------  ---------
BALANCES, DECEMBER 31,
  1992.....................                                                                                           $   1,168
  Dividend distribution to
    common stockholders....                                                                                                (246)
  Net loss.................                                                                                                 (10)
                              -----        ---       ------      ------   -----      ---              ------            -------
BALANCES, DECEMBER 31,
  1993.....................                                                                                                 912
  Issuance of common
    stock..................                                                  20                    $   1,000
  Issuance of Convertible
    Preferred Stock........      80    $     1      $ 5,499      $5,500
  Cost of issuance.........                             (95)        (95)                                 (17)
  Distribution to common
    stockholders in
    Recapitalization.......                                                                                             (24,011)
  Tax benefit arising from
    Recapitalization.......                                                                            7,100
  Conversion from
    Subchapter S
    Corporation tax
    status.................                                                                          (23,099)            23,099
  Stock split -- 40 for 1
    .......................   3,128         31          (31)                772     $  8                  (8)
  Accrued dividends on
    Convertible Preferred
    Stock..................                             330         330                                                    (330)
  Net income...............                                                                                               2,065
                              -----        ---       ------      ------   -----      ---              ------            -------
BALANCES, DECEMBER 31,
  1994.....................   3,208         32        5,703       5,735     792        8             (15,024)             1,735
  Accrued dividends on
    Convertible Preferred
    Stock..................                             350         350                                                    (350)
  Net income...............                                                                                               1,498
                              -----        ---       ------      ------   -----      ---              ------            -------
BALANCES, DECEMBER 31,
  1995.....................   3,208         32        6,053       6,085     792        8             (15,024)             2,883
  Stock split--1.8 for 1...                                                 634        6                  (6)
  Conversion of Convertible
    Preferred Stock to
    common stock...........    (120)        (1)        (206)       (207)    216        2                 205
  Dividends paid on
    Convertible Preferred
    Stock converted........                             (31)        (31)
  Settlement of ALA
    Contingent Notes.......                                                 194        2                 240               (242)
  Stock issued in
    connection with
    acquisition............                                               1,080       11               1,332
  Accrued dividends on
    Convertible Preferred
    Stock..................                             276         276                                                    (276)
  Net income...............                                                                                               1,713
                              -----        ---       ------      ------   -----      ---              ------            -------
BALANCES, SEPTEMBER 30,
  1996.....................   3,088    $    31      $ 6,092      $6,123   2,916     $ 29           $ (13,253)         $   4,078
                              =====        ===       ======      ======   =====      ===              ======            =======


          See accompanying notes to consolidated financial statements.

                        AMERIPATH, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                             NINE MONTHS
                                                            YEARS ENDED DECEMBER 31,     ENDED SEPTEMBER 30,
                                                            -------------------------   ---------------------
                                                            1993     1994      1995        1995        1996
                                                            -----   -------   -------   ----------   --------
                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).......................................  $ (10)  $ 2,065   $ 1,498    $  1,265    $  1,713
  Adjustments to reconcile net income (loss) to net cash
    flows provided by operating activities:
    Depreciation and amortization.........................    275       341       329         245         827
    (Gain) loss on disposal of assets.....................              (10)       28                      49
    Deferred income taxes.................................              446       636         536         105
    Provision for doubtful accounts.......................    953     1,003     1,161         910       1,655
    Changes in assets and liabilities:
      Increase in accounts receivable.....................   (782)   (1,354)   (1,534)     (1,278)       (715)
      (Increase) decrease in inventories..................    (35)      (49)        6          (8)         20
      (Increase) decrease in other current assets.........   (161)     (166)       39        (108)       (712)
      (Increase) decrease in other assets.................              (37)       21          20        (859)
      Increase (decrease) in accounts payable, accrued
         expenses, and other liabilities..................    184        86       118         488         170
                                                            -----   -------   -------     -------    --------
         Net cash flows provided by operating
           activities.....................................    424     2,325     2,302       2,070       2,253
                                                            -----   -------   -------     -------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment...................   (228)     (492)     (488)       (368)       (582)
  Purchase of subsidiaries, net of cash acquired..........                                            (27,320)
                                                            -----   -------   -------     -------    --------
         Net cash flows used in investing activities......   (228)     (492)     (488)       (368)    (27,902)
                                                            -----   -------   -------     -------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under long-term credit facility..............            7,493
  Repayments of borrowings under long-term credit
    facility..............................................           (1,488)   (1,859)
  Issuance of common stock................................            1,000
  Issuance of Convertible Preferred Stock.................            5,500
  Issuance of Junior Notes................................            7,500
  Debt and stock issuance costs...........................             (525)
  Principal payments on long-term debt....................   (500)     (492)                  (19)       (613)
  Proceeds from issuance of long-term debt................    261
  Net borrowings (repayments) under Credit Facility.......    498      (529)               (1,758)     26,698
  Note receivable from officer............................                                               (270)
  Dividends paid/distributions to common stockholders.....   (246)  (20,511)                  (28)        (31)
                                                            -----   -------   -------     -------    --------
         Net cash flows provided by (used in) financing
           activities.....................................     13    (2,052)   (1,859)     (1,805)     25,784
                                                            -----   -------   -------     -------    --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..........    209      (219)      (45)       (103)        135
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD............    113       322       103         103          58
                                                            -----   -------   -------     -------    --------
CASH AND CASH EQUIVALENTS, END OF PERIOD..................  $ 322   $   103   $    58    $           $    193
                                                            =====   =======   =======     =======    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
  Interest................................................  $  48   $ 1,540   $ 1,504    $  1,151    $  1,425
  Income taxes............................................  $       $   409   $    63    $     10    $    961

          See accompanying notes to consolidated financial statements.

                        AMERIPATH, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1.  BUSINESS AND ORGANIZATION

     AmeriPath, Inc. was incorporated in February 1996 to be the leading physician management company focused on providing anatomic pathology services. The Company provides practice management services to pathologists in both outpatient and hospital inpatient laboratories, with particular focus on dermatopathology (pathology related to diseases of the skin). Unless the context otherwise requires, references to the Company or AmeriPath include AmeriPath, Inc., its predecessors, American Laboratory Associates ("ALA"), its subsidiaries and the professional association and professional corporations which are separate legal entities that contract with the Company to provide pathology services in certain states (collectively, the "PA Contractors").

     Such services are provided under contractual arrangements with hospitals and in free-standing, independent laboratory settings. The contractual arrangements with hospitals vary, but essentially provide that, in exchange for physician representatives of the Company serving as the medical director of a hospital's anatomic and clinical laboratory operations, the Company is able to bill and collect the professional component of the charges for medical services rendered by the Company's health care professionals. In some cases, the Company is also paid an annual fee for providing the medical director for the hospital laboratory. The Company also owns and operates outpatient pathology laboratories, for which it is able to bill patients and third party payors, principally on a fee-for-service basis, covering both the professional and technical components of such services. In addition, the Company contracts directly with national clinical laboratory companies and managed care organizations, principally on a fee-for-service basis.

     ALA was organized in December 1993 to acquire the net assets of E.G. Poulos, M.D., M.J. Demaray, M.D. and A.P. Kowalczyk, M.D., P.A. ("PDK") a full service reference laboratory providing clinical laboratory testing and anatomic pathology services, principally dermatopathology services.


     Effective January 1, 1994, ALA and PDK entered into a series of transactions which resulted in a recapitalization (the "Recapitalization"). ALA issued 19,800 shares of common stock (1,425,600 shares after the January 13, 1997 and the August 1, 1994 stock splits) to the owners of PDK for $1,000 in cash and 80,203 shares of voting Series A 6% Redeemable Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock") (3,208,120 shares after August 1, 1994 stock split) to other investors, primarily Summit Partners, for $5,500 in cash. (See Note 9). In addition, ALA issued 10% Junior Subordinated Notes due 2001 (the "Junior Notes") in the amount of $7,500 to the purchasers of the Convertible Preferred Stock and borrowed $7,493 under a line of credit to finance a portion of the acquisition of the net assets from PDK. A financing fee of $190 was paid to Summit.



     In connection with the Recapitalization, ALA made distributions of cash of $20,511 and issued 8% Senior Subordinated Notes due 1998 (the "Senior Notes") in the principal amount of $3,500 to PDK. The shareholders of PDK owned 100% of the shares of ALA's outstanding common stock immediately subsequent to the Recapitalization. Giving effect to the conversion of the Convertible Preferred Stock to common stock as if a conversion had occurred at that time, such shareholders' ownership percentage in ALA's common stock would have been 19.8% immediately following the Recapitalization. Since there was no change in the common stockholders, and due to the mandatory redemption features of the Convertible Preferred Stock, the transactions have been accounted for as a recapitalization for financial accounting purposes, and the amounts of cash paid, and Senior Notes issued, have been charged to retained earnings as distributions to the common stockholders. The assets and liabilities of PDK continued to be accounted for by the Company at PDK's historical cost.


     For income tax purposes, the Recapitalization transaction is treated as a purchase of assets, with the net assets acquired recorded at their fair values, and the excess of cost over the fair value of net assets

                        AMERIPATH, INC. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     acquired amortized as a deduction over a period of 15 years as statutorily required by tax laws and regulations.

     Subsequent to the Recapitalization, and in connection with the formation of the Company in February 1996, the shareholders of ALA and AmeriPath entered into a series of exchange transactions, whereby the equity interests held in ALA were exchanged for identical interests in the Company. The operations of ALA are now conducted through a wholly owned subsidiary of the Company, AmeriPath Florida, Inc.


     On August 1, 1994, the Company effected a 40 for 1 stock split for its common and preferred stock in the form of a stock dividend.



     On January 13, 1997, the Company effected a 1.8 for 1 stock split for its common stock in the form of a stock dividend. The effect of such stock split is reflected in all 1996 common share amounts.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting policies followed by the Company are as follows:

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of AmeriPath, Inc. and its wholly owned subsidiaries (collectively, the "Company"). All significant intercompany accounts and transactions have been eliminated. The companies included in the consolidation at September 30, 1996 are listed in Note 3. Three of the companies acquired subsequent to September 30, 1996 are PA Contractors. The financial statements of the PA Contractors will be consolidated with the Company because AmeriPath has unilateral control over the assets and operations, and has substantially all of the risks and rewards of ownership of the PA Contractors. Notwithstanding that actual majority ownership is not held by AmeriPath, consolidation is necessary to present fairly the financial position and results of operations of the Company because of the existence of a parent-subsidiary relationship by means other than record ownership of PA Contractors' voting common stock of these acquired practices. Control of the PA Contractors is permanent, rather than temporary, under the terms of purchase agreements, management agreements, trust agreements and other agreements executed in connection with the acquisition transactions.

     PERVASIVENESS OF ESTIMATES

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     Fair values of financial instruments that are not actively traded are based on market prices of similar instruments and/or valuation techniques using market assumptions. Although management uses its best judgment in estimating the fair value of these financial instruments, there are inherent limitations in any estimation technique. Therefore, the fair value estimates presented herein are not necessarily indicative of the amounts which the Company could realize in a current transaction.

     The Company's consolidated financial instruments consist mainly of cash and cash equivalents, accounts receivable, accounts payable, the line of credit and long-term debt. The carrying amounts of the Company's cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term nature of these instruments. The Company's Credit Facility bears interest at a variable market rate, and thus has a carrying amount that approximates fair value.

                        AMERIPATH, INC. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     The fair value of long-term debt is estimated based on discounted cash flows using current interest rates for financial instruments with similar characteristics and maturity. The carrying amount of the Senior Notes and Junior Notes aggregated $11,000 and the fair value at September 30, 1996 and December 31, 1995 was $10,400.

     CASH AND CASH EQUIVALENTS

     Cash equivalents consist of highly liquid instruments with maturities at the time of purchase of three months or less.

     INVENTORIES

     Inventories, consisting of laboratory supplies, are stated at the lower of cost, determined on a first-in-first-out basis, or market.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Equipment under capital leases is stated at the net present value of the future minimum lease payments at the inception of the related leases. Routine maintenance and repairs are charged to expense as incurred, while cost of betterments and renewals are capitalized.

     Depreciation and amortization are calculated on a straight-line basis and accelerated methods, over the estimated useful lives of the respective assets which lives range from 3 to 7 years. Leasehold improvements are amortized over the shorter of the term of the related lease, including renewal options, or the useful life of the asset (20 years).

     INTANGIBLE ASSETS

     Identifiable intangible assets include hospital contracts, physician referral lists and laboratory contracts acquired in connection with acquisitions. Such assets are recorded at fair value on the date of acquisition as determined by management based on independent consultants' reports and are being amortized over the estimated periods to be benefited, ranging from 10 to 40 years.

     Goodwill relates to the excess of cost over the fair value of net assets of the businesses acquired. Amortization is calculated on a straight line basis over periods ranging from 15 to 35 years. The overall business strategy of the Company includes the acquisition and integration of independent pathology practices and related support services. The Company believes that this strategy creates synergies, achieves operating efficiencies and responds to the cost containment objectives of payors, all of which will provide benefits for the foreseeable future.

     Management assesses on an ongoing basis, based on undiscounted cash flows, if there has been a permanent impairment in the carrying value of its intangible assets and, if so, the amount of any such impairment would be determined by comparing anticipated discounted future operating income from acquired businesses with the carrying value of the related intangible assets. In performing this analysis, management considers such factors as current results, trends and future prospects, in addition to other relevant factors.

     DEFERRED DEBT ISSUANCE COSTS


     In connection with the Recapitalization and subsequent financings, the Company incurred costs in connection with bank financing and issuing other debt. These costs have been capitalized and are being amortized on a straight-line basis, which approximates the interest method, over the respective terms of

                        AMERIPATH, INC. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     the related debt (2 and 8 years). Such amounts are included in other assets in the consolidated balance sheet.

     REVENUE RECOGNITION

     The Company recognizes revenue at the time services are performed. Unbilled receivables are recorded for services rendered during, but billed subsequent to, the reporting period. Net revenue is reported at the estimated realizable amounts from patients, third-party payors and others for services rendered. Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. Provision for estimated third-party payor settlements and adjustments are estimated in the period the related services are rendered and adjusted in future periods as final settlements are determined. The provision and the related allowance are adjusted periodically, based upon an evaluation of historical collection experience with specific payors for particular services, anticipated collection levels with specific payors for new services, industry reimbursement trends, and other relevant factors.

     Unbilled receivables are recorded for services rendered during, but billed subsequent to, the reporting period. Such receivables, net of allowances, as of September 30, 1996 amounted to approximately $941. Unbilled receivables as of December 31, 1994 and 1995 were insignificant.

     INCOME TAXES


     The Company's provision for income taxes includes federal and state income taxes currently payable and changes in deferred tax assets and liabilities. Deferred income taxes are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes and represent the estimated future tax effects resulting from temporary differences between financial and tax reporting bases of assets and liabilities.


     PDK elected to be taxed as a Subchapter S corporation and the taxation of the earnings thereof was the responsibility of the individual shareholders. The 1993 and 1994 earnings attributable to the period prior to consummation of the Recapitalization were allocated to PDK and were not subject to corporate federal and state income taxes.

     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS


     In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, including identifiable intangible assets and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 requires that long-lived assets, including identifiable intangible assets held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Measurement of an impairment loss for such long-lived assets and identifiable intangibles should be based on the fair value of the asset. Long-lived assets and certain identifiable intangibles to be disposed of are required to be reported generally at the lower of the carrying amount or fair value less cost to sell. SFAS No. 121 is effective for fiscal years that begin after December 15, 1995. Adoption of the statement did not have a material effect on the Company's financial statements.


     INTERIM FINANCIAL DATA

     The unaudited consolidated statements of operations and cash flows for the nine months ended September 30, 1995 include, in the opinion of management, all adjustments (consisting of normal

                        AMERIPATH, INC. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     recurring adjustments) necessary to present fairly the Company's consolidated results of operations and cash flows. The data disclosed in these notes to the consolidated financial statements for the nine months ended September 30, 1995 is unaudited. Operating results for the nine month period ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

     PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)


     The unaudited pro forma consolidated balance sheet at September 30, 1996 gives effect to the planned conversion of 3,088,116 shares of Convertible Preferred Stock (see Note 18) into common stock as if such conversion had occurred as of September 30, 1996. Prior to the completion of the offering, the holders of all outstanding Convertible Preferred Stock will convert such shares into 5,558,609 shares of common stock of the Company. Accrued dividends of $925 as of September 30, 1996 will be payable upon conversion of the Convertible Preferred Stock.


     RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to the 1996 presentation.

3. ACQUISITIONS


     During 1996, the Company has completed eleven acquisitions (the "Recent Acquisitions") of anatomic pathology practices (the "Practices"). The consideration given by the Company in the Recent Acquisitions was a combination of cash, subordinated notes, common stock, contingent notes and/or contingently issuable common stock. In November 1996, pursuant to Stock Rights Surrender and Restricted Stock Grant Agreements, the Company issued 1,833,433 shares of its common stock in exchange for the surrender of all rights to the contingently issuable common stock. Such shares represent purchase price consideration which is not based on or related to future earnings. The shares issued pursuant to such agreements are restricted as to transfer, which restrictions lapse over three to five years, based solely on the passage of time. The Recent Acquisitions have been accounted for using the purchase method of accounting. The aggregate consideration paid, and to be paid, is based on a number of factors, including each Practice's demographics, size, local prominence, position in the marketplace and historical cash flows from operations. Assessment of these and other factors, including uncertainties regarding the health care environment, resulted in the sellers of each of the Practices and the Company being unable to reach agreement on the final purchase price for each of the Practices. The Company agreed to pay a minimum purchase price and has agreed to pay an additional purchase price consideration to all of the sellers of each of the Practices in proportion to their respective ownership interest in each Practice. The additional payments are contingent upon the achievement of stipulated levels of operating earnings (as defined) by each of the Practices over periods of three to five years from the date of acquisition as set forth in the respective agreements, and are not contingent on the continued employment of the sellers of the Practices. The amount of the payments cannot be determined until the achievement of the operating earnings levels during the terms of the respective agreements. If the maximum specified levels of operating earnings for each Practice are achieved, the Company would make aggregate maximum payments of $30,392 over three to five years. A lesser amount of payments would be made if the maximum levels of operating earnings specified in each acquisition agreement are not met. No amounts would be paid if the minimum level of operating earnings specified in each acquisition agreement is not met. Additional payments, if any, under these agreements, will be accounted for as an additional cost of the Practices.

                        AMERIPATH, INC. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


     The total consideration paid by the Company in the Recent Acquisitions included cash of $78,626, subordinated notes in the aggregate principal amount of $4,511 and 3,870,742 shares of common stock (aggregate value of $24,829). The following table presents for each Recent Acquisition, the date acquired, the total consideration paid, excluding the contingent payments, if any, Common Stock issued by the Company, and the maximum contingent payments:



                                                                                                MAXIMUM
                                                                       COMMON STOCK            CONTINGENT
                                                                     ISSUED (SHARES)            PAYMENTS
                                      DATE           TOTAL       ------------------------   ----------------
                                    ACQUIRED     CONSIDERATION       AT       IN NOVEMBER   PERIOD
        RECENT ACQUISITIONS:         IN 1996         PAID         CLOSING        1996       (YEARS)   AMOUNT
    -----------------------------  -----------   -------------   ----------   -----------   -------   ------
    Through September 30, 1996:
      Demaray and Poulos, P.A....   January 1       $ 1,679
      Derrick and Associates
        Pathology, Inc...........    July 1          16,844       1,080,009                    5     $8,000
      Amazon and Rosen, M.D.,
        P.A......................    July 1           6,333                     119,999        5      2,000
      SkinPath, P.C..............   August 1          5,275                     207,000        3        300
      Pathology Associates,
        P.S.C....................   August 1          6,795                     107,399        5        750
    Subsequent to September 30,
      1996:
      Clay J. Cockerell, M.D.,
        P.A. and
        Freeman-Cockerell
        Laboratories, Inc........   October 1         4,806                      90,000        5      1,050
      Volusia Pathology Group,
        M.D., P.A................   October 3         7,344          11,999     157,815        5      1,841
      David R. Barron, M.D.,
        Inc......................   October 4        17,700         275,999     180,000        5      3,650
      Drs. Seidenstein, Levine &
        Associates, P.A..........  October 10        15,657         136,501     341,220        5      4,551
      Beno Michel, M.D., Inc.....  October 15         8,832         172,800      90,000        3      1,500
      Fernandez & Kalemeris,
        M.D., P.A................  November 1        16,700         360,000     540,000        5      6,750



     The allocation of the purchase price is preliminary, while the Company continues to obtain the information to determine the fair value of the assets acquired and liabilities assumed. Although the allocation of the purchase price for the above acquisitions and the valuation of the shares issued subsequent to September 30, 1996, are preliminary and subject to adjustment when the Company obtains final information, management believes that any such adjustments will not be material in relation to the Company's consolidated financial statements. Information with respect to the amortization periods for intangible assets is presented in Note 6.


     The Company does not have actual majority ownership of the common stock of Clay J. Cockerell, M.D., P.A., David R. Barron, M.D., Inc. and Beno Michel, M.D., Inc. (the "PA Contractors"). These acquisitions are accounted for as business combinations and the financial statements of such acquired practices will be included in the Company's consolidated financial statements because the Company has unilateral control over, and has substantially all of the risks and rewards of ownership of, these acquired practices. Notwithstanding that actual majority ownership is not held by the Company, consolidation is necessary to present fairly the financial position and results of operations of the Company because of the existence of a parent-subsidiary relationship by means other than record ownership of the voting common stock of these acquired practices. Control of these acquired practices is permanent rather than temporary under the terms of the purchase agreements, management agreements and other agreements executed in connection with the acquisition transactions.

                        AMERIPATH, INC. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     The accompanying consolidated financial statements include the results of operations of the Recent Acquisitions that have been made by the Company from the date acquired through September 30, 1996. The following unaudited pro forma information presents the combined results of the Company's operations and the results of operations of all of the Recent Acquisitions for the year ended December 31, 1995 and the nine months ended September 30, 1996, after giving effect to amortization of goodwill and identifiable intangible assets, interest expense on the long-term debt incurred in the Recent Acquisitions, and the reduced level of certain specific operating expenses (primarily compensation and related expenses attributable to the former owners) in accordance with the agreements related to the Recent Acquisitions, as if the acquisitions had been consummated on January 1, 1995. Such unaudited pro forma information is based on the historical financial information of all of the Recent Acquisitions and does not include operational or other changes which might have been effected pursuant to the Company's management.

     The unaudited pro forma information for the year ended December 31, 1995 and the nine months ended September 30, 1996 presented below is for illustrative information purposes only and is not necessarily indicative of results which would have been achieved or results which may be achieved in the future:


                                                                           PRO FORMA
                                                                 ------------------------------
                                                                 DECEMBER 31,     SEPTEMBER 30,
                                                                     1995             1996
                                                                 ------------     -------------
    Net revenue................................................    $ 82,281          $63,316
                                                                 ==========       ==========
    Net income.................................................    $  6,066          $ 4,649
                                                                 ==========       ==========
    Net income per share.......................................    $    .50          $   .39
                                                                 ==========       ==========


     Common and common equivalent shares used in calculating net income per share include the effects of the planned conversion of the Convertible Preferred Stock and the planned stock split as discussed in Note 18.

4.  ACCOUNTS RECEIVABLE AND NET REVENUE

     Accounts receivable are recorded at net realizable value. The allowance for contractual and other adjustments and uncollectible accounts is based on historical experience and judgments about future events. Accordingly, the actual amounts experienced could vary significantly from the recorded allowances.

     Accounts receivable consisted of the following:


                                                              DECEMBER 31,
                                                            -----------------    SEPTEMBER 30,
                                                             1994       1995         1996
                                                            ------     ------    -------------
    Gross accounts receivable.............................  $3,240     $4,037       $17,120
    Less allowance for contractual and other adjustments
      and uncollectible accounts..........................  (1,499)    (1,923)       (9,176)
                                                            ------     ------       -------
    Accounts receivable, net..............................  $1,741     $2,114       $ 7,944
                                                            ======     ======       =======


     The Company grants credit for services without collateral. Management believes that the risk relating to accounts receivable is limited by the diversity and number of contracting hospitals, physician practices, patients, payors, and the geographic dispersion of the Company's operations. On December 31, 1995 and September 30, 1996, accounts receivable are for services in the states of Florida, Alabama and Kentucky.

                        AMERIPATH, INC. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     Net revenue consisted of the following:


                                                                             NINE MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                             ---------------------------   ---------------------
                                              1993      1994      1995        1995        1996
                                             -------   -------   -------   -----------   -------
                                                                           (UNAUDITED)
    Gross revenue..........................  $15,353   $17,027   $19,121     $14,143     $29,102
    Less contractual and other
      adjustments..........................   (1,934)   (2,566)   (3,097)     (1,967)     (8,262)
                                             -------   -------   -------     -------     -------
              Net revenue..................  $13,419   $14,461   $16,024     $12,176     $20,840
                                             =======   =======   =======     =======     =======



     A significant portion of the Company's net revenue is generated by the hospital-based practices through contracts with 34 hospitals, as of September 30, 1996, primarily as a result of the Recent Acquisitions discussed in Note 3. Columbia/HCA Healthcare Corporation owns or manages 14 of these hospitals. Generally, these contracts have remaining terms of less than five years and contain renewal provisions. Some of the contracts contain clauses that allow for termination by either party with relatively short notice. Although the Company, through the Practices, has had relationships with these hospitals for extended periods of time, the termination of one or more of these contracts would have a material adverse effect on the Company's financial position and results of operations.


5.  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                              ESTIMATED
                                             USEFUL LIFE   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                               (YEARS)         1994           1995           1996
                                             -----------   ------------   ------------   -------------
    Laboratory and data processing.........        5         $  1,743       $  1,951        $ 3,196
    Leasehold improvements.................       20              372            471            865
    Furniture and fixtures.................        7              125            160            327
    Mobile lab units.......................        3               99             99            303
    Automotive vehicles....................        3               13             46             99
    Construction in progress...............                        40              7             82
                                                              -------        -------        -------
                                                                2,392          2,734          4,872
    Less accumulated depreciation..........                    (1,381)        (1,520)        (1,817)
                                                              -------        -------        -------
    Property and equipment, net............                  $  1,011       $  1,214        $ 3,055
                                                              =======        =======        =======

     Depreciation expense was $275, $275 and $257 for the years ended December 31, 1993, 1994 and 1995, respectively, and $191 and $287 for the nine month periods ended September 30, 1995 (unaudited) and 1996, respectively.

                        AMERIPATH, INC. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

6.  INTANGIBLE ASSETS

     Intangible assets and the related accumulated amortization and amortization periods are as follows:


                                                                                      AMORTIZATION
                                                                                        PERIODS
                                                                      RECORDED          (YEARS)
                                                                   SUBSEQUENT TO    ----------------
                                                   SEPTEMBER 30,   SEPTEMBER 30,            WEIGHTED
                                                       1996             1996        RANGE   AVERAGE
                                                   -------------   --------------   -----   --------
    Hospital contracts...........................     $15,050         $ 13,900      35-40     36.5
    Physician referral lists.....................      11,431           17,500      17-19     18.7
    Laboratory contracts.........................         500            1,800       10       10.0
                                                      -------          -------
                                                       26,981         $ 33,200
                                                                       =======
    Accumulated amortization.....................        (255)
                                                      -------
    Balance, net.................................     $26,726
                                                      =======
    Goodwill.....................................     $10,145         $ 48,430      15-35     34.2
    Accumulated amortization.....................         (77)
                                                      -------
    Balance, net.................................     $10,068
                                                      =======



     The amortization periods for the identifiable intangible assets were determined by the Company based on reports of independent consultants. In determining these lives the Company considered each practice's operating history, contract renewals, stability of physician referral lists and industry statistics.



     The amortization periods for goodwill were determined by the Company with consideration given to the lives assigned to the identifiable intangibles, the reputation of the practice, the length of the practice's operating history, and the potential of the market in which the acquired practice is located.



     The weighted average amortization period for identifiable intangible assets and goodwill, is 30.5 years.



     The amounts recorded subsequent to September 30, 1996 include the Recent Acquisitions that were consummated subsequent to September 30, 1996 and the additional goodwill of $14,260 recorded in connection with the issuance of 1,833,433 shares of Common Stock pursuant to the Stock Rights Surrender and Restricted Stock Grant Agreements. See Note 3.


7.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consisted of the following:

                                                                   DECEMBER
                                                                      31,
                                                                  -----------   SEPTEMBER 30,
                                                                  1994   1995       1996
                                                                  ----   ----   -------------
    Accounts payable............................................  $318   $287      $ 1,973
    Accrued compensation........................................   261    432        1,180
    Accrued interest............................................                        21
    Income taxes payable........................................           42          227
    Other accrued expenses......................................   226    133        1,114
                                                                  ----   ----       ------
                                                                  $805   $894      $ 4,515
                                                                  ====   ====       ======

                        AMERIPATH, INC. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

8.  LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                             DECEMBER 31,
                                                          -------------------    SEPTEMBER 30,
                                                           1994        1995          1996
                                                          -------     -------    -------------
    Credit Facility.....................................  $ 6,005     $ 4,146       $30,844
    Senior Notes due to common stockholders, principal
      and any unpaid interest thereon, due and payable
      on December 31, 1998; interest is payable
      currently at the stated rate of 8%................    3,500       3,500         3,500
    Junior Notes due to preferred stockholders,
      principal and any unpaid interest thereon, due and
      payable on December 31, 2001; interest is payable
      currently at the stated rate of 10%...............    7,500       7,500         7,500
    Subordinated Notes issued in connection with the
      Recent Acquisitions, payable in varying amounts
      through 2001, with interest at the rate of 7%.....                              2,840
                                                          -------     -------       -------
                                                           17,005      15,146        44,684
    Less current portion................................                               (782)
                                                          -------     -------       -------
    Long term debt, net of current portion..............  $17,005     $15,146       $43,902
                                                          =======     =======       =======

     As of September 30, 1996, the maturities of short-term and long-term debt were as follows (in thousands):

          1996............................................................  $   135
          1997............................................................      782
          1998............................................................   35,126
          1999............................................................    3,048
          2000............................................................    2,815
          2001............................................................    2,778
                                                                            -------
          Total...........................................................  $44,684
                                                                            =======


     On May 29, 1996, the Company replaced its line of credit with a new revolving line of credit (the "Credit Facility") with the First National Bank of Boston, as lender and agent (the "Agent"), under which the Company could borrow up to $40 million for working capital and acquisition purposes. The Credit Facility was amended in October 1996, and the aggregate amount available was increased to $85 million. Outstanding advances under the Credit Facility are due and payable on December 31, 1998. Borrowings under the Credit Facility bear interest at variable rates based, at the Company's option, on the bank's base rate or the sum of 2.50% plus the Eurodollar rate. The Credit Facility also requires the quarterly payment of an annual commitment fee equal to 0.375% of the unused portion of the commitment until the commitment is terminated. Subsequent to September 30, 1996, the Company issued to the Agent, 85,999 shares of Common Stock in lieu of commitment fees. Such shares have been recorded at the estimated fair market value at the date of the respective credit facility agreement and amendments thereto.


     The Credit Facility contains covenants which, among other things, require the Company to maintain certain financial operating ratios and impose certain limitations or prohibitions on the Company with respect to the incidence, guaranty or assumption of indebtedness, the payment of dividends, cash

                        AMERIPATH, INC. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     distributions, limitations on new debt issuance, sale of assets, leasing commitments and annual capital expenditures, and contains provisions which preclude mergers and acquisitions under certain circumstances and places. All of the Company's assets are pledged as collateral under the agreement. At September 30, 1996, the effective interest rate was approximately 8.29%.

     The Company obtained a waiver from the Agent with respect to noncompliance with the debt service coverage ratio requirements for the year ended December 31, 1995. The Company believes that it is in compliance with all of its existing covenants at September 30, 1996.

9.  CONVERTIBLE PREFERRED STOCK


     The Convertible Preferred Stock has an annual dividend rate of 6% of the original purchase price and such dividends are cumulative from the date of original issuance and payable when and as declared by the Company's Board of Directors. In the event of liquidation or dissolution of the Company, the amount distributed for each share is the greater of (i) $1.71 which is subject to adjustment for certain capital transactions, plus unpaid dividends (the "Liquidation Amount") or (ii) such amount as would have been payable had the shares been converted to common stock. The Convertible Preferred Stock is convertible into common stock of the Company at any time, at the option of the holders at a conversion rate of 1.8 shares of common stock for each share, subject to adjustment for certain capital transactions. Upon conversion, all accumulated and unpaid dividends, up to the date of conversion are payable in cash.



     During the nine months ended September 30, 1996 the Company paid accrued dividends in the amount of $31 on the 120,004 shares converted into 216,007 shares of common stock by the holders of the Convertible Preferred Stock in connection with the acquisition of shares of common stock by the Company's Chief Executive Officer (See Note 14).


     The preferred stockholders have voting rights equal to the number of shares of common stock into which their shares may be converted. At the election of the holders of at least 51% of the Convertible Preferred Stock, the Company shall redeem, for the Liquidation Amount, all of the Convertible Preferred Stock in 1999, 2000, and 2001. Also, if prior to the earlier of the liquidation, merger, sale or change in control (as defined) of the Company or December 31, 2001, the Company has not consummated a qualified public offering (as defined), the owners of not less than 20% of the Convertible Preferred Stock may require the Company to redeem their stock for fair market value, but not less than the original purchase price. These redemption requirements terminate upon consummation of a qualified public offering. Since the Company believes that it is probable that the preferred shares will not be redeemed, accretion in excess of accumulated dividends has not been recorded.


     The holders of the Convertible Preferred Stock have certain preemptive rights in the event of the issuance of common stock, and certain registration rights with expenses to be borne by the Company. As of September 30, 1996, the Company has reserved 5,558,609 shares of common stock for the conversion of the Convertible Preferred Stock.

                        AMERIPATH, INC. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

10.  LEASE COMMITMENTS

     The Company leases various office and laboratory space, and certain equipment pursuant to operating lease agreements. The following information includes the related party leases discussed in Note 14. Future minimum lease commitments consisted of the following at September 30, 1996:

          1996.............................................................  $  133
          1997.............................................................     511
          1998.............................................................     490
          1999.............................................................     452
          2000.............................................................     437
          2001.............................................................     404
          Thereafter.......................................................  $1,180
                                                                             ------
                                                                             $3,607
                                                                             ======

     Rent expense under operating leases for 1993, 1994, and 1995 was $153, $170, and $205 respectively, and $147 and $248 for the nine months ended September 30, 1995 (unaudited) and 1996, respectively.

11.  OPTION PLAN


     The Company's Stock Option Plan (the "Option Plan") provides for the grant of options to purchase shares of common stock to key employees and others. The plan provides that the option price shall not be less than the fair market value of the shares on the date of the grant. At September 30, 1996, 912,611 shares of common stock are reserved for issuance pursuant to options granted under the Option Plan. All options granted have 10 year terms and vest and become exercisable at the rate of 20% a year, following the date of grant.


     The Company's Director Option Plan provides for the grant of options to purchase shares of common stock to Directors who are not employees of the Company. All options to be granted under the Director Option Plan will have 10 year terms and become exercisable during the period specified in the agreement evidencing the grant of such Director Option. As of September 30, 1996, no options have been granted under the Director Option Plan.

     The Company has elected to follow APB No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and the related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options approximates the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes Option Pricing Model with the following weighted-average assumptions for 1995 and 1996: risk-free interest rates ranging from 5.18% to 6.85%; no volatility factors of the expected market price of the Company's common stock has been included because the Company was a private entity when the options were granted; and a weighted average expected life of the option of 4.1 years. The estimated fair value of the options was immaterial at the dates of grant, and therefore, the Company has not provided pro forma net income or earnings per share information.

                        AMERIPATH, INC. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     The Black-Scholes Option Pricing Model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different than those of traded options, and because changes in the assumptions can materially affect the fair value estimate, in management's opinion, the existing models may not necessarily provide a reliable single measure of the fair value of its employee stock options.

     A summary of the Company's stock option activity, and related information is as follows:


                                                                  OPTION PRICE PER SHARE
                                                  NUMBER       -----------------------------
                                                 OF SHARES      LOW       HIGH      WEIGHTED
                                                 ---------     -----     ------     --------
    Granted 1994...............................   234,000      $1.11     $ 1.11      $ 1.11
                                                  -------
    Outstanding December 31, 1994..............   234,000       1.11       1.11        1.11
    Granted in 1995............................    18,000       1.67       1.67        1.67
                                                  -------
    Outstanding December 31, 1995..............   252,000       1.11       1.67        1.15
    Granted in first quarter 1996..............   360,011       1.67       1.67        1.67
    Granted in second and third quarters
      1996.....................................   300,600       8.33      10.00        8.73
                                                  -------
    Outstanding September 30, 1996.............   912,611      $1.11     $10.00      $ 3.85
                                                  =======



     Options to purchase 90,000 shares are exercisable at September 30, 1996. The weighted-average remaining contractual life of those options outstanding at September 30, 1996 is 9.1 years.



     During October 1996, 59,400 options were granted with an exercise price of $8.33 per share.


12.  EMPLOYEE BENEFIT PLANS

     The Company established a 401(k) retirement plan (the "401(k) Plan") which covers substantially all eligible employees as defined in the 401(k) Plan. Under the terms of the 401(k) Plan, employees may contribute up to 15% of their compensation, as defined. Employer contributions are discretionary. During the years ended December 31, 1993, 1994 and 1995, and the nine months ended September 30, 1996, the Company elected not to make contributions to the 401(k) Plan.

     In addition, in connection with the Recent Acquisitions completed through September 30, 1996, the Company has assumed the obligations under certain defined contribution plans which cover substantially all eligible employees of the acquired practices. The Company has not made any contributions from the dates of acquisition through September 30, 1996. The Company is in the process of establishing a uniform benefit plan for all employees.

13.  COMMITMENTS AND CONTINGENCIES

     Liability Insurance -- The Company is insured with respect to general liability and medical malpractice risks on a claims made basis. The Company has not accrued a loss for unreported incidents or for losses in excess of insurance coverage, as the amount, if any, cannot be reasonably estimated and the probability of an adverse outcome cannot be determined at this time. It is the opinion of management that the ultimate resolution of any unasserted claims will not have a material adverse effect on the Company's financial position or results of operations.

     ALA Contingent Notes -- In connection with the Recapitalization, the Company issued Subordinated Contingent notes in the amount of $2,500 which have an interest rate of 8% (the "ALA Contingent

                        AMERIPATH, INC. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     Notes"). The ALA Contingent Notes are payable in annual installments of $500, plus interest thereon, in years 1994 through 1998, if operating earnings (as defined) exceed a specified annual level. If the specified operating earnings levels are not achieved, the amounts payable for that year, including the related accrued interest, would be canceled. Operating earnings for the years ended December 31, 1994 and 1995 were not achieved, therefore, the ALA Contingent Notes of $500 and related accrued interest for 1995 and 1994 were canceled.


     In April 1996, the Company issued 194,400 shares of its common stock, with a fair value of $242 to redeem and cancel the Company's contingent obligation under the ALA Contingent Notes, which had a remaining principal balance of $1,500. The remaining contingent obligation under the ALA Contingent Notes of $1,500 and related accrued interest of approximately $270 would have become payable in the future only if operating earnings (as defined) of ALA were to have exceeded a specified annual level in 1996, 1997 and 1998.


     Healthcare Regulatory Environment and Reliance on Government
     Programs -- The healthcare industry in general, and the services that the Company provides are subject to extensive federal and state laws and regulations. Additionally, a significant portion of the Company's net revenue for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1996 is from payments by government-sponsored health care programs, principally Medicare and Medicaid, and is subject to audit and adjustments by applicable regulatory agencies. Failure to comply with any of these laws or regulations, the results of regulatory audits and adjustments, or changes in the amounts payable for the Company's services under these programs could have a material adverse effect on the Company's financial position and results of operations.

14.  RELATED PARTY TRANSACTIONS

     Operating Leases -- The Company leases its Fort Lauderdale laboratory facilities from an entity beneficially owned by three of the Company's common stockholders. The present term of the lease expires March 31, 1998 and contains options to renew for two additional five-year periods. The lease requires monthly rental payments of $11, plus sales tax, and the Company is also obligated to pay property taxes, insurance, utilities, and maintenance. Lease payments made under the lease were $134, $140 and $140 in 1993, 1994 and 1995, respectively, and $105 and $105 during the nine months ended September 30, 1995 (unaudited) and 1996, respectively.


     Note Receivable from Officer -- In connection with the employment of the Company's Chief Executive Officer, the Company provided financing of $270 to facilitate the purchase of 216,007 shares of the Company's issued and outstanding stock from certain holders of the Convertible Preferred Stock. The note is payable in full on January 1, 2001 and bears interest at the rate of 8%, which is payable currently. A portion of the underlying shares purchased (126,000 shares) are pledged as collateral.


     Shareholders' compensation -- Cost of services include $4,445 in 1993 of compensation paid to ALA's shareholders in excess of the compensation of such individuals following the Recapitalization.

                        AMERIPATH, INC. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

15.  INCOME TAXES

     The provision for income taxes for the years ended December 31, 1994 and 1995, and for the periods ended September 30, 1995 (unaudited) and 1996 consists of the following:

                                                            YEARS ENDED
                                                             DECEMBER      NINE MONTHS ENDED
                                                                31,          SEPTEMBER 30,
                                                            -----------   --------------------
                                                            1994   1995      1995        1996
                                                            ----   ----   -----------   ------
                                                                          (UNAUDITED)
    Current:
      Federal.............................................  $214   $224      $ 189      $  845
      State...............................................    36     40         34         125
                                                            ----   ----       ----        ----
              Total current...............................   250    264        223         970
                                                            ----   ----       ----        ----
    Deferred:
      Federal.............................................   381    541        456          85
      State...............................................    65     95         80          20
                                                            ----   ----       ----        ----
              Total deferred..............................   446    636        536         105
                                                            ----   ----       ----        ----
              Total provision for income taxes............  $696   $900      $ 759      $1,075
                                                            ====   ====       ====        ====


     PDK elected to be taxed as a Subchapter S corporation for federal income tax purposes and, accordingly, there is no provision for income taxes for 1993 and for the portion of taxable income for 1994 attributable to PDK prior to the Recapitalization. As a result of the Recapitalization, the Company became a taxable Subchapter C corporation.


     The effective tax rate on income before income tax is reconciled to statutory federal income tax rates as follows:

                                                           YEARS ENDED       NINE MONTHS ENDED
                                                           DECEMBER 31,        SEPTEMBER 30,
                                                          --------------    -------------------
                                                          1994     1995        1995        1996
                                                          -----    -----    -----------    ----
                                                                            (UNAUDITED)
    Statutory federal rate.............................    34.0%    34.0%       34.0%      34.0%
    State income taxes, net of federal income tax
      benefit..........................................     2.4      3.7         3.7        3.4
    Subchapter S corporation earnings attributable to
      PDK..............................................   (11.1)
    Other..............................................    (0.1)    (0.2)       (0.2)       1.2
                                                          -----    -----        ----       ----
    Effective rate.....................................    25.2%    37.5%       37.5%      38.6%
                                                          =====    =====        ====       ====

                        AMERIPATH, INC. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     The following is a summary of the deferred income tax assets and liabilities as of December 31, 1994 and 1995 and September 30, 1996:

                                                                DECEMBER 31,
                                                               ---------------   SEPTEMBER 30,
                                                                1994     1995        1996
                                                               ------   ------   -------------
    Deferred Tax Assets:
      Amortizable tax basis of intangibles arising in
         Recapitalization....................................  $6,294   $5,757     $   5,340
      Property and equipment.................................     297      133            10
      Allowance for doubtful accounts........................      77      142           285
      Accrued liabilities....................................                            224
      Other..................................................      28       20
                                                               ------   ------       -------
    Total Deferred Tax Assets................................   6,696    6,052         5,859
                                                               ------   ------       -------
    Deferred Tax Liabilities:
      Change from cash to accrual basis by Acquisitions......                      $  (1,662)
      Identifiable intangible assets acquired................                         (9,038)
      Other..................................................  $  (42)  $  (34)          (46)
                                                               ------   ------       -------
    Total Deferred Tax Liabilities...........................     (42)     (34)      (10,746)
                                                               ------   ------       -------
              Net Deferred Tax Asset/(Liability).............  $6,654   $6,018     $  (4,887)
                                                               ======   ======       =======

     The Recapitalization discussed in Note 1 is treated for income tax purposes as the purchase of assets. A deferred tax benefit of $7,100 was recorded in connection with the Recapitalization, which amount represents management's best estimate of the tax effect of deductions in future income tax returns of the amortization of the increase in tax basis of the assets over the historical amounts used for financial accounting purposes.

16.  SUPPLEMENTAL CASH FLOW INFORMATION

     The following supplemental information presents the non-cash impact on the balance sheet of assets acquired and liabilities assumed in the Recent Acquisitions consummated during the nine months ended September 30, 1996:


    Assets acquired............................................................  $47,886
    Liabilities assumed........................................................  (14,729)
    Debt issued................................................................   (2,975)
    Common stock issued........................................................   (1,344)
                                                                                 -------
    Cash paid..................................................................   28,838
    Less cash acquired.........................................................   (1,518)
                                                                                 -------
              Net cash paid....................................................  $27,320
                                                                                 =======

                        AMERIPATH, INC. AND SUBSIDIARIES

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

17.  CLINICAL PATHOLOGY OPERATIONS OF AMERICAN LABORATORY ASSOCIATES

     In May 1996, the Company ceased the clinical pathology operations of American Laboratory Associates. The following summarizes the amounts of net revenue and operating costs, including in 1996 a loss of $184 on exiting the activity, included in the accompanying consolidated statements of income:

                                                                            NINE MONTHS ENDED
                                           YEARS ENDED DECEMBER 31,           SEPTEMBER 30,
                                         ----------------------------     ----------------------
                                          1993       1994       1995         1995          1996
                                         ------     ------     ------     -----------     ------
                                                                          (UNAUDITED)
    Net revenues.......................  $2,159     $1,712     $2,385       $ 1,938       $1,046
    Operating costs....................   1,883      2,179      2,814         2,142        1,376

18.  PRO FORMA NET INCOME PER SHARE INFORMATION (UNAUDITED)


     The Company is planning to issue shares of its common stock in an initial public offering early in 1997. Immediately prior to the offering, the outstanding shares of Convertible Preferred Stock will be converted into 5,558,609 of shares of common stock. In view of the planned conversion of the Convertible Preferred Stock, historical net income per share is not presented. Pro forma net income per share is presented giving effect to the conversion of the Convertible Preferred Stock. The following presents the calculation of pro forma common shares and common equivalent shares outstanding for each period (in thousands):



                                                         SEPTEMBER 30,
                                                              AND
                                                         DECEMBER 31,        SEPTEMBER 30,
                                                             1995                1996
                                                         -------------       -------------
    Shares outstanding at beginning of period effected
      for the 1.8 for 1 stock split....................      1,426               1,426
    Effects of shares subsequently issued:
      Conversion of Convertible Preferred Stock in
         January 1996..................................                            216
      Settlement of ALA Contingent Notes in April
         1996(1).......................................        194                 194
      Recent Acquisitions completed through September
         30, 1996......................................                            470
    Effects of stock options(1)........................        690                 690
                                                             -----               -----
                                                             2,310               2,996
    Planned conversion of Convertible Preferred
      Stock............................................      5,775               5,559
                                                             -----               -----
    Pro forma common and common equivalent shares
      outstanding......................................      8,085               8,555
                                                             =====               =====


---------------

     (1) Pursuant to the requirements of the Securities and Exchange Commission (the "Commission"), common stock issued by the Company during the 12 months immediately preceding the initial filing of the registration statement with the Commission, plus the effects of common stock equivalents relating to the grant of options during the same period using the treasury stock method and an assumed initial public offering price of $14.00 per share, have been included in the calculation of pro forma number of common and common stock equivalents outstanding for all periods presented.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Demaray and Poulos, P.A.:

We have audited the accompanying balance sheets of Demaray and Poulos, P.A. (the "Company") as of December 31, 1994 and 1995 and the related statements of operations and retained earnings and of cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Certified Public Accountants
Fort Lauderdale, Florida

September 27, 1996

                            DEMARAY AND POULOS, P.A.

                                 BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995

                                                                           1994         1995
                                                                         --------     --------
                                            ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................................  $  1,831     $  3,211
  Accounts receivable (net of allowances for contractual adjustments and doubtful accounts of $884,068 and $990,282 at December 31,
     1994 and 1995, respectively)......................................   478,177      479,746
                                                                         --------     --------
          Total current assets.........................................   480,008      482,957
PROPERTY AND EQUIPMENT, NET (Note 3)...................................     1,961        1,151
OTHER ASSETS:
  Cash surrender value of life insurance...............................    87,166
  Other assets.........................................................        36
                                                                         --------     --------
          TOTAL........................................................  $569,171     $484,108
                                                                         ========     ========

                             LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable.....................................................  $ 43,216     $ 17,172
  Accrued compensation.................................................    24,325       28,016
  Deferred compensation liability (Note 7).............................    87,166
                                                                         --------     --------
          Total current liabilities....................................   154,707       45,188
                                                                         --------     --------
COMMITMENTS AND CONTINGENCIES (Note 8)
SHAREHOLDERS' EQUITY:
  Common stock, $1 par value, 200 shares authorized, issued and
     outstanding.......................................................       200          200
  Retained earnings....................................................   414,264      438,720
                                                                         --------     --------
          Total shareholders' equity...................................   414,464      438,920
                                                                         --------     --------
          TOTAL........................................................  $569,171     $484,108
                                                                         ========     ========

                See accompanying notes to financial statements.

                            DEMARAY AND POULOS, P.A.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                     YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                                           1994         1995
                                                                        ----------   ----------
NET REVENUE (Note 4)..................................................  $2,936,977   $2,547,908
                                                                        ----------   ----------
COSTS OF SERVICES:
  Physician compensation -- owners....................................     654,000      528,000
  Physician compensation -- other.....................................   1,142,784    1,157,890
  Consulting -- second opinions.......................................     163,447       88,544
  Other...............................................................     222,438      197,296
                                                                        ----------   ----------
          Total costs of services.....................................   2,182,669    1,971,730
                                                                        ----------   ----------
GENERAL AND ADMINISTRATIVE EXPENSES:
  Administration......................................................       9,210       11,575
  Deferred compensation plan..........................................       9,387       17,447
  Billing service.....................................................     226,462      195,257
  Bad debt expense....................................................     426,347      357,566
                                                                        ----------   ----------
          Total general and administrative expenses...................     671,406      581,845
                                                                        ----------   ----------
OPERATING INCOME (LOSS)...............................................      82,902       (5,667)
OTHER INCOME, NET.....................................................       5,174       30,123
                                                                        ----------   ----------
NET INCOME............................................................      88,076       24,456
RETAINED EARNINGS, BEGINNING OF YEAR..................................     326,188      414,264
                                                                        ----------   ----------
RETAINED EARNINGS, END OF YEAR........................................  $  414,264   $  438,720
                                                                        ==========   ==========

                See accompanying notes to financial statements.

                            DEMARAY AND POULOS, P.A.

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                                           1994        1995
                                                                         ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...........................................................  $  88,076   $  24,456
  Adjustments to reconcile net income to net cash flows provided by operating activities:
     Depreciation and amortization.....................................        590         810
     Changes in assets and liabilities:
       Increase in accounts receivable.................................   (145,314)     (1,569)
       Increase (decrease) in accounts payable, accrued compensation
        and deferred compensation liability............................     43,173    (109,519)
       Decrease in other assets........................................     14,419      87,202
                                                                         ---------   ---------
          Net cash provided by operating activities....................        944       1,380
                                                                         ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment................................     (2,331)
                                                                         ---------   ---------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS...................     (1,387)      1,380
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR...........................      3,218       1,831
                                                                         ---------   ---------
CASH AND CASH EQUIVALENTS, END OF YEAR.................................  $   1,831   $   3,211
                                                                         =========   =========

                See accompanying notes to financial statements.

                            DEMARAY AND POULOS, P.A.

                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1994 AND 1995

1.  ORGANIZATION AND BUSINESS

     Demaray and Poulos, P.A. (the "Company") is a firm of licensed physicians in Fort Lauderdale, Florida organized in January 1982 as a Florida Professional Association to provide hospital-based pathology services. The Company generates substantially all of its revenue through contracts with three hospitals in South Florida. Two of these hospitals, representing approximately 50% of the Company's revenues, are owned by Columbia/HCA Healthcare Corporation. The arrangements with hospitals are contracts whereby the hospitals agree, in exchange for the Company's services, to authorize the Company and its healthcare professionals to bill and collect the professional component of the charges for medical services rendered by the Company's healthcare professionals. These contracts have terms of less than two years and contain clauses that allow termination without cause by either party with sixty days notice. The Company has had relationships with the hospitals for approximately ten years; however, the termination of one or more of these agreements would have a material adverse effect on the Company's financial position and results of operations.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting policies followed by the Company are as follows:

     Cash Equivalents -- The Company considers all cash and any highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     Property and Equipment -- Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets, ranging from 5 to 7 years, using accelerated methods.

     Revenue Recognition -- The Company recognizes revenue at the time services are performed. The Company provides services to certain patients covered by various third-party payor programs including the federal Medicare program. Revenue under certain third-party arrangements is subject to audit and retroactive adjustment. Billings for services reimbursed by third-party payors are included in revenues net of allowances for the estimated differences between the amounts billed and the allowable program rates. Adjustments to the estimated payment amounts are recorded based on the final payment settlement with the third-party payors.

     Unbilled receivables are recorded for services rendered during, but billed subsequent, to the reporting period. Such receivables, net of allowances, as of December 31, 1994 and 1995 amounted to $216,000 and $112,000, respectively.

     Income Taxes -- The Company has elected to be taxed as a Subchapter S corporation for federal income tax purposes. There is no provision for income taxes since those taxes are the responsibility of the individual shareholders.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments -- The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to their short-term maturity.

                            DEMARAY AND POULOS, P.A.

3.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1994 and 1995 was as follows:

                                                                            1994     1995
                                                                           ------   ------
    Medical equipment....................................................  $9,856   $9,856
    Less accumulated depreciation........................................  (7,895)  (8,705)
                                                                           ------   ------
    Property and equipment, net..........................................  $1,961   $1,151
                                                                           ======   ======

4.  NET REVENUE

     Net revenue consists of gross charges, net of contractual, charity, and other adjustments. Contractual adjustments are based on the difference between charges at established rates and amounts estimated by management to be collected under Medicare and Medicaid programs, and public and private insurance and managed care contracts under applicable laws, regulations, and program instructions. Collectable amounts are generally less than the established rates. Final determination of certain amounts earned for certain patients is subject to review by appropriate program representatives. Charity and other adjustments represent services provided to patients for which fees are not expected to be collected at the time the service is provided.

     Net revenue consists of the following for the years ended December 31, 1994 and 1995:

                                                                       1994         1995
                                                                    ----------   ----------
    Gross charges at established rates............................  $5,191,975   $4,863,912
    Less allowances for contractual, charity and other
      adjustments.................................................  (2,254,998)  (2,316,004)
                                                                    ----------   ----------
              Net revenue.........................................  $2,936,977   $2,547,908
                                                                    ==========   ==========

5.  CONCENTRATIONS OF CREDIT RISK

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of accounts receivable. The Company grants credit without collateral to its patients, most of whom are local residents and are insured under third party payor agreements. The mix of receivables from patients and third-party payors at December 31, 1994 and 1995 are as follows:

                                                                               1994   1995
                                                                               ----   ----
    Medicare.................................................................   23%    18%
    Medicaid.................................................................    1      1
    Humana managed care......................................................   14     11
    Third-party payors, including other managed care.........................   59     65
    Private pay patients.....................................................    3      5
                                                                               ---    ---
                                                                               100%   100%
                                                                               ===    ===

6.  RELATED PARTY TRANSACTIONS

     The Company has entered into certain transactions with American Laboratory Associates, Inc., a wholly owned subsidiary of AmeriPath, Inc., a majority of whose common stock is owned by the Company's shareholders. American Laboratory Associates, Inc. operates three "frozen section" laboratories which are staffed by physician employees of the Company. Revenue recognized by the Company under this arrangement amounted to $115,800 and $120,300 during the years ended December 31, 1994 and 1995, respectively. American Laboratory Associates, Inc. also provides certain administrative support services

                            DEMARAY AND POULOS, P.A.

     for which the Company paid $200 per month during the years ended December 31, 1994 and 1995. (See Note 9).

7.  EMPLOYEE BENEFIT PLANS

     401(k) Plan -- The Company established a 401(k) retirement plan (the "Plan"), which covers substantially all eligible employees who have reached age 21 and have completed one year of service (as defined in the Plan). Under the terms of the Plan, employees may contribute up to 15% of their compensation, as defined. Employer contributions are discretionary. During the years ended December 31, 1994 and 1995, the Company elected not to make a contribution to the Plan.

     Deferred Compensation Plan -- The Company established a non-qualified deferred compensation plan in 1989. The plan is funded by the purchase of insurance policies owned by the Company on the lives of key employees. Each year deferred compensation expense was recorded for the premiums paid and adjusted by the change in cash surrender value of the policies for the year. Deferred compensation expense was $9,387 and $17,447 for the years ended December 31, 1994 and 1995. In accordance with the plan, the Company was ultimately obligated to transfer ownership of policies to the key employees. During 1995, the plan was terminated and the ownership of the remaining insurance policies was distributed to the employees.

8.  COMMITMENTS AND CONTINGENCIES

     Healthcare Regulatory Environment and Reliance on Government
     Programs -- The healthcare industry in general, and the services that the Company provides are subject to extensive federal and state laws and regulations. Additionally, a significant portion of the Company's net revenue is from payments by government-sponsored health care programs, principally Medicare and Medicaid, and are subject to audit and adjustment by applicable regulatory agencies. Failure to comply with any of these laws or regulations, the results of regulatory audits and adjustments, or changes in the amounts payable for the Company's services under these programs could have a material adverse effect on the Company's financial position or results of operations.

     Liability Insurance -- The Company is insured with respect to general liability and medical malpractice risks on a claims made basis. Management is not aware of any claims against the Company. In addition, the Company has not accrued a loss for unreported incidents or for losses in excess of insurance coverage, as the amount, if any, cannot be reasonably estimated and the probability of an adverse outcome cannot be determined at this time. It is the opinion of management that the ultimate resolution of any claims that may be asserted will not have a material adverse effect on the financial position or results of operations of the Company.

9.  SUBSEQUENT EVENT

     Effective January 1, 1996, the Company sold all of its assets and liabilities to a wholly-owned subsidiary of AmeriPath, Inc.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Amazon and Rosen, M.D., P.A. d/b/a Florida Pathology Associates:

We have audited the accompanying balance sheets of Amazon and Rosen, M.D., P.A. d/b/a Florida Pathology Associates (the "Company") as of December 31, 1994 and 1995 and June 30, 1996, and the related statements of operations and retained earnings and of cash flows for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1994 and 1995 and June 30, 1996, and the results of its operations and its cash flows for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Certified Public Accountants
Fort Lauderdale, Florida

September 27, 1996

        AMAZON AND ROSEN, M.D., P.A. D/B/A FLORIDA PATHOLOGY ASSOCIATES

                                 BALANCE SHEETS
                  DECEMBER 31, 1994 AND 1995 AND JUNE 30, 1996

                                                                 DECEMBER   DECEMBER   JUNE 30,
                                                                   1994       1995       1996
                                                                 --------   --------   --------
                                            ASSETS
CURRENT ASSETS:
  Cash and cash equivalents....................................  $  1,141   $  2,480   $ 15,541
  Accounts receivable (net of allowances for contractual
     adjustments and doubtful accounts of $464,381, $660,318
     and $716,992 at December 31, 1994 and 1995 and June 30,
     1996, respectively).......................................   447,298    504,333    500,064
                                                                 --------   --------   --------
          Total current assets.................................   448,439    506,813    515,605
                                                                 --------   --------   --------
PROPERTY AND EQUIPMENT, NET (Note 3)...........................    28,936     20,765     16,612
OTHER ASSETS...................................................       757         50         50
                                                                 --------   --------   --------
          TOTAL................................................  $478,132   $527,628   $532,267
                                                                 ========   ========   ========

                             LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.............................................  $ 36,228   $ 33,656   $ 19,817
  Due to shareholders..........................................    21,166     19,056     17,056
  Note payable to bank.........................................    35,683      9,372
  Income taxes payable (Note 6)................................               11,404     13,853
  Deferred tax liability (Note 6)..............................   158,475    181,563    185,254
                                                                 --------   --------   --------
          Total current liabilities............................   251,552    255,051    235,980
                                                                 --------   --------   --------
COMMITMENTS AND CONTINGENCIES (Note 7)
SHAREHOLDERS' EQUITY:
  Common stock, $1 par value, 100 shares authorized, issued and
     outstanding...............................................       100        100        100
  Additional paid-in capital...................................     1,900      1,900      1,900
  Retained earnings............................................   224,580    270,577    294,287
                                                                 --------   --------   --------
          Total shareholders' equity...........................   226,580    272,577    296,287
                                                                 --------   --------   --------
          TOTAL................................................  $478,132   $527,628   $532,267
                                                                 ========   ========   ========

                See accompanying notes to financial statements.

        AMAZON AND ROSEN, M.D., P.A. D/B/A FLORIDA PATHOLOGY ASSOCIATES

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                     YEARS ENDED DECEMBER 31, 1994 AND 1995
            AND SIX MONTHS ENDED JUNE 30, 1995 (UNAUDITED) AND 1996

                                                 DECEMBER 31,   DECEMBER 31,    JUNE 30,      JUNE 30,
                                                     1994           1995          1995          1996
                                                 ------------   ------------   -----------   ----------
                                                                               (UNAUDITED)
NET REVENUE (Note 4)...........................   $2,390,016     $3,055,092    $ 1,542,224   $1,781,192
                                                  ----------     ----------     ----------   ----------
COSTS OF SERVICES:
  Physician compensation -- owners.............    1,132,400      1,618,800        766,263      914,500
  Physician compensation -- other..............      314,640        359,776        171,998      182,586
  Other........................................      264,003        306,826        147,810      154,159
                                                  ----------     ----------     ----------   ----------
          Total costs of services..............    1,711,043      2,285,402      1,086,071    1,251,245
                                                  ----------     ----------     ----------   ----------
GENERAL AND ADMINISTRATIVE EXPENSES:
  Administration...............................       79,492         87,977         45,295       79,065
  Billing service..............................      174,654        221,885        129,939      123,431
  Bad debt expense.............................      160,778        380,260        239,391      286,642
                                                  ----------     ----------     ----------   ----------
          Total general and administrative
            expenses...........................      414,924        690,122        414,625      489,138
                                                  ----------     ----------     ----------   ----------
OPERATING INCOME...............................      264,049         79,568         41,528       40,809
                                                  ----------     ----------     ----------   ----------
OTHER INCOME (EXPENSE):
  Interest expense.............................       (3,535)        (1,711)        (1,103)        (241)
  Other income.................................        3,410          2,632          2,367          686
                                                  ----------     ----------     ----------   ----------
          Total other (expense) income, net....         (125)           921          1,264          445
                                                  ----------     ----------     ----------   ----------
INCOME BEFORE PROVISION FOR INCOME TAXES.......      263,924         80,489         42,792       41,254
PROVISION FOR INCOME TAXES.....................      104,172         34,492         16,090       17,544
                                                  ----------     ----------     ----------   ----------
NET INCOME.....................................      159,752         45,997         26,702       23,710
RETAINED EARNINGS, BEGINNING OF PERIOD.........       64,828        224,580        224,580      270,577
                                                  ----------     ----------     ----------   ----------
RETAINED EARNINGS, END OF PERIOD...............   $  224,580     $  270,577    $   251,282   $  294,287
                                                  ==========     ==========     ==========   ==========

                See accompanying notes to financial statements.

        AMAZON AND ROSEN, M.D., P.A. D/B/A FLORIDA PATHOLOGY ASSOCIATES

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1994 AND 1995
            AND SIX MONTHS ENDED JUNE 30, 1995 (UNAUDITED) AND 1996

                                                   DECEMBER 31,   DECEMBER 31,    JUNE 30,     JUNE 30,
                                                       1994           1995          1995         1996
                                                   ------------   ------------   -----------   --------
                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................   $  159,752      $ 45,997      $  26,702    $ 23,710
  Adjustments to reconcile net income to net cash
     flows provided by operating activities:
     Depreciation................................       20,092        19,073         11,246       4,153
     Changes in assets and liabilities:
       (Increase) decrease in accounts
          receivable.............................     (286,407)      (57,035)       (20,999)      4,269
       Increase (decrease) in accounts payable,
          income tax payable and due to
          shareholders...........................       27,404         6,722         (5,463)    (13,390)
       Increase in deferred income tax
          liability..............................      104,172        23,088         11,525       3,691
       (Increase) decrease in other assets.......         (494)          708            707
                                                     ---------      --------       --------    --------
          Net cash provided by operating
            activities...........................       24,519        38,553         23,718      22,433
                                                     ---------      --------       --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment..........                    (10,903)        (5,360)
                                                     ---------      --------       --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt...........      (24,486)      (26,311)       (12,907)     (9,372)
                                                     ---------      --------       --------    --------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS....................................           33         1,339          5,451      13,061
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...        1,108         1,141          1,141       2,480
                                                     ---------      --------       --------    --------
CASH AND CASH EQUIVALENTS, END OF PERIOD.........   $    1,141      $  2,480      $   6,592    $ 15,541
                                                     =========      ========       ========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for:
     Interest....................................   $    3,535      $  1,711      $   1,103    $    241
                                                     =========      ========       ========    ========
     Income Taxes................................   $               $  2,340      $            $  9,771
                                                     =========      ========       ========    ========

                See accompanying notes to financial statements.

        AMAZON AND ROSEN, M.D., P.A. D/B/A FLORIDA PATHOLOGY ASSOCIATES

                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1994 AND 1995
                       AND SIX MONTHS ENDED JUNE 30, 1996

1.  ORGANIZATION AND BUSINESS

     Amazon and Rosen, M.D., P.A. d/b/a Florida Pathology Associates (the "Company") is a firm of licensed physicians in Miami, Florida organized in August 1988 as a Florida Professional Association to provide hospital-based pathology services. The Company generates substantially all of its revenues through a contract with one hospital in South Florida. This contract has a term of five years through September 1999. Under the contract, the hospital agrees, in exchange for the Company's services, to authorize the Company and its healthcare professionals to bill and collect the professional component of the charges for medical services rendered by the Company's healthcare professionals.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting policies followed by the Company are as follows:

     Cash Equivalents -- The Company considers all cash and any highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     Property and Equipment -- Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets, ranging from 3 to 7 years, using accelerated methods.

     Revenue Recognition -- The Company recognizes revenue at the time services are performed. The Company provides services to certain patients covered by various third-party payor programs including the federal Medicare program. Revenue under certain third-party arrangements is subject to audit and retroactive adjustment. Billings for services reimbursed by third-party payors are included in revenues net of allowances for the estimated differences between the amounts billed and the allowable program rates. Adjustments to the estimated payment amounts are recorded based on the final payment settlement with the third-party payors.

     Unbilled receivables are recorded for services rendered during, but billed subsequent, to the reporting period. Such receivables, net of allowances, as of December 31, 1994 and 1995 and June 30, 1996 amounted to approximately $124,000, $92,000 and $66,000, respectively.

     Income Taxes -- The Company's provision for income taxes includes federal and state income taxes currently payable and changes in deferred tax assets and liabilities. Deferred income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, and represents the estimated future tax effects resulting from temporary differences between financial and tax reporting bases of assets and liabilities.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments -- The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and notes payable approximate fair value due to their short-term maturity.

     Interim Financial Data -- The unaudited statements of operations and retained earnings and of cash flows for the six months ended June 30, 1995 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's results of operations and cash flows. Operating results for the six month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

        AMAZON AND ROSEN, M.D., P.A. D/B/A FLORIDA PATHOLOGY ASSOCIATES

3.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1994 and 1995 and June 30, 1996 was as follows:

                                                              DECEMBER   DECEMBER   JUNE 20,
                                                                1994       1995       1996
                                                              --------   --------   --------
    Furniture, fixtures and equipment.......................  $95,185    $106,087   $106,087
    Less accumulated depreciation...........................  (66,249)    (85,322)   (89,475)
                                                              -------     -------    -------
    Property and equipment, net.............................  $28,936    $ 20,765   $ 16,612
                                                              =======     =======    =======

4.  NET REVENUE

     Net revenue consists of gross charges, net of contractual, charity, and other adjustments. Contractual adjustments are based on the difference between charges at established rates and amounts estimated by management to be collected under Medicare and Medicaid programs, and public and private insurance and managed care contracts under applicable laws, regulations, and program instructions. Collectable amounts are generally less than the established rates. Final determination of certain amounts earned for certain patients is subject to review by appropriate program representatives. Charity and other adjustments represent services provided to patients for which fees are not expected to be collected at the time the service is provided.

     Net revenue consists of the following for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996:

                                                          DECEMBER     DECEMBER     JUNE 30,
                                                            1994         1995         1996
                                                         ----------   ----------   ----------
    Gross charges at established rates.................  $2,760,935   $4,243,300   $2,541,450
    Less allowances for contractual, charity and other
      adjustments......................................    (550,919)  (1,368,208)    (850,258)
                                                         ----------   ----------   ----------
                                                          2,210,016    2,875,092    1,691,192
    Medical director fees..............................     180,000      180,000       90,000
                                                         ----------   ----------   ----------
    Net revenue........................................  $2,390,016   $3,055,092   $1,781,192
                                                         ==========   ==========   ==========

5.  CONCENTRATIONS OF CREDIT RISK

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of accounts receivable. The Company grants credit without collateral to its patients, most of whom are local residents and are insured under third party payor agreements. The mix of receivables from patients and third-party payors at December 31, 1994 and 1995 and June 30, 1996 are as follows:

                                                            DECEMBER     DECEMBER     JUNE 30,
                                                              1994         1995         1996
                                                            --------     --------     --------
    Medicare..............................................      54%          48%          48%
    Medicaid..............................................       1            2            2
    Third-party payors, including managed care............      22           32           33
    Private pay patients..................................      23           18           17
                                                               ---          ---          ---
                                                               100%         100%         100%
                                                               ===          ===          ===

        AMAZON AND ROSEN, M.D., P.A. D/B/A FLORIDA PATHOLOGY ASSOCIATES

6.  INCOME TAXES

     The provision for income taxes in the accompanying statements of operations for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996 consists of the following:

                                                       DECEMBER 31,     DECEMBER 31,     JUNE 30,
                                                           1994             1995           1996
                                                       ------------     ------------     --------
    Current:
      Federal........................................                     $ 10,093       $ 12,147
      State..........................................                        1,311          1,706
                                                                           -------        -------
                                                                            11,404         13,853
                                                                           -------        -------
    Deferred:
      Federal........................................    $ 89,319           19,796          3,165
      State..........................................      14,853            3,292            526
                                                         --------          -------        -------
                                                          104,172           23,088          3,691
                                                         --------          -------        -------
              Total..................................    $104,172         $ 34,492       $ 17,544
                                                         ========          =======        =======

     The Company's effective tax rate differs from the statutory federal income tax rate for the following reasons:

                                                               DECEMBER 31,
                                                               -------------       JUNE 30,
                                                               1994     1995         1996
                                                               ----     ----     -------------
    Statutory federal income tax rate........................  34.0%    34.0%         34.0%
    State income taxes, net of federal income tax benefit....   3.7%     3.8%          3.6%
    Other....................................................   1.8%     5.1%          4.9%
                                                               ----     ----        ------
      Effective tax rate.....................................  39.5%    42.9%         42.5%
                                                               ======   ======      ======

     The significant components of the net deferred income tax liability at December 31, 1994 and 1995 and June 30, 1996 are as follows:

                                                       DECEMBER 31,    DECEMBER 31,    JUNE 30,
                                                           1994            1995          1996
                                                       ------------    ------------    ---------
    Deferred tax assets (liabilities):
      Allowance for contractuals and bad debts.......   $  179,135      $  254,718     $ 276,580
      Tax cash basis items...........................     (337,610)       (436,281)     (461,834)
                                                       ------------    ------------    ---------
                                                        $ (158,475)     $ (181,563)    $(185,254)
                                                       ============    ============    =========

7.  COMMITMENTS AND CONTINGENCIES

     Healthcare Regulatory Environment and Reliance on Government
     Programs -- The healthcare industry in general, and the services that the Company provides are subject to extensive federal and state laws and regulations. Additionally, a significant portion of the Company's net revenue is from payments by government-sponsored healthcare programs, principally Medicare and Medicaid, and are subject to audit and adjustment by applicable regulatory agencies. Failure to comply with any of these laws or regulations, the results of regulatory audits and adjustments, or changes in the amounts payable for the Company's services under these programs could have a material adverse effect on the Company's financial position or results of operations.

     Liability Insurance -- The Company is insured with respect to general liability and medical malpractice risks on a claims made basis. Management is not aware of any claims against the Company. In addition,

        AMAZON AND ROSEN, M.D., P.A. D/B/A FLORIDA PATHOLOGY ASSOCIATES the Company has not accrued a loss for unreported incidents or for losses in excess of insurance coverage, as the amount, if any, cannot be reasonably estimated and the probability of an adverse outcome cannot be determined at this time. It is the opinion of management that the ultimate resolution of any claims that may be asserted will not have a material adverse effect on the financial position or results of operations of the Company.

8.  SUBSEQUENT EVENT

     Effective July 1, 1996, the Company's shareholders sold all of the Company's issued and outstanding common stock to AmeriPath, Inc.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Derrick and Associates Pathology, Inc.:

We have audited the accompanying balance sheets of Derrick and Associates Pathology, Inc. (the "Company") as of December 31, 1994 and 1995 and June 30, 1996, and the related statements of operations, shareholders' equity, and cash flows for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1994 and 1995 and June 30, 1996, and the results of its operations and its cash flows for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Certified Public Accountants
Orlando, Florida

October 1, 1996

                     DERRICK AND ASSOCIATES PATHOLOGY, INC.

                                 BALANCE SHEETS
                  DECEMBER 31, 1994 AND 1995 AND JUNE 30, 1996

                                                                  DECEMBER 31,
                                                             -----------------------    JUNE 30,
                                                                1994         1995         1996
                                                             ----------   ----------   ----------
                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................................  $1,199,117   $1,105,141   $  723,801
  Investments (Note 3).....................................     757,243      955,817
  Accounts receivable (net of allowances for contractual
     adjustments and doubtful accounts of $4,822,221,
     $5,053,200, and $5,188,251 at December 31, 1994 and
     1995 and June 30, 1996, respectively).................   4,067,442    4,780,539    4,648,363
  Amounts receivable from shareholders.....................                               196,887
  Prepaid expenses and other current assets................     337,766      264,138      493,521
                                                             ----------   ----------   ----------
          Total current assets.............................   6,361,568    7,105,635    6,062,572
PROPERTY AND EQUIPMENT, NET (Note 4).......................     805,044      880,911    1,056,457
OTHER ASSETS...............................................      82,900       98,200       67,488
                                                             ----------   ----------   ----------
          TOTAL............................................  $7,249,512   $8,084,746   $7,186,517
                                                             ==========   ==========   ==========

                              LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Bank line of credit (Note 2).............................  $1,750,100   $1,600,100
  Current portion of long-term debt (Note 6)...............                  190,671   $   96,974
  Accounts payable.........................................     190,821      218,164      380,427
  Accrued liabilities (Note 5).............................     354,859      366,884      381,009
  Accrued profit sharing contribution......................     564,357      545,006      200,612
  Deferred income taxes (Note 11)..........................   1,423,000    1,708,000    1,680,000
                                                             ----------   ----------   ----------
          Total current liabilities........................   4,283,137    4,628,825    2,739,022
                                                             ----------   ----------   ----------
LONG-TERM DEBT (Note 6)....................................                  217,440
COMMITMENTS AND CONTINGENCIES (Note 7)

SHAREHOLDERS' EQUITY: (Note 8)
  Common stock:
     Class A common stock, $1.00 par value, 2,000 shares
       authorized, 1,300 shares issued and outstanding at
       December 31, 1994, 1,200 shares issued and
       outstanding at December 31, 1995, and 1,300 shares
       issued and outstanding at June 30, 1996.............       1,300        1,200        1,300
     Class B non-voting common stock, $1.00 par value,
       1,000 shares authorized, 30 shares issued and
       outstanding at June 30, 1996........................                                    30
  Additional paid-in capital...............................   1,275,599    1,232,804    2,459,122
  Retained earnings........................................   1,742,130    2,004,477    1,987,043
                                                             ----------   ----------   ----------
                                                              3,019,029    3,238,481    4,447,495
  Less note receivable from shareholder....................     (52,654)
                                                             ----------   ----------   ----------
          Total shareholders' equity.......................   2,966,375    3,238,481    4,447,495
                                                             ----------   ----------   ----------
          TOTAL............................................  $7,249,512   $8,084,746   $7,186,517
                                                             ==========   ==========   ==========

                       See notes to financial statements.

                     DERRICK AND ASSOCIATES PATHOLOGY, INC.

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1994 AND 1995
          AND THE SIX MONTHS ENDED JUNE 30, 1995 (UNAUDITED) AND 1996

                                                         DECEMBER 31,                      JUNE 30,
                                                  ---------------------------     ---------------------------
                                                     1994            1995            1995            1996
                                                  -----------     -----------     -----------     -----------
                                                                                  (UNAUDITED)
NET REVENUE (Note 9):
  Hospital net revenue (net of allowances for
    contractual, charity, and other adjustments
    of $11,042,842, $11,739,344, $5,986,271, and
    $7,554,196 for the years ended December 31,
    1994 and 1995 and the six months ended June
    30, 1995 (unaudited) and 1996,
    respectively)...............................  $11,714,580     $12,654,421     $ 6,352,212     $ 5,914,302
  Histology net revenue (net of allowances for
    contractual, charity, and other adjustments
    of $1,319,158, $1,026,590, $514,088, and
    $516,059 for the years ended December 31,
    1994 and 1995 and the six months ended June
    30, 1995 (unaudited) and 1996,
    respectively)...............................    7,525,119       7,607,769       3,642,315       4,306,770
  Cytology net revenue (net of allowances for
    contractual, charity, and other adjustments
    of $207,122, $71,340, $47,642, and $28,092
    for the years ended December 31, 1994 and
    1995 and the six months ended June 30, 1995
    (unaudited) and 1996, respectively).........    1,366,047       1,320,007         670,741         539,536
  Other.........................................       88,019         124,127         114,157          42,183
                                                  -----------     -----------     -----------     -----------
         Total net revenue......................   20,693,765      21,706,324      10,779,425      10,802,791
                                                  -----------     -----------     -----------     -----------
COSTS AND EXPENSES (Notes 7 and 10):
  Cost of services rendered.....................   15,361,591      13,854,132       7,691,438       7,381,725
  Selling, billing, and administrative
    expenses....................................    3,204,069       3,473,635       1,384,846       1,929,293
  Provision for uncollectible accounts (net of
    recoveries of $553,531, $666,251, $369,816,
    and $270,867 for the years ended December
    31, 1994 and 1995 and the six months ended
    June 30, 1995 (unaudited) and 1996,
    respectively)...............................    2,405,646       3,618,851       1,758,610       1,504,914
  Interest expense..............................       32,081          36,091          34,217          12,493
                                                  -----------     -----------     -----------     -----------
         Total costs and expenses...............   21,003,387      20,982,709      10,869,111      10,828,425
                                                  -----------     -----------     -----------     -----------
INCOME (LOSS) BEFORE PROVISION FOR INCOME
  TAXES.........................................     (309,622)        723,615         (89,686)        (25,634)
PROVISION (BENEFIT) FOR INCOME TAXES (Note
  11)...........................................     (132,534)        290,000          (4,500)         (8,200)
                                                  -----------     -----------     -----------     -----------
NET INCOME (LOSS)...............................  $  (177,088)    $   433,615     $   (85,186)    $   (17,434)
                                                  ===========     ===========     ===========     ===========

                       See notes to financial statements.

                     DERRICK AND ASSOCIATES PATHOLOGY, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1994 AND 1995
                     AND THE SIX MONTHS ENDED JUNE 30, 1996

                                                                                 NOTE
                                  CLASS    CLASS                              RECEIVABLE
                                    A        B      ADDITIONAL                   FROM
                                  COMMON   COMMON    PAID-IN      RETAINED    SHAREHOLDER
                                  STOCK    STOCK     CAPITAL      EARNINGS     (NOTE 8)       TOTAL
                                  ------   ------   ----------   ----------   -----------   ----------
JANUARY 1, 1994.................  $1,300    $       $1,275,599   $1,919,218    $ (107,923)  $3,088,194
  Net loss......................                                   (177,088)                  (177,088)
  Principal payments received on
     note receivable from
     shareholder................                                                   55,269       55,269
                                  ------   ------   ----------   ----------   -----------   ----------
DECEMBER 31, 1994...............  1,300              1,275,599    1,742,130       (52,654)   2,966,375
  Net income....................                                    433,615                    433,615
  Issuance of common stock (Note
     8).........................    100                193,848                                 193,948
  Repurchase and retirement of
     common stock (Note 8)......   (200)              (236,643)    (171,268)                  (408,111)
  Principal payments received on
     note receivable from
     shareholder................                                                   52,654       52,654
                                  ------   ------   ----------   ----------   -----------   ----------
DECEMBER 31, 1995...............  1,200              1,232,804    2,004,477                  3,238,481
  Net loss......................                                    (17,434)                   (17,434)
  Issuance of Class A common
     stock (Note 8).............    100                193,848                                 193,948
  Issuance of Class B non voting
     common stock (Note 8)......              30     1,032,470                               1,032,500
                                  ------   ------   ----------   ----------   -----------   ----------
JUNE 30, 1996...................  $1,300    $ 30    $2,459,122   $1,987,043    $            $4,447,495
                                  ======   ======   ==========   ==========   ===========   ==========

                       See notes to financial statements.

                     DERRICK AND ASSOCIATES PATHOLOGY, INC.

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1995 AND 1994
          AND THE SIX MONTHS ENDED JUNE 30, 1995 (UNAUDITED) AND 1996

                                                                           DECEMBER 31,                 JUNE 30,
                                                                      -----------------------   -------------------------
                                                                         1994         1995         1995          1996
                                                                      ----------   ----------   -----------   -----------
                                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.................................................  $ (177,088)  $  433,615   $  (85,186)   $   (17,434)
  Adjustments to reconcile net (loss) income to net cash provided by operating activities:
  Depreciation......................................................     386,255      347,286      162,716        187,039
  Deferred income taxes.............................................       8,000      290,000      (12,500)         3,000
  (Gain) loss on disposition of fixed assets........................        (823)      13,906        3,161          9,570
  Amortization of original issue discount...........................      (7,374)     (30,707)     (21,053)        (7,864)
  Shareholders' compensation related to stock bonus.................                                              972,500
  (Increase) decrease in:
    Accounts receivable.............................................    (271,512)    (713,097)    (333,383)       132,176
    Amounts receivable from shareholders............................                                             (196,887)
    Prepaid expenses and other current assets.......................    (130,343)      68,628       47,792       (229,383)
    Other assets....................................................                                                 (288)
  Increase (decrease) in:
    Accounts payable................................................          (7)      27,343      661,218        162,263
    Accrued liabilities.............................................     (98,625)      12,025    1,991,261         14,125
    Accrued profit sharing contribution.............................     545,163      (19,351)    (253,507)      (344,394)
                                                                      ----------   ----------   -----------   -----------
        Net cash provided by operating activities...................     253,646      429,648    2,160,519        684,423
                                                                      ----------   ----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of securities held to maturity...........................    (749,870)    (942,867)    (508,179)
  Proceeds from redemption of securities held to maturity...........                  775,000      510,000        963,681
  Proceeds from sale of equipment...................................       1,425       25,365        7,060          4,580
  Purchases of property and equipment...............................    (216,825)    (462,424)    (306,352)      (376,735)
  Increase in other assets..........................................     (13,860)     (15,300)
                                                                      ----------   ----------   -----------   -----------
        Net cash provided by (used in) investing activities.........    (979,130)    (620,226)    (297,471)       591,526
                                                                      ----------   ----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock..........................................                  193,948                     253,948
  Net (payments) proceeds from bank line of credit..................     250,100     (150,000)  (1,750,000)    (1,600,100)
  Note principal payments received from shareholders................      55,269       52,654       32,011
  Payments on long-term debt........................................                                             (311,137)
                                                                      ----------   ----------   -----------   -----------
        Net cash (used in) provided by financing activities.........     305,369       96,602   (1,717,989)    (1,657,289)
                                                                      ----------   ----------   -----------   -----------
NET INCREASE (DECREASE) IN CASH.....................................    (420,115)     (93,976)     145,059       (381,340)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD....................   1,619,232    1,199,117    1,199,117      1,105,141
                                                                      ----------   ----------   -----------   -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..........................  $1,199,117   $1,105,141   $1,344,176    $   723,801
                                                                      ==========   ==========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash payments (receipts) during the period for:
    Interest........................................................  $   13,473   $   24,951   $    7,543    $    22,181
                                                                      ==========   ==========   ===========   ===========
    Income taxes....................................................  $  139,345   $    4,740   $ (137,395)   $
                                                                      ==========   ==========   ===========   ===========

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:

     The Company purchased and retired 200 shares of common stock through the issuance of $408,111 of long-term debt during the year ended December 31, 1995.

     The Company purchased and retired 100 shares of common stock through the issuance of $193,948 of long-term debt during the six months ended June 30, 1995.

                       See notes to financial statements.

                     DERRICK AND ASSOCIATES PATHOLOGY, INC.

                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1995 AND 1994
                     AND THE SIX MONTHS ENDED JUNE 30, 1996

1.  ORGANIZATION AND BUSINESS

     Derrick and Associates Pathology, Inc. (the "Company") (f/k/a Derrick and Associates Pathology, P.A.) is engaged in providing hospital-based pathology services to various hospitals as well as pathology laboratory services to hospitals, clinics, physicians, and others throughout Central and South Florida. On May 23, 1996, the Company's shareholders executed an agreement to sell their interests in the Company to AmeriPath Florida, Inc. The transaction was completed as of June 26, 1996, with an effective date of July 1, 1996.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting policies followed by the Company are as follows:

     Cash Equivalents -- The Company considers all cash and any highly liquid debt instruments purchased with a maturity of three months or less at time of purchase to be cash equivalents.

     Investments -- Marketable debt securities are classified as held to maturity, available for sale or trading depending upon the intent and ability of the Company. Held to maturity investments are recorded at amortized cost; trading securities are recorded at fair value with unrealized gains and losses included in earnings; and available for sale securities are recorded at fair value with unrealized gains and losses included as a separate component of shareholders' equity. The Company has classified all of its investments as held to maturity. Accordingly, all such investments have been recorded at amortized cost.

     Property and Equipment -- Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets (ranging from 3 to 10 years) using accelerated methods.

     Bank Line of Credit -- The Company had a $2,500,000 line of credit with a bank which was due on demand, bore interest at the prime rate plus 0.5%. The note was collateralized by accounts receivable and inventory. In May 1996, the line of credit agreement was terminated by the Company and the assets encumbered thereunder were released by the bank.

     Revenue Recognition -- The Company recognizes revenue at the time services are performed. The Company provides services to certain patients covered by various third-party payor programs including the federal Medicare program. Revenue under certain third-party arrangements is subject to audit and retroactive adjustment. Billings for services reimbursed by third-party payors are included in revenue net of allowances for the estimated differences between the amounts billed and the allowable program rates. Adjustments to the estimated payment amounts are recorded based on the final payment settlement with the third-party payors.

     Unbilled receivables are recorded for services rendered during, but billed subsequent, to the reporting period. Such receivables, net of allowances, as of December 31, 1994 and 1995 and June 30, 1996 amounted to approximately $859,000, $1,176,000 and $1,288,000, respectively.

     Income Taxes -- Deferred income taxes are provided on elements of income that are recognized for financial accounting purposes in periods different than when such items are recognized for income tax purposes.

     The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

                     DERRICK AND ASSOCIATES PATHOLOGY, INC.

     Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments -- Regarding cash and cash equivalents, accounts receivable, accounts payable, and note payable, the carrying amounts approximate fair value.

     Reclassifications -- Certain amounts shown in the 1994 and 1995 financial statements have been reclassified to conform to the June 30, 1996 presentation.

     Interim Financial Data -- The unaudited statements of operations and cash flows for the six months ended June 30, 1995 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's results of operations and cash flows. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

3.  INVESTMENTS

     The amortized cost of securities held to maturity approximates their fair value at December 31, 1994 and 1995. Securities held to maturity consist of the following at December 31, 1994 and 1995:

                                                                        MATURITY   AMORTIZED
                                                                 RATE     DATE       COST
                                                                 ----   --------   ---------
    1994
    Bankers Acceptance.........................................  5.25   02/13/95   $ 198,717
    Federal Home Loan Bank note................................  5.60   05/23/95     303,153
    Federal Home Loan Bank note................................  5.80   08/14/95     255,373
                                                                                   ---------
                                                                                   $ 757,243
                                                                                   =========
    1995
    Bankers Acceptance.........................................  5.60   01/08/96   $ 399,558
    Federal Home Loan Bank note................................  6.42   04/24/96     263,620
    Bankers Acceptance.........................................  5.20   06/17/96     292,639
                                                                                   ---------
                                                                                   $ 955,817
                                                                                   =========

                     DERRICK AND ASSOCIATES PATHOLOGY, INC.

4.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1994 and 1995 and June 30, 1996 was as follows:

                                                             DECEMBER 31
                                                      -------------------------    JUNE 30,
                                                         1994          1995          1996
                                                      -----------   -----------   -----------
    Laboratory and data processing equipment........  $ 1,707,159   $ 1,966,081   $ 2,148,099
    Automotive vehicles.............................      260,708       322,624       343,554
    Leasehold improvements..........................      157,578       170,258       185,747
    Furniture and fixtures..........................      135,599       142,611       145,516
                                                      -----------   -----------   -----------
                                                        2,261,044     2,601,574     2,822,916
    Less accumulated depreciation...................   (1,456,000)   (1,720,663)   (1,766,459)
                                                      -----------   -----------   -----------
    Property and equipment, net.....................  $   805,044   $   880,911   $ 1,056,457
                                                      ===========   ===========   ===========

5.  ACCRUED LIABILITIES

     Accrued liabilities at December 31, 1994 and 1995 and June 30, 1996 were as follows:

                                                                 DECEMBER 31
                                                             -------------------   JUNE 30,
                                                               1994       1995       1996
                                                             --------   --------   --------
    Payroll................................................  $280,874   $286,171   $280,291
    Group insurance........................................    65,000     65,000     71,225
    Other..................................................     8,985     15,713     29,493
                                                             --------   --------   --------
                                                             $354,859   $366,884   $381,009
                                                             ========   ========   ========

6.  LONG-TERM DEBT

     Long-term debt at December 31, 1995 and June 30, 1996 were as follows:

                                                                    DECEMBER 31,    JUNE 30,
                                                                        1995          1996
                                                                    -------------   --------
    Note payable to a former shareholder in annual instalments of
      $96,974, including interest at 7.19%, matures March 1997....    $ 193,948     $ 96,974
    Note payable to a former shareholder in annual instalments of
      $40,156, including interest at 5.91%, fully repaid in
      1996........................................................      214,163
                                                                       --------     --------
                                                                        408,111       96,974
    Less current portion..........................................     (190,671)     (96,974)
                                                                       --------     --------
    Total long-term debt..........................................    $ 217,440     $
                                                                       ========     ========

7.  COMMITMENTS AND CONTINGENCIES

     Operating Leases -- The Company leases its principal facility under a noncancelable agreement which expires in December 2002. The lease requires monthly rental payments of $11,571, plus sales taxes, and the Company is also obligated to pay insurance, utilities, and normal maintenance. The rent is subject to an annual increase based upon the consumer price index. The Company also leases other facilities from other unrelated parties. Rent expense was approximately $147,000 and $153,000 for the years ended December 31, 1994 and 1995, respectively, and $85,000 for the six months ended June 30, 1996.

     Future minimum rental payments required for the next five years and thereafter under operating leases, that have initial or remaining noncancelable lease terms in excess of one year as of June 30, 1996 amount to $131,160 per year through December 2002.

                     DERRICK AND ASSOCIATES PATHOLOGY, INC.

     Employment Agreements -- The Company has entered into employment agreements with each of its physicians and one other employee. These employment agreements generally provide for certain annual base salaries and renew annually unless written notice is given by either party.

     Stock Purchase Agreement -- The Company was obligated under a Stock Restriction and Purchase Agreement with its stockholders to purchase all of the common stock owned by a shareholder upon his death, disability, normal retirement, or withdrawal from the Company. The purchase price was determined by an annual valuation. In connection with the sale of the Company (see Note 1), these agreements were terminated.

     Professional Liability Insurance Coverage -- The Company maintains professional liability coverage for the Company and its physicians and employees with a commercial insurance company on a claims-made basis. The Company has procedures in place to monitor coverage and incidents of significance. Management believes that an accrual for incurred but not reported claims is not necessary at June 30, 1996.

     Legal Proceedings -- The Company is subject to a number of lawsuits relating to matters arising in the ordinary course of its business. The claims are insured but subject to deductibles. The amount of liability, if any, from the litigation cannot be determined with certainty; however, management is of the opinion that the outcome of the litigation will not have a material adverse impact on the Company's financial position or results of operations.

     Healthcare Regulatory Environment and Reliance on Government
     Programs -- The healthcare industry in general, and the services that the Company provides, are subject to extensive federal and state laws and regulations. Additionally, a significant portion of the Company's net revenue is from payments by government-sponsored healthcare programs, principally Medicare and Medicaid, and are subject to audit and adjustment by applicable regulatory agencies. Failure to comply with any of these laws or regulations, the results of regulatory audits and adjustments, or changes in the amounts payable for the Company's services under these programs could have a material adverse effect on the Company's financial position or results of operations.

8.  SHAREHOLDERS' EQUITY

     At December 31, 1994, the Company had a note receivable from a shareholder totaling $52,654. The note was classified as a reduction in shareholders' equity, bore interest at 8.5% and matured on July 7, 1995.

     During the year ended December 31, 1995, 200 shares of common stock were repurchased by the Company for $408,011. As of December 31, 1995, these shares were canceled and retired. In addition, 100 shares of common stock were issued for $193,948.

     During the six months ended June 30, 1996, the Company issued 100 shares of Class A common stock for $193,948 and 30 shares of Class B non-voting common stock valued at $1,032,500 were issued to six employees for cash consideration of $60,000 with the remainder as a bonus.

9.  NET REVENUE

     Net revenue consists of gross charges, net of contractual, charity, and other adjustments. Contractual adjustments are based on the difference between charges at established rates and amounts estimated by management to be reimbursable by Medicare and Medicaid programs, and public and private insurance contracts under applicable laws, regulations, and program instructions. Reimbursable amounts are generally less than the established gross charges. Final determination of certain amounts earned for certain patients is subject to review by appropriate program representatives. Charity and other adjust-

                     DERRICK AND ASSOCIATES PATHOLOGY, INC.

     ments represent services provided to patients for which fees are not expected to be collected at the time the service is provided.

     Net revenue attributable to SmithKline Beecham PLC was $2,271,652, $2,113,904, and $1,239,676 for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996, respectively.

10.  EMPLOYEE BENEFIT PLAN

     The Company maintains a qualified profit sharing plan (the "Plan") for all of its eligible employees. The Plan includes a 401(k) feature, which allows participants to make pretax contributions and provides for matching and discretionary contributions by the Company. Contributions by the Company for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996 totaled approximately $564,000, $545,000, and $201,000, respectively.

11.  INCOME TAXES

     The provision (benefit) for income taxes in the accompanying statements of operations for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996 consists of the following:

                                                              DECEMBER 31,
                                                         ----------------------    JUNE 30,
                                                           1994          1995        1996
                                                         ---------     --------    --------
    Federal income taxes:
      Current..........................................  $(140,534)    $           $(11,200)
      Deferred.........................................      8,000      290,000       3,000
                                                         ---------     --------    --------
              Total provision (benefit) for income
                taxes..................................  $(132,534)    $290,000    $ (8,200)
                                                         =========     ========    ========

     The Company's effective tax (benefit) rate differs from the statutory federal income tax rate for the following reasons:

                                                                   DECEMBER 31,
                                                                  --------------     JUNE 30,
                                                                  1994      1995       1996
                                                                  -----     ----     --------
    Statutory federal income tax (benefit) rate.................  (34.0)%   34.0%      (34.0)%
    State income taxes, net of federal tax benefits.............   (3.6)     3.6        (3.6)
    Benefit of net operating loss carryforwards.................                         5.7
    Other.......................................................   (5.2)     2.4
                                                                  -----     ----       -----
    Effective tax (benefit) rate................................  (42.8)%   40.0%      (31.9)%
                                                                  =====     ====       =====

     The sources and amounts of deferred income tax assets and liabilities at December 31, 1994 and 1995 and June 30, 1996 are as follows:

                                              DECEMBER 31,
                        ---------------------------------------------------------
                                   1994                          1995                      JUNE 30, 1996
                        ---------------------------   ---------------------------   ---------------------------
                        CURRENT ASSETS   NONCURRENT   CURRENT ASSETS   NONCURRENT   CURRENT ASSETS   NONCURRENT
                        (LIABILITIES)      ASSETS     (LIABILITIES)      ASSETS     (LIABILITIES)      ASSETS
                        --------------   ----------   --------------   ----------   --------------   ----------
    Use of cash basis
      of accounting
      for income tax
      purposes........   $ (1,443,000)    $            $ (1,725,000)    $            $ (1,697,000)    $
    Net operating loss
      carryforwards
      and tax
      credits.........         20,000       58,000           17,000       53,000           17,000       22,000
                          -----------      -------      -----------      -------      -----------      -------
              Total...   $ (1,423,000)    $ 58,000     $ (1,708,000)    $ 53,000     $ (1,680,000)    $ 22,000
                          ===========      =======      ===========      =======      ===========      =======

                     DERRICK AND ASSOCIATES PATHOLOGY, INC.

12.  CONCENTRATIONS OF CREDIT RISK

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of accounts receivable. The Company grants credit without collateral to its patients, most of whom are local residents and are insured under third-party payor agreements. The mix of receivables from patients and third-party payors at December 31, 1994 and 1995 and June 30, 1996 are as follows:

                                                                    DECEMBER 31,
                                                                    -------------     JUNE 30,
                                                                    1994     1995       1996
                                                                    ----     ----     --------
    Medicare......................................................   18%      15%         21%
    Medicaid......................................................   14       11           9
    Humana........................................................    8        5           3
    Third-party payors and other managed care.....................   30       40          40
    Private-pay patients..........................................   24       23          19
    Other.........................................................    6        6           8
                                                                    ---      ---         ---
                                                                    100%     100%        100%
                                                                    ===      ===         ===

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of SkinPath, P.C.:

We have audited the accompanying balance sheets of SkinPath, P.C. (the "Company") as of December 31, 1995 and July 31, 1996, and the related statements of operations and retained earnings and of cash flows for the period January 5, 1995 (inception) through December 31, 1995 and the seven months ended July 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and July 31, 1996, and the results of its operations and its cash flows for the period January 5, 1995 (inception) through December 31, 1995 and the seven months ended July 31, 1996, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Certified Public Accountants
Fort Lauderdale, Florida

October 15, 1996

                                 SKINPATH, P.C.

                                 BALANCE SHEETS
                      DECEMBER 31, 1995 AND JULY 31, 1996

                                                                         DECEMBER 31,   JULY 31,
                                                                             1995         1996
                                                                         ------------   --------
                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................................    $257,509     $ 68,676
  Accounts receivable (net of allowances for contractual adjustments and doubtful accounts of $41,762 and $122,578 at December 31, 1995
     and July 31, 1996, respectively)..................................     230,423      316,196
                                                                           --------     --------
          Total current assets.........................................     487,932      384,872
  PROPERTY AND EQUIPMENT, NET (Note 3).................................     432,180      433,522
                                                                           --------     --------
          TOTAL........................................................    $920,112     $818,394
                                                                           ========     ========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.....................................................    $ 41,540     $ 15,552
  Accrued expenses.....................................................     208,802       97,394
  Dividends payable....................................................      59,282
  Current portion of long-term debt (Note 4)...........................     278,818      119,837
                                                                           --------     --------
          Total current liabilities....................................     588,442      232,783
                                                                           --------     --------
  Long-term debt (Note 4)..............................................     136,182      293,001
                                                                           --------     --------
COMMITMENTS AND CONTINGENCIES (Note 9)
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value, 500 shares authorized, issued and
     outstanding.......................................................         500          500
  Additional paid in capital...........................................       4,500        4,500
  Retained earnings....................................................     190,488      287,610
                                                                           --------     --------
          Total stockholders' equity...................................     195,488      292,610
                                                                           --------     --------
          TOTAL........................................................    $920,112     $818,394
                                                                           ========     ========

              See accompanying notes to the financial statements.

                                 SKINPATH, P.C.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
     PERIOD FROM JANUARY 5, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995 AND
                        SEVEN MONTHS ENDED JULY 31, 1996

                                                                       DECEMBER 31,    JULY 31,
                                                                           1995          1996
                                                                       ------------   ----------
NET REVENUE (Note 5).................................................   $1,846,939    $1,468,475
                                                                       ------------   ----------
COST OF SERVICES:
  Physician compensation -- owner....................................      473,376       497,465
  Physician compensation -- other....................................      254,855       308,803
  Other..............................................................      307,097       194,190
                                                                       ------------   ----------
          Total cost of services.....................................    1,035,328     1,000,458
                                                                       ------------   ----------
GENERAL AND ADMINISTRATIVE EXPENSES:
  Marketing..........................................................       29,244        43,138
  Administration.....................................................      132,010       107,226
  Patient accounts...................................................      125,555        78,790
  Bad debt expense...................................................       31,558        76,198
  Depreciation and amortization......................................       38,759        47,613
                                                                       ------------   ----------
          Total general and administrative expenses..................      357,126       352,965
                                                                       ------------   ----------
OPERATING INCOME.....................................................      454,485       115,052
INTEREST EXPENSE.....................................................       23,715        17,930
                                                                       ------------   ----------
NET INCOME...........................................................      430,770        97,122
DIVIDENDS............................................................      240,282
RETAINED EARNINGS, BEGINNING OF PERIOD...............................                    190,488
                                                                       ------------   ----------
RETAINED EARNINGS, END OF PERIOD.....................................   $  190,488    $  287,610
                                                                       ============   ==========

                See accompanying notes to financial statements.

                                 SKINPATH, P.C.

                            STATEMENTS OF CASH FLOWS
     PERIOD FROM JANUARY 5, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995 AND
                        SEVEN MONTHS ENDED JULY 31, 1996

                                                                      DECEMBER 31,     JULY 31,
                                                                          1995           1996
                                                                      ------------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................................   $   430,770     $  97,122
  Adjustments to reconcile net income to net cash flows provided by operating activities:
     Depreciation and amortization..................................        38,759        47,613
     Changes in assets and liabilities:
       Increase in accounts receivable..............................      (230,423)      (85,773)
       Increase (decrease) in accounts payable and accrued
        expenses....................................................       250,342      (137,395)
                                                                          --------      --------
          Net cash flows provided by (used in) operating
            activities..............................................       489,448       (78,433)
                                                                          --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment.............................      (470,939)      (48,956)
                                                                          --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock............................         5,000
  Borrowings from banks.............................................       655,000       335,000
  Re-payments of amounts borrowed from banks........................      (240,000)     (337,162)
  Dividends paid to stockholders....................................      (181,000)      (59,282)
                                                                          --------      --------
          Net cash flows provided by (used in) financing
            activities..............................................       239,000       (61,444)
                                                                          --------      --------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.......................................................       257,509      (188,833)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD......................                     257,509
                                                                          --------      --------
CASH AND CASH EQUIVALENTS, END OF PERIOD............................   $   257,509     $  68,676
                                                                          ========      ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest............................................   $    23,715     $  17,930
                                                                          ========      ========

                See accompanying notes to financial statements.

                                 SKINPATH, P.C.

                         NOTES TO FINANCIAL STATEMENTS
     PERIOD FROM JANUARY 5, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995 AND
                        SEVEN MONTHS ENDED JULY 31, 1996

1.  ORGANIZATION AND BUSINESS

     SkinPath, P.C. (the "Company") is a firm of licensed physicians in Birmingham, Alabama organized in January 1995 as an Alabama Professional Corporation to provide outpatient dermatopathology services. Operations commenced in April 1995. The Company generates substantially all of its revenue from patient referrals from referring dermatologists and other physicians. Approximately 55% and 53% of gross revenues were from referrals by 10 physicians for the period January 5, 1995 (inception) through December 31, 1995 and the seven months ended July 31, 1996, respectively. Approximately, 11% and 9% of gross revenues were from referrals by one physician for the period January 5, 1995 (inception) through December 31, 1995 and the seven months ending July 31, 1996, respectively.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting policies followed by the Company are as follows:

     Cash Equivalents -- The Company considers all cash and any highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     Property and Equipment -- Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets, ranging from 3 to 7 years, using the straight line method. Leasehold improvements are amortized over the term (9 years) of the lease, including renewal periods.

     Revenue Recognition -- The Company recognizes revenue at the time services are performed. The Company provides services to certain patients covered by various third-party payor programs including the federal Medicare program. Revenue under certain third-party arrangements is subject to audit and retroactive adjustments. Billings for services reimbursed by third-party payors are included in revenues net of allowances for the estimated differences between the amounts billed and the allowable program rates. Adjustments to the estimated payment amounts are recorded based on the final payment settlement with the third-party payors.

     Income Taxes -- The Company has elected Subchapter S corporation status under the Internal Revenue Code. There is no provision for income taxes since those taxes are the responsibility of the individual stockholders.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments -- The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and notes payable to bank approximate fair value due to their short-term maturity.

                                 SKINPATH, P.C.

3.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1995 and July 31, 1996 consists of the following:

                                                                     DECEMBER 31,   JULY 31,
                                                                         1995         1996
                                                                     ------------   --------
    Furniture and fixtures.........................................    $ 44,735     $ 49,000
    Laboratory and data processing equipment.......................     247,042      280,270
    Leasehold improvements.........................................     179,162      190,624
                                                                       --------     --------
                                                                        470,939      519,894
    Less Accumulated Depreciation and Amortization.................     (38,759)     (86,372)
                                                                       --------     --------
              Property and equipment, net..........................    $432,180     $433,522
                                                                       ========     ========

     Depreciation expense was $38,759 and $47,613 for the period January 5, 1995 (inception) through December 31, 1995 and the seven months ended July 31, 1996, respectively.

4.  LONG-TERM DEBT

     Long-term debt at December 31, 1995 and July 31, 1996 consists of the following:

                                                                     DECEMBER 31,   JULY 31,
                                                                         1995         1996
                                                                     ------------   --------
    Notes payable to bank..........................................    $415,000     $412,838
    Less current portion...........................................    (278,818)    (119,837)
                                                                       --------     --------
              Long-term debt.......................................    $136,182     $293,001
                                                                       ========     ========

     During 1995, the Company entered into three loan agreements with a bank. In April 1995, the Company entered into a $240,000 line of credit bearing an interest rate of 8.75% which was repaid December 1995. In December 1995, the Company borrowed $240,000 bearing an interest rate of 7.60%, which was repaid in July 1996. Additionally, in December of 1995 the Company borrowed $175,000 bearing an interest rate of 7.75%. Principal and interest on this loan are due in equal monthly payments for a term of 48 months. This loan was subsequently repaid August 1996. The outstanding loans at December 31, 1995 were secured by all leasehold improvements, fixtures, equipment and accounts receivable.

     During 1996, the Company entered into two loan agreements with a bank. In April 1996, the Company borrowed $75,000 bearing an interest rate of 8.25% which was repaid July 1996. Additionally, in July 1996 the Company borrowed $260,000 bearing an interest rate of 8.75%. Principal and interest on this loan were due in equal monthly installments for a term of 36 months. This loan was repaid in August 1996.

5.  NET REVENUE

     Net revenue consists of gross charges, net of contractual, charity, and other adjustments. Contractual adjustments are based on the difference between charges at established rates and amounts estimated by management to be collected under Medicare and Medicaid programs, and public and private insurance and managed care contracts under applicable laws, regulations, and program instructions. Collectable amounts are generally less than the established rates. Final determination of certain amounts earned for certain patients is subject to review by appropriate program representatives. Charity and other adjustments represent services provided to patients for which fees are not expected to be collected at the time the service is provided.

                                 SKINPATH, P.C.

     Net revenue consists of the following for the period January 5, 1995 (inception) through December 31, 1995 and the seven months ended July 31, 1996:

                                                                   DECEMBER 31,    JULY 31,
                                                                       1995          1996
                                                                   ------------   ----------
    Gross charges at established rates...........................   $1,923,477    $1,523,710
    Less allowances for contractual, charity and other
      adjustments................................................      (76,538)      (55,235)
                                                                    ----------    ----------
              Net revenue........................................   $1,846,939    $1,468,475
                                                                    ==========    ==========

6.  CONCENTRATIONS OF CREDIT RISK

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of accounts receivable. The Company grants credit without collateral to its patients, most of whom are local residents and are insured under third party payor agreements. The mix of receivables from patients and third-party payors at December 31, 1995 and July 31, 1996 are as follows:

                                                                               1995   1996
                                                                               ----   ----
    Medicare.................................................................   36%    15%
    Blue Cross...............................................................   20     22
    Managed Care.............................................................    8     11
    Other third-party payors.................................................   17     16
    Private pay patients.....................................................   19     36
                                                                               ---    ---
                                                                               100%   100%
                                                                               ===    ===

7.  RELATED PARTY TRANSACTIONS

     The Company has entered into certain transactions with J & R Leasing, Inc., a majority of whose common stock is owned by the Company's stockholders. The Company leases certain equipment from J & R Leasing, Inc. The total lease payments for the period January 5, 1995 (inception) through December 31, 1995 and the seven months ended July 31, 1996 were $8,700 and $13,550, respectively (See Note 9).

8.  EMPLOYEE BENEFIT PLANS

     The Company established the Money Purchase Pension Plan (the "Plan"), a defined contribution plan, which covers substantially all eligible employees who have reached age 21 and have completed one year of service (as defined in the Plan). The Company makes annual contributions to the Plan according to a formula as defined in the Plan. Employees are fully vested after 6 years of service. During the period January 5, 1995 (inception) through December 31, 1995 and the seven months ended July 31, 1996, the Company contributed approximately $52,000 and $47,000, respectively, to the Plan.

                                 SKINPATH, P.C.

9.  COMMITMENTS AND CONTINGENCIES

     Operating Leases -- The Company leases office space, certain equipment and an automobile under agreements expiring at various dates through 2003. Approximate future minimum lease payments for operating leases at ended July 31, 1996 are as follows:

                                  12 MONTHS                                 FUTURE MINIMUM
                                ENDED JULY 31,                              LEASE PAYMENTS
                               ---------------                              --------------
       1997...............................................................     $ 52,060
       1998...............................................................       44,665
       1999...............................................................       34,800
       2000...............................................................       34,800
       2001...............................................................       40,800
       Thereafter.........................................................       81,600
                                                                               --------
              Total.......................................................     $288,725
                                                                               ========

     The office lease is for 3 years with two 3 year renewal options. Additionally, the Company has the option to purchase the building for a fixed price until July 1, 1997.

     Rental Expense -- Rental expense was approximately $49,600 and $39,100 for the period January 5, 1995 (inception) through December 31, 1995 and the seven months ended July 31, 1996, respectively. Included in rental expense are amounts paid to related parties (see Note 5 -- Related Party Transactions).

     Liability Insurance -- The Company is insured with respect to general liability and medical malpractice risks on a claims made basis. Management is not aware of any claims against the Company. In addition, the Company has not accrued a loss for unreported incidents or for losses in excess of insurance coverage, as the amount, if any, cannot be reasonably estimated and the probability of an adverse outcome cannot be determined at this time. It is the opinion of management that the ultimate resolution of any claims that may be asserted will not have a material adverse effect on the Company's financial position or results of operations.

     Healthcare Regulatory Environment and Reliance on Government
     Programs -- The healthcare industry in general, and the services that the Company provides are subject to extensive federal and state laws and regulations. Additionally, a significant portion of the Company's net revenue is from payments by government-sponsored healthcare programs, principally Medicare and Medicaid, and are subject to audit and adjustments by applicable regulatory agencies. Failure to comply with any of these laws or regulations, the results of regulatory audits and adjustments, or changes in the amounts payable for the Company's services under these programs could have a material adverse effect on the Company's financial position or results of operations.

10.  SUBSEQUENT EVENT

     Effective August 1, 1996, the Company's stockholders sold all of the Company's issued and outstanding common stock to AmeriPath, Inc.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Pathology Associates, P.S.C. and Technical Pathology Services, Inc.:

We have audited the accompanying combined balance sheets of Pathology Associates, P.S.C. and Technical Pathology Services, Inc. (collectively, the "Company") as of December 31, 1994, 1995 and July 31, 1996, and the related combined statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1994 and 1995 and the seven months ended July 31, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1994, 1995 and July 31, 1996, and the results of its operations and its cash flows for the years ended December 31, 1994 and 1995 and the seven months ended July 31, 1996, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Certified Public Accountants
Cincinnati, Ohio

October 2, 1996

                        PATHOLOGY ASSOCIATES, P.S.C AND
                       TECHNICAL PATHOLOGY SERVICES, INC.

                            COMBINED BALANCE SHEETS
                  DECEMBER 31, 1994 AND 1995 AND JULY 31, 1996

                                                                  DECEMBER 31,
                                                             -----------------------    JULY 31,
                                                                1994         1995         1996
                                                             ----------   ----------   ----------
                                             ASSETS
CURRENT ASSETS:
  Cash.....................................................  $  207,858   $  159,558   $  413,697
  Marketable securities (Note 3)...........................     237,195      281,921      293,543
  Accounts receivable (net of allowances for contractual
     adjustments and doubtful accounts of $400,000 (1994)
     and $350,000 (1995 and 1996)..........................     896,927      881,510      826,402
  Income taxes receivable (Note 9).........................      10,920       64,082
  Prepaid expenses and other current assets................      27,416       14,636       54,430
                                                             ----------   ----------   ----------
          Total current assets.............................   1,380,316    1,401,707    1,588,072
PROPERTY AND EQUIPMENT, NET (Note 4).......................     154,790      104,709       84,019
DEFERRED TAX BENEFIT (Note 9)..............................      18,308
OTHER INVESTMENTS..........................................      55,000       55,000       52,000
                                                             ----------   ----------   ----------
          TOTAL............................................  $1,608,414   $1,561,416   $1,724,091
                                                             ==========   ==========   ==========

                              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable.........................................  $   41,882   $   47,567   $   27,385
  Current portion of note payable (Note 5).................                                62,508
  Accrued vacation.........................................      36,202       35,905       40,616
  Income taxes payable (Note 9)............................                                91,515
  Accrued liabilities......................................     106,487       77,896      199,942
  Accrued profit sharing contribution (Note 8).............      35,480       28,246       14,000
  Deferred tax liability (Note 9)..........................     315,712
                                                             ----------   ----------   ----------
          Total current liabilities........................     535,763      189,614      435,966
                                                             ----------   ----------   ----------
NOTE PAYABLE (Note 5)......................................                   65,000
                                                             ----------   ----------   ----------
DEFERRED TAX LIABILITY (Note 9)............................                  296,188      198,588
                                                             ----------   ----------   ----------
COMMITMENTS AND CONTINGENCIES (Note 6).....................
STOCKHOLDERS' EQUITY (Note 8):
  Common stock (Note 10)...................................      48,327       48,327       48,327
  Treasury stock, at cost (Note 10)........................        (605)        (605)        (605)
  Unrealized gain on marketable securities (Note 3)........       7,512       44,976       56,598
  Retained earnings........................................   1,017,417      917,916      985,217
                                                             ----------   ----------   ----------
          Total stockholders' equity.......................   1,072,651    1,010,614    1,089,537
                                                             ----------   ----------   ----------
          TOTAL............................................  $1,608,414   $1,561,416   $1,724,091
                                                             ==========   ==========   ==========

                  See notes to combined financial statements.

                        PATHOLOGY ASSOCIATES, P.S.C. AND
                       TECHNICAL PATHOLOGY SERVICES, INC.

                       COMBINED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND THE SEVEN MONTHS ENDED JULY 31, 1995 (UNAUDITED) AND 1996

                                                       DECEMBER 31,                 JULY 31,
                                                  -----------------------   ------------------------
                                                     1994         1995         1995          1996
                                                  ----------   ----------   -----------   ----------
                                                                            (UNAUDITED)
NET REVENUE (Note 7):
  Net pathology revenue (net of allowance for
     contractual, charity and other adjustments
     of $1,320,327 (1994), $857,874 (1995) and
     $646,109 (1996))...........................  $4,193,719   $4,084,770   $ 2,370,833   $2,446,961
  Medical director fees.........................     802,888      849,047       415,988      466,015
                                                  ----------   ----------    ----------   ----------
          Total net revenue.....................   4,996,607    4,933,817     2,786,821    2,912,976
                                                  ----------   ----------    ----------   ----------
COSTS AND EXPENSES (Notes 6, 8):
  Cost of services..............................   1,706,280    1,822,165       997,664      960,068
  Physician compensation -- owner...............     945,000      626,885       286,347      416,827
  Physician compensation -- other...............     882,080    1,004,083       516,807      630,980
  Selling, billing, and administrative
     expenses...................................   1,549,744    1,319,147       712,681      718,991
  Provision for uncollectible accounts (net of
     recoveries of $88,341 (1994), $101,307
     (1995) and $71,765 (1996)..................     156,371      232,403       147,479      127,325
                                                  ----------   ----------    ----------   ----------
          Total costs and expenses..............   5,239,475    5,004,683     2,660,978    2,854,191
                                                  ----------   ----------    ----------   ----------
INCOME (LOSS) FROM OPERATIONS...................    (242,868)     (70,866)      125,843       58,785
                                                  ----------   ----------    ----------   ----------
OTHER INCOME (EXPENSE):
  Interest expense..............................        (647)      (8,342)                    (5,297)
  Investment income.............................     477,805      118,142        25,436        5,072
  Miscellaneous income, net.....................       9,664        1,804         2,612       19,422
                                                  ----------   ----------    ----------   ----------
          Total other income....................     486,822      111,604        28,048       19,197
                                                  ----------   ----------    ----------   ----------
INCOME BEFORE PROVISION FOR INCOME
  TAXES.........................................     243,954       40,738       153,891       77,982
PROVISION FOR INCOME TAXES (Note 9).............      37,125       19,239        11,985       10,681
                                                  ----------   ----------    ----------   ----------
          NET INCOME............................  $  206,829   $   21,499   $   141,906   $   67,301
                                                  ==========   ==========    ==========   ==========

                  See notes to combined financial statements.

                        PATHOLOGY ASSOCIATES, P.S.C. AND
                       TECHNICAL PATHOLOGY SERVICES, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND THE
                        SEVEN MONTHS ENDED JULY 31, 1996

                                              COMMON    TREASURY   UNREALIZED
                                               STOCK     STOCK      GAIN ON
                                               (NOTE     (NOTE     MARKETABLE   RETAINED
                                                10)       10)      SECURITIES   EARNINGS      TOTAL
                                              -------   --------   ----------   ---------   ----------
DECEMBER 31, 1993...........................  $48,327    $ (605)                $ 855,588   $  903,310
  Dividends.................................                                      (45,000)     (45,000)
  Unrealized gain...........................                        $  7,512                     7,512
  Net income................................                                      206,829      206,829
                                              -------    ------      -------     --------   ----------
DECEMBER 31, 1994...........................   48,327      (605)       7,512    1,017,417    1,072,651
  Dividends.................................                                     (121,000)    (121,000)
  Unrealized gain...........................                          37,464                    37,464
  Net income................................                                       21,499       21,499
                                              -------    ------      -------     --------   ----------
DECEMBER 31, 1995...........................   48,327      (605)      44,976      917,916    1,010,614
  Unrealized gain...........................                          11,622                    11,622
  Net income................................                                       67,301       67,301
                                              -------    ------      -------     --------   ----------
JULY 31, 1996...............................  $48,327    $ (605)    $ 56,598    $ 985,217   $1,089,537
                                              =======    ======      =======     ========   ==========

                  See notes to combined financial statements.

                        PATHOLOGY ASSOCIATES, P.S.C. AND
                       TECHNICAL PATHOLOGY SERVICES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND THE SEVEN MONTHS ENDED JULY 31, 1995 (UNAUDITED) AND 1996



                                                    DECEMBER 31,   DECEMBER 31,   JULY 31,   JULY 31,
                                                        1994           1995         1995       1996
                                                    ------------   ------------   --------    --------
                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................   $  206,829     $   21,499    $141,906   $ 67,301
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation.................................       63,049         77,194      27,238     28,766
     Deferred income taxes........................        5,143         (1,216)               (97,600)
     (Increase) decrease in:
       Accounts receivable........................        7,342         15,417     182,094     55,108
       Prepaid expenses and other assets..........       20,455        (40,382)     (1,942)    24,288
     Increase (decrease) in:
       Accounts payable...........................        3,477          5,685      15,613    (20,182)
       Accrued liabilities........................      (46,910)       (28,888)    (21,418)   218,272
       Accrued profit sharing contribution........       20,480         (7,234)    (13,982)   (14,246)
                                                      ---------      ---------    ---------  ---------
          Net cash provided by operating
            activities............................      279,865         42,075     329,509    261,707
                                                      ---------      ---------    ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of securities..........................     (200,436)        (7,262)
  Proceeds from sale of other investments.........                                              3,000
  Purchases of property and equipment.............      (51,021)       (27,113)                (8,076)
                                                      ---------      ---------    ---------  ---------
          Net cash used in investing activities...     (251,457)       (34,375)                (5,076)
                                                      ---------      ---------    ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of note payable..........                     200,000
  Payments on notes payable.......................      (42,605)      (135,000)                (2,492)
  Dividends.......................................      (45,000)      (121,000)
                                                      ---------      ---------    ---------  ---------
          Net cash used in financing activities...      (87,605)       (56,000)                (2,492)
                                                      ---------      ---------    ---------  ---------
NET INCREASE (DECREASE) IN CASH...................      (59,197)       (48,300)    329,509    254,139
CASH AT BEGINNING OF PERIOD.......................      267,055        207,858     207,858    159,558
                                                      ---------      ---------    ---------  ---------
CASH AT END OF PERIOD.............................   $  207,858     $  159,558    $537,367   $413,697
                                                      =========      =========    =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash payments during the period for:
     Interest.....................................   $      647     $    8,342               $  5,297
                                                      =========      =========    =========  =========
     Income taxes (net of refunds received).......   $   95,815     $   72,401               $(38,114)
                                                      =========      =========    =========  =========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

     A valuation adjustment, increasing the value of marketable securities to market, of $7,512 was established in 1994. This amount represents the unrealized gain on the securities in 1994. This valuation adjustment was increased in 1995 by $37,464 and in 1996 by $11,622.

                  See notes to combined financial statements.

                        PATHOLOGY ASSOCIATES, P.S.C. AND
                       TECHNICAL PATHOLOGY SERVICES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND THE
                        SEVEN MONTHS ENDED JULY 31, 1996

1.  ORGANIZATION AND BUSINESS

     Pathology Associates, P.S.C. is a professional association of licensed physicians engaged in providing hospital-based pathology services to various hospitals as well as pathology laboratory services to hospitals, clinics, physicians, and others throughout Kentucky. Combined with these statements are the financial statements of Technical Pathology Services, Inc., a company owned and controlled by the majority owner of Pathology Associates, P.S.C. All significant intercompany balances and transactions have been eliminated. Pathology Associates, P.S.C. and Technical Pathology Services, Inc. are collectively referred to as the "Company" throughout these financial statements.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting policies followed by the Company are as follows:

     Marketable Securities -- Marketable securities are to be classified as held to maturity, available for sale or trading, based upon the intent and ability of the Company to hold such investments. The Company has classified all of its investments as available for sale. Accordingly, they are recorded at fair value with unrealized gains and losses included as a separate component of stockholders' equity. Cost of each investment is determined on the specific identification method. See Note 3.

     Property and Equipment -- Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets using the straight line method, generally over 5 years.

     Revenue Recognition -- The Company recognizes revenue at the time services are performed. The Company provides services to certain patients covered by various third-party payor programs including the federal Medicare program. Revenue under certain third-party arrangements is subject to audit and retroactive adjustment. Billings for services reimbursed by third-party payors are included in revenues net of allowances for the estimated differences between the amounts billed and the allowable program rates. Adjustments to the estimated payment amounts are recorded based on the final payment settlement with the third-party payors.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments -- Regarding cash, accounts receivable, accounts payable, and notes payable, the carrying amounts approximate fair value.

     Other Investments -- Other investments consist of units owned in several companies related to the pathology industry which are accounted for at historical cost, as there is not a readily determinable market value for these units.

     Interim Financial Data -- The unaudited combined statements of operations and cash flows for the seven months ended July 31, 1995 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's combined results of operations and cash flows. Operating results for the seven month period ended July 31, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

                        PATHOLOGY ASSOCIATES, P.S.C. AND
                       TECHNICAL PATHOLOGY SERVICES, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3.  MARKETABLE SECURITIES

     The cost, market value and unrealized gains (losses) for the securities available for sale at December 31, 1994, 1995 and July 31, 1996 are as follows:

                                                                                   UNREALIZED
                                                                         MARKET       GAIN
                             1994                              COST      VALUE       (LOSS)
    -------------------------------------------------------  --------   --------   ----------
    Tax Free Mutual Fund...................................  $200,000   $197,360    $ (2,640)
    Equity securities......................................    29,683     39,835      10,152
                                                             --------   --------    --------
              Total........................................  $229,683   $237,195    $  7,512
                                                             ========   ========    ========

                             1995
    -------------------------------------------------------
    Tax Free Mutual Fund...................................  $207,262   $225,270    $ 18,008
    Equity securities......................................    29,683     56,651      26,968
                                                             --------   --------    --------
              Total........................................  $236,945   $281,921    $ 44,976
                                                             ========   ========    ========
                             1996
    -------------------------------------------------------
    Tax Free Mutual Fund...................................  $207,262   $237,206    $ 29,944
    Equity securities......................................    29,683     56,337      26,654
                                                             --------   --------    --------
              Total........................................  $236,945   $293,543    $ 56,598
                                                             ========   ========    ========

4.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1994, 1995 and July 31, 1996 is as follows:

                                                               1994       1995       1996
                                                             --------   --------   --------
    Laboratory and data processing equipment...............  $423,195   $438,443   $446,519
    Automotive vehicles....................................    21,235     21,235     21,235
    Leasehold improvements.................................    32,078     32,078     32,078
    Computer software......................................     4,850     12,815     12,815
    Furniture and fixtures.................................    34,177     38,077     38,077
                                                             --------   --------   --------
                                                              515,535    542,648    550,724
    Less accumulated depreciation..........................  (360,745)  (437,939)  (466,705)
                                                             --------   --------   --------
    Property and equipment, net............................  $154,790   $104,709   $ 84,019
                                                             ========   ========   ========

5.  NOTES PAYABLE

     Notes payable at December 31, 1994, 1995 and July 31, 1996 consist of the following:

                                                                          1995      1996
                                                                         -------   -------
    Note payable to a bank, interest due monthly at the bank's prime rate of interest (8.25% at July 31, 1996 and 8.5% at December 31,
      1995), matures September 1996....................................  $65,000   $62,508
                                                                         =======   =======

6.  COMMITMENTS AND CONTINGENCIES

     Operating Leases -- The Company leases office facilities under noncancelable agreements which expire at various dates through January 1999. The leases require monthly rental payments of $5,574, plus sales taxes, and the Company is also obligated to pay insurance, utilities, and normal maintenance. One of the leases has annual rent increases based on the increase in the Consumer Price Index or 5%, whichever is

                        PATHOLOGY ASSOCIATES, P.S.C. AND
                       TECHNICAL PATHOLOGY SERVICES, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     less. The Company also leases two automobiles under noncancelable agreements which expire at various dates through October 1998. Rent paid under these leases amounted to $75,412, $77,600 and $47,446 for the years ended December 31, 1994 and 1995 and the seven months ended July 31, 1996, respectively.

     Future minimum rental payments required for the next five years under these operating leases, that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1995 are as follows:
     1996 -- $80,286; 1997 -- $49,630, 1998 -- $33,254; and 1999 -- $2,542.

     Employment Agreements -- The Company has entered into employment agreements with each of its physicians and one other employee. These employment agreements generally provide for certain annual base salaries and bonuses.

     Liability Insurance -- The Company is insured with respect to general liability and medical malpractice risks on a claims made basis. In addition, the Company has not accrued a loss for unreported incidents or for losses in excess of insurance coverage, as the amount, if any, cannot be reasonably estimated and the probability of an adverse outcome cannot be determined at this time. It is the opinion of management that the ultimate resolution of any claims that may be asserted will not have a material adverse effect on the Company's financial position or results of operations.

     Legal Proceedings -- The Company is subject to a number of lawsuits relating to matters arising in the ordinary course of its business. The claims are insured but subject to deductibles. The amount of liability, if any, from the litigation cannot be determined with certainty; however, management is of the opinion that the outcome of the litigation will not have a material adverse effect on the Company's financial position or results of operations.

     Healthcare Regulatory Environment and Reliance on Government
     Programs -- The healthcare industry in general, and the services that the Company provides are subject to extensive federal and state laws and regulations. Additionally, a significant portion of the Company's net revenue is from payments by government-sponsored healthcare programs, principally Medicare and Medicaid, and are subject to audit and adjustment by applicable regulatory agencies. Failure to comply with any of these laws or regulations, the results of regulatory audits and adjustments, or changes in the amounts payable for the Company's services under these programs could have a material adverse effect on the Company's financial position or results of operations.

7.  NET REVENUE

     Net revenue consists of gross charges, net of contractual, charity, and other adjustments. Contractual adjustments are based on the difference between charges at established rates and amounts estimated by management to be reimbursable by Medicare and Medicaid programs, and public and private insurance contracts under applicable laws, regulations, and program instructions. Reimbursable amounts are generally less than the established gross charges. Final determination of certain amounts earned for certain patients is subject to review by appropriate program representatives. Charity and other adjustments represent services provided to patients for which fees are not expected to be collected at the time the service is provided.

     The Company also has contracts with certain laboratories to provide medical director services.

8.  EMPLOYEE BENEFIT PLAN

     The Company maintains a qualified profit sharing plan (the "Plan") for all of its eligible employees. The Plan includes a 401(k) feature, which allows participants to make pretax contributions and provides for matching and discretionary contributions by the Company. Contributions by the Company for the years

                        PATHOLOGY ASSOCIATES, P.S.C. AND
                       TECHNICAL PATHOLOGY SERVICES, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     ended December 31, 1994 and 1995 and for the seven months ended July 31, 1996 totaled $37,200, $27,800 and $14,000, respectively.

9.  INCOME TAXES

     As of January 1, 1995, the Company elected to be taxed as a Subchapter S corporation for federal income tax purposes and consequently, is not liable for federal and most state income taxes, but rather, the stockholders' proportionate share of the Company's net income or loss is included in the stockholders taxable income for those jurisdictions. However, at the date of change, there were certain built in gains for which the Company remains liable.

     Deferred tax assets at December 31, 1994 of $18,308 result from temporary differences arising from differing book and tax treatment for one of the Company's other investments. Deferred tax liabilities at December 31, 1994 of $315,712 result from temporary differences as the Company is a cash basis tax payor. As of January 1, 1995, deferred tax assets and liabilities were reassessed as a result of the election to be taxed as a Subchapter S corporation. The remaining deferred tax liability at December 31, 1995 and at July 31, 1996 relates to the built in gains that existed at the date of the election and will be paid out over a ten year period.

     The provision for income taxes in the accompanying statements of operations for the years ended December 31, 1994 and 1995 and the seven months ended July 31, 1996 consists of the following:

                                                                1994      1995       1996
                                                               -------   -------   --------
    Federal:
      Current................................................  $27,079   $19,524   $ 97,600
      Deferred...............................................    5,143    (1,216)   (97,600)
    State....................................................    4,903       931     10,681
                                                               -------   -------   --------
              Total..........................................  $37,125   $19,239   $ 10,681
                                                               =======   =======   ========

10.  COMMON STOCK

     Common stock of Pathology Associates, P.S.C. consists of two classes of stock; Class A is no par, non-voting stock with 2,000 shares authorized and none outstanding.; Class B is no par, voting stock with 5,000 shares authorized, 450 shares issued and outstanding.

     Common stock of Technical Pathology Services, Inc. consists of no par value stock, with 2,000 shares authorized, 1,000 issued and 960 shares outstanding.

                        PATHOLOGY ASSOCIATES, P.S.C. AND
                       TECHNICAL PATHOLOGY SERVICES, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

11.  CONCENTRATIONS OF CREDIT RISK

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of accounts receivable. The Company grants credit without collateral to its patients, most of whom are local residents and are insured under third-party payor agreements. The mix of receivables from patients and third-party payors at December 31, 1994, 1995 and July 31, 1996 are as follows:

                                                                      1994     1995     1996
                                                                      ----     ----     ----
    Medicare........................................................   13%      12%      14%
    Medicaid........................................................   17       15       12
    Third-party payors and other managed care.......................   67       68       70
    Private pay patients............................................    3        5        4
                                                                      ---      ---      ---
                                                                      100%     100%     100%
                                                                      ===      ===      ===

12.  SUBSEQUENT EVENT

     Effective August 1, 1996, the Company's stockholders sold all of the Company's issued and outstanding common stock to AmeriPath, Inc.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Volusia Pathology Group, M.D., P.A.:

We have audited the accompanying balance sheets of Volusia Pathology Group, M.D., P.A. (the "Company") as of December 31, 1994 and 1995 and September 30, 1996, and the related statements of operations, shareholders' equity, and cash flows for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1994 and 1995 and September 30, 1996, and the results of its operations and its cash flows for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Certified Public Accountants
Orlando, Florida

November 1, 1996

                      VOLUSIA PATHOLOGY GROUP, M.D., P.A.

                                 BALANCE SHEETS
               DECEMBER 31, 1994 AND 1995 AND SEPTEMBER 30, 1996

                                                                 DECEMBER 31,
                                                             ---------------------   SEPTEMBER 30,
                                                               1994        1995          1996
                                                             --------   ----------   -------------
                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................................  $124,274   $  272,904     $  38,458
  Accounts receivable (net of allowances for contractual
     adjustments and doubtful accounts of $814,752,
     $939,960, and $1,192,323, respectively)...............   576,242      678,924       757,452
  Prepaid expenses and other current assets................    21,082       20,205        24,379
                                                             --------   ----------   -------------
          Total current assets.............................   721,598      972,033       820,289
PROPERTY AND EQUIPMENT, NET (Note 3).......................    29,050       28,096        46,388
OTHER ASSETS...............................................     6,995        4,495         4,495
                                                             --------   ----------   -------------
          TOTAL............................................  $757,643   $1,004,624     $ 871,172
                                                             ========   ==========   =============
                               LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.........................................  $ 28,763   $   28,892     $  26,186
  Accrued liabilities......................................   283,496      420,771       475,612
  Accrued profit sharing contribution......................    48,289       40,005
  Income tax payable.......................................    35,679       92,962        17,692
  Deferred tax liability (Note 8)..........................    92,492       79,023       105,292
                                                             --------   ----------   -------------
          Total current liabilities........................   488,719      661,653       624,782
                                                             --------   ----------   -------------
COMMITMENTS AND CONTINGENCIES (Note 5)
SHAREHOLDERS' EQUITY:
  Class A common stock, voting, $1 par value, 400 shares
     authorized; 244.16 issued.............................       244          244           244
  Class B common stock, nonvoting, $1 par value, 600 shares
     authorized; 555.84 issued.............................       556          556           556
  Retained earnings........................................   268,124      342,171       253,014
                                                             --------   ----------   -------------
                                                              268,924      342,971       253,814
  Treasury stock, Class A common stock, voting, 132.16
     shares and Class B common stock, nonvoting, 22.82
     shares................................................                               (7,424)
                                                             --------   ----------   -------------
          Total shareholders' equity.......................   268,924      342,971       246,390
                                                             --------   ----------   -------------
          TOTAL............................................  $757,643   $1,004,624     $ 871,172
                                                             ========   ==========   =============

                       See notes to financial statements.

                      VOLUSIA PATHOLOGY GROUP, M.D., P.A.

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND 1996

                                                     DECEMBER 31,
                                                -----------------------   SEPTEMBER 30,   SEPTEMBER 30,
                                                   1994         1995          1995            1996
                                                ----------   ----------   -------------   -------------
                                                                           (UNAUDITED)
NET REVENUE (Note 6):
  Hospital net revenue (net of allowances for
     contractual, charity and other
     adjustments of $1,374,656, $1,471,307,
     $1,135,917 (unaudited) and $958,369,
     respectively)............................  $4,722,295   $4,892,462    $ 3,675,355     $ 3,804,589
  Histology net revenue (net of allowances for
     contractual, charity, and other
     adjustments of $229,208, $280,459,
     $216,527 (unaudited) and $193,638,
     respectively)............................     787,387      932,599        690,747         768,713
                                                ----------   ----------     ----------      ----------
          Total net revenue...................   5,509,682    5,825,061      4,366,102       4,573,302
COSTS AND EXPENSES (Notes 5 and 7):
  Physicians' Compensation-Owner..............   3,100,500    3,130,500      2,089,000       2,293,497
  Cost of services rendered...................     829,066      955,271        762,677         865,747
  Selling, billing, and administrative
     expenses.................................     829,663      826,101        626,181         759,766
  Provisions for uncollectible amounts (net of
     recoveries of $40,679, $42,392, $30,238
     (unaudited) and $32,180, respectively)...     709,947      793,876        609,431         792,450
                                                ----------   ----------     ----------      ----------
          Total costs and expenses............   5,469,176    5,705,748      4,087,289       4,711,460
                                                ----------   ----------     ----------      ----------
INCOME (LOSS) BEFORE PROVISION FOR INCOME
  TAXES.......................................      40,506      119,313        278,813        (138,158)
PROVISION (BENEFIT) FOR INCOME TAXES (Note
  8)..........................................      14,950       45,266        107,081         (49,001)
                                                ----------   ----------     ----------      ----------
NET INCOME (LOSS).............................  $   25,556   $   74,047    $   171,732     $   (89,157)
                                                ==========   ==========     ==========      ==========

                       See notes to financial statements.

                      VOLUSIA PATHOLOGY GROUP, M.D., P.A.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1994 AND 1995
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                  CLASS    CLASS
                                                    A        B
                                                  COMMON   COMMON   RETAINED   TREASURY
                                                  STOCK    STOCK    EARNINGS    STOCK      TOTAL
                                                  ------   ------   --------   --------   --------
JANUARY 1, 1994.................................   $244     $556    $242,568   $          $243,368
  Net income....................................                      25,556                25,556
                                                   ----     ----    --------    -------   --------
DECEMBER 31, 1994...............................    244      556     268,124               268,924
  Net income....................................                      74,047                74,047
                                                   ----     ----    --------    -------   --------
DECEMBER 31, 1995...............................    244      556     342,171               342,971
  Repurchase of Class B common stock............                                 (1,093)    (1,093)
  Repurchase of Class A common stock............                                 (6,331)    (6,331)
  Net loss......................................                     (89,157)              (89,157)
                                                   ----     ----    --------    -------   --------
SEPTEMBER 30, 1996..............................   $244     $556    $253,014   $ (7,424)  $246,390
                                                   ====     ====    ========    =======   ========

                       See notes to financial statements.

                      VOLUSIA PATHOLOGY GROUP, M.D., P.A.

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND 1996

                                                   DECEMBER 31,
                                              ----------------------    SEPTEMBER 30,    SEPTEMBER 30,
                                                1994         1995           1995             1996
                                              --------     ---------    -------------    -------------
                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................  $ 25,556     $  74,047      $ 171,732        $ (89,157)
  Adjustments to reconcile net income (loss)
     to net cash provided by (used in)
     operating activities:
     Depreciation...........................    11,080         6,744          5,058            6,708
     Deferred income taxes..................   (11,562)      (13,469)        54,392           26,269
     (Increase) decrease in:
       Accounts receivable..................   (75,993)     (102,682)       (58,147)         (78,528)
       Prepaid expenses.....................     5,771           877         (8,127)          (4,174)
     Increase (decrease) in:
       Accounts payable.....................   (26,432)          129         (3,763)          (2,706)
       Accrued liabilities..................   151,911       137,275        (39,980)          54,841
       Accrued profit sharing
          contribution......................   (22,228)       (8,284)       (42,822)         (40,005)
       Income tax payable...................    26,512        57,283         51,237          (75,270)
                                              --------     ---------      ---------        ---------
          Net cash provided by (used in)
            operating activities............    84,615       151,920        129,580         (202,022)
                                              --------     ---------      ---------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......   (25,333)       (5,790)        (5,790)         (25,000)
  Increase (decrease) in other assets.......    (4,200)        2,500
                                              --------     ---------      ---------        ---------
          Net cash used in investing
            activities......................   (29,533)       (3,290)        (5,790)         (25,000)
                                              --------     ---------      ---------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repurchase of common stock................                                                  (7,424)
                                              --------     ---------      ---------        ---------
NET INCREASE (DECREASE) IN CASH.............    55,082       148,630        123,790         (234,446)
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD....................................    69,192       124,274        124,274          272,904
                                              --------     ---------      ---------        ---------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD....................................  $124,274     $ 272,904      $ 248,064        $  38,458
                                              ========     =========      =========        =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION -- Income taxes paid..........  $            $   1,452      $   1,452        $
                                              ========     =========      =========        =========

                       See notes to financial statements.

                      VOLUSIA PATHOLOGY GROUP, M.D., P.A.

                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1994 AND 1995
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996

1.  ORGANIZATION AND BUSINESS

     Volusia Pathology Group, M.D., P.A. (the "Company") is a professional association of licensed physicians engaged in providing hospital-based pathology services to various hospitals as well as pathology laboratory services to hospitals, clinics, physicians, and others in Volusia County, Florida.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting policies followed by the Company are as follows:

     Cash Equivalents -- The Company considers all cash and any highly liquid debt instruments purchased with a maturity of three months or less at time of purchase to be cash equivalents.

     Property and Equipment -- Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets, which range from 5 to 39 years, using accelerated methods.

     Revenue Recognition -- The Company recognizes revenue at the time services are performed. The Company provides services to certain patients covered by various third-party payor programs including the federal Medicare program. Revenue under certain third-party arrangements is subject to audit and retroactive adjustment. Billings for services reimbursed by third-party payors are included in revenues net of allowances for the estimated differences between the amounts billed and the allowable program rates. Adjustments to the estimated payment amounts are recorded based on the final payment settlement with the third-party payors.

     Income Taxes -- Deferred income taxes are provided on elements of income that are recognized for financial accounting purposes in periods different than when such items are recognized for income tax purposes.

     The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

     Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Concentrations of Credit Risk -- Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with high credit quality institutions. Concentrations of credit risk with respect to accounts receivable is limited due to the large number and geographic distribution of patients, third-party payors, and clients.

                      VOLUSIA PATHOLOGY GROUP, M.D., P.A.

     The mix of receivables from patients and third-party payors at December 31, 1994 and 1995 and September 30, 1996 are as follows:

                                                             DECEMBER 31,
                                                             -------------   SEPTEMBER 30,
                                                             1994    1995        1996
                                                             -----   -----   -------------
        Medicare...........................................   15.2%   11.5%        9.7%
        Medicaid...........................................    3.4     2.8         2.7
        Third-party payors and other managed care..........   49.7    56.3        54.7
        Private pay patients...............................   31.7    29.4        32.9
                                                             -----   -----       -----
                                                             100.0%  100.0%      100.0%
                                                             =====   =====       =====

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments -- Regarding cash and cash equivalents, accounts receivable, and accounts payable, the carrying amounts approximate fair value.

     Interim Financial Data -- The unaudited statements of operations and cash flows for the nine months ended September 30, 1995 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's results of operations and cash flows. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

3.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1994 and 1995 and September 30, 1996 was as follows:

                                                              DECEMBER 31,
                                                           -------------------   SEPTEMBER 30,
                                                             1994       1995         1996
                                                           --------   --------   -------------
    Laboratory and data processing equipment.............  $126,188   $131,978     $ 156,978
    Automotive vehicles..................................    10,885     10,885        10,885
    Leasehold improvements...............................     5,631      5,631         5,631
                                                           --------   --------      --------
                                                            142,704    148,494       173,494
    Less accumulated depreciation........................  (113,654)  (120,398)     (127,106)
                                                           --------   --------      --------
    Property and equipment, net..........................  $ 29,050   $ 28,096     $  46,388
                                                           ========   ========      ========

4.  ACCRUED LIABILITIES

     Accrued liabilities at December 31, 1994 and 1995 and September 30, 1996 were as follows:

                                                              DECEMBER 31,
                                                           -------------------   SEPTEMBER 30,
                                                             1994       1995         1996
                                                           --------   --------   -------------
    Accrued compensation.................................  $124,589   $272,731     $  86,170
    Accrued vacation.....................................   158,760    147,794       240,922
    Deferred compensation................................                            145,867
    Other................................................       147        246         2,653
                                                           --------   --------      --------
                                                           $283,496   $420,771     $ 475,612
                                                           ========   ========      ========

                      VOLUSIA PATHOLOGY GROUP, M.D., P.A.

5.  COMMITMENTS AND CONTINGENCIES

     Operating Leases -- The Company leases its principal facility and other equipment under noncancelable agreements which expire on dates ranging from March 1998 to June 2001.

     Future minimum rental payments required for the next five years and thereafter under operating leases, that have initial or remaining noncancelable lease terms in excess of one year as of September 30, 1996 are as follows: 1997 -- $60,719; 1998 -- $59,136; 1999 -- $20,384;
     2000 -- $1,467; and 2001 -- $1,221.

     Rent expense was approximately $56,000, $53,000 and $37,000 for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, respectively.

     Employment Agreements -- The Company has entered into employment agreements with each of its physicians. These employment agreements generally provide for certain annual base salaries and renew annually unless written notice is given by either party.

     In April 1996, the Company entered into an employment agreement obligating the Company to pay approximately $4,400 per month for services through October 1998. As part of the agreement, the Company has pledged 66.08 shares of the Class A voting common stock and 22.82 shares of the Class B nonvoting common stock it owns as collateral for such payments.

     In April 1996, the Company entered into an employment agreement obligating the Company to pay approximately $5,500 per month through April 1998 for services previously rendered. The balance payable as of September 30, 1996 is included in accrued liabilities. As part of the agreement, the Company pledged 66.08 shares of the Class A voting common stock it owns as collateral for such payments.

     Professional Liability Insurance Coverage -- The Company is insured with respect to general liability and medical malpractice risks on a claims made basis. Management is not aware of any claims pending against the Company. In addition, the Company has not accrued a loss for unreported incidents or for losses in excess of insurance coverage, as the amount, if any, cannot be reasonably estimated and the probability of an adverse outcome cannot be determined at this time. It is the opinion of management that the ultimate resolution of any claims that may be asserted will not have a material adverse effect on the Company's financial position or results of operations.

     Healthcare Regulatory Environment and Reliance on Government
     Programs -- The healthcare industry in general and the services that the Company provides are subject to extensive federal and state laws and regulations. Additionally, a significant portion of the Company's net revenue is from payments by government-sponsored healthcare programs, principally Medicare and Medicaid, and are subject to audit and adjustment by applicable regulatory agencies. Failure to comply with any of these laws or regulations, the results of regulatory audits and adjustments, or changes in the amounts payable for the Company's services under these programs could have a material adverse effect on the Company's financial position or results of operations.

6.  NET REVENUE

     Net revenue consists of gross charges, net of contractual, charity, and other adjustments. Contractual adjustments are based on the difference between charges at established rates and amounts estimated by management to be reimbursable by Medicare and Medicaid programs, and public and private insurance contracts under applicable laws, regulations, and program instructions. Reimbursable amounts are generally less than the established gross charges. Final determination of certain amounts earned for certain patients is subject to review by appropriate program representatives. Charity and other adjustments represent services provided to patients for which fees are not expected to be collected at the time the service is provided.

                      VOLUSIA PATHOLOGY GROUP, M.D., P.A.

7.  EMPLOYEE BENEFIT PLAN

     The Company sponsored a qualified profit sharing plan (the "Plan") for all of its eligible employees. The Plan included a 401(k) feature, which allowed participants to make pretax contributions and provided for matching and discretionary contributions by the Company. Contributions by the Company for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996 totaled approximately $152,000, $196,000, and $141,000, respectively.

     On September 18, 1996, the Board of Directors elected to terminate the Plan as a result of the Company's pending acquisition by AmeriPath, Inc. In accordance with the terms of the Plan, the account balances of all participating employees became fully vested.

8.  INCOME TAXES

     The provision (benefit) for income taxes consists of the following:

                                                              DECEMBER 31,
                                                           -------------------   SEPTEMBER 30,
                                                             1994       1995         1996
                                                           --------   --------   -------------
    Federal income taxes:
      Current............................................  $ 26,512   $ 58,735     $ (75,270)
      Deferred...........................................   (11,562)   (13,469)       26,269
                                                           --------   --------      --------
              Total provision (benefit) for income
                taxes....................................  $ 14,950   $ 45,266     $ (49,001)
                                                           ========   ========      ========

     The Company's effective tax (benefit) rate differs from the statutory federal income tax rate for the following reasons:

                                                                 DECEMBER 31,
                                                                 ------------    SEPTEMBER 30,
                                                                 1994    1995        1996
                                                                 ----    ----    -------------
    Statutory federal income tax (benefit) rate................  34.0%   34.0%       (34.0)%
    State income taxes, net of federal tax benefits............   3.6     3.6         (3.6)
    Other......................................................   (.7)     .3          2.1
                                                                 ----    ----         ----
              Effective tax (benefit) rate.....................  36.9%   37.9%       (35.5)%
                                                                 ====    ====         ====

     The only temporary difference which gives rise to deferred tax liabilities is the use of the accrual basis of accounting for financial statement purposes and the cash basis of accounting for income tax purposes.

9.  SUBSEQUENT EVENT

     On October 3, 1996, the Company was acquired by AmeriPath, Inc. for cash, notes, and common stock aggregating $6,037,000 and other contingent consideration to be determined over the next five years.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of David R. Barron, M.D., Inc.
  d/b/a Richfield Laboratory of Dermatopathology:

We have audited the accompanying balance sheets of David R. Barron, M.D., Inc. d/b/a Richfield Laboratory of Dermatopathology (the "Company") as of December 31, 1995 and September 30, 1996 and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995 and the nine months ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and September 30, 1996 and the results of its operations and its cash flows for the year ended December 31, 1995 and the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Certified Public Accountants
Cincinnati, Ohio

November 8, 1996

                          DAVID R. BARRON, M.D., INC.
                 D/B/A RICHFIELD LABORATORY OF DERMATOPATHOLOGY

                                 BALANCE SHEETS
                    DECEMBER 31, 1995 AND SEPTEMBER 30, 1996

                                                                     DECEMBER 31,     SEPTEMBER 30,
                                                                         1995             1996
                                                                     ------------     -------------
                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................................   $1,561,785       $ 1,788,977
  Accounts receivable (net of allowance for doubtful accounts of
     $232,852 and $194,977)........................................    1,350,733         1,009,977
  Prepaid expenses and other current assets........................       28,778            21,490
                                                                     ------------     ------------
          Total current assets.....................................    2,941,296         2,820,444
PROPERTY AND EQUIPMENT, NET (Note 3)...............................      177,960           216,967
                                                                     ------------     ------------
          TOTAL....................................................   $3,119,256       $ 3,037,411
                                                                     ============     ============

                               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable.................................................   $   50,649       $    12,280
  Accrued payroll taxes............................................                      1,641,102
  Accrued compensation.............................................      198,233            63,099
  Accrued liabilities..............................................       33,540
                                                                     ------------     ------------
          Total current liabilities................................      282,422         1,716,481
                                                                     ------------     ------------
COMMITMENTS AND CONTINGENCIES (Note 4).............................

STOCKHOLDERS' EQUITY:
  Common stock (no par value, 500 shares authorized, 50 shares
     issued and outstanding).......................................        3,970             3,970
  Retained earnings................................................    2,852,864         1,336,960
                                                                     ------------     ------------
                                                                       2,856,834         1,340,930
  Less treasury stock..............................................      (20,000)          (20,000)
                                                                     ------------     ------------
          Total stockholders' equity...............................    2,836,834         1,320,930
                                                                     ------------     ------------
          TOTAL....................................................   $3,119,256       $ 3,037,411
                                                                     ============     ============

                       See notes to financial statements.

                          DAVID R. BARRON, M.D., INC.
                 D/B/A RICHFIELD LABORATORY OF DERMATOPATHOLOGY

                            STATEMENTS OF OPERATIONS
                    FOR THE YEAR ENDED DECEMBER 31, 1995 AND
         THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND 1996



                                                           DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                               1995           1995            1996
                                                           ------------   -------------   -------------
                                                                           (UNAUDITED)
NET REVENUE (Note 5):
  Pathology net revenue..................................   $6,202,016     $ 4,538,044     $ 4,396,487
  Other..................................................                                       15,761
                                                            ----------      ----------      ----------
          Total net revenue..............................    6,202,016       4,538,044       4,412,248
                                                            ----------      ----------      ----------
COSTS AND EXPENSES:
  Cost of services rendered..............................    1,307,411         925,379       1,121,118
  Physician compensation -- owners.......................    2,577,307       2,002,445       2,636,000
  Physician compensation -- other........................       42,308          21,154         163,847
  Selling, general and administrative....................      629,373         530,251         579,280
                                                            ----------      ----------      ----------
          Total costs and expenses.......................    4,556,399       3,479,229       4,500,245
                                                            ----------      ----------      ----------
INCOME (LOSS) FROM OPERATIONS............................    1,645,617       1,058,815         (87,997)
Other income.............................................       32,449          28,714           2,140
                                                            ----------      ----------      ----------
          NET INCOME (LOSS)..............................   $1,678,066     $ 1,087,529     $   (85,857)
                                                            ==========      ==========      ==========

                       See notes to financial statements.

                          DAVID R. BARRON, M.D., INC.
                 D/B/A RICHFIELD LABORATORY OF DERMATOPATHOLOGY

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                  FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE
                      NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                    COMMON   TREASURY    RETAINED
                                                    STOCK     STOCK      EARNINGS        TOTAL
                                                    ------   --------   -----------   -----------
DECEMBER 31, 1994.................................  $3,970   $(20,000)  $ 2,854,117   $ 2,838,087
  Distributions to stockholders...................                       (1,679,319)   (1,679,319)
  Net income......................................                        1,678,066     1,678,066
                                                    ------   --------   -----------   -----------
DECEMBER 31, 1995.................................  3,970     (20,000)    2,852,864     2,836,834
  Distributions to stockholders...................                       (1,430,047)   (1,430,047)
  Net loss........................................                          (85,857)      (85,857)
                                                    ------   --------   -----------   -----------
SEPTEMBER 30, 1996................................  $3,970   $(20,000)  $ 1,336,960   $ 1,320,930
                                                    ======   ========   ===========   ===========

                       See notes to financial statements.

                          DAVID R. BARRON, M.D., INC.
                 D/B/A RICHFIELD LABORATORY OF DERMATOPATHOLOGY

                            STATEMENTS OF CASH FLOWS
                  FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE
           NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND 1996

                                                          DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                              1995           1995            1996
                                                          ------------   -------------   -------------
                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).....................................  $  1,678,066    $  1,087,529    $    (85,857)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities...................
     Depreciation.......................................        53,441          16,109          49,945
     Decrease (increase) in:
       Accounts receivable..............................       (80,234)        (97,062)        340,756
       Prepaid expenses and other assets................         4,328          13,068           7,288
     (Decrease) increase in:
       Accounts payable.................................        29,122           3,848         (38,369)
       Accrued liabilities..............................       (33,229)        (65,142)      1,607,562
       Accrued compensation.............................       137,539       1,615,334        (135,134)
                                                           -----------     -----------     -----------
          Net cash provided by operating activities.....     1,789,033       2,573,684       1,746,191
                                                           -----------     -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...................       (54,405)         (4,337)        (88,952)
                                                           -----------     -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to stockholders.........................    (1,679,319)     (1,479,319)     (1,430,047)
                                                           -----------     -----------     -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...............        55,309       1,090,028         227,192

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD........     1,506,476       1,506,476       1,561,785
                                                           -----------     -----------     -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..............  $  1,561,785    $  2,596,504    $  1,788,977
                                                           ===========     ===========     ===========

                     See notes to the financial statements.

                          DAVID R. BARRON, M.D., INC.
                 D/B/A RICHFIELD LABORATORY OF DERMATOPATHOLOGY

                         NOTES TO FINANCIAL STATEMENTS
                  FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE
                      NINE MONTHS ENDED SEPTEMBER 30, 1996

1.  ORGANIZATION AND BUSINESS

     David R. Barron, M.D., Inc. d/b/a Richfield Laboratory of Dermatopathology (the "Company") is a corporation engaged in providing dermatological pathology services to various hospitals, clinics, physicians, and others throughout the Midwest and Eastern United States.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting policies followed by the Company are as follows:

     Cash Equivalents -- The Company considers all cash and any highly liquid debt instruments purchased with a maturity of three months or less at time of purchase to be cash equivalents.

     Property and Equipment -- Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets using accelerated methods. Estimated useful lives range between 5 and 7 years.

     Revenue Recognition -- The Company recognizes revenue at the time services are performed. The Company provides services to certain patients covered by various third-party payor programs including the federal Medicare program. Revenue under certain third-party arrangements is subject to audit and retroactive adjustment. Billings for services reimbursed by third-party payors are included in revenues net of allowances for the estimated differences between the amounts billed and the allowable program rates. Adjustments to the estimated payment amounts are recorded based on the final payment settlement with the third-party payors.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments -- Regarding cash and cash equivalents, accounts receivable and accounts payable, the carrying amounts approximate fair value.

     Income Taxes -- The Company elected to be taxed as a Subchapter S corporation for federal income tax purposes. Upon election, the Company is no longer liable for federal and state income taxes, but rather the stockholders' proportionate share of the Company's net income or loss is includable in the stockholders' taxable income for those jurisdictions.

     Interim Financial Data -- The unaudited statements of operations and cash flows for the nine months ended September 30, 1995 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's results of operations and cash flows. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

                          DAVID R. BARRON, M.D., INC.
                 D/B/A RICHFIELD LABORATORY OF DERMATOPATHOLOGY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1995 and September 30, 1996 is as follows:

                                                                       1995        1996
                                                                     --------   ----------
    Laboratory and data processing equipment.......................  $193,025   $  221,493
    Land improvements..............................................     2,057        2,057
    Leasehold improvements.........................................    13,525       13,525
    Furniture and fixtures.........................................   144,108      204,592
                                                                     --------    ---------
                                                                      352,715      441,667
    Less accumulated depreciation..................................  (174,755)    (224,700)
                                                                     --------    ---------
    Property and equipment, net....................................  $177,960   $  216,967
                                                                     ========    =========

4.  COMMITMENTS AND CONTINGENCIES

     Operating Leases -- The Company leases its principal facility from the majority stockholder under a noncancelable agreement which expires in December 2002. The lease requires monthly rental payments of $6,375 and the Company is also obligated to pay insurance, utilities, and normal maintenance. The rent is subject to an annual increase based upon the consumer price index. Rent paid under this lease amounted to approximately $82,000 and $64,000 for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.

     Future minimum rental payments required for the next five years and thereafter under operating leases, that have initial or remaining noncancelable lease terms in excess of one year are as follows: 1996 -- $19,000; 1997 through 2002 -- $77,000 annually.

     Employment Agreements -- The Company has entered into employment agreements with four of its physicians. These employment agreements generally provide for certain annual base salaries and renew annually.

     Liability Insurance -- The Company is insured with respect to general liability and medical malpractice risks on a claims made basis. In addition, the Company has not accrued a loss for unreported incidents or for losses in excess of insurance coverage as the amount, if any, cannot be reasonably estimated and the probability of an adverse outcome cannot be determined at this time. It is the opinion of management that the ultimate resolution of any claims that may be asserted will not have a material adverse effect on the Company's financial position or results of operations.

     Legal Proceedings -- The Company is subject to several lawsuits relating to matters arising in the ordinary course of its business. The claims are insured but subject to deductibles. The amount of liability, if any, from the litigation cannot be determined with certainty; however, management is of the opinion that the outcome of the litigation will not have a material adverse effect on the Company's financial position or results of operations.

     Healthcare Regulatory Environment and Reliance on Government
     Programs -- The healthcare industry in general, and the services that the Company provides, are subject to extensive federal and state laws and regulations. Additionally, a significant portion of the Company's net revenue is from payments by government-sponsored healthcare programs, principally Medicare and Medicaid, and are subject to audit and adjustment by applicable regulatory agencies. Failure to comply with any of these laws or regulations, the results of regulatory audits and adjustments, or changes in the amounts payable for the Company's services under these programs could have a material adverse effect on the Company's financial position or results of operations.

                          DAVID R. BARRON, M.D., INC.
                 D/B/A RICHFIELD LABORATORY OF DERMATOPATHOLOGY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5.  NET REVENUE

     Net revenue consists of gross charges, net of contractual, charity, and other adjustments. Contractual adjustments are based on the difference between charges at established rates and amounts estimated by management to be reimbursable by Medicare and Medicaid programs, and public and private insurance contracts under applicable laws, regulations, and program instructions. Reimbursable amounts are generally less than the established gross charges. Final determination of certain amounts earned for certain patients is subject to review by appropriate program representatives. Charity and other adjustments represent services provided to patients for which fees are not expected to be collected at the time the service is provided.

     Net revenue attributable to a major customer was approximately $1,066,000 and $750,000 for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.

6.  EMPLOYEE BENEFIT PLAN

     The Company maintains a qualified profit sharing plan for all of its eligible employees. The plan includes a 401(k) feature, which allows participants to make pretax contributions and provides for discretionary contributions by the Company. Contributions by the Company were approximately $60,000 and $55,000 for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.

7.  CONCENTRATIONS OF CREDIT RISK

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and accounts receivable. The Company grants credit without collateral to its patients, most of whom are local residents and are insured under third party payor agreements. The mix of receivables from patients and third-party payors at September 30, 1996 is as follows:

    Third-party payors and other managed care.......................................   38%
    Private pay patients............................................................   33%
    Physicians......................................................................   29%

     The December 31, 1995 mix of receivables is not presented herein as it was not readily attainable due to the Company not retaining this information.

8.  SUBSEQUENT EVENT

     Effective October 1, 1996, the Company's stockholders executed an agreement to sell their interests in the Company to AmeriPath, Inc.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Beno Michel, M.D., Inc.
  d/b/a Cutaneous Pathology & Immunofluorescense Laboratory:

We have audited the accompanying balance sheets of Beno Michel, M.D., Inc. d/b/a Cutaneous Pathology & Immunofluorescense Laboratory (the "Company") as of December 31, 1994 and 1995 and September 30, 1996, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1994 and 1995 and September 30, 1996, and the results of its operations and its cash flows for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Certified Public Accountants
Cincinnati, Ohio

November 1, 1996

                            BENO MICHEL, M.D., INC.
           D/B/A CUTANEOUS PATHOLOGY & IMMUNOFLUORESCENSE LABORATORY

                                 BALANCE SHEETS
               DECEMBER 31, 1994 AND 1995 AND SEPTEMBER 30, 1996

                                                                  DECEMBER 31,       SEPTEMBER 30,
                                                               -------------------   -------------
                                                                 1994       1995         1996
                                                               --------   --------   -------------
                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..................................  $102,517   $ 89,574    $   270,999
  Accounts receivable (net of allowances for contractual
     adjustments and doubtful accounts of $154,452, $180,906
     and $185,325 at 1994, 1995 and 1996, respectively)
     (Notes 4 and 7).........................................   568,330    740,699        767,513
  Prepaid expenses and other current assets..................     4,496      5,006         13,009
                                                               --------   --------     ----------
          Total current assets...............................   675,343    835,279      1,051,521
PROPERTY AND EQUIPMENT, NET (Note 3).........................   105,636     61,811         27,543
OTHER ASSETS.................................................     8,597      8,597          8,597
                                                               --------   --------     ----------
          TOTAL..............................................  $789,576   $905,687    $ 1,087,661
                                                               --------   --------     ----------
                               LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...........................................  $  7,950   $  8,251    $    30,593
  Current portion of long term debt (Note 6).................    16,648
  Accrued compensation.......................................    53,630     70,116        113,902
  Other accrued liabilities..................................   135,620     96,872         76,066
  Deferred tax liability (Note 5)............................   111,179
  Income taxes payable (Note 5)..............................     1,500    127,679          4,642
                                                               --------   --------     ----------
          Total current liabilities..........................   326,527    302,918        225,203
                                                               --------   --------     ----------
COMMITMENTS AND CONTINGENCIES (Note 8).......................
STOCKHOLDERS' EQUITY (Note 9):
  Common stock, (no par value, 500 shares authorized, 100
     shares issued and outstanding)..........................       500        500            500
  Retained earnings..........................................   462,549    602,269        861,958
                                                               --------   --------     ----------
          Total stockholders' equity.........................   463,049    602,769        862,458
                                                               --------   --------     ----------
          TOTAL..............................................  $789,576   $905,687    $ 1,087,661
                                                               ========   ========     ==========

                       See notes to financial statements.

                            BENO MICHEL, M.D., INC.
           D/B/A CUTANEOUS PATHOLOGY & IMMUNOFLUORESCENSE LABORATORY

                            STATEMENTS OF OPERATIONS
                   FOR YEARS ENDED DECEMBER 31, 1994 AND 1995
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND 1996

                                                      DECEMBER 31,               SEPTEMBER 30,
                                                 -----------------------   --------------------------
                                                    1994         1995          1995           1996
                                                 ----------   ----------   -------------   ----------
                                                                            (UNAUDITED)
NET REVENUE (Note 4):
  Practice net revenue.........................  $  919,391   $1,222,909    $   902,906    $  999,620
  Laboratory net revenue.......................   2,321,272    2,575,105      1,852,390     2,033,002
                                                 ----------   ----------     ----------    ----------
          Total net revenue....................   3,240,663    3,798,014      2,755,296     3,032,622
                                                 ----------   ----------     ----------    ----------
COSTS AND EXPENSES:
  Cost of services rendered....................     584,564      687,082        489,358       618,313
  Physician compensation -- owner..............   1,645,000      960,000        720,000       540,000
  Physician compensation -- other..............     618,577      872,085        611,450       704,886
  Selling, billing and administrative
     expenses..................................     267,284      267,421        211,869       279,000
  Marketing expenses...........................      34,554       37,679         26,804        42,493
  Interest (income) expense, net...............         (69)          72           (211)       12,344
                                                 ----------   ----------     ----------    ----------
          Total costs and expenses.............   3,149,910    2,824,339      2,059,270     2,197,036
                                                 ----------   ----------     ----------    ----------
INCOME BEFORE PROVISION FOR INCOME TAXES.......      90,753      973,675        696,026       835,586
PROVISION FOR INCOME TAXES (Note 5)............      19,552       15,000          9,500        13,000
                                                 ----------   ----------     ----------    ----------
          NET INCOME...........................  $   71,201   $  958,675    $   686,526    $  822,586
                                                 ==========   ==========     ==========    ==========

                       See notes to financial statements.

                            BENO MICHEL, M.D., INC.
           D/B/A CUTANEOUS PATHOLOGY & IMMUNOFLUORESCENSE LABORATORY

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                   FOR YEARS ENDED DECEMBER 31, 1994 AND 1995
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                                 COMMON   RETAINED
                                                                 STOCK    EARNINGS      TOTAL
                                                                 ------   ---------   ---------
JANUARY 1, 1994................................................   $500    $ 391,348   $ 391,848
  Net income...................................................              71,201      71,201
                                                                  ----    ---------   ---------
DECEMBER 31, 1994..............................................    500      462,549     463,049
  Net income...................................................             958,675     958,675
  Stockholder distribution.....................................            (818,955)   (818,955)
                                                                  ----    ---------   ---------
DECEMBER 31, 1995..............................................    500      602,269     602,769
  Net income...................................................             822,586     822,586
  Stockholder distribution.....................................            (562,897)   (562,897)
                                                                  ----    ---------   ---------
SEPTEMBER 30, 1996.............................................   $500    $ 861,958   $ 862,458
                                                                  ====    =========   =========

                       See notes to financial statements.

                            BENO MICHEL, M.D., INC.
           D/B/A CUTANEOUS PATHOLOGY & IMMUNOFLUORESCENSE LABORATORY

                            STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND 1996

                                                       DECEMBER 31,                   SEPTEMBER 30,
                                                ---------------------------   -----------------------------
                                                    1994           1995           1995            1996
                                                ------------   ------------   -------------   -------------
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..................................   $   71,201     $  958,675      $ 686,526       $ 822,586
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation.............................       60,465         57,469         48,596          41,422
     Deferred income taxes....................       18,052       (111,179)
     (Increase) decrease in:
       Accounts receivable....................     (106,188)      (172,369)       (92,684)        (26,814)
       Prepaid expenses and other assets......          132           (510)       (52,230)         (8,003)
     Increase (decrease) in:
       Accounts payable.......................       (5,680)           301          2,023          22,288
       Accrued liabilities and income taxes
          payable.............................       33,454        103,917        (69,208)       (100,003)
                                                  ---------      ---------      ---------       ---------
          Net cash provided by operating
            activities........................       71,436        836,304        523,023         751,476
                                                  ---------      ---------      ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.........                     (13,644)                        (7,154)
                                                  ---------      ---------      ---------       ---------
          Net cash used in investing
            activities........................                     (13,644)                        (7,154)
                                                  ---------      ---------      ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to stockholders...............                    (818,955)      (552,740)       (562,897)
  Payments on long term debt..................      (52,347)       (16,648)       (16,648)
                                                  ---------      ---------      ---------       ---------
          Net cash provided by financing
            activities........................      (52,347)      (835,603)      (569,388)       (562,897)
                                                  ---------      ---------      ---------       ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.................................       19,089        (12,943)       (46,365)        181,425
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD......................................       83,428        102,517        102,517          89,574
                                                  ---------      ---------      ---------       ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD....   $  102,517     $   89,574      $  56,152       $ 270,999
                                                  =========      =========      =========       =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash payments during the period for:
     Interest.................................   $    2,962     $      283      $               $  13,722
                                                  =========      =========      =========       =========
     Income taxes.............................   $              $               $               $ 111,179
                                                  =========      =========      =========       =========

                       See notes to financial statements.

                            BENO MICHEL, M.D., INC.
           D/B/A CUTANEOUS PATHOLOGY & IMMUNOFLUORESCENSE LABORATORY

                         NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996

1.  ORGANIZATION AND BUSINESS

     Beno Michel, M.D., Inc. d/b/a Cutaneous Pathology & Immunofluorescense Laboratory (the "Company"), located in Beachwood, Ohio, a suburb of Cleveland, is a professional association of licensed physicians engaged in the practice of dermatology as well as serving as an independent laboratory specializing in skin pathology and immunofluoresence testing. The dermatology practice serves patients in the greater Cleveland area while the laboratory serves the northern and southern Ohio, Connecticut, Massachusetts and New York state markets.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting policies followed by the Company are as follows:

     Cash Equivalents -- The Company considers all cash and money market accounts to be cash equivalents.

     Property and Equipment -- Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets using the straight-line method, ranging from 4 to 10 years.

     Revenue Recognition -- The Company recognizes revenue at the time services are performed. The Company provides services to certain patients covered by various third-party payor programs including the federal Medicare program. Revenue under certain third-party arrangements is subject to audit and retroactive adjustment. Billings for services reimbursed by third-party payors are included in revenues net of allowances for the estimated differences between the amounts billed and the allowable program rates. Adjustments to the estimated payment amounts are recorded based on the final payment settlement with the third-party payors.

     Fair Value of Financial Instruments -- Regarding cash and cash equivalents, accounts receivable, accounts payable, and notes payable, the carrying amounts approximate fair value

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of net revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Interim Financial Data -- The unaudited statements of operations and cash flows for the nine months ended September 30, 1995 include, in the opinion of management, all adjustment (consisting of normal recurring adjustments) necessary to present fairly the Company's results of operations and cash flows. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

                            BENO MICHEL, M.D., INC.
           D/B/A CUTANEOUS PATHOLOGY & IMMUNOFLUORESCENSE LABORATORY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1994, 1995 and September 30, 1996 is as follows:

                                                             DECEMBER 31,
                                                         ---------------------   SEPTEMBER 30,
                                                           1994        1995          1996
                                                         ---------   ---------   -------------
    Laboratory and data processing equipment...........  $ 215,123   $ 227,162     $ 234,316
    Furniture and fixtures.............................     69,674      71,279        71,279
    Leasehold improvements.............................     69,582      69,582        69,582
                                                         ---------   ---------     ---------
                                                           354,379     368,023       375,177
    Less accumulated depreciation......................   (248,743)   (306,212)     (347,634)
                                                         ---------   ---------     ---------
    Property and equipment, net........................  $ 105,636   $  61,811     $  27,543
                                                         =========   =========     =========

4.  NET REVENUE

     Net revenue consists of gross charges, net of contractual, charity, and other adjustments. Contractual adjustments are based on the difference between charges at established rates and amounts estimated by management to be reimbursable by Medicare and Medicaid programs, and public and private insurance contracts under applicable laws, regulations, and program instructions. Reimbursable amounts are generally less than the established gross charges. Final determination of certain amounts earned for certain patients is subject to review by appropriate program representatives. Charity and other adjustments represent services provided to patients for which fees are not expected to be collected at the time the service is provided.

5.  INCOME TAXES

     As of January 1, 1995 the Company elected to be taxed as a Subchapter S corporation for federal income tax purposes and consequently, is not liable for federal and most state income taxes, but rather, the stockholders' proportionate share of the Company's net income or loss is included in the stockholders' taxable income for those jurisdictions. However, at the date of the change, there were certain built-in gains for which the Company remains liable. The remaining tax liability at December 31, 1995 relates to the built in gains that existed at the date of the election and were paid in 1996.

     Deferred tax liabilities at December 31, 1994 of $111,179 result from temporary differences as the Company is a cash basis tax payor. As of January 1, 1995, deferred tax liabilities were reassessed as a result of the election to be taxed as a Subchapter S corporation.

     The provision for income taxes for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996 consist of the following:

                                                              DECEMBER 31,
                                                           -------------------   SEPTEMBER 30,
                                                            1994       1995          1996
                                                           -------   ---------   -------------
    Federal:
      Current..........................................              $ 111,179
      Deferred.........................................    $18,052    (111,179)
    Local..............................................      1,500      15,000      $13,000
                                                           -------   ---------      -------
              Total....................................    $19,552   $  15,000      $13,000
                                                           =======   =========      =======

                            BENO MICHEL, M.D., INC.
           D/B/A CUTANEOUS PATHOLOGY & IMMUNOFLUORESCENSE LABORATORY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6.  LONG TERM DEBT

     At December 31, 1994, the Company had a balance remaining on a note payable to a bank. The note originated in April, 1990 and was payable in monthly installments of $4,167 over 5 years, with interest of 8.5%. The balance of the note was paid in 1995.

7.  CONCENTRATIONS OF CREDIT RISK

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of accounts receivable. The Company grants credit without collateral to its patients, most of whom are local residents and are insured under third-party payor agreements. The major third-party payors are Medicare, Medicaid, and various commercial insurance companies.

8.  COMMITMENTS AND CONTINGENCIES

     Operating Leases -- The Company leases its principal office facility under a noncancelable agreement which expires in April, 1999. The lease requires monthly rental payments of $8,597, plus sales taxes, and the Company is also obligated to pay insurance, utilities, and normal maintenance. Rent paid under this lease amounted to approximately $77,300, $103,100 and $77,300 for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, respectively.

     Future minimum rental payments required under this operating lease are as follows: 1996 -- $103,100; 1997 -- $103,100; 1998 -- $103,100, and
     1999 -- $34,400.

     Employment Agreements -- The Company has entered into employment agreements with each of its physicians. These employment agreements generally provide for certain annual base salaries and renew annually unless written notice is given by either party.

     Liability Insurance -- The Company is insured with respect to general liability and medical malpractice risks on a claims made basis. In addition, the Company has not accrued a loss for unreported incidents or for losses in excess of insurance coverage, as the amount, if any, cannot be reasonably estimated and the probability of an adverse outcome cannot be determined at this time. It is the opinion of management that the ultimate resolution of any claims that may be asserted will not have a material adverse effect on the Company's financial position or results of operations.

     Legal Proceedings -- The Company is subject to one lawsuit relating to matters arising in the ordinary course of its business. The claims are insured but subject to deductibles. The amount of liability, if any, from the litigation cannot be determined with certainty; however, management is of the opinion that the outcome of the litigation will not have a material adverse effect on the Company's financial position or results of operations.

     Healthcare Regulatory Environment and Reliance on Government
     Programs -- The healthcare industry in general, and the services that the Company provides are subject to extensive federal and state laws and regulations. Additionally, a significant portion of the Company's net revenue is from payments by government-sponsored healthcare programs, principally Medicare and Medicaid, and are subject to audit and adjustment by applicable regulatory agencies. Failure to comply with any of these laws or regulations, the results of regulatory audits and adjustments, or changes in the amounts payable for the Company's services under these programs could have a material adverse effect on the Company's financial position or results of operations.

9.  SUBSEQUENT EVENT

     Effective October 1, 1996, the Company's stockholder executed an agreement to sell its interest in the Company to AmeriPath, Inc.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Drs. Seidenstein, Levine and Associates, P.A.:

We have audited the accompanying balance sheets of Drs. Seidenstein, Levine and Associates, P.A. (the "Company") as of December 31, 1994 and 1995 and September 30, 1996 and the related statements of operations and retained earnings and of cash flows for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1994 and 1995 and September 30, 1996 and the results of its operations and its cash flows for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996 in conformity with generally accepted accounting principles.

Deloitte & Touche, LLP
Certified Public Accountants
Fort Lauderdale, Florida

October 19, 1996

                 DRS. SEIDENSTEIN, LEVINE AND ASSOCIATES, P.A.

                                 BALANCE SHEETS
               DECEMBER 31, 1994 AND 1995, AND SEPTEMBER 30, 1996

                                                               DECEMBER 31,
                                                         -------------------------    SEPTEMBER 30,
                                                            1994           1995           1996
                                                         ----------     ----------    -------------
                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................  $   22,740     $      479     $   439,052
  Investments (Note 3).................................      11,000         11,000          72,875
  Accounts receivable (net of allowance for contractual
     adjustments and doubtful accounts of $2,822,682,
     $2,337,359 and $2,747,338 at December 31, 1994,
     1995, and September 30, 1996, respectively).......   1,458,199      1,329,508       1,321,103
  Prepaid expenses and other assets....................      59,214        110,714         103,573
                                                         ----------     ----------      ----------
          Total current assets.........................   1,551,153      1,451,701       1,936,603
                                                         ----------     ----------      ----------
PROPERTY AND EQUIPMENT, NET (Note 4)...................      40,285        130,789         180,657
                                                         ----------     ----------      ----------
          TOTAL........................................  $1,591,438     $1,582,490     $ 2,117,260
                                                         ==========     ==========      ==========

                               LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accrued liabilities..................................  $   68,965     $  118,112     $   581,299
  Accrued profit sharing (Note 5)......................     199,195        216,733         191,288
  Income taxes payable (Note 9)........................                                    185,911
  Deferred tax liability (Note 9)......................     429,719        405,000         236,330
                                                         ----------     ----------      ----------
          Total current liabilities....................     697,879        739,845       1,194,828
COMMITMENTS AND CONTINGENCIES (Note 8)
SHAREHOLDERS' EQUITY:
  Common stock, $1.00 par value, 100 shares authorized,
     issued and outstanding............................         100            100             100
  Retained earnings....................................     893,459        842,545         860,457
  Unrealized gain on available for sale securities.....                                     61,875
                                                         ----------     ----------      ----------
          Total shareholders' equity...................     893,559        842,645         922,432
                                                         ----------     ----------      ----------
          TOTAL........................................  $1,591,438     $1,582,490     $ 2,117,260
                                                         ==========     ==========      ==========

                See accompanying notes to financial statements.

                 DRS. SEIDENSTEIN, LEVINE AND ASSOCIATES, P.A.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
           FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND 1996

                                                     DECEMBER 31,
                                                -----------------------   SEPTEMBER 30,   SEPTEMBER 30,
                                                   1994         1995          1995            1996
                                                ----------   ----------   -------------   -------------
                                                                           (UNAUDITED)
NET REVENUE -- (Note 6).......................  $5,692,348   $6,181,074    $ 4,617,160     $ 5,480,005
                                                ----------   ----------     ----------     -----------
Costs and expenses:
  Cost of services rendered...................   3,920,890    4,476,193      3,031,332       3,425,686
  Selling, billing and administrative
     expenses.................................     991,341    1,410,973        968,967       1,260,481
  Provision for bad debts.....................     407,011      369,541        336,162         758,685
                                                ----------   ----------     ----------     -----------
          Total costs and expenses............   5,319,242    6,256,707      4,336,461       5,444,852
                                                ----------   ----------     ----------     -----------
INCOME (LOSS) BEFORE PROVISION FOR INCOME
  TAXES.......................................     373,106      (75,633)       280,699          35,153
PROVISION (BENEFIT) FOR INCOME TAXES..........     142,696      (24,719)       169,100          17,241
                                                ----------   ----------     ----------     -----------
NET INCOME (LOSS).............................     230,410      (50,914)       111,599          17,912
RETAINED EARNINGS, BEGINNING OF PERIOD........     663,049      893,459        893,459         842,545
                                                ----------   ----------     ----------     -----------
RETAINED EARNINGS, ENDING OF PERIOD...........  $  893,459   $  842,545    $ 1,005,058     $   860,457
                                                ==========   ==========     ==========     ===========

                See accompanying notes to financial statements.

                 DRS. SEIDENSTEIN, LEVINE AND ASSOCIATES, P.A.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
     AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND 1996

                                                        DECEMBER 31,            SEPTEMBER 30,
                                                    ---------------------   ----------------------
                                                      1994        1995         1995         1996
                                                    ---------   ---------   -----------   --------
                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...............................  $ 230,410   $ (50,914)   $ 111,599    $ 17,912
  Adjustments to reconcile net income (loss) to
     net cash provided by operating activities:
     Depreciation and amortization................     20,768      35,787       25,899      36,276
     Changes in assets and liabilities:
       (Increase) decrease in accounts
          receivable..............................   (446,049)    128,691      (39,758)      8,405
       (Increase) decrease in prepaid expenses and
          other assets............................    (10,012)    (51,500)     (28,621)      7,141
       Increase (decrease) in accounts payable,
          accrued liabilities, and accrued
          profit-sharing..........................     64,201      66,685      (41,567)    437,742
       Increase (decrease) in deferred income
          taxes...................................    142,696     (24,719)      80,100    (168,670)
       Increase in income taxes payable...........                              89,000     185,911
                                                    ---------   ---------     --------    --------
          Net cash provided by operating
            activities............................      2,014     104,030      196,652     524,717

CASH FLOWS FROM INVESTING ACTIVITY:
  Acquisition of property and equipment...........     (2,569)   (126,291)     (86,488)    (86,144)
                                                    ---------   ---------     --------    --------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS.....................................       (555)    (22,261)     110,164     438,573
CASH AND CASH EQUIVALENTS, BEGINNING..............     23,295      22,740       22,740         479
                                                    ---------   ---------     --------    --------
CASH AND CASH EQUIVALENTS, ENDING.................  $  22,740   $     479    $ 132,904    $439,052
                                                    =========   =========     ========    ========
SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
  Unrealized gain on available for sale
     securities...................................                                        $ 61,875
                                                                                          ========

                See accompanying notes to financial statements.

                  DRS. SEIDENSTEIN, LEVINE & ASSOCIATES, P.A.

                         NOTES TO FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND FOR
                    THE NINE MONTHS ENDED SEPTEMBER 30, 1996

1.  ORGANIZATION AND BUSINESS

     Drs. Seidenstein, Levine and Associates, P.A. (the "Company") was incorporated in Florida on January 4, 1984 for the purpose of providing hospital-based pathology, diagnostic, and laboratory services. The Company employs nine pathologists which staff five contracted hospitals and three contracted surgery centers all of which are owned by Columbia/HCA Healthcare Corporation ("Columbia"). The Company also provides managing and billing services for the Columbia Hospital Outreach Program. All of the Company's revenue is derived from the agreements with Columbia and its affiliated hospitals, surgery and outreach centers. The contracts with the hospitals and centers vary in length from 1 to 5 years. A number of the contracts also contain cancellation clauses which allow either party to terminate the agreement without cause with a 180-day notification period. Termination of the agreements would have a material adverse effect on the financial position or results of operations of the Company.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting policies followed by the Company are as follows:

     Cash and Cash Equivalents -- The Company considers all cash and any highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Investments -- Marketable equity securities are classified as available for sale or trading depending upon the intent and ability of the Company. Trading securities are recorded at fair value with unrealized gains and losses included in earnings; and available for sale securities are recorded at fair value with unrealized gains and losses included as a separate component of shareholders' equity. The Company has classified all of its investments as available for sale. Accordingly, all such investments have been recorded at fair value with unrealized gains and losses included as a separate component of stockholders' equity.

     Property and Equipment -- Property and equipment is stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets which range from three to seven years. Expenditures for routine maintenance and repairs are charged to expense as incurred.

     Income Taxes -- The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Revenue Recognition -- The Company recognizes revenue at the time services are performed. The Company provides services to certain patients covered by various third-party payor programs including the federal Medicare program. Revenue under certain third-party arrangements is subject to audit and retroactive adjustments. Billings for services reimbursed by third-party payors are included in revenues net of allowances for the estimated differences between the amounts billed and the allowable program rates. Adjustments to the estimated payment amounts are recorded based on the final payment settlement with the third-party payors.

     Unbilled receivables are recorded for services rendered during, but billed subsequent to, the reporting period. Such receivables, net of allowances, as of December 31, 1994 and 1995 and for the nine months ended September 30, 1996 amounted to $75,268, $127,230 and $79,006, respectively.

                  DRS. SEIDENSTEIN, LEVINE & ASSOCIATES, P.A.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments -- The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value.

     Concentrations of Credit Risk -- Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with high credit quality institutions. With respect to accounts receivable, the Company grants credit without collateral to its patients, most of whom are local residents and are insured under third party-payor agreements. Concentrations of credit risk with respect to accounts receivable is limited due to the large number and geographic distribution of patients, third-party payors, and clients.

     Interim Financial Data -- The unaudited statements of operations and retained earnings and of cash flows for the nine months ended September 30, 1995 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Companies' results of operations and cash flows. Operating results for the nine month period ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

3.  INVESTMENTS

     Investments securities consist of one stock that was classified as available for sale for purposes of SFAS 115, Accounting for Certain Investments in Debt and Equity Securities. The security's cost is $11,000 and did not have a readily determinable market value until 1996. The security's fair value as of September 30, 1996 is $72,875 with a unrealized gain of $61,875 included in shareholders' equity.

4.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1994 and 1995, and September 30, 1996 of each year consisted of the following:

                                                               1994       1995       1996
                                                             --------   --------   --------
    Furniture and fixtures.................................  $119,710   $246,001   $332,145
    Less accumulated depreciation..........................   (79,425)  (115,212)  (151,488)
                                                             --------   --------   --------
    Property and equipment, net............................  $ 40,285   $130,789   $180,657
                                                             ========   ========   ========

     Depreciation expense totaled $20,766, $35,787 and $36,276 for the years ended December 31, 1994 and 1995, and the nine months ended September 30, 1996, respectively.

5.  EMPLOYEE PROFIT SHARING PLAN

     The Company has a profit sharing plan covering all full-time employees who meet eligibility requirements. Employer contributions are made to the plan at the discretion of the Company's Board of Directors. Contributions of $199,195, $216,733 and $191,288 were made for the years ended December 31, 1994 and 1995, and the nine months ended September 30, 1996, respectively.

                  DRS. SEIDENSTEIN, LEVINE & ASSOCIATES, P.A.

6.  NET REVENUE

     Net revenue consists of gross charges, net of contractual, charity, and other adjustments. Contractual adjustments are based on the difference between charges at established rates and amounts estimated by management to be reimbursable by Medicare and Medicaid programs, and public and private insurance and managed care contracts under applicable laws, regulations, and program instructions. Collectible amounts are generally less than the established rates. Final determination of certain amounts earned for certain patients is subject to review by appropriate program representatives. Charity and other adjustments represent services provided to patients for which fees are not expected to be collected at the time the service is provided.

     Net revenue consists of the following for the years ended December 31, 1994 and 1995, and the nine months ended September 30, 1996:

                                                            1994         1995         1996
                                                         ----------   ----------   ----------
    Gross charges at established rates.................  $6,507,565   $7,416,632   $6,919,592
    Less allowances for contractual, charity and other
      adjustments......................................    (815,217)  (1,235,558)  (1,439,587)
                                                         ----------   ----------   ----------
              Net revenue..............................  $5,692,348   $6,181,074   $5,480,005
                                                         ==========   ==========   ==========

7.  RELATED PARTY TRANSACTIONS

     The Company's shareholders are employed by the Company as physicians and accordingly, receive compensation for their services to the Company. The compensation included in cost of services rendered for these individuals was $2,736,999, $3,099,000 and $2,188,125 for the years ended December 31,
     1994 and 1995, and for the nine months ended September 30, 1996, respectively. Of this amount, $397,125 is included in accounts payable and accrued liabilities as of September 30, 1996.

     The Company leases part of its office facilities from a partnership whose partners are the Company's shareholders. Rent expense for this lease was $55,200 for the years ended December 31, 1994 and 1995 and $41,400 for the nine months ended September 30, 1996, exclusive of any sales taxes.

8.  COMMITMENTS AND CONTINGENCIES

     Lease Commitments -- As discussed in Note 7, the Company leases part of its office facilities from a partnership whose partners consist of the Company's shareholders. The building is located adjacent to the South West Florida Regional Medical Center and is organized as a professional condominium. The Company also leases additional office space in the same professional condominium from an unrelated party. The lease expires February 28, 2003 and requires minimum monthly payments of $1,063. This lease includes a provision allowing the lessee to cancel the lease after December 31, 1996 with 60 days notice. Rent expense was $55,968, $69,775 and $54,021 for the years ended December 31, 1994 and 1995, and the nine months ended September 30, 1996, respectively.

     Contingency -- A former employee of the Company who resigned in May 1996 allegedly violated the terms of the restrictive covenant contained in her employment agreement. The former employee has threatened litigation for wrongful termination if a breach of contract action is pursued. The Company has elected not to contest the breach of contract issue at this time. No accrual for any liabilities that may result from this matter has been included in the accompanying financial statements.

     Liability Insurance -- The Company is insured with respect to general liability and medical malpractice risks on a claims made basis. Management is not aware of any claims against the Company. In addition, the Company has not accrued a loss for unreported incidents or for losses in excess of insurance coverage,

                  DRS. SEIDENSTEIN, LEVINE & ASSOCIATES, P.A.

                  NOTES TO FINANCIAL STATEMENTS -- (CONCLUDED)

     as the amounts, if any, cannot be reasonably estimated and the probability of an adverse outcome cannot be determined at this time. It is the opinion of management that the ultimate resolution of any claims that may be asserted will not have a material adverse effect on the Company's financial position or results of operations.

     Healthcare Regulatory Environment and Reliance on Government
     Programs -- The healthcare industry in general, and the services that the Company provides are subject to extensive federal and state laws and regulations. Additionally, a significant portion of the Company's net revenue is from payments by government-sponsored healthcare programs, principally Medicare and Medicaid, and are subject to audit and adjustments by applicable regulatory agencies. Failure to comply with any of these laws or regulations, the results of regulatory audits and adjustments, or changes in the amounts payable for the Company's services under these programs could have a material adverse effect on the Company's financial position or results of operations.

9.  INCOME TAXES

     The provision for income taxes in the accompanying statements of operations for the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1996 consists of the following:

                                                               1994       1995       1996
                                                             --------   --------   --------
    Federal and state income taxes:
      Current..............................................                        $185,911
      Deferred.............................................  $142,696   $(24,719)  (168,670)
                                                              -------    -------   --------
                                                             $142,696   $(24,719)  $ 17,241
                                                              =======    =======   ========

     The Company's effective tax rate differs from the statutory federal income tax rate for the following reasons:

                                                                     1994     1995     1996
                                                                     ----     ----     ----
    Statutory federal income tax rate..............................  34.0%    34.0%    34.0%
    State income taxes, net of federal tax benefits................   3.7      3.1      7.2
    Other..........................................................   0.6     (4.4)     7.8
                                                                     ----     ----     ----
    Effective tax rate.............................................  38.3%    32.7%    49.0%
                                                                     ====     ====     ====

     The sources and amounts of deferred income tax assets and liabilities at December 31, 1994 and 1995 and September 30, 1996 are as follows:

                                                        1994               1995              1996
                                                   CURRENT ASSETS     CURRENT ASSETS        CURRENT
                                                   (LIABILITIES)      (LIABILITIES)      (LIABILITIES)
                                                   --------------     --------------     -------------
    Use of cash basis of accounting for income
      tax purposes...............................    $ (470,653)        $ (415,954)        $  (236,330)
    Net operating loss carryforward and tax
      credits....................................        40,934             10,954
                                                      ---------          ---------           ---------
              Total..............................    $ (429,719)        $ (405,000)        $  (236,330)
                                                      =========          =========           =========

10.  SUBSEQUENT EVENT

     Effective October 10, 1996, the Company's shareholders sold all of the Company's issued and outstanding common stock to AmeriPath, Inc.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
  Stockholders of Clay J. Cockerell, M.D., P.A.
  and Freeman-Cockerell Laboratories, Inc.:

We have audited the accompanying combined balance sheets of Clay J. Cockerell, M.D., P.A. and Freeman-Cockerell Laboratories, Inc. (collectively, the "Companies") as of December 31, 1994 and 1995 and September 30, 1996 and the related combined statements of income and retained earnings and of cash flows for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Companies as of December 31, 1994 and 1995 and September 30, 1996 and the results of their operations and their cash flows for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Certified Public Accountants
Dallas, Texas

November 12, 1996

                       CLAY J. COCKERELL, M.D., P.A. AND
                      FREEMAN-COCKERELL LABORATORIES, INC.

                            COMBINED BALANCE SHEETS
               DECEMBER 31, 1994 AND 1995 AND SEPTEMBER 30, 1996

                                                           DECEMBER 31    DECEMBER 31,   SEPTEMBER 30,
                                                               1994           1995           1996
                                                           ------------   ------------   -------------
                                                ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..............................    $ 23,503       $190,402      $   288,988
  Accounts receivable (net of allowances for contractual
     adjustments and doubtful accounts of $180,000,
     $195,000 and $235,000 at December 31, 1994 and 1995
     and September 30, 1996, respectively)...............     340,935        374,879          448,000
  Receivable from stockholder............................     101,161         94,947
  Other current assets...................................       1,017         10,772            6,997
                                                           ----------        -------      -----------
          Total current assets...........................     466,616        671,000          743,985
PROPERTY AND EQUIPMENT, NET (Note 3).....................     297,039        214,163          277,535
OTHER ASSETS.............................................       1,693         44,084           44,085
                                                           ----------        -------      -----------
          TOTAL..........................................    $765,348       $929,247      $ 1,065,605
                                                           ==========        =======      ===========
                                 LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Notes payable (Note 4).................................    $580,844       $485,913      $   396,908
  Accounts payable and other.............................      42,607         16,479           99,481
  Accrued payroll and benefits...........................      31,149         37,517           41,292
                                                           ----------        -------      -----------
          Total current liabilities......................     654,600        539,909          537,681
COMMITMENTS AND CONTINGENCIES (Note 5)

STOCKHOLDER'S EQUITY:
  Clay J. Cockerell, M.D., P.A.:
     Common stock, $1 par value, 10,000 shares
       authorized, 1,000 issued and outstanding..........       1,000          1,000            1,000
  Freeman-Cockerell Laboratories, Inc.:
     Common stock, $.10 par value, 1,000,000 shares
       authorized, 10,000 issued and outstanding.........       1,000          1,000            1,000
  Retained earnings......................................     108,748        387,338          525,924
                                                           ----------        -------      -----------
          Total stockholder's equity.....................     110,748        389,338          527,924
                                                           ----------        -------      -----------
          TOTAL..........................................    $765,348       $929,247      $ 1,065,605
                                                           ==========        =======      ===========

            See accompanying notes to combined financial statements.

                       CLAY J. COCKERELL, M.D., P.A. AND
                      FREEMAN-COCKERELL LABORATORIES, INC.

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS
               FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND
         THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND 1996

                                                                                NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                                -----------------------   -----------------------------
                                                   1994         1995          1995            1996
                                                ----------   ----------   -------------   -------------
                                                                           (UNAUDITED)

NET REVENUE...................................  $2,613,165   $3,160,059    $ 2,388,589     $ 2,770,000
COST OF SERVICES (Note 7).....................   1,007,226    1,220,086        878,686       1,061,425
                                                ----------   ----------     ----------      ----------
GROSS MARGIN..................................   1,605,939    1,939,973      1,509,903       1,708,575
MARKETING AND ADMINISTRATION:
  Marketing...................................      56,980       64,097         47,941          73,200
  Administration..............................   1,197,236    1,316,070      1,043,258       1,187,529
  Bad debts...................................      85,000       14,925         11,163          40,000
                                                ----------   ----------     ----------      ----------
          Total marketing and administration
            expenses..........................   1,339,216    1,395,092      1,102,362       1,300,729
                                                ----------   ----------     ----------      ----------
OPERATING PROFIT..............................     266,723      544,881        407,541         407,846
INTEREST EXPENSE..............................      69,285       55,841         41,765          22,699
                                                ----------   ----------     ----------      ----------
INCOME BEFORE PROVISION FOR INCOME
  TAXES.......................................     197,438      489,040        365,776         385,147
PROVISION FOR CURRENT INCOME TAXES (Note 8)...      23,983       20,799         15,557           4,308
                                                ----------   ----------     ----------      ----------
NET INCOME....................................     173,455      468,241        350,219         380,839
RETAINED EARNINGS (DEFICIT), BEGINNING OF
  PERIOD......................................     (48,744)     108,748        108,748         387,338
DISTRIBUTIONS TO STOCKHOLDER..................     (15,963)    (189,651)      (141,848)       (242,253)
                                                ----------   ----------     ----------      ----------
RETAINED EARNINGS, END OF PERIOD..............  $  108,748   $  387,338    $   317,119     $   525,924
                                                ==========   ==========     ==========      ==========

            See accompanying notes to combined financial statements.

                       CLAY J. COCKERELL, M.D., P.A. AND
                      FREEMAN-COCKERELL LABORATORIES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994 AND THE
           NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND 1996

                                                                          NINE MONTHS     NINE MONTHS
                                               YEAR ENDED DECEMBER 31,       ENDED           ENDED
                                               -----------------------   SEPTEMBER 30,   SEPTEMBER 30,
                                                 1994          1995          1995            1996
                                               ---------     ---------   -------------   -------------
                                                                          (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................    $ 173,455     $ 468,241     $ 350,219       $ 380,839
  Adjustments to reconcile net income to
     net cash flows provided by operating
     activities:
     Depreciation..........................      160,626       138,173       103,346          69,737
     Changes in assets and liabilities:
       Accounts receivable.................      (65,362)      (33,944)      (70,231)        (73,121)
       Other current assets................       (5,332)      (52,147)      (12,000)         (3,775)
       Accounts payable and other..........       27,252       (26,128)      146,162          33,619
       Accrued payroll and benefits........                      6,408        50,819          53,158
                                               ---------     ---------     ---------       ---------
          Net cash flows provided by
            operating activities...........      290,639       500,603       568,315         460,457
                                               ---------     ---------     ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment....     (111,530)      (55,338)      (42,856)       (125,560)
                                               ---------     ---------     ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  (Increase) decrease in receivable from
     Shareholder...........................      (65,114)        6,216        (7,302)         94,947
  Payments on notes payable................      (60,299)      (94,931)      (84,323)        (89,005)
  Issuance of common stock.................        1,000
  Cash distributions to Stockholder........      (15,963)     (189,651)     (141,848)       (242,253)
                                               ---------     ---------     ---------       ---------
          Net cash flows used in financing
            activities.....................     (140,376)     (278,366)     (233,473)       (236,311)
                                               ---------     ---------     ---------       ---------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS..............................       38,733       166,899       291,986          98,586
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD...................................      (15,230)       23,503        23,503         190,402
                                               ---------     ---------     ---------       ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD...    $  23,503     $ 190,402     $ 315,489       $ 288,988
                                               =========     =========     =========       =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS
  INFORMATION:
  Cash paid during the period for:
     Interest..............................    $  69,285     $  55,841     $  42,030       $  22,699
                                               =========     =========     =========       =========
     Income taxes..........................    $  23,982     $  20,799     $  15,557       $   4,308
                                               =========     =========     =========       =========

            See accompanying notes to combined financial statements.

                       CLAY J. COCKERELL, M.D., P.A. AND
                      FREEMAN-COCKERELL LABORATORIES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
                AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

1.  ORGANIZATION AND BUSINESS

     Clay J. Cockerell, M.D., P.A. ("CJC") and Freeman-Cockerell Laboratories, Inc. ("FCL") (collectively "the Companies") were organized in August 1993 and January 1994, respectively. The Companies provide outpatient anatomic pathology services, principally dermatopathology services. The issued and outstanding shares of the Companies are held by Clay J. Cockerell, M.D. (the "Stockholder").

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Combination and Basis of Presentation -- The combined financial statements include the accounts of CJC and FCL. All significant intercompany transactions have been eliminated in combination.

     Cash and Cash Equivalents -- The Companies consider all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

     Property and Equipment -- Property and equipment is recorded at cost. Depreciation is provided using accelerated methods for all assets over their estimated lives as follows:

    Leasehold improvements......................................................   9 years
    Furniture and fixtures......................................................   7 years
    Equipment...................................................................   5 years

     Revenue Recognition -- The Companies recognize revenue at the time services are performed. Net revenue is reported at the estimated realizable amounts from patients, third-party payors and others for services rendered. Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. Provision for estimated third-party payor settlements and adjustments are estimated in the period the related services are rendered and adjusted in future periods as final settlements are determined.

     Income Taxes -- The Stockholder has elected that CJC be taxed as a Subchapter S corporation for federal income tax purposes. As a result, income tax is not imposed at the corporate level and CJC's income or loss is reportable by the Stockholder for federal income tax purposes.

     FCL is taxed as a C corporation under the Internal Revenue Code. Deferred income taxes represent the estimated future tax effects resulting from temporary differences between the financial and tax reporting bases of assets and liabilities of FCL. FCL has no significant temporary differences.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Financial Instruments -- The Companies believe that the carrying amounts of cash, accounts receivable, accounts and notes payable are a reasonable estimate of their fair value.

     Interim Financial Data -- The unaudited statements of operations and retained earnings and of cash flows for the nine months ended September 30, 1995 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Companies' results of operations and cash flows. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

                       CLAY J. COCKERELL, M.D., P.A. AND
                      FREEMAN-COCKERELL LABORATORIES, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3.  PROPERTY AND EQUIPMENT

     Property and equipment is summarized as follows:

                                                       DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                           1994           1995           1996
                                                       ------------   ------------   -------------
    Leasehold improvements...........................    $ 51,014       $ 59,809       $  59,809
    Furniture and fixtures...........................      55,778         89,280         100,075
    Equipment........................................     329,329        342,328         464,642
                                                         --------       --------        --------
                                                          436,121        491,417         624,526
    Less accumulated depreciation....................    (139,082)      (277,254)       (346,991)
                                                         --------       --------        --------
    Property and equipment, net......................    $297,039       $214,163       $ 277,535
                                                         ========       ========        ========

4.  NOTES PAYABLE

     Notes payable are summarized as follows:

                                                       DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                           1994           1995           1996
                                                       ------------   ------------   -------------
    9.25% Bank note payable, paid in October 1996....    $414,825       $363,792       $ 312,812
    8.75% Bank note payable, paid in October 1996....     166,019        122,121          84,096
                                                         --------       --------        --------
                                                         $580,844       $485,913       $ 396,908
                                                         ========       ========        ========

5.  COMMITMENTS AND CONTINGENCIES

     Operating Leases -- The Companies lease the office and laboratory facility and certain equipment under leases requiring future minimum rental payments as follows:

    1996...................................................................    $   26,162
    1997...................................................................        86,973
    1998...................................................................        73,549
    1999...................................................................        64,488
    2000...................................................................        58,908
    2001...................................................................        59,552
    Thereafter.............................................................       105,042
                                                                                 --------
              Total........................................................    $  474,674
                                                                                 ========

     Lease expense was approximately $64,618, $123,234, and $69,139 for the years ended December 31, 1994 and 1995, and the nine months ended September 30, 1996, respectively.

     Liability Insurance -- CJC is insured with respect to general liability and medical malpractice risks on a claims made basis. Management is not aware of any claims against CJC or FCL. The Companies have not accrued losses for unreported incidents or for losses in excess of insurance coverage, as the amount, if any, cannot be determined at this time. It is the opinion of management that the ultimate resolution of any unasserted claims will not have a material adverse effect on the Companies' financial position or results of operations.

     Employment Agreement -- The stockholder has a five year employment agreement with CJC, providing for a minimum annual salary of $250,000.

                       CLAY J. COCKERELL, M.D., P.A. AND
                      FREEMAN-COCKERELL LABORATORIES, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Healthcare Regulatory Environment and Reliance on Government
     Programs -- The healthcare industry in general, and the services that the Companies provides are subject to extensive federal and state laws and regulations. Additionally, a significant portion of the Companies' net revenue is from payments by government-sponsored healthcare programs, principally Medicare and Medicaid, and are subject to audit and adjustment by applicable regulatory agencies. Failure to comply with any of these laws or regulations, the results of regulatory audits and adjustments, or changes in the amounts payable for the Companies' services under these programs could have a material adverse effect on the Companies' financial position or results of operations.

6.  EMPLOYEE BENEFIT PLAN

     The Companies have established a 401(k) retirement plan (the "Plan") which covers substantially all eligible employees who have reached age 21 and have completed one year of service (as defined in the Plan). Under the terms of the Plan, employees may contribute up to the maximum percentage allowable of their compensation, as defined. Employer contributions are discretionary. During the years ended December 31, 1994 and 1995, and the nine months ended September 30, 1996 the Companies made contributions to the Plan of $0, $0 and $1,000, respectively.

7.  RELATED PARTY TRANSACTIONS

     The Companies utilize the courier services of an affiliate of the stockholder. Total payments to the affiliate approximated $100,000 to $200,000 for each of the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1996, respectively.

8.  INCOME TAXES

     The effective tax rates on income before provision for income taxes are reconciled to statutory federal income tax rates as follows:

                                                                   YEAR ENDED      NINE MONTHS
                                                                  DECEMBER 31,        ENDED
                                                                  -------------   SEPTEMBER 30,
                                                                  1994     1995       1996
                                                                  ----     ----   -------------
    Statutory federal income tax rate.........................     34%      34%         34%
    Subchapter S corporation earnings attributable to
      Stockholder.............................................    (21)     (28)        (30)
    Surtax rate...............................................     (1)      (2)         (3)
                                                                  ---      ---         ---
    Effective rate............................................     12%       4%          1%
                                                                  ===      ===         ===

9.  CONCENTRATIONS OF CREDIT RISK

     Financial instruments, which potentially subject the Companies to concentration of credit risk, consist principally of accounts receivable. The Company grants credit without collateral to its patients, most of whom are Texas residents and are insured under third party payor agreements. The mix of receivables

                       CLAY J. COCKERELL, M.D., P.A. AND
                      FREEMAN-COCKERELL LABORATORIES, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     from patients and third-party payors at December 31, 1994 and 1995 and September 30, 1996 are as follows:

                                                           DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                               1994           1995           1996
                                                           ------------   ------------   -------------
Medicare.................................................        30%            22%            20%
Managed care.............................................         4              6              4
Other third-party payor..................................        41             51             60
Private pay patients.....................................        25             21             16
                                                                ---            ---            ---
                                                                100%           100%           100%
                                                                ===            ===            ===

10.  SUBSEQUENT EVENTS

     On September 30, 1996, the Stockholder entered into an agreement to sell the outstanding shares of FCL to AmeriPath, Inc. ("AmeriPath") and to enter into a management agreement pursuant to which an affiliate of AmeriPath will manage certain aspects of CJC.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Fernandez and Kalemeris, P.A. d/b/a
  Gulf Coast Pathology Associates:

We have audited the accompanying balance sheets of Fernandez and Kalemeris, P.A. d/b/a/ Gulf Coast Pathology Associates (the "Company"), as of December 31, 1995 and September 30, 1996, and the related statements of operations and retained earnings and cash flows for the year ended December 31, 1995 and for the nine months ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and September 30, 1996, and the results of its operations and its cash flows for the year ended December 31, 1995 and the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Certified Public Accountants
Fort Lauderdale, Florida
November 13, 1996

                      FERNANDEZ AND KALEMERIS, P.A. D/B/A
                        GULF COAST PATHOLOGY ASSOCIATES

                                 BALANCE SHEETS
                    DECEMBER 31, 1995 AND SEPTEMBER 30, 1996

                                                                       DECEMBER 31,   SEPTEMBER 30,
                                                                           1995           1996
                                                                       ------------   -------------
                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........................................   $      178     $   915,969
  Accounts receivable (net of allowance for contractual adjustments and doubtful accounts of $1,602,671 and $1,598,489 at December
     31, 1995 and September 30, 1996, respectively)..................    1,147,703       1,134,276
  Prepaid expenses and other assets..................................       53,267          83,030
                                                                        ----------      ----------
          Total current assets.......................................    1,201,148       2,133,275
                                                                        ----------      ----------
PROPERTY AND EQUIPMENT, NET (Note 3).................................      203,530         138,370
OTHER ASSETS.........................................................       56,223          56,223
GOODWILL (Note 9)....................................................      365,090         345,089
                                                                        ----------      ----------
          TOTAL......................................................   $1,825,991     $ 2,672,957
                                                                        ==========      ==========
                               LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...................................................   $  239,924     $   187,951
  Accrued liabilities................................................       73,268          53,781
  Accrued bonuses....................................................                      440,530
  Accrued profit sharing (Note 5)....................................       61,945         123,890
  Income taxes payable (Note 8)......................................                      329,613
  Current portion of long term debt and capital lease obligation
     (Notes 7 and 9).................................................      115,847         124,573
  Current portion of loans from shareholders (Note 6)................       49,990         175,439
  Deferred tax liability (Note 8)....................................      230,569         154,717
                                                                        ----------      ----------
          Total current liabilities..................................      771,543       1,590,494
                                                                        ----------      ----------
LONG-TERM DEBT AND CAPITAL LEASE (Notes 7 and 9).....................      207,696         113,088
LOANS FROM SHAREHOLDERS (Note 6).....................................      219,538
COMMITMENTS AND CONTINGENCIES (Note 7)
SHAREHOLDERS' EQUITY:
  Common stock, $1.00 par value, 7,500 shares authorized, 2,000
     shares issued and outstanding...................................        2,000           2,000
  Retained earnings..................................................      625,214         967,375
                                                                        ----------      ----------
          Total shareholders' equity.................................      627,214         969,375
                                                                        ----------      ----------
          TOTAL......................................................   $1,825,991     $ 2,672,957
                                                                        ==========      ==========

                       See notes to financial statements.

                      FERNANDEZ AND KALEMERIS, P.A. D/B/A
                        GULF COAST PATHOLOGY ASSOCIATES

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                FOR THE YEAR ENDED DECEMBER 31, 1995 AND FOR THE
           NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND 1996

                                                           DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                               1995           1995            1996
                                                           ------------   -------------   -------------
                                                                           (UNAUDITED)
NET REVENUE (Note 4).....................................   $8,786,149     $ 6,424,090     $ 6,253,588
Cost of services rendered:
  Physicians' compensation -- owners (Note 6)............    4,589,858       3,292,078       2,180,011
  Physicians' compensation -- other......................      919,938         683,824         729,354
  Other..................................................    1,673,592       1,163,031       1,702,168
                                                            ----------      ----------      ----------
          Total cost of services rendered................    7,183,388       5,138,933       4,611,533
Selling, general, and administrative expenses............      568,742         366,248         482,310
Provision for bad debt...................................      834,684         618,349         562,823
                                                            ----------      ----------      ----------
          Total expenses.................................    8,586,814       6,123,530       5,656,666
                                                            ==========      ==========      ==========
INCOME BEFORE PROVISION FOR INCOME TAXES.................      199,335         300,560         596,922
PROVISION FOR INCOME TAXES...............................       76,047         123,464         253,761
                                                            ----------      ----------      ----------
NET INCOME...............................................      123,288         177,096         343,161
DIVIDENDS................................................        2,000           1,000           1,000
RETAINED EARNINGS, BEGINNING.............................      503,926         503,926         625,214
                                                            ----------      ----------      ----------
RETAINED EARNINGS, ENDING................................   $  625,214     $   680,022     $   967,375
                                                            ==========      ==========      ==========

                       See notes to financial statements.

                      FERNANDEZ AND KALEMERIS, P.A. D/B/A
                        GULF COAST PATHOLOGY ASSOCIATES

                            STATEMENTS OF CASH FLOWS
                FOR THE YEAR ENDED DECEMBER 31, 1995 AND FOR THE
    NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED) AND SEPTEMBER 30, 1996

                                                         DECEMBER 31,   SEPTEMBER 30,     SEPTEMBER 30,
                                                             1995           1995              1996
                                                         ------------   -------------     -------------
                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...........................................   $  123,288     $   177,096       $   343,161
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization.....................       90,777          67,817            84,511
     Loss on disposal of equipment.....................                                          4,065
     Changes in assets and liabilities:
       (Increase) decrease in accounts receivable......     (332,182)       (118,938)           13,427
       (Increase) in prepaid expenses and other
          assets.......................................      (12,658)         (5,928)          (29,763)
       (Decrease) in accounts payable, accrued
          liabilities, and accrued profit-sharing......      (75,434)       (289,093)           (9,515)
       Increase in accrued bonuses.....................                      655,762           440,530
       Increase (decrease) in deferred income taxes....       76,047           2,869           (75,852)
       Increase in income taxes payable................                      363,400           329,613
                                                           ---------       ---------        ----------
          Net cash provided by (used in) operating
            activities.................................     (130,162)        852,985         1,100,177
                                                           ---------       ---------        ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment................      (88,243)        (76,350)           (3,415)
  Acquisition of pathology practice....................      (80,000)
                                                           ---------       ---------        ----------
          Net cash used in investing activities........     (168,243)        (76,350)           (3,415)
                                                           ---------       ---------        ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid to shareholders.......................       (2,000)         (1,000)           (1,000)
  Payments on long-term debt and capital lease.........      (12,499)         (8,971)          (85,882)
  Payments on loans from shareholders..................      (62,273)        (51,230)          (94,089)
                                                           ---------       ---------        ----------
          Net cash used in financing activities........      (76,772)        (61,201)         (180,971)
                                                           ---------       ---------        ----------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS...     (375,177)        715,434           915,791
CASH AND CASH EQUIVALENTS, BEGINNING...................      375,355         375,355               178
                                                           ---------       ---------        ----------
CASH AND CASH EQUIVALENTS, ENDING......................   $      178     $ 1,090,789       $   915,969
                                                           =========       =========        ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for
     Interest..........................................   $   32,663     $    28,936       $    21,872
                                                           =========       =========        ==========

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:

As disclosed in Note 9, the Company purchased a pathology practice in 1995 for $400,000, $80,000 of which was paid in cash and the remainder of which was financed.

                       See notes to financial statements.

                      FERNANDEZ AND KALEMERIS, P.A. D/B/A
                        GULF COAST PATHOLOGY ASSOCIATES

                         NOTES TO FINANCIAL STATEMENTS
                  FOR THE YEAR ENDED DECEMBER 31, 1995 AND FOR
                    THE NINE MONTHS ENDED SEPTEMBER 30, 1996

1.  ORGANIZATION AND BUSINESS

     Fernandez and Kalemeris, P.A. d/b/a Gulf Coast Pathology Associates (the "Company") is a firm of licensed physicians organized in July 1985 as a Florida Professional Association to provide hospital-based and outpatient pathology services. The Company generates approximately 60% of its net revenue from a hospital contract with Lee Memorial Health Systems ("Lee"). This contract covers three hospitals in Southwest Florida. The Company performs and bills for the professional component at the hospitals. The hospital contract expires in December 1999 and contains clauses that allow termination without cause by either party with sixty days notice. The Company has had a relationship with Lee for approximately ten years; however, the termination of this contract would have a material adverse effect on the Company's financial position and results of operations.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting policies followed by the Company are as follows:

     Cash and Cash Equivalents -- The Company considers all cash and any highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Property and Equipment -- Property and equipment is stated at cost less accumulated depreciation. Depreciation is calculated using accelerated and straight-line methods over the estimated useful lives of the assets which range from five to ten years. Expenditures for routine maintenance and repairs are charged to expense as incurred.

     Income Taxes -- The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Revenue Recognition -- The Company recognizes revenue at the time services are performed. The Company provides services to certain patients covered by various third-party payor programs including the federal Medicare program. Revenue under certain third-party arrangements is subject to audit and retroactive adjustment. Billings for services reimbursed by third-party payors are included in revenues net of allowances for the estimated differences between the amounts billed and the allowable program rates. Adjustments to the estimated payment amounts are recorded based on the final payment settlement with the third-party payors.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments -- The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value due to their short-term maturity. The carrying amount of long-term debt approximates fair value. It is not practical to determine the fair value of loans from shareholders.

                      FERNANDEZ AND KALEMERIS, P.A. D/B/A
                        GULF COAST PATHOLOGY ASSOCIATES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Concentrations of Credit Risk -- Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of accounts receivable. The Company grants credit without collateral to its patients, most of whom are local residents and are insured under third-party payor agreements. The major third-party payors are Medicare, Medicaid, Blue Cross/Blue Shield and various commercial insurance companies.

     Interim Financial Data -- The unaudited statements of operations and retained earnings and of cash flows for the nine months ended September 30, 1995 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's results of operations and cash flows. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

3.  PROPERTY AND EQUIPMENT, NET

     Property and equipment at December 31, 1995 and September 30, 1996 was as follows:

                                                                   DECEMBER 31,   SEPTEMBER 30,
                                                                       1995           1996
                                                                   ------------   -------------
    Transportation equipment.....................................   $  141,729      $ 141,729
    Laboratory equipment.........................................      487,786        491,201
    Leasehold improvements.......................................       71,228         65,450
    Furniture, fixtures and other equipment......................       22,983         22,983
                                                                   ------------   -------------
                                                                       723,726        721,363
    Accumulated depreciation.....................................     (520,196)      (582,993)
                                                                   ------------   -------------
    Property and equipment, net..................................   $  203,530      $ 138,370
                                                                    ==========     ==========

     Depreciation expense totaled $88,555 and $64,510 for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.

4.  NET REVENUE

     Net revenue consists of gross charges, net of contractual and other adjustments. Contractual adjustments are based on the difference between charges at established rates and amounts estimated by management to be reimbursable by Medicare and Medicaid programs, and public and private insurance and managed care contracts under applicable laws, regulations, and program instructions. Collectable amounts are generally less than the established rates. Final determination of certain amounts earned for certain patients is subject to review by appropriate program representatives. Other adjustments represent services provided to patients for which fees are not expected to be collected at the time the service is provided.

5.  EMPLOYEE PROFIT SHARING PLAN

     The Company has a profit sharing plan covering all full-time employees who meet eligibility requirements. Employer contributions are made to the plan at the discretion of the Company's Board of Directors. Contributions of $132,198 and $123,890 were made for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.

6.  RELATED PARTY TRANSACTIONS

     The Company's shareholders are employed by the Company as physicians and, accordingly, receive compensation for their services to the Company. The compensation included in cost of services rendered

                      FERNANDEZ AND KALEMERIS, P.A. D/B/A
                        GULF COAST PATHOLOGY ASSOCIATES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     for these individuals was $4,589,858 and $2,180,011 for the year ended December 31, 1995 and for the nine months ended September 30, 1996, respectively.

     The Company leases part of its office facilities from a partnership whose partners are the Company's shareholders. Rent expense from this lease was $151,584 for the year ended December 31, 1995 and $113,688 for the nine months ended September 30, 1996, exclusive of any sales taxes.

     The Company has loans from shareholders at stated interest rates ranging from 8% to 12.5%. It is anticipated that these loans will be repaid within the next twelve months.

7.  COMMITMENTS AND CONTINGENCIES

     Lease Commitments -- Future minimum lease payments under a capital lease and noncancellable operating leases at September 30, 1996 were as follows:

                                                                      OPERATING     CAPITAL
                                                                       LEASES        LEASE
                                                                      ---------     -------
    1997............................................................   $19,461      $19,647
    1998............................................................    19,400        7,557
    1999............................................................    20,370
    2000............................................................     1,704
                                                                       -------      -------
                                                                       $60,935       27,204
                                                                       =======
    Interest on capital lease.......................................                 (2,122)
                                                                                    -------
    Present value of capital lease payments.........................                 25,082
    Current portion.................................................                (17,718)
                                                                                    -------
    Long-term portion...............................................                $ 7,364
                                                                                    =======

     The Company leases two office sites and an automobile under operating leases. In addition, the Company occupies four other sites but does not have signed lease agreements for those sites. Two of those sites are rent free. Rent expense was $161,733 and $117,162 for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.

     Liability Insurance -- The Company is insured with respect to general liability and medical malpractice risks on a claims made basis. Management is not aware of any claims against the Company. In addition, the Company has not accrued a loss for unreported incidents or for losses in excess of insurance coverage, as the amounts, if any, cannot be reasonably estimated and the probability of an adverse outcome cannot be determined at this time. It is the opinion of management that the ultimate resolution of any claims that may be asserted will not have a material adverse effect on the Company's financial position or results of operations.

     Healthcare Regulatory Environment and Reliance on Government
     Programs -- The healthcare industry in general, and the services that the Company provides are subject to extensive federal and state laws and regulations. Additionally, a significant portion of the Company's net revenue is from payments by government-sponsored healthcare programs, principally Medicare and Medicaid, and are subject to audit and adjustments by applicable regulatory agencies. Failure to comply with any of these laws or regulations, the results of regulatory audits and adjustments, or changes in the amounts payable for the Company's services under these programs could have a material adverse effect on the Company's financial position or results of operations.

                      FERNANDEZ AND KALEMERIS, P.A. D/B/A
                        GULF COAST PATHOLOGY ASSOCIATES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

8.  INCOME TAXES

     The provision for income taxes in the accompanying statements of operations for the year ended December 31, 1995 and the nine months ended September 30, 1996 consists of the following:

                                                                         1995       1996
                                                                        -------   --------
    Federal and state income taxes:
      Current.........................................................            $329,613
      Deferred........................................................  $76,047    (75,852)
                                                                        -------   --------
                                                                        $76,047   $253,761
                                                                        =======   ========

     The Company's effective tax rate differs from the statutory federal income tax rate for the following reasons:

                                                                           1995      1996
                                                                           -----     -----
    Statutory federal income tax rate....................................   34.0%     34.0%
    State income taxes, net of federal tax benefits......................    3.7       5.1
    Other................................................................     .5       3.4
                                                                           ------    ------
    Effective tax rate...................................................   38.2%     42.5%
                                                                           ======    ======

     The sources and amounts of deferred income tax assets and liabilities at December 31, 1995 and September 30, 1996 are as follows:

                                                                    1995                1996
                                                               CURRENT ASSETS          CURRENT
                                                               (LIABILITIES)        (LIABILITIES)
                                                               --------------       -------------
    Use of cash basis of accounting for income tax
      purposes...............................................    $ (320,230)          $  (154,717)
    Net operating loss carryforward and tax credits..........        89,661
                                                                 ----------              --------
              Total..........................................    $ (230,569)          $  (154,717)
                                                                 ==========              ========

9.  ACQUISITION

     In November 1995, the Company purchased a pathology practice in Port Charlotte, Florida ("Port Charlotte") for $400,000. The Company assumed certain operating leases and responsibility for the laboratory licensure and staffing. The entire purchase price was attributable to goodwill, which is being amortized over 15 years. Amortization expense for the year ended December 31, 1995 and for the nine months ended September 30, 1996 was $2,222 and $20,001, respectively. The acquisition was financed with a $320,000 note, which is non-interest bearing, and $80,000 in cash. The note is being repaid in 32 monthly installments of $10,000. The note has been discounted at 8%. The current portion of the note at December 31, 1995 and September 30, 1996 was $100,653 and $106,855, respectively. Port Charlotte's operations did not have a significant impact on the Company's operations. Accordingly, the pro forma net revenue and results of operations for the year ended December 31, 1995 and the nine months ended September 30, 1996 are not materially different from the Company's results of operations.

10.  SUBSEQUENT EVENT

     Effective November 1, 1996, the Company's shareholders sold all of the Company's issued and outstanding common stock to AmeriPath, Inc.

                                                     AMERIPATH, INC.


                                                          [LOGO]


                                                     6,200,000 SHARES

                                                       COMMON STOCK

                                                        PROSPECTUS

                                                DEAN WITTER REYNOLDS INC.

                                                    HAMBRECHT & QUIST

                                                    PIPER JAFFRAY INC.

                                                  THE ROBINSON-HUMPHREY
                                                      COMPANY, INC.

                                                                  , 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Company estimates that expenses payable by it in connection with the offering described in this registration statement (other than underwriting discounts and commissions) will be as follows:

    Securities and Exchange Commission registration fee........................  $27,809
    NASD filing fee............................................................  $10,482
    Nasdaq National Market listing fee.........................................     *
    Printing expenses..........................................................     *
    Accounting fees and expenses...............................................     *
    Legal fees and expenses....................................................     *
    Fees and expenses (including legal fees) for qualifications under state
      securities laws..........................................................     *
    Registrar and Transfer Agent's fees and expenses...........................     *
    Miscellaneous..............................................................     *
                                                                                 -------
         Total.................................................................  $  *
                                                                                 =======

---------------

* To be provided by amendment.

     All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee are estimated. The Company intends to pay all expenses of registration with respect to shares being sold by the Selling Stockholders hereunder, with the exception of underwriting discounts and commissions.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company has authority under Section 145 of the Delaware General Corporations Law to indemnify its directors and officers to the extent provided in such statute. The Company's Amended and Restated Certificate of Incorporation, filed as Exhibit 3.2 to this Registration Statement, provides that the Company shall indemnify its executive officers and directors to the fullest extent permitted by law either now or hereafter.

     At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Underwriters have agreed to indemnify the directors, officers and controlling persons of the Registrant against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

     The Company intends to obtain prior to the closing of this offering directors and officers liability insurance for the benefit of its directors and certain of its officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.


     Pursuant to the Recapitalization in February 1994: (i) Summit and Schroder purchased 3,084,730 and 123,389 shares, respectively, of the Convertible Preferred Stock for $5,288,250 million and $211,750 million, respectively; and
(ii) ALA issued 475,200 shares of common stock to each of Drs. Demaray, Poulos and Kowalczyk, the owners of PDK, for an aggregate purchase price of $1.0 million.



     In April 1996, the remaining obligations under the ALA Contingent Notes were canceled in exchange for an aggregate of 194,400 shares of Common Stock (64,800 shares to each of Drs. Demaray, Poulos and Kowalczyk).

     In connection with the Share Exchange and formation of AmPath in February 1996, each of Summit, Schroder and Dr. Demaray, Poulos and Kowalczyk exchanged their respective holdings of Convertible Preferred Stock and Common Stock of ALA for the same number and type of debt and equity securities of the Company. No additional consideration was paid in connection with these transactions. Also in February 1996, Summit and Schroder converted 115,388 and 4,616 shares, respectively, of the Convertible Preferred Stock to 207,697 and 8,307 shares, respectively, of Common Stock.



     Summit and Schroder will convert their shares of Convertible Preferred Stock into an aggregate of 5,558,609 shares of Common Stock prior to consummation of this offering. The Company has reserved 5,558,609 shares of Common Stock for the conversion of the Convertible Preferred Stock.


     Effective June 30, 1996, the Company consummated the acquisition of Derrick and in connection therewith issued an aggregate of 600,005 shares of Common Stock to the 19 shareholders of Derrick. On October 13, 1996, the Company consummated the acquisition of Seidenstein and in connection therewith issued an aggregate of 75,834 shares of Common Stock to the three shareholders of Seidenstein. On September 30, 1996, the Company consummated the acquisition of Richfield Labs and in connection therewith issued an aggregate of 153,333 shares of Common Stock to the two shareholders of Richfield Labs. On October 15, 1996, the Company consummated the acquisition of CPI and in connection therewith issued an aggregate of 96,000 shares of Common Stock to the shareholder of CPI. On September 30, 1996, the Company consummated the acquisition of Volusia and in connection therewith issued an aggregate of 6,666 shares of Common Stock to one of the eight shareholders of Volusia. On November 4, 1996, the Company consummated the acquisition of Gulf Coast and in connection therewith issued an aggregate of 200,000 shares of Common Stock to the two shareholders of Gulf Coast. On November 19, 1996, the Company entered into 21 separate agreements with respect to the issuance of shares of Common Stock in exchange for the surrender of contingent rights to receive Common Stock in the future. In connection with such agreements, the following shares were issued: 44,444 to Les
B. Rosen, M.D.; 22,222 to Kip Amazon, M.D.; 28,750 to each of Robert E. Jones, Jr., M.D. and James E. Elder, M.D.; 77,820 to David R. Barron, M.D.; 22,180 to Ruth S. Kleier, M.D.; 50,000 to Beno Michel, M.D.; 12,525 to each of James Arocho, M.D., Jane Chen, M.D., William Douglas, M.D., Thomas Greer, M.D., Steven Popok, M.D., James Roberts, M.D. and Lori Shehi, M.D.; 50,000 to Clay J. Cockerell, M.D.; 59,666 to James E. Dunnington, M.D.; 63,189 to each of Lawrence Seidenstein, M.D., Steven E. Levine, M.D. and David M. Reardon, M.D.; and 150,000 to each of George C. Kalemeris, M.D. and Richard Fernandez, M.D.

     Each of the above issuances of shares of Common Stock was exempt from registration under the Securities Act pursuant to an exception provided by
Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits:


EXHIBIT
NUMBER                                     DESCRIPTION OF EXHIBIT
------      ------------------------------------------------------------------------------------
  1.1  --   Form of Underwriting Agreement*
  3.1  --   AmeriPath's Amended and Restated Certificate of Incorporation*
  3.2  --   AmeriPath's Amended and Restated Bylaws*
  5.1  --   Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. as to the
            validity of the Common Stock being registered*
 10.1  --   Amended and Restated 1996 Stock Option Plan**
 10.2  --   Employment Agreement, dated as of October 24, 1995, between AmeriPath and James C.
            New**
 10.3  --   Employment Agreement, dated as of August 2, 1993, as amended, between ALA and Robert
            P. Wynn.**
 10.4  --   Employment Agreement, dated as of January 1, 1994, between AmeriPath and Michael J.
            Demaray, M.D.**
 10.5  --   Employment Agreement, dated June 30, 1996, between AmeriPath and Alan Levin, M.D.**
 10.6  --   Employment Agreement, dated as of September 30, 1996, between AmeriPath Florida and
            Alan Levin, M.D., as amended**
 10.7  --   Employment Agreement, dated as of June 30, 1996, between AmeriPath Florida and
            Timothy Kilpatrick, M.D.**

EXHIBIT
NUMBER                                     DESCRIPTION OF EXHIBIT
------      ------------------------------------------------------------------------------------
 10.8  --   Credit Agreement, dated as of May 29, 1996, among AmeriPath, Inc., the subsidiaries of AmeriPath, Inc. from time to time party thereto, the lenders from time to time party thereto and The First National Bank of Boston**
 10.9  --   Amendment No. 1 to Credit Agreement, dated as of August 30, 1996, between AmeriPath,
            Inc., its Subsidiaries and The First National Bank of Boston**
 10.10 --   Amendment No. 2 to Credit Agreement, dated as of November 4, 1996, between
            AmeriPath, Inc., its Subsidiaries and The First National Bank of Boston**
 10.11 --   Office Lease dated as of June 1, 1995 by and between American Laboratory Associates,
            Inc. and Haile Plantation Corporation*
 10.12 --   Stock Purchase Agreement, dated as of May 23, 1996, among AmeriPath, Inc., Derrick &
            Associates and the shareholders of Derrick & Associates**
 10.13 --   Stock Purchase Agreement, dated as of September 30, 1996, by and among AmeriPath,
            Inc., David R. Barron, M.D., Inc., Ruth S. Kleier, M.D. and David R. Barron, M.D.**
 10.14 --   Stock Purchase Agreement, dated as of October 31, 1996 among AmeriPath, Inc., Gulf
            Coast Pathology Associates, Inc., Richard Fernandez, M.D., and George Kalemeris,
            M.D.**
 10.15 --   Form of Stock Rights Surrender & Restricted Stock Grant Agreement**
 10.16 --   1996 Director Stock Option Plan**
 10.17 --   American Laboratory Associates, Inc. Series A Preferred Stock, Common Stock and
            Junior Subordinated Note Purchase Agreement, dated as of January 1, 1994*
 22.1  --   Subsidiaries of AmeriPath*
 23.1  --   Consent of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. (to be
            included in its opinion to be filed as Exhibit 5.1)*
 23.2  --   Consent and Report on Schedules of Deloitte & Touche LLP
 23.3  --   Consent of Deloitte & Touche LLP (Fort Lauderdale, Florida)
 23.4  --   Consent of Deloitte & Touche LLP (Orlando, Florida)
 23.5  --   Consent of Deloitte & Touche LLP (Cincinnati, Ohio)
 23.6  --   Consent of Deloitte & Touche LLP (Dallas, Texas)
 24.1  --   Reference is made to the Signatures section of this Registration Statement for the
            Power of Attorney contained therein**


---------------

 * To be filed by amendment.

** Previously filed.


     (b) Financial Statement Schedules:

          The following supplemental schedules can be found on the indicated pages of this Registration Statement.

                                         ITEM                                       PAGE
    ------------------------------------------------------------------------------  ----
    Schedule II -- Valuation and Qualifying Accounts..............................  S-1

     All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are not applicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule e and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on January 13, 1997.


                                          AMERIPATH, INC.

                                          By:       /s/  JAMES C. NEW
                                            ------------------------------------
                                                        James C. New
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



                   SIGNATURE                               TITLE                   DATE
------------------------------------------------  ------------------------  ------------------

             /s/  JAMES C. NEW                    President, Chief          January 13, 1997
------------------------------------------------    Executive Officer and
                  James C. New                      Director (principal
                                                    executive officer)

                       *                          Chief Operating Officer   January 13, 1997
------------------------------------------------    and Director
                Alan Levin, M.D.

            /s/  ROBERT P. WYNN                   Executive Vice President  January 13, 1997
------------------------------------------------    and Chief Financial
                 Robert P. Wynn                     Officer (principal
                                                    financial officer and
                                                    principal accounting
                                                    officer)

                       *                          Executive Vice            January 13, 1997
------------------------------------------------    President, Medical
            Michael J. Demaray, M.D.                Director and Director

                       *                          Chairman of the Board     January 13, 1997
------------------------------------------------    and Director
               Thomas S. Roberts

                       *                          Director                  January 13, 1997
------------------------------------------------
            Timothy Kilpatrick, M.D.

                       *                          Director                  January 13, 1997
------------------------------------------------
               E. Roe Stamps, IV

       *By:  /s/  JAMES C. NEW
------------------------------------------------
                  James C. New
                Attorney-in-fact

                        AMERIPATH, INC. AND SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND NINE MONTHS ENDED SEPTEMBER 30,
                                      1996
                             (DOLLARS IN THOUSANDS)

                                                     CHARGED TO
                                        BEGINNING     STATEMENT        OTHER        WRITE-OFFS AND     ENDING
             DESCRIPTION                 BALANCE    OF OPERATIONS   INCREASES(1)   OTHER ADJUSTMENTS   BALANCE
--------------------------------------  ---------   -------------   ------------   -----------------   -------
Year ended December 31, 1993:
  Allowances for contractual, other
  adjustments and uncollectible
  accounts............................   $   796       $ 2,887         $    0          $  (2,398)      $ 1,285
                                          ======        ======         ======           ========        ======
Year ended December 31, 1994:
  Allowances for contractual, other
  adjustments and uncollectible
  accounts............................   $ 1,285       $ 3,569         $    0          $  (3,355)      $ 1,499
                                          ======        ======         ======           ========        ======
Year ended December 31, 1995:
  Allowances for contractual, other
  adjustments and uncollectible
  accounts............................   $ 1,499       $ 4,258         $    0          $  (3,834)      $ 1,923
                                          ======        ======         ======           ========        ======
Nine months ended September 30, 1996:
  Allowances for contractual, other
  adjustments and uncollectible
  accounts............................   $ 1,923       $ 9,917         $7,368          $ (10,032)      $ 9,176
                                          ======        ======         ======           ========        ======

---------------

(1) Represents the allowances for contractual, other adjustments and uncollectible accounts related to the recent acquisitions completed on or before September 30, 1996.

                                       S-1